As filed with the Securities and Exchange Commission on August 28, 2025

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTERN MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	4922	46-0967367
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9950 Woodloch Forest Drive, Suite 2800

The Woodlands, Texas 77380

(346) 786-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher B. Dial

Senior Vice President, General Counsel and Secretary

Western Midstream Partners, LP

9950 Woodloch Forest Drive, Suite 2800

The Woodlands, Texas 77380

(346) 786-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Lande A. Spottswood D. Alex Robertson Jackson A. O’Maley Vinson & Elkins L.L.P. 845 Texas Avenue, Suite 4700 Houston, Texas 77002 (713) 758-2222	Robert W. Hunt Jr. Chief Legal Officer and Corporate Secretary Aris Water Solutions, Inc. 9651 Katy Freeway, Suite 400 Houston, Texas 77024 (832) 304-7003	Tull R. Florey Hillary H. Holmes Gibson, Dunn & Crutcher LLP 811 Main Street, Suite 3000 Houston, Texas 77002 (346) 718-6600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and the satisfaction or waiver of all other conditions to the closing of the mergers described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. The attached proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

SUBJECT TO COMPLETION, DATED AUGUST 28, 2025

TRANSACTION PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder of Aris Water Solutions, Inc.:

Aris Water Solutions, Inc. (“Aris”) and Western Midstream Partners, LP (“WES”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for Aris and Aris Water Holdings, LLC (“Aris OpCo”) to become subsidiaries of WES through a series of mergers (the “Mergers”), upon the terms and subject to the conditions set forth in the Merger Agreement. As a result of the Mergers, (i) each share of Class A common stock, par value $0.01 per share, of Aris (“Aris Class A Common Stock”), and (ii) each Aris OpCo Stapled Unit (comprising one unit of Aris OpCo and one corresponding share of Class B common stock, par value $0.01 per share, of Aris (“Aris Class B Common Stock”)), held as of immediately prior to the Mergers, subject to certain exceptions as set forth in the Merger Agreement, will, in each case, be converted into the right to receive one of the following forms of consideration: (i) a combination of 0.450 common units representing limited partner interests in WES (“WES Common Units”) and $7.00 in cash (without interest) (the “Mixed Election Consideration”), (ii) $25.00 in cash (without interest) (the “Cash Election Consideration”), provided that the Cash Election Consideration is subject to proration to ensure that the aggregate amount of cash paid in the Mergers does not exceed $415.0 million, or (iii) 0.625 WES Common Units (the “Common Unit Election Consideration” and, together with the Mixed Election Consideration and the Cash Election Consideration, the “Merger Consideration”). Aris stockholders and Aris OpCo unitholders (collectively, “Aris securityholders”) will have an opportunity to elect which form of Merger Consideration they will receive in the Mergers, and Aris securityholders that do not timely make an election will receive the Common Unit Election Consideration.

The market value of the non-cash portion of the Merger Consideration will fluctuate with the price of WES Common Units. Based on the closing price of WES Common Units on August 5, 2025, the last trading day before the public announcement of the signing of the Merger Agreement, the value of the per share Merger Consideration was approximately $24.90, assuming the Mixed Election Consideration, or approximately $24.86, assuming the Common Unit Election Consideration. Based on the closing price of WES Common Units on     , 2025, the last practicable date before the date of the proxy statement/prospectus accompanying this letter, the value of the per share Merger Consideration, was approximately $    , assuming the Mixed Election Consideration, or approximately $    , assuming the Common Unit Election Consideration. We urge you to obtain current stock price quotations for Aris Class A Common Stock and WES Common Units. Shares of Aris Class A Common Stock are currently traded on the New York Stock Exchange (the “NYSE”) under the symbol “ARIS,” and WES Common Units are currently traded on the NYSE under the symbol “WES.”

In connection with the Mergers, Aris will hold a special meeting of its stockholders to consider and vote on a proposal to adopt the Merger Agreement. The affirmative vote of the holders of a majority of all outstanding shares of Aris Class A Common Stock and Aris Class B Common Stock (collectively, “Aris Common Stock”), voting as a single class, entitled to vote on the merger proposal is required to adopt the Merger Agreement. Stockholders of record as of     , 2025, are entitled to vote on the adoption of the Merger Agreement. Certain Aris securityholders have entered into support agreements with Aris and WES, pursuant to which, among other things, they have agreed to vote all of their shares of Aris Common Stock in favor of the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Mergers. Collectively, these securityholders hold approximately 42% of the outstanding shares of Aris Common Stock as of the date of the accompanying proxy statement/prospectus.

Your vote is very important. Information about the special meeting, the Mergers and the other business to be considered by the Aris stockholders at the special meeting is contained in the accompanying proxy statement/prospectus, which we urge you to read. In particular, see the section titled “Risk Factors” beginning on page 24 of the accompanying document.

The Aris board of directors (the “Aris board”) has unanimously determined that it is advisable and in the best interests of Aris and its stockholders for Aris to enter into the Merger Agreement and has approved the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement. The Aris board unanimously recommends that the Aris stockholders vote “FOR” the proposal to adopt the Merger Agreement.

Sincerely,

William A. Zartler	Amanda M. Brock
Founder and Executive Chairman	President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined if the proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated     , 2025, and is first being mailed to the Aris stockholders on or about     , 2025.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON     , 2025

To Our Stockholders:

You are cordially invited to attend a special meeting of stockholders (the “special meeting”) of Aris Water Solutions, Inc. (“Aris”) to be held on     , 2025, at     a.m., Central Time at the offices of Aris, 9651 Katy Freeway, Suite 400, Houston, Texas 77024 to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 6, 2025, by and among Aris, Aris Water Holdings, LLC, a Delaware limited liability company (“Aris OpCo”), Western Midstream Partners, LP, a Delaware limited partnership (“WES”), Arrakis OpCo Merger Sub LLC, a Delaware limited liability company and direct subsidiary of WES, Arrakis Holdings Inc., a Delaware corporation and direct subsidiary of WES (“Arrakis Holdings”), Arrakis Unit Merger Sub LLC, a Delaware limited liability company and direct subsidiary of WES, and Arrakis Cash Merger Sub LLC, a Delaware limited liability company and direct subsidiary of Arrakis Holdings, as it may be amended from time to time (the “Merger Agreement”), pursuant to which, among other things, Aris and Aris OpCo will become subsidiaries of WES through a series of mergers (the “Mergers”).

Aris will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof by or at the direction of the Aris board of directors (the “Aris board”). Please refer to the proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the special meeting. Only Aris stockholders of record at the close of business on     , 2025 (the “record date”), are entitled to receive this notice and to vote at the special meeting or any adjournment or postponement thereof. A complete list of registered Aris stockholders entitled to vote at the special meeting will be available for inspection at Aris’s principal executive offices at 9651 Katy Freeway, Suite 400, Houston, Texas 77024, during ordinary business hours, for a period of no less than 10 days before the special meeting and during the special meeting.

The Aris board has unanimously (i) determined that it is in the best interests of Aris and its stockholders for Aris to enter into the Merger Agreement, (ii) approved and declared advisable the Merger Agreement, the execution, delivery and performance thereof and the consummation of the transactions contemplated thereby, including the Mergers, and (iii) recommended the adoption of the Merger Agreement by Aris’s stockholders.

The Aris board recommends that the Aris stockholders vote “FOR” the proposal to adopt the Merger Agreement.

Your vote is very important regardless of the number of shares of Class A common stock, par value $0.01 per share, of Aris (the “Aris Class A Common Stock”) and Class B common stock, par value $0.01 per share, of Aris (the “Aris Class B Common Stock” and, together with the Aris Class A Common Stock, the “Aris Common Stock”) that you own. Whether or not you expect to attend the special meeting in person, we urge you to submit your vote in advance of the meeting. Completion of the Mergers is conditioned on the adoption of the Merger Agreement by Aris stockholders, which requires the affirmative vote of holders of a majority of the outstanding shares of Aris Class A Common Stock and Aris Class B Common Stock as of the record date, voting as a single class, entitled to vote thereon.

If you hold shares of Aris Common Stock in your name as a stockholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope, use the toll-free telephone number shown on the proxy card or use the internet website shown on the proxy card. If you hold shares of Aris Common Stock through a bank, broker or other nominee, please use the voting instructions you have received from your bank, broker or other nominee. Submitting your proxy will not prevent you from attending the special meeting and voting in person. Please note, however, that if you hold shares of Aris Common Stock through a bank, broker or other nominee, and you wish to vote in person at the special meeting, you must obtain from your bank, broker or other nominee a legal proxy issued in your name. If you wish to change your vote after submitting your proxy, please see “Special Meeting of Aris Stockholders—Revoking Your Proxy” beginning on page 39.

Special Meeting Information	Proxy Voting Information
When: , 2025, at a.m., Central Time. Where: Offices of Aris Water Solutions, Inc., 9651 Katy Freeway, Suite 400, Houston, Texas 77024	You do not need to attend the special meeting to vote your shares. You can vote your shares by proxy, on the Internet, telephonically or by mail, by following the instructions on your proxy card or the voting instruction card provided by your bank, broker or other nominee.

Stockholders will be asked to sign in upon arrival and must present valid, government-issued photographic identification, such as a driver’s license or passport.	Voting by Internet: www.proxyvote.com Voting by Telephone: 1-800-690-6903 Your vote is important to us. Even if you cannot attend the special meeting, please vote your shares.

The proxy statement/prospectus of which this notice is a part provides a detailed description of the Mergers and the Merger Agreement. We urge you to carefully read this proxy statement/prospectus, including the documents incorporated by reference herein, and the annexes in their entirety. In particular, we urge you to carefully read the section entitled “Risk Factors” beginning on page 24.

If you have any questions concerning the Mergers or this proxy statement/prospectus, would like additional copies or need help voting your shares of Aris Class A Common Stock, please contact Aris’s proxy solicitor Broadridge Financial Solutions, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, telephone: 1-800-690-6903.

By Order of the Board of Directors,

Robert W. Hunt Jr.
Chief Legal Officer and Corporate Secretary

, 2025

ABOUT THIS PROXY STATEMENT/PROSPECTUS; ADDITIONAL INFORMATION

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”), constitutes a proxy statement of Aris under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the solicitation of proxies for the special meeting of Aris stockholders, or any adjournment or postponement thereof, to adopt the Merger Agreement. It also constitutes a notice of meeting with respect to the special meeting of Aris stockholders. This document is also a prospectus of WES under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), for WES Common Units that are expected to be issued to Aris securityholders pursuant to the Merger Agreement.

As permitted under the rules of the SEC, this document incorporates by reference important business and financial information about WES and Aris from other documents filed with the SEC that are not included in or delivered with this document. Please read the section titled “Where You Can Find More Information.” You can obtain any of the documents incorporated by reference into this document from the SEC’s website at www.sec.gov. You may also obtain certain of these documents at WES’s website, https://www.westernmidstream.com, by selecting “News & Investors,” and then selecting “SEC Filings,” and at Aris’s website, https://www.ariswater.com, by selecting “Investors” and then selecting “SEC Filings.” None of the information contained on the website of WES or Aris is incorporated by reference into this document. This information is also available to you without charge upon your request in writing or by telephone from WES or Aris at the following addresses and telephone numbers:

Western Midstream Partners, LP 9950 Woodloch Forest Drive, Suite 2800 The Woodlands, Texas 77380 Attn: Western Midstream Investor Relations Telephone: (346) 786-5000	Aris Water Solutions, Inc. 9651 Katy Freeway, Suite 400 Houston, Texas 77024 Attn: Legal Department Telephone: (832) 304-7003

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this document.

In order to receive timely delivery of the documents in advance of the special meeting, your request should be received no later than     , 2025 (which is five business days before the date of the special meeting). In order to receive timely delivery of the documents in advance of the election deadline for the Mergers, your request should be received no later than five business days prior to the election deadline. If you request any documents, WES or Aris will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

If you have any questions about the Mergers or the consideration that you will receive in connection with the Mergers, including any questions relating to the election or transmittal of materials, or would like additional copies of the election form and any required letter of transmittal (which are being mailed to Aris securityholders separately), you may contact Aris’s proxy solicitor or the Information Agent at the address and telephone number listed below. You will not be charged for any additional election forms or letters of transmittal that you request.

The proxy solicitor for the special meeting is:

Broadridge Financial Solutions, Inc.

c/o Broadridge

51 Mercedes Way

Edgewood, New York 11717

Call Toll-Free: 1-800-690-6903

The Information Agent for the election is:

Georgeson LLC

51 West 52nd Street, 6th Floor

New York, New York 10019

Call Toll-Free: (844) 568-1859

GLOSSARY OF CERTAIN DEFINED TERMS

“Acquisition Proposal” means any bona fide offer or proposal, whether or not in writing, or any bona fide written indication of interest, received from or made public by a third party (other than an offer or proposal by any of the WES Parties or its respective subsidiaries) relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) pursuant to which any person, other than any WES Party or its respective subsidiaries, directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) assets of Aris and its subsidiaries equal to 25% or more of Aris’s consolidated assets (based on their fair market value thereof) or to which 25% or more of Aris’s revenues or earnings on a consolidated basis are attributable, and directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) beneficial ownership (within the meaning of Section 13 under the Exchange Act) 25% or more of any class of equity securities of Aris entitled to vote with respect to the adoption of the Merger Agreement

“Antitrust Division” means the Antitrust Division of the Department of Justice.

“Aris” means Aris Water Solutions, Inc., a Delaware corporation.

“Aris Audit Committee” means the Audit Committee of the Aris board.

“Aris board” means the Board of Directors of Aris.

“Aris Bylaws” means the Amended and Restated Bylaws of Aris.

“Aris Charter” means the Second Amended and Restated Certificate of Incorporation of Aris.

“Aris Class A Common Stock” means the Class A common stock, par value $0.01 per share, of Aris.

“Aris Class B Common Stock” means the Class B common stock, par value $0.01 per share, of Aris.

“Aris Common Stock” means, collectively, the Aris Class A Common Stock and the Aris Class B Common Stock.

“Aris Director Nomination Agreement” means the Director Nomination Agreement, dated October 26, 2021, entered into by Aris and affiliates of ConocoPhillips and Yorktown in connection with the closing of Aris’s initial public offering.

“Aris Incentive Plan” means the Aris Water Solutions, Inc. 2021 Equity Incentive Plan, as amended.

“Aris Notes” means the $500.0 million in aggregate principal amount of Aris’s outstanding 7.250% Senior Notes due 2030.

“Aris OpCo” means Aris Water Holdings, LLC (formerly known as Solaris Midstream Holdings, LLC), a Delaware limited liability company.

“Aris OpCo LLCA” means the Fourth Amended and Restated Limited Liability Company Agreement of Aris OpCo.

“Aris OpCo Stapled Unit” means an Aris OpCo Unit and a corresponding share of Aris Class B Common Stock.

“Aris OpCo Unit” means a Unit (as defined in the Aris OpCo LLCA) of Aris OpCo.

“Aris Parties” means, collectively, Aris and Aris OpCo.

i

“Aris Preferred Stock” means the preferred stock, par value $0.01 per share, of Aris.

“Aris PSU Awards” means each outstanding award of restricted stock units subject to both time-based vesting and performance-based vesting under the Aris Incentive Plan.

“Aris RSU Awards” means each outstanding award of restricted stock units subject to solely time-based vesting under the Aris Incentive Plan.

“Aris securityholders” means, collectively, the holders of shares of Aris Class A Common Stock and Aris OpCo Stapled Units.

“Arrakis Holdings” means Arrakis Holdings Inc., a Delaware corporation and direct subsidiary of WES.

“Assumed RSU Award” means an outstanding Aris RSU Award or Aris PSU Award held by a Continuing Employee that is assumed by WES and converted, on substantially the same terms and conditions (including time-based vesting, settlement and forfeiture events, and dividend equivalent rights, but excluding, for the avoidance of doubt, any performance-based vesting conditions) as were applicable to such Aris RSU Award or Aris PSU Award as of immediately prior to the Effective Time, into a time-based award covering a number of whole WES Common Units.

“BDO” means BDO USA, P.C., as independent auditor of Aris.

“Breakup Fee” means a fee in the amount of $57.0 million that Aris must pay in certain specified circumstances to WES upon the terms and subject to the conditions set forth in the Merger Agreement.

“Broadridge” means Broadridge Financial Solutions, Inc., as proxy solicitor to Aris.

“Cash Election Consideration” means $25.00 in cash (without interest), receivable in exchange for each share of Aris Class A Common Stock or Aris OpCo Stapled Unit, subject to proration to ensure that the aggregate amount of cash paid in the Mergers does not exceed $415.0 million, upon the terms and subject to the conditions set forth in the Merger Agreement.

“Cash Merger” means the merger of Cash Merger Sub with and into Aris in accordance with the DLLCA and the DGCL, whereupon the separate existence of Cash Merger Sub will cease, and Aris will continue as the surviving corporation.

“Cash Merger Sub” means Arrakis Cash Merger Sub LLC, a Delaware limited liability company and direct subsidiary of Arrakis Holdings.

“CIC Protection Period” means the period commencing 90 days prior to the Closing and ending on the date that is one year following the Closing.

“CIC Severance Plan” means the Aris Water Solutions, Inc. Executive Change in Control Severance Plan, as amended.

“Citi” means Citigroup Global Markets Inc., financial advisor to Aris.

“Closing” means the closing of the Mergers.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit Election Consideration” means 0.625 validly issued, fully paid and nonassessable WES Common Units, receivable in exchange for each share of Aris Class A Common Stock or Aris OpCo Stapled Unit, upon the terms and subject to the conditions set forth in the Merger Agreement.

“Continuing Employee” means an individual employed by Aris or any of its subsidiaries immediately prior to the Effective Time.

“CPCo” means ConocoPhillips Company, a wholly owned subsidiary of ConocoPhillips.

“Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of October 12, 2023, among Aris OpCo, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent and collateral agent.

“Deloitte” means Deloitte & Touche LLP, tax advisor to Aris.

“DGCL” means the General Corporation Law of the State of Delaware, as may be amended from time to time.

“Disinterested Directors” means directors who have no interest in the Tax Receivable Agreement or the Early Termination Payment.

“DLLCA” means the Delaware Limited Liability Company Act, as may be amended from time to time.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as may be amended from time to time.

“DTC” means The Depository Trust Company.

“Early Termination Payment” means a lump-sum payment, triggered by a Change of Control (as defined in the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations and change of control events, including the Mergers), equal to the present value of hypothetical future payments that could be required to be paid under the Tax Receivable Agreement with the calculation of such hypothetical future payments based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement.

“Effective Time” means the time the OpCo Merger and the Cash Merger become effective.

“Election Deadline” means 5:00 p.m., New York time, on the fifth business day prior to the anticipated Closing Date (or such other time and date as WES and Aris shall agree).

“election form record date” means the close of business on the third business day prior to the Mailing Date or such other date as Aris and WES shall mutually agree.

“End Date” means February 6, 2026, subject to a potential extension to May 6, 2026, if certain legal restraints prohibiting the Mergers are currently in effect or the required regulatory approvals have not been received but all other conditions to closing have been satisfied or are capable of being satisfied at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Computershare Trust Company, N.A., in its capacity as exchange agent.

“Excluded Aris OpCo Units” means any Aris OpCo Units owned, directly or indirectly, by Aris or WES or any of their respective subsidiaries immediately prior to the Effective Time.

“FTC” means the Federal Trade Commission.

“GAAP” means accounting principles generally accepted in the United States.

“Gibson Dunn” means Gibson, Dunn & Crutcher LLP, counsel to Aris.

“Houlihan Lokey” means Houlihan Lokey, Inc, financial advisor to the Aris Audit Committee.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Information Agent” means Georgeson LLC, in its capacity as information agent for the election.

“Initial Mergers” means, collectively, the OpCo Merger and the Cash Merger.

“IRS” means the U.S. Internal Revenue Service.

“Mailing Date” means a date that is no less than 30 days prior to the anticipated Closing Date or such other date as Aris and WES shall mutually agree.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of August 6, 2025, by and among WES, OpCo Merger Sub, Arrakis Holdings, Unit Merger Sub, Cash Merger Sub, Aris and Aris OpCo.

“Merger Agreement Proposal” means the proposal to adopt the Merger Agreement at the special meeting.

“Merger Consideration” means, collectively, the Common Unit Election Consideration, the Cash Election Consideration and the Mixed Election Consideration.

“Mergers” means, collectively, the Initial Mergers and the Unit Merger.

“Mixed Election Consideration” means a combination of 0.450 validly issued, fully paid and nonassessable WES Common Units and $7.00 in cash (without interest), receivable in exchange for each share of Aris Class A Common Stock or Aris OpCo Stapled Unit, upon the terms and subject to the conditions set forth in the Merger Agreement.

“Morris Nichols” means Morris, Nichols, Arsht & Tunnell LLP, legal counsel to the Aris Audit Committee.

“Non-Continuing Employee” means an employee or individual service provider (excluding any director of Aris) of Aris or its subsidiaries who does not continue to be employed or engaged by the Surviving Corporation or any of its subsidiaries from and after the Effective Time.

“NYSE” means the New York Stock Exchange.

“Occidental” means Occidental Petroleum Corporation.

“OpCo Merger” means the merger of OpCo Merger Sub with and into Aris OpCo in accordance with the DLLCA, whereupon the separate existence of OpCo Merger Sub will cease, and Aris OpCo will continue as the OpCo Surviving Company.

“OpCo Merger Sub” means Arrakis OpCo Merger Sub LLC, a Delaware limited liability company and direct subsidiary of WES.

“OpCo Surviving Company” means the surviving limited liability company of the OpCo Merger.

“Potential Amendment” means a potential amendment to the Tax Receivable Agreement.

“record date” means    , 2025.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Request” means a Request for Additional Information and Documentary Material issued by the Department of Justice or the FTC.

“Securities Act” means the Securities Act of 1933, as amended.

“special meeting” means the special meeting of stockholders of Aris to consider and vote on the Merger Agreement Proposal.

“Superior Offer” means a written Acquisition Proposal in respect of an Acquisition Transaction (but substituting “50%” for all references to “25%” in the definition of such term), on terms that the Aris board determines in good faith, after consultation with Aris’s outside legal counsel and financial advisors, are more favorable to Aris’s stockholders from a financial point of view than the Mergers and the transactions contemplated by the Merger Agreement (taking into account at the time of determination any proposal by WES to amend or modify the terms of the Merger Agreement which are committed to in writing, after taking into account such factors deemed relevant by the Aris board, including the form of consideration, timing, likelihood of consummation, required approvals, conditions to consummation, and other factors that the Aris board may consider in the exercise of its fiduciary duties).

“Support Agreements” means the Voting and Support Agreements, dated as of August 6, 2025, by and among WES, Aris and certain stockholders of Aris and unitholders of Aris OpCo.

“Supporting Stockholders” means, collectively, COG Operating LLC (a wholly owned subsidiary of ConocoPhillips), Yorktown Energy Partners XI, L.P., Solaris Energy Capital, LLC (an affiliate of William Zartler), William Zartler and Amanda Brock.

“Surviving Corporation” means the surviving corporation of the Cash Merger.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of October 26, 2021, by and among Aris and the other parties thereto.

“TRA Amendment” means the Tax Receivable Agreement Amendment, dated as of August 6, 2025, by and among Aris, WES and the Supporting Stockholders.

“TRA Holders” has the meaning set forth in the Tax Receivable Agreement.

“TRA Termination Payment” means the aggregate $80.0 million payment to the TRA Holders under the TRA Amendment.

“Unit Merger” means the merger of Unit Merger Sub with and into the Surviving Corporation in accordance with the DLLCA and the DGCL, whereupon the separate existence of Unit Merger Sub will cease, and the Surviving Corporation will continue as the surviving corporation of the Unit Merger and an indirect wholly owned subsidiary of WES.

“Unit Merger Effective Time” means the time the Unit Merger becomes effective.

“Unit Merger Sub” means Arrakis Unit Merger Sub LLC, a Delaware limited liability company and direct subsidiary of WES.

“Vinson & Elkins” means Vinson & Elkins L.L.P., outside counsel to WES.

“WES” means Western Midstream Partners, LP, a Delaware limited partnership.

“WES Common Units” means the common units representing limited partner interests in WES.

v

“WES Expenses” means the documented out-of-pocket expenses incurred and paid by or on behalf of the WES Parties in connection with the Mergers and the other transactions contemplated by the Merger Agreement, including any documented commitment, underwriting, extension, ticking, structuring, fronting, duration, upfront fees or similar fees required to be paid in connection with arranging financing for the transactions contemplated by the Merger Agreement, up to $11,875,000.

“WES GP” means Western Midstream Holdings, LLC, a Delaware limited liability company and the general partner of WES.

“WES GP board” means the board of directors of WES GP.

“WES Operating” means Western Midstream Operating, LP (formerly known as Western Gas Partners, LP), a Delaware limited partnership.

“WES Parties” means, collectively, WES, OpCo Merger Sub, Arrakis Holdings, Unit Merger Sub and Cash Merger Sub.

“WES Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of WES.

x

QUESTIONS AND ANSWERS ABOUT THE MERGERS AND SPECIAL MEETING

Set forth below are questions that you, as an Aris securityholder, may have regarding the Mergers and the special meeting of Aris stockholders and brief answers to those questions. For a more complete description of the legal and other terms of the Mergers, please read this entire document, including the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus, and the documents incorporated by reference into this document. You may obtain a list of the documents incorporated by reference into this document in the section “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:

Aris and Aris OpCo entered into the Merger Agreement on August 6, 2025, with WES and certain wholly owned subsidiaries of WES, pursuant to which and upon the terms and subject to the conditions set forth in the Merger Agreement, Aris and Aris OpCo will be acquired by and become subsidiaries of WES upon completion of the Mergers, and Aris will cease to be a publicly traded company.

In connection with the Mergers, Aris will hold a special meeting of its stockholders to consider and vote on a proposal to adopt the Merger Agreement. This document is being delivered to you as both a proxy statement of Aris and a prospectus of WES in connection with the Mergers. It is the proxy statement by which the Aris board is soliciting proxies from you to vote in favor of the proposal to adopt the Merger Agreement at the special meeting or at any adjournment or postponement of the special meeting. It is also the prospectus for the issuance by WES of WES Common Units in the Mergers.

Q:	When and where will the special meeting be held, and what do I need to do if I would like to attend or if I would like a representative to attend on my behalf?

A:

The special meeting is scheduled to be held on    , 2025, at    a.m., Central Time at the offices of Aris, 9651 Katy Freeway, Suite 400, Houston, Texas 77024. Only stockholders of record as of the record date, or a representative they have appointed on their behalf, will be able to attend the special meeting or any postponement or adjournment thereof. Each Aris stockholder may appoint only one proxy holder or representative to attend the special meeting on his or her behalf. Seating at the special meeting is available on a first-come, first-served basis. In addition, you will be asked to present valid, government-issued photographic identification, such as a driver’s license or passport, to be admitted into the special meeting. Security measures may include a bag search, metal detector and other search devices. Please note that cameras (including cell phones with photographic capabilities), recording devices, smart phones and other electronic devices will not be permitted at the special meeting.

Q:	What am I being asked to consider and vote on?

A:	Aris stockholders are being asked to consider and vote on a proposal to adopt the Merger Agreement (attached as Annex A to this proxy statement/prospectus).

Q:	How does the Aris board recommend that I vote on the matter to be considered at the special meeting?

A:

The Aris board has unanimously (i) determined that it is in the best interests of Aris and its stockholders for Aris to enter into the Merger Agreement, (ii) approved and declared advisable the Merger Agreement, the execution, delivery and performance thereof and the consummation of the transactions contemplated thereby, including the Mergers, and (iii) recommended the adoption of the Merger Agreement by Aris stockholders.

The Aris board unanimously recommends that Aris stockholders vote “FOR” the Merger Agreement Proposal.

See “The Merger Agreement Proposal—Recommendation of Aris’s Board of Directors and Reasons for the Mergers” beginning on page 54.

In considering the recommendation of the Aris board with respect to the Merger Agreement, you should be aware that some of Aris’s directors and executive officers have interests in the Mergers that are different from, or in addition to, the interests of Aris stockholders generally. See “The Merger Agreement Proposal—Interests of Aris’s Directors and Executive Officers in the Mergers” beginning on page 72.

Q:	What will happen in the Mergers?

A:

The Merger Agreement provides that, among other things, subject to the terms and conditions set forth therein, (i) OpCo Merger Sub will merge with and into Aris OpCo, whereupon the separate existence of OpCo Merger Sub will cease, and Aris OpCo will continue as the surviving limited liability company of the OpCo Merger, (ii) concurrently with the OpCo Merger, Cash Merger Sub will merge with and into Aris, whereupon the separate existence of Cash Merger Sub will cease, and Aris will continue as the surviving corporation of the Cash Merger, and (iii) immediately following the Cash Merger, Unit Merger Sub will merge with and into the Surviving Corporation, whereupon the separate existence of Unit Merger Sub will cease, and the Surviving Corporation will continue as the surviving corporation of the Unit Merger. Following the Mergers and related transactions, Aris will cease being a publicly traded corporation and will become an indirect wholly owned subsidiary of WES, and WES will continue to be a publicly traded partnership.

Q:	What is the amount of cash and/or the number of WES Common Units that I will be entitled to receive for my shares of Aris Class A Common Stock and/or Aris OpCo Stapled Units?

A:

Upon the terms and subject to the conditions of the Merger Agreement, in the Mergers, each share of Aris Class A Common Stock and each Aris OpCo Stapled Unit held as of immediately prior to the Mergers, subject to certain exceptions as set forth in the Merger Agreement, will, in each case, be converted into the right to receive, at the election of the holder, one of the following forms of consideration: (i) a combination of 0.450 WES Common Units and $7.00 in cash (without interest), (ii) $25.00 in cash (without interest), provided that the Cash Election Consideration is subject to proration to ensure that the aggregate amount of cash paid in the Mergers does not exceed $415.0 million, or (iii) 0.625 WES Common Units.

Aris securityholders that fail to deliver an election or if an election is revoked and no subsequent election is made, in each case, prior to 5:00 p.m., New York time, on the fifth business day prior to the anticipated Closing Date (or such other time and date as WES and Aris shall agree), will be deemed to have elected the Common Unit Election Consideration and will not be eligible to receive the Mixed Election Consideration or the Cash Election Consideration.

Aris securityholders who elect to receive the Common Unit Election Consideration or the Mixed Election Consideration for their shares of Aris Class A Common Stock or Aris OpCo Stapled Units will not be subject to proration for such securities.

The market value of the non-cash portion of the Merger Consideration will fluctuate with the price of WES Common Units. Based on the closing price of WES Common Units on August 5, 2025, the last trading day before the public announcement of the signing of the Merger Agreement, the value of the per share Merger Consideration was approximately $24.90, assuming the Mixed Election Consideration, or approximately $24.86, assuming the Common Unit Election Consideration. Based on the closing price of WES Common Units on     , 2025, the last practicable date before the date of the proxy statement/prospectus, the value of the per share Merger Consideration was approximately $    , assuming the Mixed Election Consideration, or approximately $    , assuming the Common Unit Election Consideration. We urge you to obtain current stock price quotations for Aris Class A Common Stock and WES Common Units. Shares of Aris Class A Common Stock are currently traded on the NYSE under the symbol “ARIS,” and WES Common Units are currently traded on the NYSE under the symbol “WES.”

No fractional WES Common Units will be issued in the Mergers. Aris securityholders to whom fractional WES Common Units would have otherwise been issued will be entitled to receive, subject to applicable withholding, a cash payment equal to such securityholder’s proportionate interest, if any, in the proceeds from the sale of the aggregate number of fractional units that would have been issued in the Mergers.

Q:	What will happen to Aris equity awards in the Mergers?

A:	The Merger Agreement provides that, at the Effective Time, with respect to Aris RSU Awards:

•

each outstanding Aris RSU Award that is held by a Non-Continuing Employee or a non-employee member of the Aris board will automatically become vested and cancelled and converted into the right to receive (without interest) an amount in cash equal to the product of (i) the total number of shares of Aris Class A Common Stock subject to such Aris RSU Award, multiplied by (ii) $25.00, plus an additional amount in cash equal to any accrued but unpaid cash-based dividend equivalents; and

•

each outstanding Aris RSU Award held by a Continuing Employee will be assumed by WES and converted, on the same terms and conditions (including time-based vesting and forfeiture conditions, and distribution equivalent rights) as were applicable to such Aris RSU Award as of immediately prior to the Effective Time, into a time-based award covering a number of WES Common Units equal to the product of (i) the total number of shares of Aris Class A Common Stock subject to such Aris RSU Award, multiplied by (ii) 0.625; provided that, in the event of an Assumed RSU Award holder’s termination of employment on or within the 12-month period following the Effective Time without Cause or due to death or Disability (each, as defined in the Aris Incentive Plan) and with respect to the executives participating in the CIC Severance Plan, due to Good Reason (as defined in the CIC Severance Plan), such individual’s unvested Assumed RSU Award will immediately vest in full.

With respect to Aris PSU Awards:

•

each outstanding Aris PSU Award that is held by a Non-Continuing Employee will automatically become vested and cancelled and converted into the right to receive (without interest) an amount in cash equal to the product of (i) the total number of shares of Aris Class A Common Stock subject to such Aris PSU Award (assuming that any performance-based vesting conditions applicable to such Aris PSU Award were achieved at the greater of (x) the target level of performance and (y) the greater of the actual level of performance as measured through (1) the day that is five business days following the execution of the Merger Agreement, and (2) the Effective Time), multiplied by (ii) $25.00, plus an additional amount in cash equal to any accrued but unpaid dividend equivalents; and

•

each outstanding Aris PSU Award held by a Continuing Employee will be assumed by WES and converted, on the same terms and conditions (including time-based vesting and forfeiture conditions, and distribution equivalent rights, but excluding any continuing performance conditions) as were applicable to such Aris PSU Award as of immediately prior to the Effective Time, into an Assumed RSU Award covering a number of WES Common Units equal to the product of (i) the total number of shares of Aris Class A Common Stock subject to such Aris PSU Award (with all performance-based vesting conditions applicable to such Aris PSU Award deemed to be earned at the greater of (x) the target level of performance and (y) the greater of the actual level of performance as measured through (1) the day that is five business days following the execution of the Merger Agreement, and (2) the Effective Time), multiplied by (ii) 0.625; provided that, in the event of an Assumed RSU Award holder’s termination of the employment of the holder of any Assumed RSU Award on or within the 12-month period following the Effective Time without Cause or due to death or Disability (each, as defined in the Aris Incentive Plan) and with respect to the executives participating in the CIC Severance Plan, due to Good Reason (as defined in the CIC Severance Plan), such individual’s unvested Assumed RSU Award will immediately vest in full.

Q:	What equity stake will Aris securityholders hold in WES immediately following the Mergers?

A:

Following the Closing, Aris securityholders are expected to own approximately 7% of the outstanding WES Common Units, assuming maximum cash consideration resulting in approximately 72% of the total Merger Consideration being paid in the form of WES Common Units and approximately 28% of the total Merger Consideration being paid in cash. The exact equity stake of existing WES unitholders and Aris securityholders immediately following the Mergers will depend on the number of WES Common Units issued in connection with the Mergers.

Q:	If I am an Aris securityholder, will I receive dividends or distributions in the future?

A:

Although the Aris board declared quarterly dividends on Aris Class A Common Stock for each quarter since the fourth quarter of 2021, the Aris board may determine not to declare any cash dividends in the future. The Merger Agreement provides certain restrictions on future dividends and distributions, including a cap on quarterly dividends and distributions in excess of $0.14 per share. To the extent Aris pays any cash dividends on the Aris Class A Common Stock, under the terms of Aris’s organizational documents, Aris OpCo will pay an equivalent cash distribution on the Aris OpCo Units, and each share of Aris Class A Common Stock and each Aris OpCo Unit will receive the same cash amount.

Pursuant to the Merger Agreement, for dividend record dates occurring after September 30, 2025, and until the Effective Time, Aris expects to have the same record dates and payment dates for dividends on shares of Aris Class A Common Stock and corresponding cash distributions by Aris OpCo on the Aris OpCo Units as WES’s record dates and payment dates for distributions in respect of WES Common Units. Holders of shares of Aris Class A Common Stock and Aris OpCo Units will receive, for any quarter, either: (a) only dividends in respect of shares of Aris Class A Common Stock and distributions in respect of Aris OpCo Units or (b) only distributions in respect of WES Common Units that they receive in the Mergers.

Once the Mergers are completed, to the extent shares of Aris Class A Common Stock or Aris OpCo Stapled Units are exchanged for WES Common Units, when distributions are declared by the board of directors of Western Midstream Holdings, LLC, the general partner of WES, and paid by WES, former Aris securityholders will receive distributions on WES Common Units that they receive in the Mergers in accordance with the Second Amended and Restated Agreement of Limited Partnership of WES. For additional information, please read “Summary—Comparative Market Price Data” beginning on page 23.

For a description of the distribution provisions of the WES Partnership Agreement, please read “Comparison of Rights of Aris Securityholders and WES Unitholders” beginning on page 146.

Q:	What vote of Aris stockholders is required to adopt the Merger Agreement?

A:

The Merger Agreement Proposal requires the affirmative vote of the holders of a majority of all outstanding shares of Aris Class A Common Stock and Aris Class B Common Stock on the record date, voting as a single class, entitled to vote thereon. Failures to vote, abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Concurrently with the execution of the Merger Agreement, each of COG Operating LLC (a wholly owned subsidiary of ConocoPhillips), Yorktown Energy Partners XI, L.P., Solaris Energy Capital, LLC (an affiliate of William Zartler), William Zartler and Amanda Brock, beneficially owning approximately 42% of the outstanding Aris Common Stock entitled to vote as of August 6, 2025, entered into support agreements with Aris and WES pursuant to which the Supporting Stockholders have agreed, among other things, to vote all of their shares in favor of the Merger Agreement Proposal. For a description of the Support Agreements, please read “The Merger Agreement Proposal—Support Agreements” beginning on page 69.

Q:	Who is entitled to vote at the special meeting?

A:

You are entitled to vote your shares of Aris Common Stock at the special meeting if Aris’s records show that you held your shares as of the close of business on    , 2025. At the close of business on the record date, there were    shares of Aris Common Stock outstanding, of which    were shares of Aris Class A Common Stock and    were shares of Aris Class B Common Stock, held by approximately    holders of record. Each holder of shares of Aris Common Stock is entitled to one vote per share of Aris Common Stock held as of the record date. The Aris Class A Common Stock and Aris Class B Common Stock vote together as a single class on all matters presented to Aris stockholders at the special meeting for their vote or approval.

Q:	How are votes counted?

A:	You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST” the Merger Agreement Proposal.

If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendation of the Aris board (“FOR” the Merger Agreement Proposal).

Q:	Who will count the votes?

A:	The votes at the special meeting will be counted by an individual designated by the Aris board to serve as inspector of elections.

Q:	What is the deadline for voting my shares?

A:

If you hold shares as the stockholder of record, your vote by written proxy must be received before the polls close at the special meeting and any electronic or telephonic vote must be received by 10:59 p.m., Central Time, on the day immediately prior to the special meeting. If you hold shares beneficially in street name with a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee.

Q:	What constitutes a quorum for the special meeting?

A:

A majority of the voting power of Aris Common Stock outstanding at the close of business on the record date and entitled to vote at the special meeting, present in person or represented by proxy, constitutes a quorum for the purposes of the special meeting and is necessary to transact business at the special meeting. Shares of Aris Common Stock represented at the special meeting but not voted, including shares of Aris Common Stock for which a stockholder directs an “abstention” from voting will be counted for purposes of establishing a quorum. Once a share of Aris Common Stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting, unless a new record date is required to be established. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, the chairman of the special meeting, or a majority of the voting power of the Aris Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon, may adjourn or recess the special meeting.

Q:	What is a broker non-vote?

A:

Under the rules of the NYSE, banks, brokerage firms or other nominees holding shares of record may vote those shares in their discretion on certain routine proposals when they do not receive timely voting instructions from the beneficial holders. A “broker non-vote” occurs under these NYSE rules when a bank, brokerage firm or other nominee holding shares of record is not permitted to vote on a non-routine matter without instructions from the beneficial owner of the shares and no instruction is given.

In accordance with these NYSE rules, banks, brokers and other nominees who hold shares of Aris Common Stock in “street name” for their customers, but do not have discretionary authority to vote the shares, may not exercise their voting discretion with respect to the approval of the Merger Agreement Proposal. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the approval of the Merger Agreement Proposal. For shares of Aris Common Stock held in “street name,” only shares of Aris Common Stock affirmatively voted “FOR” the approval of the Merger Agreement Proposal will be counted as affirmative votes therefor. Because banks, brokers or other nominees do not have discretionary authority to vote on the Merger Agreement Proposal, it is not expected that there will be any broker non-votes at the special meeting. However, if there are any broker non-votes, they will have the same effect as a vote “AGAINST” the approval of the Merger Agreement Proposal.

Q:	Who will bear the cost of soliciting votes for the special meeting?

A:

WES and Aris will each bear their own costs related to the Mergers and the retention of any information agent or other service provider in connection with the Mergers, except for the expenses incurred in connection with the printing, filing and mailing of this document which will be paid by WES. This proxy solicitation is being solicited by the Aris board on behalf of Aris. Aris has retained Broadridge Financial Solutions, Inc. to aid in the solicitation of proxies. The cost of Broadridge’s services is estimated not to exceed $    . In addition to solicitations by mail, Broadridge, through its employees, and Aris, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers of Aris will not receive any special remuneration for these efforts.

Q.	Where can I find the voting results of the special meeting?

A:	Aris intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K within four business days of the special meeting.

Q:	What are the expected U.S. federal income tax consequences to an Aris securityholder as a result of the Mergers?

A:

A holder of Aris Class A Common Stock or Aris OpCo Stapled Units that exchanges shares of Aris Class A Common Stock or Aris OpCo Stapled Units for cash pursuant to the Mergers generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the holder’s adjusted basis in the Aris Class A Common Stock or Aris OpCo Stapled Units, as applicable, treated as sold in the Mergers. In general, except as described under the section titled “Material U.S. Federal Income Tax Considerations,” no gain or loss will be recognized by a holder of Aris Class A Common Stock or Aris OpCo Stapled Units upon the exchange of such Aris Class A Common Stock or Aris OpCo Stapled Units for WES Common Units pursuant to the Mergers. For a more detailed discussion of the material U.S. federal income tax consequences of the Mergers to Aris securityholders, please see the section titled “Material U.S. Federal Income Tax Considerations” beginning on page 110.

Q:	Are there any risks in the Mergers that I should consider?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 24.

Q:	How do I vote at the special meeting?

A:	If you are a stockholder of record as of the record date, you may vote before the special meeting:

•	By mail, by completing, signing, and dating your proxy card;

•	Online at www.proxyvote.com; or

•	By telephone, at 1-800-690-6903;

and, during the special meeting, you may attend and vote in person.

If you are a beneficial owner of shares held in street name as of the record date, you should check the voting instruction form or Notice of Special Meeting for how to vote in advance of and how to participate in the special meeting.

Q:	If my shares of Aris Common Stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares without instructions from me?

A:

No. Your bank, broker or other nominee will not be able to vote your shares of Aris Common Stock without instructions from you. Please follow the procedure your bank, broker or other nominee provides to vote your shares.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most Aris stockholders hold their shares through a bank, broker or other nominee rather than directly in their own name.

If your shares are registered directly in your name with Aris’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Aris. As the stockholder of record, you have the right to grant your voting proxy directly to Aris or to a third party, or to vote in person at the special meeting. Aris has enclosed a proxy card for you to use.

If your shares are held in the name of a bank, broker or other nominee, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card on behalf of your bank, broker or other nominee. As the beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Your bank, broker or other nominee has enclosed or provided voting instructions for you to use in directing the bank, broker or other nominee in how to vote your shares. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from the bank, broker or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q:	If I am planning on attending the special meeting in person, should I still submit a proxy?

A:

Yes. Whether or not you plan to attend the special meeting, you should submit a proxy. Shares of Aris Common Stock will not be voted if the holder of such shares does not submit a proxy and then does not vote in person at the special meeting.

Q:	What do I do if I want to change my vote after I have delivered my proxy card?

A:

If you are the stockholder of record, you may change your vote by signing and returning a new proxy card with a later date, by providing a written notice of revocation any time prior the special meeting to Aris at 9651 Katy Freeway, Suite 400, Houston, Texas 77024, Attention: Legal Department, or by attending the special meeting and voting in person. Attendance at the special meeting will not cause your previously granted proxy to be revoked unless you vote again at the special meeting or you specifically make that request. For shares you hold beneficially in street name, you must instruct your bank, broker or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the bank, broker or other nominee, or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares, by attending the special meeting and voting in person.

Q:	What should I do if I receive more than one set of voting materials for the special meeting?

A:

You may receive more than one set of voting materials for the special meeting and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it to ensure that all of your shares are voted.

Q:	Do I have appraisal rights?

A:

Yes. Aris stockholders may exercise appraisal rights in connection with the Mergers under Delaware law. For more information, please see the section titled “The Merger Agreement Proposal—Appraisal Rights.”

Q:	If I am an Aris securityholder, how do I make an election to receive my preferred form of Merger Consideration?

A:

An election form and other appropriate and customary transmittal materials will be mailed no less than 30 days prior to the expected Closing Date or on such other date as Aris and WES shall mutually agree to each Aris securityholder as of the close of business on the third business day prior to the Mailing Date or such other date as Aris and WES shall mutually agree. The election form will allow you to specify the number of shares of Aris Class A Common Stock or Aris OpCo Stapled Units with respect to which you elect to receive the Mixed Election Consideration, the number of shares or units with respect to which you elect to receive the Cash Election Consideration and the number of shares or units with respect to which you elect to receive the Common Unit Election Consideration. You must complete and return the election form on or before the Election Deadline. An election form will be deemed properly completed only if accompanied by one or more certificates (or book-entry notations) representing all the shares of Aris Class A Common Stock or Aris OpCo Stapled Units covered by such election form, together with duly executed transmittal materials included with the election form. Aris will make election forms available as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of shares of Aris Common Stock between the election form record date and the close of business on the business day prior to the Election Deadline. The election form is separate from the proxy card and should be completed in its entirety and sent to the appropriate addressee as directed in the instructions accompanying such materials. For further information, please see the section titled “The Merger Agreement Proposal—Aris Securityholders Making Elections” beginning on page 81. If you need to obtain an election form, please contact Georgeson LLC, 51 West 52nd Street, 6th Floor, New York, New York 10019 or toll free at 1-844-568-1859. If you fail to deliver a valid election or if an election is revoked and no subsequent election is made, and appraisal has not been demanded in accordance with Delaware law, in each case, prior to the Election Deadline, you will be deemed to have elected the Common Unit Election Consideration and will not be eligible to receive the Mixed Election Consideration or the Cash Election Consideration.

Q:	Can I revoke or change my election after I mail my election form?

A:

Yes. You may revoke or change your election by sending written notice of such revocation or change to Computershare Trust Company, N.A., as exchange agent, which notice must be received by the Exchange Agent prior to the Election Deadline. In the event an election is revoked prior to the Election Deadline, under the Merger Agreement, the shares of Aris Class A Common Stock or Aris OpCo Stapled Units represented by such election will be treated as shares or units, respectively, in respect of which no election has been made and, if appraisal has not been demanded in accordance with Delaware law, will be deemed to elect the Common Unit Election Consideration and will not be eligible to receive the Mixed Election Consideration or the Cash Election Consideration, except to the extent a subsequent election is properly made by the Aris securityholder by the Election Deadline. For further information, please see the section titled “The Merger Agreement Proposal—Aris Securityholders Making Elections” beginning on page 81.

Q:	What happens if I do not make an election or my election form is not received before the Election Deadline?

A:

Each share of Aris Class A Common Stock and Aris OpCo Stapled Unit for which no valid election has been made by the Election Deadline and with respect to which appraisal has not been demanded in accordance with Delaware law will be deemed to elect the Common Unit Election Consideration in exchange for such shares or units. Therefore, upon completion of the Mergers, each such share of Aris Class A Common Stock or Aris OpCo Stapled Unit will be converted into the right to receive 0.625 WES Common Units. For further information, please see the section titled “The Merger Agreement Proposal—Aris Securityholders Making Elections” beginning on page 81.

Q:	Will I receive the form of Merger Consideration that I elect?

A:

Even if you make a valid election, you may not receive the exact form of Merger Consideration that you elect unless you elect to receive the Common Unit Election Consideration or the Mixed Election Consideration. If you make no valid election with respect to your shares of Aris Class A Common Stock or Aris OpCo Stapled Units, and appraisal has not been demanded in accordance with Delaware law, in each case, prior to the Election Deadline, you will receive the Common Unit Election Consideration.

The Cash Election Consideration is subject to proration to ensure that the aggregate amount of cash paid in the Mergers does not exceed $415.0 million. The ability to receive the Merger Consideration of your choice will depend on the elections of other Aris securityholders. If you elect to receive Cash Election Consideration, you may not receive the form of Merger Consideration that you elect in the Mergers, and you may instead receive a pro-rata amount of cash and WES Common Units.

The forms and amounts of the Merger Consideration payable to Aris securityholders that elect the Cash Election Consideration in the Mergers will not be known until the Exchange Agent tallies the results of the elections made by Aris securityholders, which will not occur until near or after the Closing. See “The Merger Agreement—Merger Consideration” beginning on page 87.

Q:	How will I receive the Merger Consideration to which I am entitled?

A:

If you are a holder of book-entry shares representing eligible shares of Aris Class A Common Stock which are held through DTC, the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, the Merger Consideration, cash in lieu of any fractional WES Common Units and any distributions on the WES Common Units issuable as Merger Consideration, in each case, that DTC has the right to receive.

If you are a holder of record of shares of Aris Class A Common Stock or Aris OpCo Stapled Units which are not held through DTC, the Exchange Agent will deliver to you, as soon as practicable after the Effective Time, (i) a notice advising you of the effectiveness of the Mergers, (ii) a statement reflecting the aggregate whole number of WES Common Units (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the Merger Agreement and (iii) a check in the amount equal to any cash payable as part of the Merger Consideration, cash in lieu of any fractional WES Common Units and distributions on WES Common Units issuable to you as Merger Consideration.

No interest will be paid or accrued on any amount payable for shares of Aris Class A Common Stock or Aris OpCo Stapled Units eligible to receive the Merger Consideration pursuant to the Merger Agreement.

For additional information on the exchange of shares of Aris Class A Common Stock or Aris OpCo Stapled Units for the Merger Consideration, see “The Merger Agreement—Merger Consideration” beginning on page 87.

Q:	What happens if I sell my Aris shares after the record date but before the special meeting?

A:

The record date of the special meeting is earlier than the date of the special meeting and the date that the Mergers are expected to be completed. If you transfer your shares of Aris Common Stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the Merger Consideration to be received by Aris securityholders in the Mergers. In order to receive the Merger Consideration, you must hold your shares of Aris Class A Common Stock or Aris OpCo Stapled Units through the completion of the Mergers. Once you properly submit an election form and related documentation as required thereby, selecting the type of consideration you wish to receive in the Mergers in exchange for shares of Aris Class A Common Stock or Aris OpCo Stapled Units, any subsequent transfer of such shares or units will (i) prior to the Election Deadline, automatically revoke such election or (ii) following the Election Deadline, not change the election made with respect to such shares or units as of the Election Deadline. In the event an election form is revoked prior to the Election Deadline, except to the extent a subsequent election is properly made prior to the Election Deadline, the shares of Aris Class A Common Stock or Aris OpCo Stapled Units will be deemed to have made an election to receive only the Common Unit Election Consideration.

Q:	Is completion of the Mergers subject to any conditions?

A:

Yes. In addition to the adoption of the Merger Agreement by Aris stockholders, completion of the Mergers requires the receipt of the necessary regulatory approvals and the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the Merger Agreement. See “The Merger Agreement—Conditions to the Mergers” beginning on page 87.

Q:	When do you expect to complete the Mergers?

A:

WES and Aris are working to complete the Mergers as promptly as practicable. WES and Aris currently expect to complete the Mergers in the fourth quarter of 2025, subject to the receipt of Aris stockholder approval, regulatory approvals and other usual and customary closing conditions. However, no assurance can be given as to when, or whether, the Mergers will occur. See “Risk Factors—Completion of the Mergers is subject to certain conditions and if these conditions are not satisfied or waived, the Mergers will not be completed.” beginning on page 25 and the other factors set forth in the section entitled “Risk Factors.”

Q:	What happens if the Mergers are not completed?

A:

If the Aris stockholders do not approve the Merger Agreement Proposal or if the Mergers are not completed for any other reason, Aris securityholders will not receive any payment for their shares of Aris Class A Common Stock or Aris OpCo Stapled Units in connection with the Mergers. Instead, Aris would remain an independent public company and shares of Aris Class A Common Stock would remain outstanding and continue to be listed and traded on the NYSE and Aris OpCo Stapled Units would remain outstanding. Under specified circumstances, Aris may be required to pay WES a breakup fee of $57.0 million or up to $11,875,000 to reimburse WES expenses as described in the section titled “The Merger Agreement—Breakup Fee and WES Expenses” beginning on page 107. See “Risk Factors—Failure to complete the Mergers could negatively impact the share price and the future business and financial results of Aris.” beginning on page 26 and the other factors set forth in the section entitled “Risk Factors.”

Q:	Whom can I contact with questions about the special meeting or the Mergers and related matters?

A:

If you have any questions about the Mergers and the other matters contemplated by this document or how to submit your proxy or voting instruction card or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Aris’s proxy solicitor, Broadridge Financial Solutions, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. You may call toll free at 1-800-690-6903. You may also contact Aris, Attention: Investor Relations, 9651 Katy Freeway, Suite 400, Houston, Texas 77024, telephone: (832) 304-7003.

If you have questions about how to make an election for the Merger Consideration, or if you need additional copies of the election form that is being mailed to you, you should contact the Information Agent for the election, Georgeson LLC, at (844) 568-1859.

SUMMARY

This summary highlights selected information from this document. You are urged to carefully read the entire document and the other documents referred to in this document because the information in this section does not provide all the information that might be important to you with respect to the Merger Agreement, the Mergers and any other matters being considered at the meeting. See “Where You Can Find More Information.” Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

Information About the Companies (see pages 34 to 35)

Western Midstream Partners, LP is a Delaware master limited partnership with its WES Common Units traded on the NYSE under the symbol “WES.” WES was formed to develop, acquire, own, and operate midstream assets. With midstream assets located in Texas, New Mexico, Colorado, Utah, and Wyoming, WES is engaged in the business of gathering, compressing, treating, processing, and transporting natural gas; gathering, stabilizing, and transporting condensate, natural-gas liquids, and crude oil; and gathering and disposing of produced water for its customers. In its capacity as a natural-gas processor, WES also buys and sells residue, natural-gas liquids, and condensate on behalf of itself and its customers under certain gas processing contracts. A substantial majority of WES’s cash flows are protected from direct exposure to commodity price volatility through fee-based contracts. WES has its principal executive offices located at 9950 Woodloch Forest Drive, Suite 2800, The Woodlands, Texas 77380, and its telephone number is (346) 786-5000.

Aris Water Solutions, Inc. is a Delaware corporation with its Aris Class A Common Stock traded on the NYSE under the symbol “ARIS.” Aris was incorporated to serve as the issuer in an initial public offering, whereby it became a holding company of Aris OpCo. As a holding company, Aris’s principal asset is membership interests in Aris OpCo. As the sole managing member of Aris OpCo, Aris operates and controls all of the business and affairs of Aris OpCo, and through Aris OpCo and its subsidiaries, conducts its business. Aris has its principal executive offices located at 9651 Katy Freeway, Suite 400, Houston, Texas 77024, and its telephone number is (832) 304-7003.

Aris Water Holdings, LLC (formerly known as Solaris Midstream Holdings, LLC) is a Delaware limited liability company and a direct subsidiary of Aris. Aris OpCo provides sustainability-enhancing services to oil and natural gas operators. Aris strives to build long-term value through the development, construction and operation of integrated produced water handling and recycling infrastructure that provides high-capacity, comprehensive produced water management, recycling and supply solutions for operators in the Permian Basin. Aris OpCo has its principal executive offices located at c/o Aris Water Solutions, Inc., 9651 Katy Freeway, Suite 400, Houston, Texas 77024, and its telephone number is (832) 304-7003.

Arrakis OpCo Merger Sub LLC is a Delaware limited liability company and a direct subsidiary of WES. OpCo Merger Sub was created for purposes of the Mergers and has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the Merger Agreement. OpCo Merger Sub has its principal executive offices located at c/o Western Midstream Partners, LP, 9950 Woodloch Forest Drive, Suite 2800, The Woodlands, Texas 77380, and its telephone number is (346) 786-5000.

Arrakis Holdings Inc. is a Delaware corporation and a direct subsidiary of WES. Arrakis Holdings was created for purposes of the Mergers and has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the Merger Agreement. Arrakis Holdings has its principal executive offices located at c/o Western Midstream Partners, LP, 9950 Woodloch Forest Drive, Suite 2800, The Woodlands, Texas 77380, and its telephone number is (346) 786-5000.

Arrakis Unit Merger Sub LLC is a Delaware limited liability company and a direct subsidiary of WES. Unit Merger Sub was created for purposes of the Mergers and has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the Merger Agreement. Unit Merger Sub has its principal executive offices located at c/o Western Midstream Partners, LP, 9950 Woodloch Forest Drive, Suite 2800, The Woodlands, Texas 77380, and its telephone number is (346) 786-5000.

Arrakis Cash Merger Sub LLC is a Delaware limited liability company and a direct subsidiary of Arrakis Holdings. Cash Merger Sub was created for purposes of the Mergers and has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the Merger Agreement. Cash Merger Sub has its principal executive offices located at c/o Western Midstream Partners, LP, 9950 Woodloch Forest Drive, Suite 2800, The Woodlands, Texas 77380, and its telephone number is (346) 786-5000.

The Mergers (see page 86)

WES and Aris have entered into the Merger Agreement, pursuant to which, subject to the terms and conditions set forth therein, (a) OpCo Merger Sub will merge with and into Aris OpCo in accordance with the Delaware Limited Liability Company Act, whereupon the separate existence of OpCo Merger Sub will cease, and Aris OpCo will continue as the surviving limited liability company, a direct partially owned subsidiary of Aris and a direct partially owned subsidiary of WES; (b) concurrently with the OpCo Merger, Cash Merger Sub will merge with and into Aris in accordance with the DLLCA and the General Corporation Law of the State of Delaware, whereupon the separate existence of Cash Merger Sub will cease, and Aris will continue as the Surviving Corporation; and (c) immediately following the Cash Merger, Unit Merger Sub will merge with and into the Surviving Corporation in accordance with the DLLCA and the DGCL, whereupon the separate existence of Unit Merger Sub will cease, and the Surviving Corporation will continue as the surviving corporation of the Unit Merger and an indirect wholly owned subsidiary of WES. Following the Mergers and related transactions, Aris will cease being a publicly traded corporation, Aris and Aris OpCo will become subsidiaries of WES, and WES will continue to be a publicly traded partnership. The Mergers will be effective at the times specified in the certificates of merger filed with the Secretary of State of the State of Delaware.

The Merger Agreement is attached as Annex A to this document, and both WES and Aris encourage you to read it carefully and in its entirety because it is the legal document that governs the Mergers.

Merger Consideration (see page 87)

Each issued and outstanding share of Aris Class A Common Stock and each Aris OpCo Stapled Unit shall, subject to certain exceptions as set forth in the Merger Agreement, have the right to elect to receive the following consideration from WES or Arrakis Holdings, as applicable: (i) $7.00 in cash (without interest) and 0.450 WES Common Units; (ii) $25.00 in cash (without interest); or (iii) 0.625 WES Common Units. The Cash Election Consideration is subject to proration to ensure that the total cash consideration payable in the Mergers will not exceed $415.0 million.

No fractional WES Common Units will be issued in the Mergers. Aris securityholders to whom fractional WES Common Units would have otherwise been issued will be entitled to receive, subject to applicable withholding, a cash payment equal to such securityholder’s proportionate interest, if any, in the proceeds from the sale of the aggregated fractional units that would have been issued in the Mergers.

Treatment of Aris Equity Awards (see pages 101 to 102)

Aris’s employees and directors hold one or more of the following equity-based awards granted under the Aris Incentive Plan: restricted stock units subject to solely time-based vesting and restricted stock units subject to time-based vesting and performance-based vesting. The Merger Agreement provides for the treatment set forth below with respect to the awards held by Aris’s non-employee directors and employees at the Effective Time, which treatment, with respect to Aris’s employees, is dictated based on whether the applicable employee will be a Continuing Employee or Non-Continuing Employee.

Each Aris RSU Award that is outstanding immediately prior to the Effective Time and is held by a Non-Continuing Employee or a non-employee member of the Aris board will, at the Effective Time, automatically become vested and cancelled and converted into the right to receive a cash payment equal to the product of (i) the total number of shares of Aris Class A Common Stock subject to such Aris RSU Award multiplied by (ii) $25.00, plus an additional amount in cash equal to any accrued but unpaid cash-based dividend equivalents.

Each Aris RSU Award that is outstanding immediately prior to the Effective Time and is held by a Continuing Employee will, at the Effective Time, be converted, on the same terms and conditions (including time-based vesting and forfeiture conditions, and dividend equivalent rights) as were applicable to such award as of immediately prior to the Effective Time, into a time-based award covering a number of WES Common Units equal to the product of (i) the total number of shares of Aris Class A Common Stock subject to such Aris RSU Award as of immediately prior to the Effective Time multiplied by (ii) 0.625; provided that, in the event of a termination of the employment of the holder of any Assumed RSU Award on or within the 12-month period following the Effective Time without Cause or due to death or Disability (each, as defined in the Aris Incentive Plan) and with respect to the executives participating in the CIC Severance Plan, due to Good Reason (as defined in the CIC Severance Plan), such individual’s unvested Assumed RSU Award will immediately vest in full.

Each Aris PSU Award that is outstanding immediately prior to the Effective Time and is held by a Non-Continuing Employee will, at the Effective Time, automatically become vested and cancelled and converted into the right to receive a cash payment equal to the product of (i) the total number of shares of Aris Class A Common Stock subject to such Aris PSU Award (assuming that any performance-based vesting conditions applicable to such Aris PSU Award were achieved at the greater of (1) the target level performance and (2) the greater of actual performance as measured through (x) the date that is five business days following the execution of the Merger Agreement (August 13, 2025) and (y) the Effective Time) multiplied by (B) $25.00, plus an additional amount in cash equal to any accrued but unpaid cash-based dividend equivalents.

Each Aris PSU Award that is outstanding immediately prior to the Effective Time and is held by a Continuing Employee will, at the Effective Time, be converted, on the same terms and conditions (including time-based vesting and forfeiture conditions, and dividend equivalent rights, but excluding any continuing performance-based vesting conditions) as were applicable to such Aris PSU Award as of immediately prior to the Effective Time, into an Assumed RSU Award covering a number of WES Common Units equal to the product of (A) the total number of shares of Aris Class A Common Stock subject to such Aris PSU Award as of immediately prior to the Effective Time (with all performance-based vesting conditions applicable to such Aris PSU Award deemed to be earned based on the greater of (1) the target level performance and (2) the greater of actual performance as measured through (x) the date that is five business days following the execution of the Merger Agreement (August 13, 2025) and (y) the Effective Time) multiplied by (b) 0.625; provided that, in the event of a termination of the employment of the holder of any Assumed RSU Award on or within the 12-month period following the Effective Time without Cause or due to death or Disability (each, as defined in the Aris Incentive Plan) and with respect to the executives participating in the CIC Severance Plan, due to Good Reason (as defined in the CIC Severance Plan), such individual’s unvested Assumed RSU Award will immediately vest in full.

Risk Factors (see pages 24 to 31)

The Mergers are, and upon the completion of the Mergers, the combined company will be, subject to a number of risks, which are described in the section titled “Risk Factors” beginning on page 24. You should carefully read and consider these risks in deciding whether to vote for the adoption of the Merger Agreement. Some of the most important risks include:

•

Because the market price of WES Common Units has fluctuated and will continue to fluctuate, Aris securityholders cannot be sure of the value of the consideration they will receive in the Mergers, if completed.

•	Aris securityholders electing to receive the Cash Election Consideration may not receive the amount of cash that they elect.

•	Completion of the Mergers is subject to certain conditions and if these conditions are not satisfied or waived, the Mergers will not be completed.

•

Certain executive officers and directors of Aris have interests in the Mergers that are different from, or in addition to, the interests of Aris securityholders generally, which could have influenced their decision to support or approve the Mergers.

•

The Merger Agreement limits Aris’s ability to pursue alternatives to the Mergers and may discourage other companies from trying to acquire Aris for greater consideration than what WES has agreed to pay pursuant to the Merger Agreement.

•	A different set of factors and conditions affect WES Common Units and could have a negative impact on the unit price.

•	Failure to complete the Mergers could negatively impact the share price and the future business and financial results of Aris.

•	Potential litigation against WES and Aris could result in substantial costs, an injunction preventing the completion of the Mergers and/or a judgment resulting in the payment of damages.

•

Aris securityholders will have a reduced ownership and voting interest after the Mergers and will exercise less influence over management, which has contractually-limited fiduciary duties to the unitholders of WES.

•	WES Common Units to be received by Aris securityholders as a result of the Mergers will have different rights from Aris Common Stock.

•

If the Merger Agreement is terminated, under certain circumstances, Aris may be obligated to reimburse WES for costs incurred related to the Mergers or pay the Breakup Fee to WES. These costs could require Aris to seek loans or use Aris’s available cash that would have otherwise been available for operations, dividends or other general corporate purposes.

•

The failure to successfully combine the businesses of WES and Aris in the expected time frame may adversely affect WES’s future results, which may adversely affect the value of the WES Common Units that Aris securityholders would receive in the Mergers.

•	Aris’s business relationships may be subject to disruption due to uncertainty associated with the Mergers.

•	WES and Aris will incur significant transaction and other costs in connection with the Mergers.

•	The financial forecasts are based on various assumptions that may not be realized.

•	The opinion of Aris’s financial advisor speaks only as of the date rendered and will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Mergers.

•	The exchange of Aris Class A Common Stock or Aris OpCo Stapled Units, as applicable, for WES Common Units may be taxable in certain circumstances.

•

WES may engage in transactions that cause Aris securityholders that receive WES Common Units pursuant to the Mergers to be subject to taxation in a manner different from that applicable to other holders of WES Common Units.

•	Holders of WES Common Units received in the Mergers will generally be subject to the tax risks that apply to existing holders of WES Common Units.

Special Meeting of Aris Stockholders (see pages 36 to 40)

Where and when: The special meeting is scheduled to be held at the offices of Aris, 9651 Katy Freeway, Suite 400, Houston, Texas 77024 on    , 2025, starting at    a.m., Central Time.

Proposal being considered: Aris stockholders are being asked to consider and vote on a proposal to adopt the Merger Agreement.

Who may vote: You may vote at the special meeting if you owned shares of Aris Class A Common Stock or Aris Class B Common Stock at the close of business on the record date,    , 2025. You may cast one vote for each share of Aris Common Stock that you owned on the record date.

How to vote: Please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope, use the toll-free telephone number shown on the proxy card or use the internet website shown on the proxy card. You may also vote in person at the special meeting.

Vote needed to adopt the Merger Agreement: The Merger Agreement Proposal must be approved by the affirmative vote of the holders of a majority of all outstanding shares of Aris Class A Common Stock and Aris Class B Common Stock, voting as a single class, entitled to vote thereon. Failures to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Ownership by Aris Directors and Executive Officers

The members of the Aris board and executive officers of Aris beneficially owned an aggregate of    shares of Aris Common Stock as of    , 2025, of which    were shares of Aris Class A Common Stock and    where shares of Aris Class B Common Stock. These shares represent in total approximately    % of the total voting power of Aris’s outstanding common stock.

Support Agreements (see pages 69 to 70 and Annex B)

Simultaneously with the execution of the Merger Agreement, each of COG Operating LLC (a wholly owned subsidiary of ConocoPhillips), Yorktown Energy Partners XI, L.P., Solaris Energy Capital, LLC (an affiliate of William Zartler), William Zartler and Amanda Brock, beneficially owning approximately 42% of the outstanding shares of Aris Common Stock as of August 6, 2025, entered into support agreements with WES and Aris, pursuant to which the Supporting Stockholders agreed, among other things, to vote the shares of Aris Common Stock of which they are the record or beneficial owner in favor of the adoption of the Merger Agreement and against any competing transaction. If at any time prior to receipt of Aris stockholder approval, the Aris board makes a change of recommendation, the obligations of the Supporting Stockholders under the Support Agreement shall be modified such that such obligations shall only bind such Supporting Stockholder with respect to a number of Aris shares held by such Supporting Stockholder equal to the number of Aris shares that would in the aggregate represent 35% of the aggregate voting power of Aris shares outstanding and entitled to vote on the adoption of the Merger Agreement.

For a description of the Support Agreements, please read “The Merger Agreement Proposal—Support Agreements” beginning on page  69. A form of the Support Agreements is attached as Annex B to this document.

Tax Receivable Agreement Amendment (see pages 70 to 71 and Annex C)

Simultaneously with the execution of the Merger Agreement, Aris, WES and the Supporting Stockholders (with the Supporting Stockholders representing a majority in interest of the TRA Holders) entered into the Tax Receivable Agreement Amendment, dated as of August 6, 2025. The consummation of the transactions contemplated by the Merger Agreement would constitute a Change of Control (as defined in the Tax Receivable Agreement), which would trigger the obligation to make an Early Termination Payment to the TRA Holders under the Tax Receivable Agreement estimated to be approximately $183.4 million. Pursuant to the TRA Amendment, upon the Effective Time, the Tax Receivable Agreement will be terminated in its entirety and Aris, WES and their respective affiliates will not have any further obligations under the Tax Receivable Agreement other those obligations set forth in the TRA Amendment. On the Closing Date and prior to the Effective Time, Aris will make aggregate payments of $80.0 million in cash to the TRA Holders. For a description of the TRA Amendment, please read “The Merger Agreement Proposal—Tax Receivable Agreement Amendment” beginning on page 70. The TRA Amendment is attached as Annex C to this document.

Recommendation of Aris’s Board of Directors and Reasons for the Mergers (see pages 54 to 58)

The Aris board has unanimously (i) determined that it is in the best interests of Aris and its stockholders for Aris to enter into the Merger Agreement, (ii) approved and declared advisable the Merger Agreement, the execution, delivery and performance thereof and the consummation of the transactions contemplated thereby, including the Mergers, and (iii) recommended the adoption of the Merger Agreement by Aris stockholders.

The Aris board unanimously recommends that Aris stockholders vote “FOR” the Merger Agreement Proposal. For the factors considered by the Aris board in reaching this decision and additional information on the recommendation of the Aris board, see the section entitled “The Merger Agreement Proposal—Recommendation of Aris’s Board of Directors and Reasons for the Mergers” beginning on page 54.

Opinion of Aris’s Financial Advisor (see pages 60 to 69 and Annex D)

Aris has engaged Citigroup Global Markets Inc. as financial advisor to Aris in connection with the proposed Mergers. As part of this engagement, Citi delivered a written opinion, dated August 6, 2025, to the Aris board as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received pursuant to the Merger Agreement by holders of Aris Class A Common Stock and Aris OpCo Units, collectively as a group and as a single class of economically equivalent securities (other than holders of Aris Class A Common Stock and/or Aris OpCo Units who are parties to the TRA Amendment and the Support Agreements, the WES Parties, and their respective affiliates, and other than Aris, as to which no opinion was expressed). For purposes of Citi’s opinion, the term “Merger Consideration” means the Cash Election Consideration, the Common Unit Election Consideration and the Mixed Election Consideration, collectively. The full text of Citi’s written opinion, dated August 6, 2025, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, is attached as Annex D to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. The description of Citi’s opinion set forth herein is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Aris board (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view and did not address any other terms, aspects or implications of the Mergers. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Aris and Aris OpCo to effect or enter into the Mergers, the relative merits of the Mergers as compared to any alternative business strategies that might exist for the Aris Parties or the effect of any other transaction which the Aris Parties might engage in or consider. Citi’s opinion was not intended to be and did not constitute a recommendation as to how the Aris board should vote or act, and is not intended to be and does not constitute a recommendation to any securityholder as to any election made with respect to the Merger Consideration or how any securityholder should vote or act, on any matters relating to the proposed Mergers or otherwise. For a more complete description, please see the section of this proxy statement/prospectus entitled “The Merger Agreement Proposal—Opinion of Aris’s Financial Advisor” and Annex D to this proxy statement/prospectus.

Interests of Aris’s Directors and Executive Officers in the Mergers (see pages 72 to 76)

In considering the recommendation of the Aris board with respect to the Merger Agreement Proposal, Aris stockholders should be aware that the directors and executive officers of Aris have interests in the Mergers that may be different from, or in addition to, the interests of Aris stockholders generally. These interests include, but are not limited to, the treatment in the Mergers of outstanding equity awards of Aris, potential severance payments and benefits upon a qualifying termination of employment in connection with the Mergers, rights to ongoing indemnification and insurance coverage and the potential entitlement of Aris directors and executive officers, or their affiliates, who are TRA Holders to a portion of the TRA Termination Payments to be made by Aris to the TRA Holders pursuant to the TRA Amendment. These interests are described in more detail in the section entitled “The Merger Agreement Proposal—Interests of Aris’s Directors and Executive Officers in the Mergers” beginning on page 72. The members of the Aris board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, in reaching their decision to approve the Merger Agreement and in determining to recommend that Aris stockholders approve the Merger Agreement Proposal.

Regulatory Approvals Required for the Mergers (see pages 80 to 81)

Governmental and regulatory approvals are required to complete the transactions contemplated by the Merger Agreement. These approvals include the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. WES and Aris each filed the required notification and report forms under the HSR Act with the Federal Trade Commission on August 27, 2025. The applicable waiting period required under the HSR Act will expire at 11:59 p.m., Eastern Time, on September 26, 2025, unless early termination is granted, WES withdraws and refiles its notification and report form, or the Department of Justice or the FTC issues a Request for Additional Information and Documentary Material. At any time before or after the completion of the Mergers, the Antitrust Division of the Department of Justice, the FTC or others could take action under the antitrust laws as deemed necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the Mergers or to permit completion only subject to regulatory concessions or conditions.

Appraisal Rights (see pages 76 to 80)

Under Section 262 of the DGCL, Aris stockholders will have the right to obtain an appraisal of the value of their shares of Aris Common Stock in connection with the Mergers. To perfect appraisal rights, an Aris stockholder must not vote for the adoption of the Merger Agreement, must continue to hold their shares of Aris Common Stock through the Effective Time and must strictly comply with all of the procedures required under Delaware law, including submitting a written demand for appraisal to Aris prior to the special meeting. Failure to strictly comply with Section 262 of the DGCL by an Aris stockholder may result in termination or waiver of that stockholder’s appraisal rights. Because of the complexity of Delaware law relating to appraisal rights, if any Aris stockholder is considering exercising their appraisal rights, WES and Aris encourage such Aris stockholder to seek the advice of their own legal counsel. No dissenters’ or appraisal rights are available with respect to the Aris

OpCo Units. Appraisal rights with respect to the Aris OpCo Stapled Units shall be limited to an appraisal, pursuant to Section 262 of the DGCL, solely of the fair value of the shares of Aris Class B Common stock of such Aris OpCo Stapled Units. A summary of the requirements under Delaware law to exercise appraisal rights is included in this document in the section titled “The Merger Agreement Proposal—Appraisal Rights” beginning on page 76, and the text of Section 262 of the DGCL as in effect with respect to this transaction is included as Annex E to this document.

NYSE Listing of WES Common Units (see page 85)

WES Common Units are currently listed on the NYSE under the ticker symbol “WES.” It is a condition to closing that the WES Common Units to be issued in the Mergers to Aris securityholders be approved for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of Aris Common Stock (see page 85)

Shares of Aris Class A Common Stock are currently listed on the NYSE under the ticker symbol “ARIS.” If the Mergers are completed, shares of Aris Class A Common Stock will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Conditions to Completion of the Merger (see pages 87 to 89)

The obligations of WES, on one hand, and Aris, on the other hand, to complete the Mergers are subject to the fulfillment (or waiver, to the extent permissible under applicable law) of the following conditions:

•

Aris Stockholder Adoption. Adoption of the Merger Agreement by the affirmative vote of the holders of a majority of all outstanding shares of Aris Common Stock on the record date, voting as a single class, entitled to vote thereon.

•	HSR Approval. Expiration or termination of the waiting period under the HSR Act.

•	No Injunction. No injunction prohibiting the Mergers.

•

Registration Statement. The registration statement (of which this document forms a part) must be effective, and no proceeding for the purpose of suspending the effectiveness of such registration statement has been initiated or threatened by the SEC.

•	NYSE Listing. Approval for listing on the NYSE, subject to official notice of issuance, of the WES Common Units to be issued in the Mergers.

•

Accuracy of Representations. Accuracy of the other party’s representations, except with certain exceptions, where the failure to be accurate would not have a material adverse effect on the other party.

•	Compliance with Covenants. Material compliance with the other party’s covenants.

•	Tax Opinions. Receipt by each party of one or more legal opinions from its counsel covering certain U.S. federal income tax matters.

•	TRA Amendment. The TRA Amendment must be in full force and effect.

•

Closing Certificates. Delivery by each party of a certificate, dated the Closing Date and signed by the chief executive officer or another senior officer of such party (in the case of WES, the chief executive officer or another senior officer of WES GP), certifying to the effect that certain conditions set forth in the Merger Agreement have been satisfied.

Neither WES nor Aris can give any assurance that all of the conditions to the Mergers will either be satisfied or waived or that the Mergers will occur.

Ownership of WES After the Mergers (see page 71)

Following the Closing, Aris securityholders are expected to own approximately 7% of the outstanding WES Common Units, assuming maximum cash consideration resulting in approximately 72% of the total Merger Consideration being paid in the form of WES Common Units and approximately 28% of the total Merger Consideration being paid in cash. The exact equity stake of existing WES unitholders and Aris securityholders immediately following the Mergers will depend on the number of WES Common Units issued in connection with the Mergers.

Non-Solicitation by Aris (see pages 97 to 100)

The Merger Agreement contains a detailed provision prohibiting Aris from, among other things, (i) soliciting, initiating, seeking or knowingly encouraging, knowingly inducing or knowingly facilitating, any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnishing certain non-public information regarding Aris or any of its subsidiaries in connection with an Acquisition Proposal, (iii) engaging or participating in discussions or negotiations with respect to an Acquisition Proposal, (iv) approving, endorsing or recommending any Acquisition Proposal or (v) entering into any letter of intent, term sheet, memorandum of understanding, merger agreement or any other agreement providing for an Acquisition Proposal. Prior to obtaining Aris stockholder approval of the Merger Agreement, Aris may furnish non-public information regarding Aris or any of its subsidiaries, or afford access to the business, properties, assets, books or records of Aris or any of its subsidiaries, and engage and participate in discussions and negotiations in response to an unsolicited written Acquisition Proposal if the Aris board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Offer and such Acquisition Proposal was received after the date of the Merger Agreement and did not result from a material breach by Aris of the non-solicitation prohibitions and Aris provides notice to WES with respect to such Acquisition Proposal in accordance with the Merger Agreement, among other conditions.

If Aris determines that a proposal is a Superior Offer and decides to change its recommendation to stockholders in favor of the Mergers or terminate the Merger Agreement in order to accept a Superior Offer, Aris must first negotiate with WES for four business days (to the extent WES desires to negotiate) to modify the current transaction such that the Acquisition Proposal ceases to constitute a Superior Offer.

Except as permitted in the Merger Agreement, Aris may not (i) withhold, withdraw, amend, change, qualify or modify its recommendation that Aris stockholders adopt the Merger Agreement in a manner adverse to WES, (ii) approve, adopt, endorse or recommend any Acquisition Proposal, (iii) fail to, within 10 business days of receipt of a written request of WES following the receipt by Aris of any Acquisition Proposal, reaffirm its recommendation that Aris stockholders adopt the Merger Agreement, (iv) fail to publicly announce, within 10 business days after a tender offer or exchange offer for the shares of Aris Common Stock has been commenced, a statement disclosing that the Aris board recommends rejecting such tender offer or exchange offer and affirms Aris’s recommendation to its stockholders or (v) approve any transaction under, or any third party becoming, an “interested stockholder” under the Aris Charter. No change of recommendation, whether or not in accordance with the terms of the Merger Agreement, will change the approval of the Merger Agreement for purposes of Section 251 of the DGCL or have the effect of causing any state corporate takeover statute or similar statute to be applicable to the transactions contemplated by the Merger Agreement.

Termination of the Merger Agreement (see pages 106 to 107)

The Merger Agreement can be terminated in the following circumstances:

•	Mutual Agreement. Mutual agreement of WES and Aris.

•	End Date. Termination by either party, if the Mergers have not closed by February 6, 2026, which may be extended to May 6, 2026, in certain circumstances.

•	Final Injunction. Termination by either party, if a permanent injunction has been issued prohibiting the Mergers.

•	Stockholder No Vote. Termination by either party, if Aris stockholders fail to adopt the Merger Agreement at the special meeting.

•

Superior Offer. Termination by Aris, prior to Aris stockholder approval of the Mergers, in order to accept a Superior Offer, but Aris must have first negotiated with WES for four business days (to the extent WES desires to negotiate) to modify the current transaction and, prior to terminating the Merger Agreement, must have paid to WES the $57.0 million Breakup Fee described below.

•	Change in Recommendation. Termination by WES, prior to Aris stockholder approval of the Mergers, if the Aris board changes its recommendation to the Aris stockholders to adopt the Merger Agreement.

•

Breach of Representations or Covenants. Termination by either party, if the other party has breached or failed to perform any of its representations, warranties, covenants or other agreements under the Merger Agreement, including a willful or intentional breach by Aris of its obligation not to solicit Acquisition Proposals, and such breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a closing condition and (ii) by its nature cannot be cured by the End Date, or if capable of being cured by the End Date, and the breaching party does not cure such breach or failure within 30 days of receiving notice of such breach or failure.

Breakup Fee and WES Expenses (see pages 107 to 108)

Breakup Fee. Aris must pay WES a breakup fee of $57.0 million in the following circumstances:

•	Termination to Accept Superior Offer. Aris terminates the Merger Agreement in order to accept a Superior Offer.

•

Willful or Intentional Breach of Non-Solicitation Obligations. WES terminates the Merger Agreement prior to the adoption of the Merger Agreement by the Aris stockholders because Aris has willfully or intentionally breached its non-solicitation obligations.

•	Change in Recommendation. WES terminates the Merger Agreement prior to the adoption of the Merger Agreement by the Aris stockholders because the Aris board changes its recommendation of the Mergers.

•

Stockholder No Vote Following an Acquisition Proposal with Subsequent Deal. Either party terminates the Merger Agreement because the Aris stockholders do not adopt the Merger Agreement at the special meeting, and prior to the special meeting (1) an alternative proposal is publicly made to Aris prior to the special meeting and not withdrawn at least five business days prior to such meeting and (2) Aris enters into an agreement providing for or consummates an alternative takeover transaction involving 50% of the assets or equity of Aris within 12 months after the termination of the Merger Agreement.

•

Termination due to Terminable Breach by Aris. WES terminates the Merger Agreement because of Aris’s failure to call and hold the special meeting in breach of its obligations under the Merger Agreement, Aris does not cure such breach within 30 days of receiving notice of such breach, and:

•	an alternative proposal is made to Aris on or prior to the date on which WES terminates the Merger Agreement (whether or not publicly announced or disclosed); or

•

Aris enters into an agreement providing for or consummates an alternative takeover transaction involving 50% of the assets or equity of Aris within 12 months after the termination of the Merger Agreement.

WES Expense Reimbursement. Aris will reimburse WES’s documented out-of-pocket expenses incurred and paid by or on behalf of the WES Parties in connection with the Mergers and the other transactions contemplated by the Merger Agreement up to $11,875,000 in the following circumstances:

•

Stockholder No Vote, Including Following an Acquisition Proposal with Subsequent Deal. Either party terminates the Merger Agreement because the Aris stockholders do not adopt the Merger Agreement at the special meeting, including where an alternative proposal is publicly made to Aris prior to the special meeting and not withdrawn at least five business days prior to such meeting; or

•

Termination due to Terminable Breach by Aris. WES terminates the Merger Agreement because of Aris’s failure to call and hold the special meeting in breach of its obligations under the Merger Agreement, Aris does not cure such breach within 30 days of receiving notice of such breach and an alternative proposal is made to Aris on or prior to the date on which WES terminates the Merger Agreement (whether or not publicly announced or disclosed).

If Aris has reimbursed the WES Expenses, and WES later becomes entitled to the Breakup Fee pursuant to a provision above, the expense reimbursement will be credited against the Breakup Fee.

Accounting Treatment (see page 80)

In accordance with accounting principles generally accepted in the United States and in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 805—Business Combinations, WES will account for the Mergers as a business combination.

Material U.S. Federal Income Tax Considerations (see pages 110 to 135)

A holder of Aris Class A Common Stock or Aris OpCo Stapled Units that exchanges shares of Aris Class A Common Stock or Aris OpCo Stapled Units for cash pursuant to the Mergers generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the holder’s adjusted basis in the Aris Class A Common Stock or Aris OpCo Stapled Units, as applicable, treated as sold in the Mergers. In general, except as described under the section titled “Material U.S. Federal Income Tax Considerations”, no gain or loss will be recognized by a holder of Aris Class A Common Stock or Aris OpCo Stapled Units upon the exchange of such Aris Class A Common Stock or Aris OpCo Stapled Units for WES Common Units pursuant to the Mergers.

The U.S. federal income tax consequences of owning and disposing of WES Common Units received in the Mergers are complex.

All holders of Aris Class A Common Stock and Aris OpCo Stapled Units are strongly encouraged to consult their own tax advisors regarding the U.S. federal income tax consequences to them of exchanging shares of Aris Class A Common Stock or Aris OpCo Stapled Units, as applicable, for WES Common Units and/or cash pursuant to the Mergers, and of owning and disposing of WES Common Units in light of their particular circumstances.

For a more detailed discussion of the material U.S. federal income tax consequences to holders of Aris Class A Common Stock and holders of Aris OpCo Stapled Units of exchanging shares of Aris Class A Common Stock or Aris OpCo Stapled Units, as applicable, for WES Common Units and/or cash pursuant to the Mergers and of owning and disposing of WES Common Units received in the Mergers, please see the section titled “Material U.S. Federal Income Tax Considerations.”

Comparison of Rights of Aris Securityholders and WES Unitholders (see pages 146 to 158)

The rights of Aris stockholders are currently governed by the Second Amended and Restated Certificate of Incorporation of Aris, the Amended and Restated Bylaws of Aris and the DGCL. The rights of Aris OpCo Units are governed by the Fourth Amended and Restated Limited Liability Company Agreement of Aris OpCo and the DLLCA. Aris securityholders who receive WES Common Units in the Mergers will become WES unitholders upon completion of the Mergers, and their rights as such will be governed by the WES Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act. As a result, these Aris securityholders will have different rights once they become unitholders of WES due to the differences in the governing documents of and laws applicable to Aris and WES. The key differences are described in the section titled “Comparison of Rights of Aris Securityholders and WES Unitholders,” and among the most important differences are:

•

Under the Aris Charter and Aris Bylaws, Aris stockholders have the right to vote for the election of directors who manage the affairs of the corporation. WES unitholders are not entitled to elect the directors of WES’s general partner or directly or indirectly participate in the management or operation of WES.

•

Approval of the Aris stockholders is required to authorize the issuance of Aris Common Stock in excess of the authorized number of shares set forth in the Aris Charter. In addition, under the rules of the NYSE, subject to certain exceptions, Aris stockholders must approve the issuance of Aris Class A Common Stock equal to or in excess of 20% of the voting power outstanding or number of outstanding shares of common stock before the issuance. In contrast, the WES Partnership Agreement authorizes WES to issue an unlimited number of additional limited partner interests and other equity securities without the consent of its unitholders. In addition, as a limited partnership, WES is exempt from the rule of the NYSE that would require equityholder approval for the issuance of common equity equal to or in excess of 20% of the voting power outstanding or number of outstanding common equity units of a company.

•

Aris stockholders are entitled to receive dividends as and when declared by the Aris board out of funds legally available for such payment, subject to any preferential dividend rights of holders of outstanding shares of preferred stock. The WES Partnership Agreement requires that WES distribute, within 55 days after the end of each quarter, all of its available cash to its partners as of the applicable record date.

•

Shares of Aris Common Stock are not redeemable. If at any time WES’s general partner and its affiliates hold more than 95% of the total limited partner interests of any class then outstanding, the general partner has the right to acquire all, but not less than all, of such limited partner interests of such class then outstanding held by unaffiliated persons.

•

Under Delaware law, Aris’s directors are charged with fiduciary duties of care and loyalty. The WES Partnership Agreement contains provisions that waive or consent to conduct by the general partner and its affiliates and which reduce the obligations to which the general partner would otherwise be held by state-law fiduciary duty standards.

•

Aris is treated as a corporation for U.S. federal income tax purposes and, therefore, is subject to U.S. federal income taxes on its taxable income, and cash distributions to Aris stockholders are taxable to the Aris stockholders to the extent distributed out of Aris’s current and accumulated “earnings and profits” (as determined under U.S. federal income tax principles). WES is treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level U.S. federal income taxes, and each WES unitholder will take into account its respective share of WES’s items of income, gain, loss and deduction in computing its U.S. federal income tax liability as if the unitholder had earned such income directly, even if WES make no cash distributions to such unitholder.

Expected Timing of the Mergers (see page 76)

WES and Aris currently expect to complete the Mergers in the fourth quarter of 2025, subject to the receipt of required Aris stockholder approval and regulatory approvals and the satisfaction or waiver of the other conditions to completion of the Mergers. Because many of the conditions to completion of the Mergers are beyond the control of WES and Aris, exact timing for completion of the Mergers cannot be predicted with any amount of certainty.

Litigation Related to the Mergers (see page 85)

Although WES and Aris are not aware of any pending or threatened lawsuits relating to the transactions contemplated by the Merger Agreement as of the date of this proxy statement/prospectus, lawsuits arising out of the transactions contemplated by the Merger Agreement could be filed in the future.

Comparative Market Price Data

WES Common Units are currently listed on the NYSE under the ticker symbol “WES.” Shares of Aris Class A Common Stock are currently listed on the NYSE under the ticker symbol “ARIS.”

The following table presents closing prices for WES Common Units and shares of Aris Class A Common Stock on (i) August 5, 2025, the last trading day before the public announcement of the Mergers, and (ii)     , 2025, the last practicable trading day before the mailing of this proxy statement/prospectus. The table also shows the estimated implied value of the Merger Consideration proposed for each share of Aris Class A Common Stock as of the same two dates. The implied value for the Common Unit Election Consideration was calculated by multiplying the closing sales price of WES Common Units on the relevant date by the exchange ratio of 0.625 WES Common Units for each share of Aris Class A Common Stock. The implied value for the Mixed Election Consideration was calculated by multiplying the closing sales price of WES Common Units on the relevant date by the exchange ratio of 0.450 WES Common Units plus $7.00 in cash for each share of Aris Class A Common Stock.

Although the exchange ratios are fixed, the market prices of WES Common Units and Aris Class A Common Stock will fluctuate before the Mergers are completed and the market value of the Merger Consideration ultimately received by Aris securityholders who receive WES Common Units as all or a portion of their Merger Consideration will depend on the closing price of WES Common Units on the day the Mergers are consummated. Thus, Aris securityholders who receive all or a portion of their Merger Consideration in WES Common Units will not know the exact value of the Merger Consideration they will receive until the Closing.

	WES Common Units		Aris Class A Common Stock		Implied per Share Value of Cash Election Consideration	Implied per Share Value of Common Unit Election Consideration		Implied per Share Value of Mixed Election Consideration
August 5, 2025		$39.78		$20.18	$25.00		$24.86		$24.90
, 2025	$		$		$25.00	$		$

RISK FACTORS

In addition to the other information included and incorporated by reference into this document, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the adoption of the Merger Agreement and before making your Merger Consideration election. In addition, you should read and consider the risks associated with each of the businesses of WES and Aris. These risks can be found in WES’s and Aris’s respective Annual Reports on Form 10-K for the year ended December 31, 2024, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are or will be filed with the SEC and incorporated by reference into this document. For further information regarding the documents incorporated into this document by reference, please see the section titled “Where You Can Find More Information.”

Risks Factors Related to the Mergers

Because the market price of WES Common Units has fluctuated and will continue to fluctuate, Aris securityholders cannot be sure of the value of the consideration they will receive in the Mergers, if completed.

If the Mergers are completed, each eligible share of Aris Class A Common Stock and each Aris OpCo Stapled Unit outstanding immediately prior to the Mergers will automatically be converted into the right to receive, pursuant to an election that has actually been received by the Exchange Agent and not revoked as of the Election Deadline, one of the following forms of consideration: (i) a combination of 0.450 WES Common Units and $7.00 in cash (without interest), (ii) $25.00 in cash (without interest), provided that the Cash Election Consideration is subject to proration to ensure that the aggregate amount of cash paid in the Mergers does not exceed $415.0 million, (iii) 0.625 WES Common Units, or (iv) in the event of a failure to deliver an election or if an election is revoked and no subsequent election is made, in each case, prior to the Election Deadline, the Common Unit Election Consideration. The value of the Mixed Election Consideration and the Common Unit Election Consideration will depend on the market price of WES Common Units at the time the Mergers are completed. Prior to completion of the Mergers, the market price of WES Common Units is also expected to impact the market price of Aris Class A Common Stock. The value of WES Common Units has fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate. Accordingly, Aris securityholders will not know or be able to determine the market value of the Merger Consideration that they would receive upon completion of the Mergers to the extent all or part of the Merger Consideration payable to such securityholder includes WES Common Units. Unit price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in WES’s and Aris’s respective businesses, operations and prospects, market assessments of the likelihood that the Mergers will be completed and the timing of the Mergers and regulatory considerations. Many of these factors are beyond WES’s and Aris’s control.

Aris securityholders electing to receive the Cash Election Consideration may not receive the amount of cash that they elect.

The cash payable for the Aris Class A Common Stock and Aris OpCo Stapled Units in the Mergers is subject to a $415.0 million aggregate cap. Accordingly, there is no assurance that an Aris securityholder electing to receive the Cash Election Consideration will receive the amount of cash that it elects with respect to all Aris Class A Common Stock and Aris OpCo Stapled Units it holds, and such holder may instead receive a prorated amount of cash and WES Common Units. There is therefore a risk that an Aris securityholder electing to receive Cash Election Consideration will receive a portion of the Merger Consideration in the form of WES Common Units, which could result in, among other things, U.S. federal income tax consequences that differ from those that would have resulted from receipt of cash. For more information on the material U.S. federal income tax consequences of the Mergers, see the section entitled “Material U.S. Federal Income Tax Considerations.” For more information on the proration procedures, see “The Merger Agreement Proposal—Aris Securityholders Making Elections.”

Completion of the Mergers is subject to certain conditions and if these conditions are not satisfied or waived, the Mergers will not be completed.

The completion of the Mergers is subject to satisfaction or waiver of certain customary closing conditions, including (i) the adoption of the Merger Agreement by the stockholders of Aris; (ii) the absence of legal restraints prohibiting the Mergers or the other transactions contemplated by the Merger Agreement; (iii) the expiration or termination of the waiting period under the HSR Act; (iv) the effectiveness of the registration statement, of which this proxy statement/prospectus is a part, in connection with the issuance of WES Common Units in the Mergers; (v) with regard to the obligations of Aris to complete the Mergers, the approval for listing of WES Common Units to be issued in the Mergers on the NYSE, subject to official notice of issuance; (vi) the accuracy of each party’s representations and warranties (subject to certain materiality qualifiers), compliance by each party with its covenants under the Merger Agreement in all material respects, and the absence of a Company Material Adverse Effect or Parent Material Adverse Effect (each as defined in the Merger Agreement), as applicable; and (vii) with regard to the obligations of Aris to complete the Mergers, the receipt of customary tax opinions of counsel to each of WES and Aris.

There can be no assurance that the conditions to the Closing will be satisfied or waived or that the Mergers will be completed.

Certain executive officers and directors of Aris have interests in the Mergers that are different from, or in addition to, the interests of Aris securityholders generally, which could have influenced their decision to support or approve the Mergers.

Certain executive officers and directors of Aris are parties to agreements or participants in other arrangements that give them interests in the Mergers that may be different from, or be in addition to, your interests as an Aris securityholder. You should consider these interests in voting on the Mergers. These different interests are described under “The Merger Agreement Proposal—Interests of Aris’s Directors and Executive Officers in the Mergers.”

The Merger Agreement limits Aris’s ability to pursue alternatives to the Mergers and may discourage other companies from trying to acquire Aris for greater consideration than what WES has agreed to pay pursuant to the Merger Agreement.

The Merger Agreement contains provisions that make it more difficult for Aris to sell its business to a party other than WES. These provisions include a general prohibition on Aris soliciting any Acquisition Proposal or offer for a competing transaction. Further, subject to certain exceptions, the Aris board will not withdraw or modify in a manner adverse to WES the recommendation of the Aris board in favor of the adoption of the Merger Agreement, and WES generally has a right to match any competing Acquisition Proposals that may be made. Notwithstanding the foregoing, at any time prior to the adoption of the Merger Agreement by Aris stockholders, the board is permitted to withdraw or modify in a manner adverse to WES the recommendation of the Aris board in favor of the adoption of the Merger Agreement in certain circumstances if it determines in good faith that the failure to take such action would be reasonably likely to constitute a breach of its fiduciary duties to Aris stockholders under applicable law, subject to complying with certain notice and other specified conditions, including negotiating with WES regarding any revisions to the terms of the transactions contemplated by the Merger Agreement that are proposed by WES during a match right period. The Merger Agreement permits Aris to terminate the Merger Agreement prior to obtaining Aris stockholder approval in order to enter into an alternative acquisition agreement with respect to a Superior Offer in accordance with the terms of the Merger Agreement. In certain circumstances, upon termination of the Merger Agreement, Aris will be required to pay the Breakup Fee of $57.0 million to WES, including if WES terminates the Merger Agreement in the event of a change in recommendation by the Aris board or Aris terminates the Merger Agreement in order to enter into an alternative acquisition agreement with respect to a Superior Offer in accordance with the terms of the Merger Agreement. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Breakup Fee and WES Expenses.”

While both Aris and WES believe these provisions and agreements are reasonable and customary and are not preclusive of other offers, the restrictions, including the added expense of the $57.0 million Breakup Fee that may become payable by Aris to WES in certain circumstances, might discourage a third party that has an interest in acquiring all or a significant part of Aris from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per-share value than the consideration payable in the Mergers pursuant to the Merger Agreement.

A different set of factors and conditions affect WES Common Units and could have a negative impact on the unit price.

Upon completion of the Mergers, Aris securityholders who receive WES Common Units will become unitholders in WES. The businesses of WES and the other companies it has acquired and may acquire in the future are different in many respects from those of Aris. There is a risk that various factors, conditions and developments which would not affect the price of Aris Class A Common Stock could negatively affect the price of WES Common Units. Please see the section titled “Cautionary Statement Regarding Forward-Looking Statements” for a summary of some of the key factors that might affect WES and the prices at which WES Common Units may trade from time to time. Aris securityholders are also urged to read carefully the risk factors included in WES’s Annual Report on Form 10-K for the year ended December 31, 2024, and any subsequent Quarterly Reports on Form 10-Q, which are or will be incorporated into this proxy statement/prospectus by reference.

Failure to complete the Mergers could negatively impact the share price and the future business and financial results of Aris.

If the Mergers are not completed for any reason, including as a result of Aris stockholders failing to adopt the Merger Agreement or any other condition not being satisfied or waived, the ongoing business of Aris may be adversely affected, and without realizing any of the benefits of having completed the Mergers, Aris would be subject to a number of risks, including the following:

•	Aris may experience negative reactions from the financial markets, including negative impacts on its stock price;

•	Aris may experience negative reactions from its customers, regulators and employees;

•	Aris will be required to pay certain costs relating to the Mergers, whether or not the Mergers are completed;

•

the Merger Agreement places certain restrictions on the conduct of Aris’s business prior to completion of the Mergers, and such restrictions, the waiver of which are subject to the written consent of WES (in certain cases, not to be unreasonably withheld, conditioned or delayed), and subject to certain exceptions and qualifications, may prevent Aris from taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the Mergers that Aris would have made, taken or pursued if these restrictions were not in place; and

•

matters relating to the Mergers (including integration planning) will require substantial commitments of time and resources by Aris’s management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to Aris as an independent company.

In the event of a termination of the Merger Agreement under certain circumstances specified in the Merger Agreement, Aris may be required to pay the Breakup Fee of $57.0 million to WES or reimburse the WES Expenses of up to $11,875,000.

There can be no assurance that the risks described above will not materialize. If any of those risks materialize, they may materially and adversely affect Aris’s business, financial condition, financial results, ratings, bond price and/or share price.

In addition, Aris could be subject to litigation related to any failure to complete the Mergers or related to any enforcement proceeding commenced against Aris to perform its obligations under the Merger Agreement. If the Mergers are not completed, these risks may materialize and may adversely affect Aris’s business, financial condition, financial results, ratings, bond price and/or share price.

Potential litigation against WES and Aris could result in substantial costs, an injunction preventing the completion of the Mergers and/or a judgment resulting in the payment of damages.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if such a lawsuit is unsuccessful, defending against these claims can result in substantial costs.

Stockholders of Aris may file lawsuits against WES, Aris and/or the directors and officers of either company in connection with the Mergers. These lawsuits could prevent or delay the completion of the Mergers and result in significant costs to Aris, including any costs associated with the indemnification of directors and officers. There can be no assurance that any of the defendants will be successful in the outcome of any potential lawsuits.

Aris securityholders will have a reduced ownership and voting interest after the Mergers and will exercise less influence over management, which has contractually-limited fiduciary duties to the unitholders of WES.

Aris securityholders currently have the right to vote in the election of the Aris board and other matters affecting Aris. When the Mergers occur, each Aris securityholder that receives WES Common Units will become a unitholder of WES with a percentage ownership of the combined organization that is much smaller than such securityholder’s percentage ownership of Aris. WES unitholders are not entitled to elect the directors of WES’s general partner. In addition, WES unitholders have only limited voting rights on matters affecting WES’s business and, therefore, limited ability to influence management’s decisions regarding Aris’s business. Because of this, Aris securityholders will have less influence on the management and policies of WES than they have now on the management and policies of Aris. In addition, unitholders of WES did not elect its general partner and have no right to elect its general partner on an annual or other continuing basis.

Furthermore, if WES unitholders are dissatisfied with the performance of the general partner, they may be unable to remove the general partner as general partner. Under the terms of the WES Partnership Agreement, its general partner generally may not be removed except upon the vote of a majority of outstanding WES Common Units (excluding WES Common Units held by the general partner and its affiliates).

WES Common Units to be received by Aris securityholders as a result of the Mergers will have different rights from Aris Common Stock and Aris Opco Units.

Following completion of the Mergers, Aris securityholders who receive all or a portion of their Merger Consideration in WES Common Units will no longer hold shares of Aris Class A Common Stock or Aris OpCo Stapled Units, but will instead be unitholders of WES. There are important differences between the rights of Aris securityholders and the rights of WES unitholders. See “Comparison of Rights of Aris Securityholders and WES Unitholders” for a discussion of the different rights associated with Aris Common Stock, Aris OpCo Units and WES Common Units.

If the Merger Agreement is terminated, under certain circumstances, Aris may be obligated to reimburse WES for costs incurred related to the Mergers or pay the Breakup Fee to WES. These costs could require Aris to seek loans or use Aris’s available cash that would have otherwise been available for operations, dividends or other general corporate purposes.

In certain circumstances, Aris would be responsible for reimbursing WES for up to $11,875,000 in WES Expenses related to the transaction or may be obligated to pay the Breakup Fee to WES of $57.0 million. If the

Merger Agreement is terminated, the Breakup Fee required to be paid, if any, by Aris under the Merger Agreement may require Aris to seek loans or borrow amounts to enable it to pay these amounts to WES. In either case, payment of these amounts would reduce the cash Aris has available for operations, dividends or other general corporate purposes. See “The Merger Agreement—Breakup Fee and WES Expenses.”

The failure to successfully combine the businesses of WES and Aris in the expected time frame may adversely affect WES’s future results, which may adversely affect the value of the WES Common Units that Aris securityholders would receive in the Mergers.

The success of the Mergers will depend, in part, on the ability of WES to realize the anticipated benefits from combining the businesses of WES and Aris. To realize these anticipated benefits, WES’s and Aris’s businesses must be successfully combined. If the combined company is not able to achieve these objectives, the anticipated benefits of the Mergers may not be realized fully or at all or may take longer to realize than expected. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the Mergers.

WES and Aris, including their respective subsidiaries, have operated and, until the completion of the Mergers, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in their standards, controls, procedures and policies. Any or all of those occurrences could adversely affect the combined company’s ability to maintain relationships with customers and employees after the Mergers or to achieve the anticipated benefits of the Mergers. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of WES and Aris.

Aris’s business relationships may be subject to disruption due to uncertainty associated with the Mergers.

Parties with which Aris does business may experience uncertainty associated with the Mergers, including with respect to current or future business relationships with WES, Aris or the combined business. Aris’s business relationships may be subject to disruption as parties with which WES or Aris does business may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than WES, Aris or the combined business. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of the combined business, including an adverse effect on WES’s ability to realize the anticipated benefits of the Mergers. The risk, and adverse effect, of such disruptions could be exacerbated by a delay in completion of the Mergers or termination of the Merger Agreement.

WES and Aris will incur significant transaction and other costs in connection with the Mergers.

WES and Aris expect to incur a number of non-recurring costs associated with the Mergers. The significant, non-recurring costs associated with the Mergers include, among others, fees and expenses of financial advisors and other advisors and representatives and certain employment-related costs relating to employees of Aris. Some of these costs have already been incurred or may be incurred regardless of whether the Mergers are completed.

The financial forecasts are based on various assumptions that may not be realized.

The financial estimates set forth in the forecasts included under the section entitled “The Merger Agreement Proposal—Certain Unaudited Forecasted Financial Information of Aris” were based on assumptions of, and information available to, Aris management when prepared, and these estimates and assumptions are subject to uncertainties, many of which are beyond WES’s and Aris’s control and may not be realized. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining WES’s future results. As a result of these contingencies, actual future results may vary materially from Aris’s estimates. In view of these uncertainties, the inclusion of financial estimates in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.

Aris’s financial estimates were not prepared with a view toward public disclosure, and such financial estimates were not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and neither WES nor Aris undertakes any obligation, other than as required by applicable law, to update the financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

The prospective financial information included in this document has been prepared by, and is the responsibility of, Aris’s management. Neither BDO USA, P.C., Aris’s independent auditor, nor KPMG LLP, WES’s independent auditor, or any other independent auditor has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to such prospective financial information and, accordingly, neither BDO nor KPMG express an opinion or any other form of assurance with respect thereto. The report of BDO contained in Aris’s Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this proxy statement/prospectus, relates to historical financial information of Aris, and such report does not extend to the forecasted financial information and should not be read to do so. In addition, the report of KPMG incorporated by reference in this document relates to WES’s previously issued financial statements. It does not extend to the prospective financial information of Aris and should not be read to do so. For more information, please see the section entitled “The Merger Agreement Proposal—Certain Unaudited Forecasted Financial Information of Aris.”

The opinion of Aris’s financial advisor speaks only as of the date rendered and will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Mergers.

The Aris board received an opinion from its financial advisor in connection with the signing of the Merger Agreement. Changes in the operations and prospects of WES or Aris, general market and economic conditions and other factors that may be beyond the control of WES or Aris, and on which Aris’s financial advisor’s opinion was based, may significantly alter the value of WES or Aris or the prices of WES Common Units or shares of Aris Class A Common Stock by the time the Mergers are completed. The opinion speaks only as of the date rendered, and, accordingly, the opinion does not address the fairness of the Merger Consideration from a financial point of view as of any other date, including at the time the Mergers are completed. The Aris board’s recommendation that Aris stockholders vote “FOR” the approval of the Merger Agreement Proposal, however, is made as of the date of this proxy statement/prospectus.

Tax Risks Related to the Mergers

The exchange of Aris Class A Common Stock or Aris OpCo Stapled Units, as applicable, for WES Common Units may be taxable in certain circumstances.

In general, the exchange by a holder of Aris Class A Common Stock or Aris OpCo Stapled Units for WES Common Units is intended to qualify as part of an exchange to which Section 721(a) of the Code applies (i.e., generally a transaction in which no gain or loss is recognized for U.S. federal income tax purposes). However, under certain circumstances, a holder of Aris Class A Common Stock or holder of Aris OpCo Stapled Units may recognize gain upon such exchange or upon the occurrence of certain subsequent events or transactions undertaken by WES.

Specifically, the exchange of Aris Class A Common Stock or Aris OpCo Stapled Units for WES Common Units pursuant to the Mergers will not qualify as a transaction in which no gain or loss is recognized for U.S. federal income tax purposes if, immediately after the Mergers, WES were characterized, for U.S. federal income tax purposes, as (i) a partnership which would be treated as an “investment company” if the partnership were incorporated, or (ii) a publicly traded partnership treated as a corporation. It is a condition to Aris’s obligation to effect the Mergers that (i) Aris receive an opinion from Gibson Dunn (or, if Gibson Dunn is unable or unwilling to issue such an opinion, from another nationally recognized law firm reasonably acceptable to Aris) to the effect that, for U.S. federal income tax purposes, the exchange of (A) Aris OpCo Stapled Units for WES Common Units pursuant to the Mergers and (B) Aris Class A Common Stock for WES Common Units pursuant to the Mergers, in each case, should qualify as part of an exchange to which Section 721(a) of the Code applies (which opinion may rely on the opinions described in clauses (ii) below), and (ii) WES receive an opinion from Vinson & Elkins (or, if Vinson & Elkins is unable or unwilling to issue such an opinion, from another nationally recognized law firm reasonably acceptable to WES) to the effect that (A) for U.S. federal income tax purposes, WES should not be treated as an investment company for purposes of Section 721(b) of the Code, (B) for U.S. federal income tax purposes, at least 90% of the gross income of WES for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which necessary financial information is available constitutes qualifying income within the meaning of Section 7704(d) of the Code and (C) WES is treated as a partnership for U.S. federal income tax purposes (and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code).

However, the IRS is not bound by any of these opinions and may disagree with their conclusions. For a more detailed discussion, please see “Material U.S. Federal Income Tax Considerations.”

In addition, as described below under “Tax Risks Related to the Ownership and Disposition of WES Common Units Received in the Mergers,” a holder of Aris Class A Common Stock or Aris OpCo Stapled Units could be required to recognize part or all of the “built-in gain” in their shares of Aris Class A Common Stock or Aris OpCo Stapled Units exchanged for WES Common Units in the Mergers upon the occurrence of certain subsequent events or transactions undertaken by WES.

Tax Risks Related to the Ownership and Disposition of WES Common Units Received in the Mergers

WES may engage in transactions that cause Aris securityholders that receive WES Common Units pursuant to the Mergers to be subject to taxation in a manner different from that applicable to other holders of WES Common Units.

Former holders of Aris Class A Common Stock or Aris OpCo Stapled Units could be required to recognize part or all of the “built-in gain” in their shares of Aris Class A Common Stock or Aris OpCo Stapled Units, as applicable, exchanged for WES Common Units pursuant to the Mergers in certain circumstances, including if (i) with respect to former holders of Aris Class A Common Stock, WES sells or otherwise disposes of, or is considered to sell or otherwise to dispose of, Aris Class A Common Stock at any time following the Mergers (including by reason of WES’s receipt of a distribution with respect to its shares in Aris or Arrakis Holdings, as applicable, that exceeds the current and accumulated earnings and profits of Aris or Arrakis Holdings, as applicable, and WES’s adjusted tax basis in the shares of Aris or Arrakis Holdings, as applicable), (ii) with respect to former holders of Aris OpCo Stapled Units, WES sells or otherwise disposes of, or is considered to sell or otherwise dispose of, assets held by Aris OpCo prior to the Mergers at any time following the Mergers, (iii) WES distributes, or is otherwise treated as distributing, any Aris Class A Common Stock, Aris Class B Common Stock or Aris OpCo Units to another unitholder within seven years of the Mergers, (iv) WES distributes any property (other than money or Aris Class A Common Stock, Aris Class B Common Stock or Aris OpCo Units acquired from a former holder thereof) to such former holder within seven years of the Mergers, or (v) WES makes any distribution (other than an “operating cash flow distribution” or distribution otherwise qualifying for an exception to the deemed sale transaction rules) to a former holder of Aris Class A Common Stock or Aris OpCo Stapled Units, as applicable, within two years of the Mergers. No provision of the WES Partnership Agreement or the Merger Agreement prohibits any of these events from occurring, even if the event would result in a former holder of Aris Class A Common Stock or Aris OpCo Stapled Units recognizing part or all of the gain intended to be deferred pursuant to the Mergers.

For a more detailed discussion, please see “Material U.S. Federal Income Tax Considerations.”

Holders of WES Common Units received in the Mergers will generally be subject to the tax risks that apply to existing holders of WES Common Units.

Following the Mergers, holders of WES Common Units received in the Mergers will generally be subject to the same U.S. federal income tax risks that current holders of WES Common Units are currently subject to, which are described in WES’s Annual Report on Form 10-K for the most recent fiscal year, as updated by any subsequent Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, each as filed with the SEC before the Closing Date and all of which are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” for the location of information incorporated by reference in this proxy statement/prospectus.

Other Risk Factors of WES and Aris

In addition to the risks described above, WES and Aris are, and will continue to be, subject to the risks described in WES’s and Aris’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2024, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are or will be filed with the SEC and incorporated into this proxy statement/prospectus by reference. See “Where You Can Find More Information” for the location of information incorporated into this proxy statement/prospectus by reference.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act about WES and Aris that are subject to risks and uncertainties. All statements, other than statements of historical fact, included in this communication that address activities, events or developments that WES or Aris expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “may,” “foresee,” “plan,” “will,” “guidance,” “look,” “outlook,” “goal,” “future,” “assume,” “forecast,” “build,” “focus,” “work,” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events help identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the transaction, pro forma descriptions of the combined company and its operations, integration and transition plans, synergies, opportunities and anticipated future performance.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included herein. These include:

•	the matters described in the section titled “Risk Factors”;

•

the risk that the Mergers may not be completed on the anticipated terms and expected timing, or at all, including obtaining required governmental and regulatory approvals and Aris stockholder approval;

•	the possibility that any of the anticipated benefits of the Mergers will not be realized or will not be realized within the expected time period;

•	the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the possibility that Aris stockholders may not adopt the Merger Agreement;

•	the risk that the parties may not be able to satisfy the conditions to the transaction in a timely manner or at all;

•	the risk that the transaction could distract management of both entities from ongoing business operations and could cause them to incur substantial costs;

•	the risk that any announcements relating to the transaction could have adverse effects on the market prices of WES Common Units or Aris Class A Common Stock;

•

the risk that the transaction and its announcement could have an adverse effect on the ability of WES and Aris to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally;

•	the risk that the combined company may be unable to achieve synergies or it may take longer than expected to achieve those synergies;

•	the risk of potential litigation relating to the Mergers that could be instituted against Aris or WES or their respective directors or officers; and

•	other important factors that could cause actual results to differ materially from those projected.

All such factors are difficult to predict and many are beyond WES’s or Aris’s control, including those detailed in WES’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are available on its website at investors.westernmidstream.com and on the

SEC’s website at https://www.sec.gov, and those detailed in Aris’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are available on Aris’s website at ir.ariswater.com and on the SEC’s website at https://www.sec.gov. All forward-looking statements are based on assumptions that WES or Aris believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and WES and Aris undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

For additional information with respect to these factors, please see the section entitled “Where You Can Find More Information.”

INFORMATION ABOUT THE COMPANIES

Western Midstream Partners, LP

WES is a Delaware master limited partnership with its WES Common Units traded on the NYSE under the symbol “WES.” WES is managed by its general partner, WES GP, which is owned by Occidental, a Delaware corporation and a publicly traded company. WES GP is ultimately responsible for the business and operations of WES and is governed by the WES GP board, which has the sole authority to make decisions regarding WES’s business and operations and to provide oversight to WES GP’s officers, to whom it has delegated day-to-day operational responsibility. The WES GP board currently comprises eight directors, including WES’s Chief Executive Officer, four of whom have been determined to satisfy the independence standards established by the NYSE and three of whom are employed by Occidental. Prior to December 31, 2019, WES’s day-to-day operations were conducted by employees of Occidental, or its affiliates, pursuant to shared services arrangements. Following a series of agreements executed on December 31, 2019, WES established an independent employee base and Occidental no longer provides administrative or shared services to WES (other than in limited exceptions and at WES’s request). Accordingly, none of WES GP’s officers or employees are also employed by, or otherwise receive any form of compensation from, Occidental in connection with their service to WES.

Western Midstream Operating, LP, formerly known as Western Gas Partners, LP, is a Delaware limited partnership formed in 2007 to acquire, own, develop, and operate midstream assets. WES owns, directly and indirectly, a 98.0% limited partner interest in WES Operating, and directly owns all of the outstanding equity interests of Western Midstream Operating GP, LLC, the general partner of WES Operating, which holds the entire non-economic general partner interest in WES Operating. WES’s assets include assets owned and ownership interests accounted for by WES through its partnership interest in WES Operating.

WES is engaged in the business of gathering, compressing, treating, processing, and transporting natural gas; gathering, stabilizing, and transporting condensate, NGLs, and crude oil; and gathering and disposing of produced water. In its capacity as a natural-gas processor, WES also buys and sells natural gas, NGLs, and condensate on behalf of itself and its customers under certain contracts. WES owns or has investments in assets located in Texas, New Mexico, and the Rocky Mountains (Colorado, Utah and Wyoming).

WES’s principal executive offices are located at 9950 Woodloch Forest Drive, Suite 2800, The Woodlands, Texas 77380. Its telephone number is (346) 786-5000.

Aris Water Solutions, Inc.

Aris is a Delaware corporation with its Aris Class A Common Stock traded on the NYSE under the symbol “ARIS.” Aris was incorporated to serve as the issuer in an initial public offering, whereby it became a holding company of Aris OpCo. As a holding company, Aris’s principal asset is membership interests in Aris OpCo. As the sole managing member of Aris OpCo, Aris operates and controls all of the business and affairs of Aris OpCo, and through Aris OpCo and its subsidiaries, conducts its business. Aris has its principal executive offices located at 9651 Katy Freeway, Suite 400, Houston, Texas 77024, and its telephone number is (832) 304-7003.

Aris Water Holdings, LLC

Aris OpCo is a Delaware limited liability company and a direct subsidiary of Aris. Aris OpCo provides sustainability-enhancing services to oil and natural gas operators. Aris strives to build long-term value through the development, construction and operation of integrated produced water handling and recycling infrastructure that provides high-capacity, comprehensive produced water management, recycling and supply solutions for operators in the Permian Basin. Aris OpCo has its principal executive offices located at c/o Aris Water Solutions, Inc., 9651 Katy Freeway, Suite 400, Houston, Texas 77024, and its telephone number is (832) 304-7003.

Arrakis OpCo Merger Sub LLC

OpCo Merger Sub, a Delaware limited liability company, is a subsidiary of WES that was formed solely in contemplation of the transactions, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the Merger Agreement. Other than as set forth in this document, OpCo Merger Sub has not incurred any obligations, engaged in any business activities or entered into any agreements or arrangements with any third parties other than the Merger Agreement. OpCo Merger Sub’s principal executive offices are located at c/o Western Midstream Partners, LP, 9950 Woodloch Forest Drive, Suite 2800, The Woodlands, Texas 77380, and its telephone number is (346) 786-5000.

Arrakis Holdings Inc.

Arrakis Holdings, a Delaware corporation, is a subsidiary of WES that was formed solely in contemplation of the transactions, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the Merger Agreement. Other than as set forth in this document, Arrakis Holdings has not incurred any obligations, engaged in any business activities or entered into any agreements or arrangements with any third parties other than the Merger Agreement. Arrakis Holdings’ principal executive offices are located at c/o Western Midstream Partners, LP, 9950 Woodloch Forest Drive, Suite 2800, The Woodlands, Texas 77380, and its telephone number is (346) 786-5000.

Arrakis Unit Merger Sub LLC

Unit Merger Sub, a Delaware limited liability company, is a subsidiary of WES that was formed solely in contemplation of the transactions, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the Merger Agreement. Other than as set forth in this document, Unit Merger Sub has not incurred any obligations, engaged in any business activities or entered into any agreements or arrangements with any third parties other than the Merger Agreement. Unit Merger Sub’s principal executive offices are located at c/o Western Midstream Partners, LP, 9950 Woodloch Forest Drive, Suite 2800, The Woodlands, Texas 77380, and its telephone number is (346) 786-5000.

Arrakis Cash Merger Sub LLC

Cash Merger Sub, a Delaware limited liability company, is a subsidiary of Arrakis Holdings that was formed solely in contemplation of the transactions, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than as set forth in the Merger Agreement. Other than as set forth in this document, Cash Merger Sub has not incurred any obligations, engaged in any business activities or entered into any agreements or arrangements with any third parties other than the Merger Agreement. Cash Merger Sub’s principal executive offices are located at c/o Western Midstream Partners, LP, 9950 Woodloch Forest Drive, Suite 2800, The Woodlands, Texas 77380, and its telephone number is (346) 786-5000.

SPECIAL MEETING OF ARIS STOCKHOLDERS

This section contains information about the special meeting of Aris stockholders that has been called to adopt the Merger Agreement. This document is being furnished to Aris stockholders in connection with the solicitation of proxies by the Aris board to be used at the special meeting and at any adjournments or postponements thereof. This proxy statement/prospectus provides Aris stockholders with important information about the special meeting and should be read carefully in its entirety. In addition, this proxy statement/prospectus constitutes a prospectus for WES in connection with the issuance by WES of WES Common Units pursuant to the Merger Agreement.

Date, Time and Place of the Special Meeting

A special meeting of Aris stockholders will be held at the offices of Aris, 9651 Katy Freeway, Suite 400, Houston, Texas 77024 on     , 2025, starting at      a.m., Central Time (unless it is adjourned or postponed to a later date).

Admission to the Special Meeting

Only stockholders of record as of the record date, or their duly authorized proxies, have the right to attend the special meeting or any postponement or adjournment thereof. Each stockholder may appoint only one proxy holder or representative to attend the special meeting on his or her behalf. Seating at the special meeting is available on a first-come, first-served basis. To gain admittance, you must present valid, government-issued photographic identification, such as a driver’s license or passport. Security measures may include a bag search, metal detector and other search devices. Please note that cameras (including cell phones with photographic capabilities), recording devices, smart phones and other electronic devices will not be permitted at the special meeting.

Purpose of the Special Meeting

The special meeting is being held to consider and vote upon a proposal to adopt the Merger Agreement.

Recommendation of the Aris Board of Directors

The Aris board has unanimously (i) determined that it is in the best interests of Aris and its stockholders for Aris to enter into the Merger Agreement, (ii) approved and declared advisable the Merger Agreement, the execution, delivery and performance thereof and the consummation of the transactions contemplated thereby, including the Mergers, and (iii) recommended the adoption of the Merger Agreement by Aris stockholders. Accordingly, the Aris board unanimously recommends that the Aris stockholders vote “FOR” the Merger Agreement Proposal.

This proxy statement/prospectus contains important information regarding the Merger Agreement Proposal and factors that Aris stockholders should consider when deciding how to cast their votes. Aris stockholders are encouraged to carefully read this document in its entirety for more detailed information concerning the Merger Agreement, including the annexes to this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus.

Record Date; Stockholders Entitled to Vote; Outstanding Shares Held

The Aris board has designated the close of business on     , 2025, as the “record date” that will determine the stockholders who are entitled to receive notice of, and to vote at, the special meeting or at any adjournment or postponement of the special meeting. Only holders of record at the close of business on the record date are entitled to vote at the special meeting. At the close of business on the record date, there were      shares of Aris Common Stock outstanding, of which      were shares of Aris Class A Common Stock and      were shares of Aris Class B Common Stock, held by approximately      holders of

record. Each holder of Aris Common Stock is entitled to one vote per share of Aris Common Stock held. The Aris Class A Common Stock and Aris Class B Common Stock vote together as a single class on all matters presented to Aris stockholders at the special meeting for their vote or approval.

Stockholder List

A complete list of registered Aris stockholders entitled to vote at the special meeting will be available for inspection at Aris’s principal executive offices at 9651 Katy Freeway, Suite 400, Houston, Texas 77024, during ordinary business hours, for a period of no less than 10 days before the special meeting and during the special meeting. Any Aris stockholder who wants to inspect the stockholder list prior to the special meeting should call the Aris corporate secretary at (832) 304-7003 to schedule an appointment or request access.

Quorum

A majority of the voting power of Aris Common Stock outstanding at the close of business on the record date and entitled to vote at the special meeting, present in person or represented by proxy, constitutes a quorum for the purposes of the special meeting and is necessary to transact business at the special meeting. Shares of Aris Common Stock represented at the special meeting but not voted, including shares of Aris Common Stock for which a stockholder directs an “abstention” from voting, will be counted for purposes of establishing a quorum. Once a share of Aris Common Stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting, unless a new record date is required to be established. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, the chairman of the special meeting, or a majority of the voting power of the Aris Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon, may adjourn or recess the special meeting.

Abstentions

Abstentions will have the same effect as a vote “AGAINST” the Merger Agreement Proposal. Abstentions are counted as shares present and entitled to be voted for the purposes of determining whether a quorum is present.

Broker Non-Votes

Under the rules of the NYSE, banks, brokerage firms or other nominees holding shares of record may vote those shares in their discretion on certain routine proposals when they do not receive timely voting instructions from the beneficial holders. A “broker non-vote” occurs under these NYSE rules when a bank, brokerage firm or other nominee holding shares of record is not permitted to vote on a non-routine matter without instructions from the beneficial owner of the shares and no instruction is given.

In accordance with these NYSE rules, banks, brokers and other nominees who hold shares of Aris Common Stock in “street name” for their customers, but do not have discretionary authority to vote the shares, may not exercise their voting discretion with respect to the approval of the Merger Agreement Proposal. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the approval of the Merger Agreement Proposal. For shares of Aris Common Stock held in “street name,” only shares of Aris Common Stock affirmatively voted “FOR” the approval of the Merger Agreement Proposal will be counted as affirmative votes therefor. Because banks, brokers or other nominees do not have discretionary authority to vote on the Merger Agreement Proposal, it is not expected that there will be any broker non-votes at the special meeting. However, if there are any broker non-votes, they will have the same effect as a vote “AGAINST” the approval of the Merger Agreement Proposal.

Required Vote

The Merger Agreement Proposal must be approved by the affirmative vote of the holders of a majority of all outstanding shares of Aris Class A Common Stock and Aris Class B Common Stock on the record date, voting as a single class, entitled to vote thereon. Failures to vote, abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Shares Beneficially Owned by Directors and Executive Officers

The members of the Aris board and executive officers of Aris beneficially owned an aggregate of      shares of Aris Common Stock as of     , 2025, of which      were shares of Aris Class A Common Stock and      were shares of Aris Class B Common Stock. These shares represent in total approximately     % of the total voting power of Aris’s outstanding common stock.

Support Agreements

Aris stockholders beneficially owning approximately 42% of the outstanding shares of Aris Common Stock as of August 6, 2025, have entered into the Support Agreements with Aris and WES pursuant to which those stockholders have agreed, among other things, to vote all of their shares in favor of the Merger Agreement Proposal.

Proxies

You may vote in person by ballot at the special meeting or by submitting a proxy. Please submit your proxy even if you plan to attend the special meeting. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously given.

Voting instructions are included on your proxy card. If you properly give your proxy and submit it to Aris in time for it to be voted, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the Merger Agreement Proposal or abstain from voting.

Shares Held in Street Name

If you hold Aris shares in the name of a bank, broker or other nominee, then you are the beneficial owner of shares held in “street name.” As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should follow the instructions provided by your bank, broker or other nominee when voting your Aris shares or when granting or revoking a proxy. Most beneficial owners will have a choice of voting before the special meeting by proxy over the internet, by telephone or by using a voting instruction form. Each beneficial owner of Aris Common Stock should refer to the voting instruction form received to see what options are available and how to use them.

Absent specific instructions from you, your broker is not empowered to vote your Aris shares on any matter at the special meeting. The shares not voted because brokers lack power to vote them without instructions are also known as “broker non-votes,” as described above.

How to Submit Your Proxy

If you are a stockholder of record as of the record date, you may vote before the special meeting:

•	By mail, by completing, signing, and dating your proxy card;

•	Online at www.proxyvote.com; or

•	By telephone, at 1-800-690-6903;

and, during the special meeting, you may attend and vote in person.

If you are a beneficial owner of shares held in street name as of the record date, you should check the voting instruction form or Notice of Special Meeting for how to vote in advance of and how to participate in the special meeting.

Revoking Your Proxy

If you are the stockholder of record, you may change your vote by signing and returning a new proxy card with a later date, by providing a written notice of revocation any time prior to the special meeting to Aris at 9651 Katy Freeway, Suite 400, Houston, Texas 77024, Attention: Legal Department, or by attending the special meeting and voting in person. Attendance at the special meeting will not cause your previously granted proxy to be revoked unless you vote again at the special meeting or you specifically make that request. For shares you hold beneficially in street name, you must instruct your bank, broker or other nominee that you wish to change your vote by following the procedures on the voting instruction form provided to you by the bank, broker or other nominee, or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares, by attending the special meeting and voting in person.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned by the chairman of the special meeting (in consultation with WES), including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the Merger Agreement Proposal or if a quorum is not present at the special meeting. Additionally, the special meeting may be adjourned by a majority of the voting power of the Aris Common Stock present in person or represented by proxy at the meeting and entitled to vote thereon. Unless the Aris board fixes a new record date for the adjourned special meeting or law otherwise requires, no notice of the adjourned special meeting will be required so long as (i) the time, date and place to which the special meeting is adjourned are announced at the original special meeting and (ii) at the adjourned special meeting only such business is transacted as might have been transacted at the original special meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Aris stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Inspector of Elections; Tabulation of Votes

Voting results will be tabulated and certified by an individual designated by the Aris board to serve as inspector of election.

Proxy Solicitation

WES and Aris will each bear their own costs related to the Mergers and the retention of any information agent or other service provider in connection with the Mergers, except for the expenses incurred in connection with the printing, filing and mailing of this document which will be paid by WES. Aris has retained Broadridge to aid in the solicitation of proxies. The cost of Broadridge’s services is estimated not to exceed $    . In addition to solicitations by mail, Broadridge, through its employees, and Aris, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers of Aris will not receive any special remuneration for these efforts.

Other Matters

At this time, Aris knows of no other matters to be submitted at the special meeting other than those listed in the notice.

Questions and Additional Information

Aris stockholders may contact Broadridge or Aris with any questions about the Merger Agreement Proposal or how to vote or to request additional copies of any materials at:

Broadridge Financial Solutions, Inc.

c/o Broadridge

51 Mercedes Way

Edgewood, New York 11717

Telephone: 1-800-690-6903

or

Aris Water Solutions, Inc.

9651 Katy Freeway, Suite 400

Houston, Texas 77024

Phone: (281) 501-3070

Email: IR@ariswater.com

THE MERGER AGREEMENT PROPOSAL

Structure of the Mergers

WES and Aris have entered into the Merger Agreement, pursuant to which, subject to the terms and conditions set forth therein, (a) OpCo Merger Sub will merge with and into Aris OpCo, whereupon the separate existence of OpCo Merger Sub will cease, and Aris OpCo will continue as the surviving limited liability company, a direct, partially owned subsidiary of Aris and a direct, partially owned subsidiary of WES; (b) concurrently therewith, Cash Merger Sub will merge with and into Aris, whereupon the separate existence of Cash Merger Sub will cease, and Aris will continue as the Surviving Corporation; and (c) immediately thereafter, Unit Merger Sub will merge with and into the Surviving Corporation, whereupon the separate existence of Unit Merger Sub will cease, and the Surviving Corporation will continue as the surviving corporation and an indirect wholly owned subsidiary of WES. Following the Mergers and related transactions, Aris will cease being a publicly traded corporation, Aris and Aris OpCo will become subsidiaries of WES, and WES will continue to be a publicly traded partnership.

Background of the Mergers

The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of WES and Aris. The following is a summary of certain events leading up to the signing of the Merger Agreement and key meetings, negotiations, discussions and actions by and between WES and Aris and their respective advisors that preceded the public announcement of the transaction. It does not purport to catalogue every conversation or interaction among representatives of WES, Aris and other parties.

The Aris board, together with Aris senior management, regularly reviews and evaluates Aris’s long-term strategic plan, operating results, capital structure, growth opportunities, and competitive position, as well as, among other things, risks related to current business and economic conditions and the risks inherent to the water handling and recycling solutions industry, especially as it relates to the Permian Basin. As part of such ongoing reviews and evaluations, the Aris board and Aris senior management regularly discuss key drivers of Aris’s stock performance and valuation. In addition, in connection with such ongoing reviews and evaluations, Aris senior management has, from time to time, engaged in discussions with representatives of other companies in the energy, infrastructure and waste management industries. The Aris board meets periodically in the ordinary course of business to receive updates from Aris senior management about such discussions and regularly evaluates potential strategic alternatives available to Aris, including potential mergers and acquisitions.

Beginning in 2024, as part of evaluating potential growth initiatives, Aris senior management, together with the Aris board, evaluated various strategic transactions, including acquisitions by Aris and other business combination transactions, to increase operational and financial scale. Among others, Aris engaged in discussions with three separate counterparties, Company A and Company B, each of which is a private company in the water midstream sector, and Company C, which is a publicly traded energy company.

In September 2024, Aris and Company A executed a confidentiality agreement to exchange certain confidential information on customary terms. Such confidentiality agreement did not include a standstill provision. Over the next several weeks, Aris and Company A had preliminary discussions with respect to a proposed acquisition of Company A by Aris. On November 25, 2024, Aris and Company A executed a non-binding letter of intent with respect to an acquisition of Company A by Aris, which included binding exclusivity in favor of Aris through December 31, 2024. On December 3, 2024, the Aris board discussed with Aris senior management the strategic rationale with respect to the potential acquisition, including synergies, additional scale and complementary asset positions of the combined company.

During December 2024, each of Aris and Company A continued to explore the potential transaction, including conducting diligence on each other’s assets, operations and contingent liabilities, evaluating potential synergies and exchanging preliminary drafts of a definitive acquisition agreement. Further discussions were suspended in December 2024 given disagreement on value and due diligence matters.

In early February 2025, Amanda Brock, Chief Executive Officer of Aris, had a meeting with the chief executive officer of Company C. At the meeting, the parties discussed the possibility of a potential business combination between Aris and Company C. The chief executive officer of Company C indicated he would discuss the potential transaction with the chairman of the Company C board.

On March 5, 2025, Ms. Brock met with the chief executive officer of Company C to discuss a potential business combination between Aris and Company C.

On April 2, 2025, representatives of the financial advisor of Company C contacted a representative of Citi, Aris’s financial advisor, to discuss, among other things, the sharing of information between Aris and Company C and the status of a mutual confidentiality agreement.

On April 3, 2025, Ms. Brock met with Jonathon VandenBrand, Senior Vice President, Commercial of WES. At the meeting, Mr. VandenBrand indicated that WES was interested in exploring a strategic relationship with Aris.

On April 4, 2025, Aris executed a mutual confidentiality agreement with Company C to exchange certain confidential information on customary terms. The confidentiality agreement with Company C included a standstill provision in favor of Aris that would terminate if Aris entered into a business combination with a third party.

Also on April 4, 2025, a representative of Company B contacted Ms. Brock to discuss, among other things, a potential meeting between the management teams of Company B and Aris to discuss a potential strategic combination.

On April 9, 2025, members of Company B’s management team met with members of Aris management to present the strategic rationale for Aris and Company B to pursue a strategic combination. During that meeting, the Company B representative discussed key terms of a proposal to be delivered later that day.

Later that day, Aris received a non-binding written proposal from Company B. The proposal indicated that Company B would be interested in pursuing a transaction whereby Aris would acquire Company B on terms that would result in a majority of Aris Common Stock being held by Company B equityholders. In addition, Company B’s proposal included (i) the issuance of Aris Class A Common Stock at an indicative share price of $30.00 per share, (ii) a concurrent acquisition by an affiliate of Company B of approximately $50.0 million in assets from Aris, (iii) the issuance of $300.0 million of Aris Class A Common Stock in a private placement transaction for recapitalization purposes, and (iv) a 30-day exclusivity period. Company B’s proposal also included a debt financing transaction by Aris with proceeds utilized to refinance existing debt and preferred equity of Company B.

On April 11, 2025, a member of Company B’s management team contacted Ms. Brock with respect to the valuation included in Company B’s April 9 proposal.

Also on April 11, 2025, Ms. Brock had a call with the chief executive officer of Company C to discuss Company C’s internal process for evaluating a potential transaction between Aris and Company C and key topics to be addressed at an upcoming management presentation by Aris to Company C.

On April 16, 2025, Ms. Brock and Oscar Brown, Chief Executive Officer of WES, met to discuss their respective companies.

On April 21, 2025, Mr. VandenBrand communicated to Ms. Brock that WES was interested in pursuing a mutual confidentiality agreement with Aris to explore a potential transaction between the parties.

On April 22, 2025, members of Aris management, including Ms. Brock and Dylan Van Brunt, Chief Operating Officer, Stephan Tompsett, Chief Financial Officer, Robert Hunt, Jr., Chief Legal Officer, and

David Tuerff, Senior Vice President of Finance & Investor Relations, met with senior members of Company C’s management team for an Aris management presentation. Ms. Brock provided a summary of Aris’s key assets, financial history and operational track record as well as the rationale for both Company C and Aris in pursuing a potential business combination. In addition, Mr. Van Brunt provided an overview of Aris’s health, safety and environmental performance and programs and, together with Mr. Tompsett, Mr. Tuerff, reviewed, among other things, Aris’s current strategic positions, growth opportunities and current financial outlook.

On April 24, 2025, Aris executed a mutual confidentiality agreement with Company B to exchange certain confidential information on customary terms. The confidentiality agreement with Company B included a standstill provision in favor of Aris that would terminate if Aris entered into a business combination with a third party.

On May 1, 2025, Company B provided Aris an overview presentation of Company B’s business and operations in connection with its evaluation of a potential transaction between Aris and Company B. The presentation included a summary of the expected combined company’s asset base, contracted volumes forecasts and economic growth opportunities.

On May 7, 2025, Mr. VandenBrand communicated with Ms. Brock regarding the terms of the mutual confidentiality agreement that WES and Aris had under negotiation.

On May 12, 2025, Aris and WES executed a mutual confidentiality agreement to exchange certain confidential information on customary terms. The agreement included a standstill provision in favor of Aris that would terminate if Aris agreed to a business combination with a third party.

On May 13, 2025, members of Aris management, including Messrs. Tompsett, Van Brunt and Tuerff and Drew Dixon, Senior Vice President of Land, Legal and Regulatory, met with senior members of Company C’s management team to discuss potential commercial and operational synergies, pro forma operations and asset due diligence.

On May 16, 2025, in accordance with the directives of Aris, representatives of Citi met with representatives of Company C’s financial advisor to discuss the May 13, 2025, management meeting and Company C’s process for evaluating a potential transaction. Representatives of Company C’s financial advisor indicated that Company C’s base case for an acquisition of Aris would be an all-equity transaction. Following that discussion, however, no formal indications of interest or non-binding proposals were provided by either Aris or Company C regarding an acquisition of Aris by Company C.

On May 19, 2025, members of Aris management, including Ms. Brock and Messrs. Hunt, Van Brunt, Tompsett, Tuerff and Dixon, met with senior members of WES’s management team, including Messrs. Brown and VandenBrand, and Jonathan Greenberg, Vice President, Head of Corporate Development and New Business Ventures, Christopher Dial, Senior Vice President, General Counsel and Secretary, and Kristen Shults, Senior Vice President and Chief Financial Officer, for an Aris management presentation. Ms. Brock provided a summary of Aris’s key assets, financial history and operational track record as well as the rationale for both WES and Aris in pursuing a proposed business combination. In addition, Mr. Van Brunt provided an overview of Aris’s health, safety and environmental performance and programs as well as a summary of Aris’s growth pipeline. Mr. Van Brunt, together with Mr. Tompsett and Mr. Tuerff, also reviewed, among other things, Aris’s current strategic positions, growth opportunities and current financial outlook.

On May 20, 2025, Ms. Brock met with a representative of Company B to discuss a potential transaction between Company B and Aris. Following the meeting, the representative of Company B sent Ms. Brock a confidential information memorandum regarding the business and financial performance of an affiliated company of Company B and expressed interest in further discussions regarding a potential transaction, including due diligence matters.

Also on May 20, 2025, Mr. Brown communicated with Ms. Brock regarding the Aris management presentation held the previous day and indicated WES’s continued commitment to exploring a mutually agreeable transaction. Mr. Brown requested certain due diligence items focused on valuation and synergies to facilitate WES’s ability to provide an indication of value and structure.

On May 21, 2025, the Aris board held its regularly scheduled quarterly meeting. The Aris board discussed with Ms. Brock and Messrs. Tompsett, Tuerff, Van Brunt and Hunt, potential strategic alternatives, including potential transactions with WES, Company B and Company C and Aris’s continuing to operate as a stand-alone company. Ms. Brock provided the Aris board with an overview of considerations with respect to the proposed transactions with each counterparty, including commercial and operational synergies, vertical integration opportunities and potential integration and valuation risks. Ms. Brock also provided an overview of each potential counterparty’s business and asset base. Messrs. Tompsett and Tuerff then presented the strategic rationale for a potential transaction with WES, share price and exchange ratio performance, accretion analysis, historical trading multiples of Aris and WES and indicative exchange ratios, including implied premiums.

Also on May 21, 2025, Aris sent a non-binding written proposal to Company A with respect to an acquisition of Company A by Aris.

On May 28, 2025, members of Aris management, including Ms. Brock and Messrs. Tompsett, Van Brunt, Tuerff and Dixon, Nick Patterson, Chief Commercial Officer, and Lisa Henthorne, Chief Scientist, met with senior members of WES’s management team, including Messrs. Brown, VandenBrand and Greenberg and Ms. Shults, for a business due diligence discussion. Representatives of Citi attended this meeting on behalf of Aris and representatives of Bank of America attended this meeting on behalf of WES. Ms. Brock and Messrs. Tompsett and Van Brunt provided a summary of Aris’s current strategic positions and commercial pipeline, a review of its current financial outlook and the rationale for WES and Aris in pursuing a proposed business combination, including the opportunity for significant system optimization and capital efficiency opportunities through integration into a larger, better capitalized, investment grade company with assets spanning all commodities across the full midstream value chain. In addition, Mr. Van Brunt discussed the companies’ complementary positions in the southern and northern portions of the Delaware Basin in the Permian, which would position the combined company as a full-cycle water and midstream provider.

On June 3, 2025, Ms. Brock had a call with Mr. Greenberg to discuss WES’s recent due diligence requests, the tax analysis related to the Tax Receivable Agreement upon a change of control, feedback on Aris’s project materials and the anticipated timing for WES to provide an indication of interest regarding the proposed transaction between Aris and WES.

On June 6, 2025, Ms. Brock had a discussion with Mr. Brown regarding the status of a potential transaction between Aris and WES, including the reaffirmation of the anticipated timing for a proposal from WES, questions related to its tax analysis, the Tax Receivable Agreement, potential transaction structures, investor considerations and the strategic benefits and synergies of a combined business.

On June 10, 2025, members of Aris senior management met with representatives of Company A to discuss Company A’s overall business operations and a potential acquisition by Aris of Company A.

On June 11, 2025, WES sent Aris a non-binding indication of interest. The proposal contemplated a unit-for-stock merger in which each outstanding share of Aris Common Stock would be valued at $26.50, payable in the form of newly issued WES Common Units, reflecting a 15% premium over the volume-weighted average price of Aris Common Stock of $23.06 over the 30 trading days through June 11, 2025. The proposal also assumed that the Tax Receivable Agreement would be terminated at the closing of the proposed transaction with no early termination payment and provided that the parties would enter into an exclusivity agreement establishing a 30-day exclusivity period.

On June 16, 2025, representatives of Company B made a presentation to Ms. Brock, Messrs. Tompsett, Van Brunt and Tuerff, William Zartler, Executive Chairman of the Aris board, and Jacinto Hernandez, an Aris board member, regarding a potential transaction with Company B. The presentation included a summary of the initial strategic rationale for the transaction, operational synergies, and the financial profiles of Aris and Company B on a standalone and pro forma basis.

Separately on June 16, 2025, the chief executive officer of Company C indicated to Ms. Brock that Company C would not make a proposal to Aris.

During the week of June 16, 2025, Ms. Brock and a representative of Company B corresponded regarding a potential transaction with Company B, including a potential asset sale, a request for the representative of Company B to provide certain due diligence information and arranging meetings to discuss potential synergies.

On June 17, 2025, the Aris board met with members of Aris senior management and representatives of Citi to discuss potential strategic alternatives, including certain transactions that Aris was then evaluating. Ms. Brock provided an overview to the Aris board of the status of discussions with each of Company A, Company B, Company C and WES. Ms. Brock also discussed the status quo of Aris continuing as a stand-alone company and potential business combinations with other strategic counterparties. Representatives of senior management then led a discussion of certain potential benefits that could be realized from a potential transaction with Company A (synergy and additional scale and complementary asset positions in the northern portion of the Delaware Basin), Company B (commercial and operational synergies and strengthening Aris’s status as the leading pure-play water infrastructure company), and WES (complementary positions in the northern and southern portions of the Delaware Basin, increased scale, investment grade credit rating and positioning the combined company as a full-cycle water and midstream provider), as well as certain potential risks associated with Company A (valuation expectations, potential ongoing liabilities and concerns regarding growth trajectory), Company B (materially higher leverage levels, certain positions outside the northern portion of the Delaware Basin that could be quality dilutive and integration risks), and WES (structure considerations). Citi discussed with the Aris board, among other things, the potential business combination with WES, key financial terms of the June 11 proposal received from WES, Aris management’s strategic rationale for the proposed business combination with WES, implied transaction metrics, historical trading prices and multiples of Aris and WES, relative exchange ratios of Aris Class A Common Stock and WES Common Units, and certain preliminary illustrative pro forma financial impacts of such combination.

Also during the meeting, Ms. Brock and Mr. Tompsett reviewed the key terms of the Tax Receivable Agreement, including the treatment of similar agreements in precedent transactions based on publicly available information, and discussed with the Aris board potential conflicts of interest with respect to the Tax Receivable Agreement, including payments due thereunder in connection with a change of control and the potential for negotiating an amendment to the Tax Receivable Agreement to reduce such payments in connection with a transaction with WES (a “Potential Amendment”). Mr. Hunt summarized the process to oversee such conflicts through the Aris Audit Committee and Aris’s Related Person Transaction Policies and Procedures. In particular, Mr. Hunt explained that under the terms of the Tax Receivable Agreement, if Aris experienced a change of control (which, as defined under the Tax Receivable Agreement, includes certain mergers, asset sales and other forms of business combinations and change of control events, including those contemplated by the potential business combinations with WES, Company B and Company C), then Aris would be required to make an immediate lump-sum cash payment equal to the present value of hypothetical future payments that could be required to be paid under the Tax Receivable Agreement, as calculated based on certain valuation assumptions contained in the Tax Receivable Agreement (“Early Termination Payment”). If such Early Termination Payment were triggered, then it would result in payments to the 83 TRA Holders, including members or affiliates of members of the Aris board, specifically Ms. Brock and Mr. Zartler and affiliates of Howard Keenan and Andrew O’Brien, which raised potential conflicts of interest. Mr. Hunt explained that, if a definitive agreement for a potential transaction was reached, (i) the Aris board, comprised of a majority of directors who have no interest in the Tax Receivable Agreement or the Early Termination Payment (the “Disinterested Directors”), would be responsible for reviewing and approving any change of control or sale transaction, and (ii) the Aris Audit Committee, as the committee responsible for reviewing and approving related party transactions, would be responsible for reviewing and approving any Potential Amendment in accordance with Aris’s Related Person Transaction Policies and Procedures.

The Aris board then discussed the proposed business combination with WES and the Tax Receivable Agreement, including the Potential Amendment, the treatment of similar agreements in precedent transactions and the role of the Aris Audit Committee in reviewing and approving the Potential Amendment. Mr. Hunt discussed with the Aris board its fiduciary duties in connection with a proposed transaction. The Aris board also discussed potential transactions with Company A, Company B and Company C, other potential counterparties, as well as Aris’s continuing as a stand-alone entity.

On June 20, 2025, Mr. Tuerff and Mr. Van Brunt met with representatives of Company B to discuss the capital expenditure outlook and overall business operations of both Aris and Company B.

On June 30, 2025, the Aris board met with members of Aris senior management to discuss, among other things, updates regarding discussions with WES and Company B, as well as a potential counterproposal to Company B. Mr. Hunt provided an overview of the structure of Company B and the proposed transaction, including the debt and equity financing that would be required to consummate a combination with Company B. Mr. Tompsett summarized a relative value analysis, and Mr. Van Brunt discussed potential commercial and operational synergies. Ms. Brock provided an overview of the proposed pro forma management team and board composition involved in a potential combination with Company B. Following the discussion, the Aris board authorized management to make a counterproposal to Company B with relative equity values of 55% to Aris and 45% to Company B and its affiliates and certain proposed governance matters of the combined company. The proposal contemplated that the Tax Receivable Agreement would remain outstanding.

On July 1, 2025, WES delivered a revised non-binding indication of interest. The proposal contemplated a merger in which each outstanding share of Aris Common Stock would be valued at $27.50 payable, at the option of Aris stockholders, in the form of newly issued WES Common Units or cash, subject to proration such that the aggregate cash paid would not exceed 25% of the total consideration, reflecting a 14.5% premium over the volume-weighted average price of Aris Common Stock of $24.01 over the 30 trading days through July 1, 2025, and a 15.2% premium to Aris’s July 1, 2025 closing price of $23.87. The revised non-binding indication of interest reflected WES’s valuation of Aris without any Tax Receivable Agreement liabilities, and on a per share basis, assuming that the Tax Receivable Agreement would be terminated at the closing of the proposed transaction with no early termination (or other) payments resulting in separate value transfers. The revised non-binding indication of interest also requested that the parties enter into an exclusivity agreement establishing a 30-day exclusivity period.

On July 2, 2025, Aris sent a non-binding counterproposal to representatives of Company B consistent with the terms authorized by the Aris board on June 30, 2025.

On July 7, 2025, the Aris board met with members of Aris senior management and representatives of Citi to receive an update from Aris senior management on ongoing discussions regarding the potential transactions involving Company B and WES. Ms. Brock provided an overview of the latest proposal Aris had received from WES and identified the potential strategic benefits of a combination with WES given its complementary asset base, investment grade balance sheet and increased size and scale. Citi further outlined the WES proposal and certain preliminary financial information with respect to a potential business combination with WES, including potential synergies expected by Aris management to result from a transaction with WES. The Aris board then discussed the latest WES proposal, the strategic rationale for the potential transaction and the range of outcomes should Aris decide to continue as a stand-alone company versus combine with WES. Ms. Brock reviewed with the Aris board the Tax Receivable Agreement, including Aris’s obligation to pay a lump-sum Early Termination Payment in connection with a change of control, and historical early termination payments paid in precedent transactions based on publicly available information. At the conclusion of the meeting, the Aris board authorized management to engage with WES on definitive documentation for the proposed transaction, subject to continuing discussions on valuation.

On July 8, 2025, Ms. Brock informed Mr. Brown that the Aris board had authorized Aris management to engage with WES on definitive documentation, but that Aris was unwilling to accept the 30-day exclusivity period proposed by WES in its July 1, 2025 non-binding indication of interest. Mr. Brown indicated that he would instruct Vinson & Elkins LLP, outside counsel to WES, to prepare a draft of the Merger Agreement.

On July 10, 2025, Aris sent an updated non-binding written proposal to Company A with respect to an acquisition of Company A by Aris.

During the week of July 14, 2025, the Aris Audit Committee engaged Morris, Nichols, Arsht & Tunnell LLP as legal counsel and Houlihan Lokey, Inc. as financial advisor to the Aris Audit Committee with respect to the Potential Amendment. The Aris Audit Committee determined, based on Morris Nichols’s independence, experience with public mergers and acquisitions, familiarity with tax receivable agreements and prior representations of committees of Delaware corporations generally, that Morris Nichols had the requisite expertise and was well qualified to advise the Aris Audit Committee with respect to the Potential Amendment and potential conflicts of interest that might exist with respect to the Potential Amendment. The Aris Audit Committee also determined that Houlihan Lokey, based on its independence, experience with public mergers and acquisitions and familiarity with tax receivable agreements and representations of committees generally, had the requisite expertise and was well qualified to advise the Aris Audit Committee with respect to the Potential Amendment.

On July 14, 2025, WES shared a draft of the Merger Agreement with Aris. The draft contemplated, among other things, (a) a series of mergers pursuant to which Aris and Aris OpCo would become subsidiaries of WES, with the transaction structured to allow holders of Aris Class A Common Stock and Aris OpCo Stapled Units the option to elect either all WES Common Units at an unspecified exchange ratio, all cash (capped at 25% of the aggregate merger consideration) at an unspecified amount of cash per share of Aris Class A Common Stock or Aris OpCo Stapled Units or a mix of cash and WES Common Units also at an unspecified exchange ratio and cash per share amount; (b) the transaction qualifying as a tax-deferred exchange under Section 721(a) of the Code for equity consideration and as a taxable sale for cash consideration; (c) certain Aris stockholders delivering support agreements at the signing of the Merger Agreement, which would only terminate if the Merger Agreement is terminated but not upon a change of recommendation by the Aris board, and those stockholders would be required to elect to receive WES Common Units in the proposed transaction; (d) a non-solicitation provision, which would restrict Aris from soliciting alternative acquisition proposals during the interim period, subject to certain exceptions; (f) no ability of Aris to terminate the Merger Agreement to enter into a Superior Offer; (g) a “force the vote” provision that would require that Aris convene its stockholder meeting with respect to the Merger Proposal irrespective of a change in recommendation of the Aris board; (h) a termination fee, payable by Aris in certain circumstances, equal to 4.25% of Aris’s implied enterprise value in the potential transaction; and (i) expense reimbursement, payable by Aris to WES if, among other things, Aris’s stockholders failed to approve the proposals presented to stockholders with respect to the Merger Agreement at Aris’s special meeting and no termination fee was otherwise payable, up to a cap equal to 1.0% of Aris’s implied enterprise value in the potential transaction. The draft also expressly provided that WES would use reasonable best efforts to obtain approvals required by U.S. antitrust authorities but did not include any express divestiture standard in the event that U.S. antitrust authorities required remedies of WES under the HSR Act in order to complete the transaction.

Over the next three weeks until the signing of the Merger Agreement on August 6, 2025, WES and Aris, together with their respective advisors, engaged in confirmatory due diligence efforts and negotiations with respect to the Merger Agreement and related transaction documents.

On July 15, 2025, the Aris Audit Committee met with Aris management and representatives of Morris Nichols, Gibson, Dunn & Crutcher LLP, counsel to Aris, and Deloitte & Touche LLP, tax advisors to Aris, to discuss the role of the Aris Audit Committee in connection with the potential business combination transaction, including the Potential Amendment, the process for evaluating and reviewing a Potential Amendment and the role of an independent financial advisor to assist the Aris Audit Committee in its evaluation. Among other things, the participants discussed that any conflicts arising from the fact, in and of itself, that an Early Termination Payment is triggered upon a change of control would ultimately be addressed by the Aris board (comprised of a majority of Disinterested Directors), and that, in light of Aris’s Related Person Transaction Policies and Procedures and for practical purposes, conflicts (if any) arising from a Potential Amendment would be addressed by the Aris Audit Committee in the first instance. A representative of Morris Nichols provided an overview of the Aris Audit Committee’s fiduciary duties under Delaware law, including that, in considering any Potential Amendment, the Aris Audit Committee should act in the best interests of Aris stockholders other than the counterparties to the Tax Receivable Agreement. Representatives of Deloitte then led a discussion of considerations with respect to transactions involving entities with an “Up-C” structure and tax considerations with respect to the Tax Receivable Agreement. Participants also discussed potential considerations regarding negotiations with each of the Majority TRA Holders (as defined in the TRA Amendment).

On July 18, 2025, Ms. Brock had meetings with representatives of each of WES and Company B. Ms. Brock had a call with a representative from Company B to discuss the July 2, 2025 proposal from Aris, including Company B’s position on board composition and ownership split and the proposed management transition structure.

Ms. Brock met with Mr. Brown and Ms. Shults, during which Mr. Brown and Ms. Shults presented an overview of WES’s operational performance and financial outlook for 2025. Later that day, Ms. Brock called Mr. Brown to provide updates on the proposed business combination between Aris and WES, including the status of due diligence and key upcoming meetings. Ms. Brock and Mr. Brown also discussed the potential exchange ratio, progress on the Merger Agreement, including terms related to the proposed lock-up period for certain Aris stockholders, the Support Agreements and the termination fee.

On July 21, 2025, representatives of Gibson Dunn sent a draft of the TRA Amendment to Morris Nichols and Aris.

On the same day, Ms. Brock spoke with a representative of Company B to discuss the status of negotiations regarding the proposed transaction with Company B, including Company B’s focus on board composition and management selection, as well as the anticipated timeline for a revised proposal from Company B.

Ms. Brock also spoke with a representative of Company A to discuss the status of Aris’s proposal to acquire Company A set forth in Aris’s July 10, 2025 proposal. The representative for Company A indicated to Ms. Brock that Company A would not accept Aris’s proposed terms and that Aris would not be proceeding in its formal process. However, the representative for Company A stated that they would notify Ms. Brock if Company A decided to pursue an alternative transaction structure that enabled Company A to reconsider Aris’s proposed terms.

Ms. Brock also met with Mr. Brown to discuss, among other things, compensation, retention and severance arrangements for Aris employees in connection with the proposed transaction.

Also on July 21, 2025, the WES GP board met with WES’s management and representatives from Bank of America to discuss, among other items of business, the status of WES’s proposal to merge with Aris. Mr. Greenberg provided an update regarding the potential transaction, including key terms of the Merger Agreement and the due diligence and financial analysis completed by WES to date. The WES GP board then discussed various aspects of the transaction with WES’s management.

On July 22, 2025, the Aris Audit Committee met with Aris management and representatives of Morris Nichols, Gibson Dunn, Deloitte and Houlihan Lokey. Ms. Brock provided an overview of the history of negotiations regarding a potential transaction with WES. Ms. Brock also provided an overview of related preliminary discussions with the Majority TRA Holders with respect to their willingness to accept a discount to the Early Termination Payment in connection with a potential transaction with WES. The Aris Audit Committee then discussed next steps with respect to pursuing agreement on any such discount. Representatives of Houlihan Lokey provided an overview of its process in advising the Aris Audit Committee and discussed with the Aris Audit Committee and its other advisors potential approaches to negotiating a potential discount to the Early Termination Payment and the financial metrics and information with respect to the Tax Receivable Agreement that the Aris Audit Committee sought to receive in connection with such negotiations. Representatives of Deloitte then led a discussion with respect to certain financial metrics related to the Tax Receivable Agreement, as reflected in materials sent to the Aris Audit Committee ahead of the meeting, and responded to questions from the Aris Audit Committee. The Aris Audit Committee authorized management, with the assistance of the Aris Audit Committee’s advisors and Deloitte, to engage in negotiations with the Majority TRA Holders, subject to certain process guidelines and oversight by the Aris Audit Committee, as discussed with the Aris Audit Committee. Over the next three weeks until the signing of the TRA Amendment on August 6, 2025, WES, Aris, the Aris Audit Committee and the Majority TRA Holders, together with their legal advisors, engaged in negotiations with respect to the TRA Amendment.

Also on July 22, 2025, representatives of Gibson Dunn sent a revised draft of the Merger Agreement to representatives of Vinson & Elkins, which draft included the following key changes to the draft of the Merger Agreement received from Vinson & Elkins on July 14, 2025: (a) limiting the scope of Aris stockholders that would deliver support agreements, with a step-down to 30% of the voting power of Aris outstanding common stock in the event the Aris board changes its recommendation, and removing the requirement that those stockholders would be required to elect to receive only WES Common Units in connection with the proposed transaction; (b) revising the non-solicitation provision to remove the “force the vote” requirement, modify Aris’s obligations under the provision and permit Aris to terminate the Merger Agreement to accept a Superior Offer; (c) reducing the amount of the termination fee payable by Aris in the event the Merger Agreement is terminated in certain circumstances to 2.0% of Aris’s implied equity value; and (d) reducing the amount of the proposed expense reimbursement cap to $5.0 million. The draft also revised the efforts standard pertaining to obtaining the approval of U.S. antitrust authorities such that WES would not be required to divest assets or accept any remedy that would limit its freedom of action with respect to, or its ability to retain, any businesses or assets of WES, Aris or any of their respective subsidiaries if such action would, individually or in the aggregate, reasonably be expected to have a material adverse effect on WES, Aris or their respective subsidiaries, assuming a consolidated entity of the size and scale of a hypothetical company that was 100% of the size of Aris and its subsidiaries, taken as a whole.

On July 24, 2025, Mr. Brown met with Mr. O’Brien, Chief Financial Officer and Executive Vice President, Strategy and Commercial of ConocoPhillips and an Aris director, to discuss, among other things, WES’s business generally, other past and current business between WES and ConocoPhillips and WES’s intentions for the combined water businesses of WES and Aris. They also discussed the terms of the Support Agreement as negotiated to date.

On July 25, 2025, the Aris Audit Committee met with Aris management and representatives of Houlihan Lokey, Morris Nichols and Gibson Dunn to review and discuss (i) with management and Houlihan Lokey, respectively, matters regarding financial metrics related to the Tax Receivable Agreement and the Early Termination Payment required thereunder and the treatment of tax receivable agreements in precedent transactions, and (ii) next steps with respect to communications and negotiations with the Majority TRA Holders. The Aris Audit Committee discussed information regarding precedent transactions and negotiation strategies for achieving an Early Termination Payment discount, as well as a request from management that it be authorized to pursue a discount that would result in payment of between 40% - 50% of the full estimated contractual entitlement. Following this discussion, as well as consideration of the impact on the present value of payments under the Tax Receivable Agreement of various sensitivities and of the potential effects of various discounts to the full estimated contractual entitlement on the price per share that may be paid in any transaction with WES, the Aris Audit Committee directed management to negotiate with the Majority TRA Holders targeting a discount that would result in payment of 40% of the Early Termination Payment, recognizing this might result in negotiations regarding a discount that would result in payment of up to 50%. The Aris Audit Committee also authorized the preparation of materials to support ongoing negotiations along the lines discussed at this meeting, and such materials were subsequently provided to the Majority TRA Holders.

Also on July 25, 2025, representatives of Vinson & Elkins sent a revised draft of the Merger Agreement to representatives of Gibson Dunn, which included the following key changes to the draft of the Merger Agreement received from Gibson Dunn on July 22, 2025: (a) expanding the scope of Aris stockholders that would deliver support agreements to include Ms. Brock, with a proposed step-down to 35% of the voting power of Aris outstanding common stock in the event the Aris board changes its recommendation; (b) generally accepting the efforts standard pertaining to obtaining the approval of U.S. antitrust authorities, with modifications relating to the scope of the assets subject to such standard; (c) accepting the inclusion of Aris’s ability to terminate the Merger Agreement to accept a Superior Offer; (d) increasing the proposed expense reimbursement cap to $15.0 million, and (e) increasing the termination fee payable by Aris from 2.0% of Aris’s implied equity value to $70.0 million. In addition, representatives of Vinson & Elkins sent representatives of Gibson Dunn a draft of the form Support Agreement, which proposed that each of the Supporting Stockholders would enter into such agreement concurrently with the signing of the Merger Agreement and agree to vote the Aris Common Stock or Aris OpCo Units held by them in favor of the Merger Agreement Proposal and any other matter required to be approved by Aris stockholders to effect the Mergers. The draft of the form Support Agreement also included a potential lock-up provision for certain stockholders.

On the same day, Ms. Brock corresponded with Mr. Brown in connection with their July 21, 2025 discussion to provide a proposal with respect to compensation, retention and severance arrangements for Aris employees in connection with the proposed transaction.

On July 26, 2025, Company B delivered a response to the July 2, 2025 counterproposal from Aris, which contemplated, among other things, relative equity values of 48% to Aris and 52% to Company B and its affiliates, five of nine seats on the Aris board held by affiliates of Company B and three seats filled by independent directors, the appointment of the chief executive officer of Company B as Chief Executive Officer and the appointment of Ms. Brock as Vice Chairman of the Aris board.

On July 27, 2025, representatives of Gibson Dunn sent representatives of Vinson & Elkins a draft of the TRA Amendment, which reflected the termination of the Tax Receivable Agreement and an unspecified TRA Termination Payment payable to the TRA Holders in accordance with the draft TRA Amendment.

On July 28, 2025, the Aris board met with members of Aris senior management and representatives of Gibson Dunn, Citi and Deloitte. Representatives of Houlihan Lokey also attended to observe the meeting at the request of the Aris Audit Committee. A representative of Gibson Dunn led a discussion with the Aris board regarding the Aris board’s fiduciary duties under Delaware law in connection with the potential transaction and discussed legal considerations related to actual or potential conflicts of members of the Aris board that could arise in connection with the evaluation of the potential transaction. Following the presentation by Gibson Dunn and discussions with management and Gibson Dunn, the Aris board adopted resolutions (a) confirming that a majority of the members of the Aris board, including Messrs. Colonnetta, Hernandez, Templin and Yzaguirre and Ms. Coy (i) are not a party to the potential transaction with WES or the Potential Amendment, (ii) satisfied the applicable criteria for director independence under NYSE rules and (iii) did not have a material interest in the potential transaction with WES or the Potential Amendment or a material relationship with a person having such a material interest, and accordingly, such directors constituted Disinterested Directors, and (b) formally delegating to the Aris Audit Committee the power and authority to, among other things, (i) perform due diligence on and financial analyses with respect to the Potential Amendment; (ii) consider, review and evaluate the terms and conditions of a Potential Amendment; (iii) consult with, advise, direct, and/or oversee management of Aris in connection with discussions concerning potential terms and conditions of a Potential Amendment; (iv) determine whether any Potential Amendment is in the best interest of Aris; and (v) determine whether to approve (including in accordance with Aris’s Related Person Transaction Policies and Procedures), and to recommend that the Aris board approve, the Potential Amendment, provided final approval and authorization of the Potential Amendment would require approval of the Aris board. The Aris board also resolved that it would not approve and authorize the Potential Amendment without a prior favorable recommendation of such action by the Aris Audit Committee. Following the adoption of resolutions, representatives of Citi, Deloitte and Houlihan Lokey joined the meeting. Aris management led a discussion with respect to discussions with WES, the Potential Amendment, and discussions with other counterparties. Citi reviewed with the Aris board the potential business combination with WES and Citi’s preliminary financial analysis with respect to such potential business combination. Representatives of Gibson Dunn reviewed the terms of the existing drafts of the Merger Agreement and the other transaction documents.

Also on July 28, 2025, the Aris Audit Committee met with Aris management and representatives of Morris Nichols, Houlihan Lokey, Gibson Dunn, Deloitte and Citi. Aris management provided an update regarding ongoing discussions with the Majority TRA Holders. The Aris Audit Committee discussed the status of negotiations, including the potential effects of various discounts to the Early Termination Payment under the Tax Receivable Agreement on the price per share that may be paid in any transaction with WES, and noted its preference for a discount generally closer to 40% of the full estimated entitlement, which was estimated to result in a TRA Termination Payment of approximately $75.0 million and a price per share (assuming the TRA Termination Payment was deducted from the $27.50 price per share contained in the July 1, 2025 non-binding indication of interest from WES) of $26.30.

On July 29, 2025, representatives of Gibson Dunn sent a revised draft of the Merger Agreement to representatives of Vinson & Elkins, which included the following key changes to (or acceptances of changes to) the draft of the Merger Agreement received from Vinson & Elkins on July 25, 2025: (a) a step-down in the Support Agreements to 35% of the voting power of Aris outstanding common stock in the event the Aris board changes its recommendation; (b) lowering the termination fee payable by Aris to 2.25% of Aris’s implied equity value in the proposed transaction; and (c) lowering the expense reimbursement cap payable by Aris to $8.0 million. In addition, the revised draft included modifications relating to the treatment of Aris equity-based awards to provide for conversion mechanics and vesting provisions for continuing and non-continuing employees.

Also on July 29, 2025, representatives of the Majority TRA Holders spoke with Mr. Zartler and indicated a willingness to agree to a discounted TRA Termination Payment of approximately $90.0 million in lieu of the full Early Termination Payment, which was approximately 48% of the full estimated entitlement and would result in a price per share (assuming the TRA Termination Payment was deducted from the $27.50 price per share contained in the July 1, 2025 non-binding indication of interest from WES) of $26.06. Subsequently, the chair of the Aris Audit Committee informed Mr. Zartler that the Aris Audit Committee would not approve such a payment amount, but may consider a discounted TRA Termination Payment of approximately $80.0 million in lieu of the full Early Termination Payment, which was approximately 42.5% of the full estimated entitlement and would result in a price per share (assuming the TRA Termination Payment was deducted from the $27.50 price per share contained in the July 1, 2025 non-binding indication of interest from WES) of $26.22. Later that day, the chair of the Aris Audit Committee spoke with representatives of the Majority TRA Holders and conveyed the views of the Aris Audit Committee. The representatives of each Majority TRA Holder indicated a willingness to agree to a discounted payment of $80.0 million in lieu of the Early Termination Payment. The chair of the Aris Audit Committee subsequently had further discussions with the other Aris Audit Committee members regarding such potential TRA Termination Payment.

On July 30, 2025, the Aris Audit Committee met with Aris management and representatives of Morris Nichols, Houlihan Lokey, Gibson Dunn, Deloitte and Citi to receive an update regarding ongoing discussions with respect to the Potential Amendment. The Aris Audit Committee discussed the terms of the potential negotiated discount to the Early Termination Payment, and considered the impact of the negotiated discount on the overall transaction consideration, including the deal premium reflected in such per share price, as well as how such discount compared to discounts in certain precedent transactions. Following discussion, the Aris Audit Committee authorized management to communicate the potential negotiated discount and resulting TRA Termination Payment to WES.

On July 31, 2025, representatives of Gibson Dunn sent representatives of Vinson & Elkins a draft of Aris’s disclosure schedules that corresponded with the Merger Agreement.

Also on July 31, 2025, representatives of Gibson Dunn and Vinson & Elkins had a call to discuss the draft Merger Agreement. During the discussion, representatives of Vinson & Elkins presented WES’s final proposal of the amount of the termination fee and expense reimbursement cap of $60.0 million and $15.0 million, respectively. Later that day, representatives of Gibson Dunn sent representatives of Vinson & Elkins a revised draft of the form Support Agreement, which included the step-down provision contemplated in Gibson Dunn’s July 29, 2025 draft of the Merger Agreement and removed the lock-up provision for certain Aris stockholders.

On August 1, 2025, the Aris board met with members of Aris senior management and representatives of Gibson Dunn and Citi. The Aris board discussed the revised proposal from Company B and a proposed response thereto and received updates on the potential transaction with WES, including a related briefing on the Aris board’s fiduciary duties from Gibson Dunn. After discussion, the Aris board determined that the proposal from Company B was not an attractive option for Aris to pursue at this time and that the potential transaction with WES would provide more value to Aris stockholders. Ms. Brock then reviewed recent discussions with WES. The chair of the Aris Audit Committee provided an overview of the negotiations with respect to the TRA Amendment, including the proposed $80.0 million TRA Termination Payment and the $26.22 price per share that it would yield (assuming such payment was deducted from the $27.50 price per share contained in the July 1, 2025 non-binding indication of interest from WES). Gibson Dunn representatives discussed the Merger Agreement terms discussed with Vinson & Elkins, including the final proposed termination fee and expense reimbursement cap amounts. In light of the recent decline in the market price of Aris Class A Common Stock, the overall terms of the deal protections proposed in the draft Merger Agreement and other relevant matters, the Aris board authorized management to accept the amounts proposed by WES.

That same day, representatives of Vinson & Elkins sent representatives of Gibson Dunn a revised draft of the TRA Amendment, which reflected certain structural changes to the amendment, and a draft of WES’s disclosure schedules that corresponded with the Merger Agreement.

From August 2, 2025 to August 5, 2025, representatives of Vinson & Elkins and Gibson Dunn negotiated the open terms of the Merger Agreement and related documents.

Between July 1, 2025 (the date on which WES delivered its revised proposal of $27.50 per share) and August 4, 2025, the trading price per share of Aris Class A Common Stock ranged from $24.71 to $19.47. The share price closed at $23.87 on July 1, 2025 and at $19.75 on August 4, 2025.

On August 4, 2025, the WES GP board conducted its regularly scheduled meeting with WES management. During an executive session thereof, WES management provided further updates regarding the potential transaction, including WES’s findings following its due diligence review of Aris, the terms of the Merger Agreement as negotiated to date, and certain risks and mitigants potentially affecting the transaction. The attendees discussed WES’s proposals to date and the valuation considerations behind the same, including the potential for revising WES’s then-current proposal to reflect a lower per share price.

On the evening of August 4, 2025, based on revisions to the valuation assumptions following the substantial completion of WES’s confirmatory due diligence and in light of recent Aris stock price performance and market volatility, Mr. Brown delivered a revised proposal to Ms. Brock that reduced the per share consideration to $25.00 per share and contemplated that the TRA Termination Payment would be $80.0 million in cash. In so doing, Mr. Brown indicated that the $25.00 per share price was the maximum price WES was willing to pay for the Aris Class A Common Stock. Mr. Brown also indicated that this was the maximum price even if the TRA Termination Payment were further reduced below $80.0 million. Mr. Brown also noted to Ms. Brock WES’s expectation of a positive market reception to WES’s August 6, 2025 earnings release, in view of WES’s second quarter financial performance and anticipated plant expansion announcement.

Later that evening, representatives of Gibson Dunn discussed WES’s updated proposal with representatives of Vinson & Elkins, including Aris’s expectation that, if WES’s revised proposal were accepted, there would be a proportionate reduction in the termination fee and expense reimbursement amounts.

On August 5, 2025, the Aris board met with members of Aris senior management and representatives of Gibson Dunn and Citi to discuss the status of the potential transaction with WES. Representatives of Houlihan Lokey also attended to observe the meeting at the request of the Aris Audit Committee. The Aris board discussed the reduction in the proposed price from $27.50 per share of Aris Class A Common Stock and Aris OpCo Stapled Units to $25.00 and the reasoning for the reduction, including the matters discussed between Mr. Brown and Ms. Brock on August 4, 2025 and that WES’s prior proposal assumed that no Early Termination Payment would be made. The Aris board also discussed with the chair of the Aris Audit Committee and its representative, Houlihan Lokey, the proposed $80.0 million for the TRA Termination Payment, which then represented 43.6% of the Early Termination Payment based on the lower per share price. Representatives of Gibson Dunn reviewed the Aris board’s fiduciary duties in connection with a proposed transaction.

Also on August 5, 2025, the Aris Audit Committee met with Aris management and representatives of Morris Nichols, Gibson Dunn, Houlihan Lokey and Citi to discuss the revised proposal from WES. Aris management provided an overview of discussions it had with WES regarding this revised proposal. The Aris Audit Committee discussed the implications of the revised proposal and directed representatives of Morris Nichols and Gibson Dunn to make further inquiries regarding the possibility of increasing the per share price in the Mergers through a reduction to the TRA Termination Payment.

Later that day, as directed by the Aris Audit Committee, representatives of Gibson Dunn and Morris Nichols met with representatives of Vinson & Elkins to discuss the revised proposal, including the reasoning for the revised proposal. During this discussion, representatives of Vinson & Elkins generally confirmed what Mr. Brown had conveyed to Ms. Brock on the evening of August 4, 2025, including WES’s focus on investor perception of the transaction premium relative to Aris’s current trading price, in view of the fact that the transaction was to be predominantly financed with equity consideration.

Finally, on August 5, 2025, WES’s management requested that the WES GP board approve WES’s entry into the Merger Agreement via written consent. After considering the extensive discussions to date, the negotiated terms of the Merger Agreement, and the other key aspects of the transaction, the WES GP board, acting by written consent, unanimously: (i) determined that it was in the best interests of WES and its unitholders for the WES Parties to enter into the Merger Agreement, (ii) approved and adopted the terms of the Merger Agreement, the WES Parties’ entry into the Merger Agreement, and the consummation of the transactions contemplated thereby, and (iii) approved and adopted the form of the Support Agreement and the TRA Amendment, and the applicable WES Parties’ entry into, and consummation of, the transactions contemplated thereby.

On August 6, 2025, the Aris Audit Committee met with Aris management and representatives of Morris Nichols, Houlihan Lokey, Gibson Dunn and Citi to, among other things, discuss the proposed final terms of the TRA Amendment. A representative of Morris Nichols provided an overview of discussions it and Gibson Dunn had with Vinson & Elkins regarding the revised proposal. Following discussion, the Aris Audit Committee determined, in light of WES’s position, not to seek an additional reduction to the TRA Termination Payment.

Representatives of Houlihan Lokey discussed financial metrics regarding the TRA Termination Payment. A representative of Morris Nichols then advised the Aris Audit Committee members as to their fiduciary duties and duties under Aris’s Related Person Transaction Policies and Procedures in considering the TRA Amendment and then provided an overview of the terms of the TRA Amendment. At the end of the meeting, the Aris Audit Committee adopted resolutions (i) determining that the TRA Amendment is fair to, and in the best interests of, Aris and its stockholders (other than the members of the Aris board and officers of Aris who are, or whose affiliates are, entitled to a portion of any TRA Termination Payment), (ii) authorizing and approving the TRA Amendment, and (iii) recommending that the Aris board authorize and approve the TRA Amendment and Aris’s entering into the TRA Amendment.

Following the meeting of the Aris Audit Committee, the Aris board met with members of Aris senior management and representatives of Gibson Dunn and Citi to consider the proposed final terms of the Merger Agreement. Ms. Brock provided an update on the process, noting that no further discussions had been had with Company B or Company C since the last Aris board update on those potential transactions. Representatives of Gibson Dunn reviewed with the Aris board its fiduciary duties in connection with the proposed transaction and provided a summary of the terms of the Merger Agreement, the TRA Amendment and the Support Agreements. Also at this meeting, Citi reviewed its financial analysis of the Merger Consideration with the Aris board and rendered an oral opinion, confirmed by delivery of a written opinion dated August 6, 2025, to the Aris board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, the Merger Consideration to be received pursuant to the Merger Agreement by the holders of Aris Class A Common Stock and Aris OpCo Units, collectively as a group and as a single class of economically equivalent securities, was fair, from a financial point of view, to such holders (other than holders of Aris Class A Common Stock and/or Aris OpCo Units who are parties to the TRA Amendment and the Support Agreements, the WES Entities, and their respective affiliates, and other than Aris, as to which no opinion was expressed). Following discussion of the proposed transaction by the Aris board, the Aris board unanimously (i) determined that it was in the best interests of Aris and its stockholders for Aris to enter into the Merger Agreement, (ii) approved and declared advisable the Merger Agreement, the execution, delivery and performance thereof and the consummation of the transactions contemplated thereby, including the Mergers, (iii) approved and declared advisable the forms, terms and provisions of the Merger Agreement, the TRA Amendment and the Support Agreements, (iv) directed that the Merger Agreement be submitted to the Aris stockholders for their adoption, and (v) resolved, subject to the provisions of the Merger Agreement, to recommend adoption of the Merger Agreement by the Aris stockholders.

Following the Aris board meeting, Aris, WES and the other parties thereto executed the Merger Agreement, the Support Agreements and the TRA Amendment.

Following the closing of the U.S. stock markets on August 6, 2025, Aris and WES issued a joint press release announcing the Mergers. That same day, each of WES and Aris filed a Current Report on Form 8-K with the SEC announcing the Mergers.

Recommendation of Aris’s Board of Directors and Reasons for the Mergers

At a meeting held on August 6, 2025, the Aris board unanimously determined that it is advisable and in the best interests of Aris and its stockholders for Aris to enter into the Merger Agreement and approved and declared advisable the Merger Agreement, the execution, delivery and performance thereof and the consummation of the transactions contemplated thereby, including the Mergers. The Aris board unanimously recommends that Aris stockholders vote “FOR” the Merger Agreement Proposal.

In evaluating the proposed transaction, the Aris board consulted with Aris’s management and legal and financial advisors and, in reaching its determination and recommendation, the Aris board considered a number of factors. The Aris board also consulted with legal counsel regarding its duties and obligations and the terms of the Merger Agreement and related documents.

The factors were considered as a whole, without assigning relative weights to each such factor, and favored the conclusion of the Aris board that the Merger Agreement is advisable and in the best interests of Aris and its stockholders, including the following factors:

•	The aggregate value of the Merger Consideration to be received by Aris securityholders in the Mergers, which the Aris board regarded as attractive relative to other transactions and peer companies.

•

The Merger Consideration, with a value of approximately $24.90 per share, assuming the Mixed Election Consideration, or approximately $24.86 per share, assuming the Common Unit Election Consideration, based upon the closing price of WES Common Units on August 5, 2025 (the last trading date before the date of the Merger Agreement), was the highest price that WES would agree to pay and represented a premium of approximately:

•	23% to the closing price of Aris Class A Common Stock on the same date; and

•	20% to the volume-weighted average price of Aris Class A Common Stock for the 10 trading days prior to such date.

•

The Merger Agreement provides Aris securityholders with the ability to choose to receive the Mixed Election Consideration, the Common Unit Election Consideration or the Cash Election Consideration (subject to proration) for their shares of Aris Class A Common Stock or Aris OpCo Stapled Units and, following the Mergers, Aris securityholders receiving the Mixed Election Consideration or the Common Unit Election Consideration will have the opportunity to participate in the equity value of the combined company following the proposed transactions, including the future growth and expected synergies at the combined company, while also providing Aris securityholders electing to receive the Mixed Election Consideration or the Cash Election Consideration with the option to receive immediate value through the cash component of the Merger Consideration.

•

The exchange ratios with respect to the Mixed Election Consideration and the Common Unit Election Consideration are fixed and will not fluctuate in the event that the market price of WES Common Units increases relative to the market price of Aris Class A Common Stock between the date of the Merger Agreement and the closing of the Mergers.

•

The belief of the Aris board, given its strategic review process and review of growth initiatives to maximize stockholder value over the long term, that the proposed business combination with WES was superior to other available alternatives and it was unlikely that an alternative bidder would provide Aris securityholders with better consideration and terms than offered by WES in the Mergers.

•

Uncertainties regarding the stockholder value that might result from other alternatives available to Aris, including the alternative of entering into a transaction with another third party or remaining an independent public company, in each case considering execution risks, growth prospects, the potential for Aris securityholders to share in any future earnings growth of Aris’s businesses, continued capital expenditure requirements, cost of capital, costs to achieve growth, risks and uncertainties associated with its business plans or any alternative thereto, and the ability to achieve a higher valuation than the proposed transaction.

•

Given its higher average daily trading volume, the trading market for WES Common Units should provide Aris securityholders who receive WES Common Units in the Mergers with greater trading liquidity than is currently available for Aris Class A Common Stock.

•

WES pays a regular quarterly distribution on WES Common Units that is approximately three times larger than the Aris dividend on an equivalent per share basis (based on the Common Unit Election Consideration) and, after the Mergers, former Aris securityholders would be entitled to receive such distributions to the extent that they received all or part of their Merger Consideration in the form of WES Common Units.

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Aris and WES managements’ identification of significant synergies and the fact that Aris’s securityholders who receive all or part of their Merger Consideration in the form of WES Common Units would benefit from any achieved synergies by becoming WES unitholders.

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WES’s business, assets, financial condition, results of operations, business plan and prospects, including the size and scale of the combined company and the expectation that the Mergers will strengthen the combined company’s investment grade balance sheet, resulting in enhanced access to and cost of capital relative to Aris.

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The Mergers are expected to expand the scale, operational diversity and geographic footprint across the Permian Basin of the combined company, as compared to the individual constituent entities, and position the combined company as a best-in-class, premier water midstream provider in the Delaware basin, with increased size and scale to accelerate the combined company’s growth relative to Aris.

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The belief of the Aris board that the combined company would establish a vertically integrated, full-cycle midstream provider, with greater diversification across the combined company’s customer and asset base relative to Aris.

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The oral opinion of Citi rendered to the Aris board on August 6, 2025, confirmed by delivery of a written opinion dated August 6, 2025, of Citi to the Aris board, as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received pursuant to the Merger Agreement by holders of Aris Class A Common Stock and Aris OpCo Units, collectively as a group and as a single class of economically equivalent securities (other than holders of Aris Class A Common Stock and/or Aris OpCo Units who are parties to the TRA Amendment and the Support Agreements, the WES Entities, and their respective affiliates, and other than Aris, as to which no opinion was expressed), which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi as more fully described below under the heading “—Opinion of Aris’s Financial Advisor.”

•

The Merger Agreement has no financing condition and the belief of the Aris board, following consultation with Aris’s financial advisor, that WES or Arrakis Holdings, as applicable, would be able to pay the cash portion of the Merger Consideration without obtaining additional third-party financing.

•

The review by the Aris board with Aris’s legal and financial advisors of the structure of the proposed Mergers and the financial and other terms of the Merger Agreement, including WES’s representations, warranties and covenants, the conditions to its obligations and the termination provisions, as well as the likelihood of consummation of the proposed Mergers and the Aris board’s evaluation of the likely period necessary to close the Mergers.

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For U.S. federal income tax purposes, the exchange of Aris Class A Common Stock for WES Common Units and the exchange of Aris OpCo Stapled Units for WES Common Units are each intended to qualify as part of an exchange to which Section 721(a) of the Code applies, and, as such, the exchanges will not constitute a taxable event for holders of Aris Class A Common Stock or for holders of Aris OpCo Stapled Units to the extent they elect to receive WES Common Units in the Mergers.

•	No vote of WES common unitholders is required to approve the Mergers.

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The TRA Amendment requires TRA Termination Payments of $80.0 million in the aggregate to be made to TRA Holders as a result of, and in connection with, the Mergers (compared to estimated payments of approximately $183.4 million that would have been owed under the Tax Receivable Agreement without the TRA Amendment).

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At a meeting of the Aris Audit Committee on August 6, 2025, the Aris Audit Committee determined that the TRA Amendment was fair to, and in the best interests of, Aris and its stockholders (other than certain interested persons), authorized and approved the TRA Amendment, and recommended that the Aris board authorize and approve the TRA Amendment and Aris’s entering into the TRA Amendment.

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The fact that each of the Supporting Stockholders, who beneficially own in the aggregate approximately 42% of the outstanding shares of Aris Common Stock, would enter into the Support Agreements to support the Mergers concurrently with the signing of the Merger Agreement.

The Aris board also considered the following specific aspects of the Merger Agreement:

•

The nature of the closing conditions included in the Merger Agreement, including the exceptions to the events that would constitute a material adverse effect on Aris or WES for purposes of the Merger Agreement, and the likelihood of satisfaction of all conditions to the consummation of the Mergers.

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Aris’s right to engage in negotiations with, and provide information to, a third party making an unsolicited written acquisition proposal, if the Aris board determines in good faith, after consultation with its outside legal counsel and financial advisors, that such proposal constitutes or would reasonably be expected to result in a transaction that is superior to the proposed transactions with WES.

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The right of the Aris board to change its recommendation in favor of adoption of the Merger Agreement and/or terminate the Merger Agreement in order to accept a superior proposal, subject to certain conditions (including considering any adjustments to the Merger Agreement proposed by WES and payment to WES of a $57.0 million termination fee).

•

The right of the Aris board to change its recommendation in favor of the adoption of the Merger Agreement if, in response to a material event that arises after the date of the Merger Agreement, the Aris board determines in good faith after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to constitute a breach of its fiduciary duties to Aris stockholders under applicable law.

•

The termination fee of $57.0 million and the expense reimbursement up to $11,875,000 payable by Aris to WES under the circumstances specified in the Merger Agreement would not deter or preclude any third party from making a competing proposal for Aris and were reasonable in light of the circumstances and the overall terms of the Merger Agreement, in each case in the judgment of the Aris board after consultation with Aris’s outside legal and financial advisors.

•	The restrictions contemplated by the Merger Agreement on Aris’s actions between the date of the Merger Agreement and the Effective Time are not, in the judgment of the Aris board, unreasonable.

•	The requirement that Aris stockholder approval be obtained as a condition to consummation of the Mergers.

In the course of its deliberations, the Aris board also considered a variety of risks and other potentially negative factors, including the following:

•

Since the Merger Consideration is a fixed dollar amount and a fixed exchange ratio of WES Common Units, Aris securityholders could be adversely affected by a decrease in the trading price of WES Common Units (to the extent that Aris securityholders receive WES Common Units instead of cash) during the pendency of the Mergers and the fact that the Merger Agreement does not provide Aris with a price-based termination right or other similar protection.

•

Given the proration procedures set forth in the Merger Agreement, Aris securityholders who choose the Cash Election Consideration may not receive the form of Merger Consideration that they elect to receive.

•

While the Mergers are expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the Mergers will be satisfied or waived, and, as a result, it is possible that the Mergers might not be completed even if approved by Aris’s stockholders.

•

The Merger Agreement contains restrictions on the conduct of Aris’s business prior to completion of the proposed transactions, including requiring Aris to conduct its business only in the ordinary course, subject to specific limitations, which could delay or prevent Aris from undertaking business opportunities that may arise pending completion of the Mergers and could negatively affect Aris’s ability to attract and retain employees and decisions of customers and vendors.

•

The exchange of Aris Class A Common Stock for cash and the exchange of Aris OpCo Stapled Units for cash pursuant to the Mergers will each be a taxable transaction to the exchanging holder for U.S. federal income tax purposes.

•

The Merger Agreement imposes limitations on Aris’s ability to solicit alternative transactions prior to closing or to terminate the Merger Agreement, including a requirement to pay a $57.0 million termination fee in the event Aris accepts a superior proposal, upon the terms and subject to the conditions of the Merger Agreement.

•	If the Merger Agreement is terminated under certain circumstances, Aris would be required to reimburse WES for its expenses up to $11,875,000.

•

The governance structure of WES, whereby common unitholders do not have control over many aspects of WES’s governance, including the ability to elect the board of directors of its general partner or approve of the issuance of units, and the control of WES by its general partner.

•

The risk that the Mergers will be delayed or will not be completed, including the risk that Aris stockholders may not approve the Merger Agreement Proposal or the required regulatory approvals may not be obtained, and the potential loss of value to Aris’s securityholders and the potential negative impact on the operations and prospects of Aris if the Mergers were delayed or were not completed for any reason.

•

WES is relying on its cash on hand, available borrowing under its revolving credit facility and/or commercial paper to fund the cash portion of the Merger Consideration, and, while there is no financing condition in the Merger Agreement, WES could fail to have sufficient cash to close the Mergers.

•	The transaction costs to be incurred in connection with the proposed transactions.

•	Risks of the type and nature described under the section titled “Risk Factors.”

The Aris board considered all of these factors as a whole and, on balance, concluded that they supported a determination to approve the Merger Agreement. The foregoing discussion of the information and factors considered by the Aris board is not exhaustive. In view of the wide variety of factors considered by the Aris board in connection with its evaluation of the proposed transactions and the complexity of these matters, the Aris board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Aris board evaluated the factors described above, among others, and reached a consensus that the proposed transactions were advisable, fair to and in the best interests of Aris and its stockholders. In considering the factors described above and any other factors, individual members of the Aris board may have viewed factors differently or given different weight or merit to different factors.

In considering the recommendation of the Aris board that the Aris stockholders vote to approve the Merger Agreement Proposal, Aris stockholders should be aware that the executive officers and directors of Aris may have certain interests in the proposed transactions that may be different from, or in addition to, the interests of Aris stockholders generally. The Aris board was aware of these interests and considered them when approving the Merger Agreement and recommending that Aris stockholders vote to approve the Merger Agreement Proposal. See “—Interests of Aris’s Directors and Executive Officers in the Mergers.”

Certain Unaudited Forecasted Financial Information of Aris

Aris does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future performance, revenues, earnings or other prospective financial information beyond the current fiscal year, and

Aris is especially wary of making forecasts or projections for extended periods given, among other reasons, the unpredictability of the underlying assumptions and estimates. However, in connection with the Mergers, Aris’s management prepared and provided to the Aris board for purposes of evaluating the Mergers, and to Citi, financial advisor to Aris, for Citi’s use and reliance for purposes of its financial analyses and opinion as described below in the section entitled “—Opinion of Aris’s Financial Advisor,” certain non-public, unaudited internal financial forecasts regarding Aris’s projected future operations for fiscal years 2025 through 2029. Aris also provided such forecasts to WES and its financial advisor in connection with the Mergers. Aris has included below a summary of these forecasts for the purpose of providing stockholders and investors access to certain non-public information that was furnished to certain other parties in connection with the Mergers. Such information may not be appropriate for other purposes.

These internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial forecasts. The prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Aris’s management. Neither BDO, Aris’s independent auditor, nor KPMG, WES’s independent auditor, or any other independent auditor, has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, BDO does not express an opinion or any other form of assurance with respect thereto. The report of BDO contained in Aris’s Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this proxy statement/prospectus, relates to historical financial information of Aris, and such report does not extend to the forecasted financial information and should not be read to do so. In addition, the report of KPMG incorporated by reference in this document relates to WES’s previously issued financial statements, and such report does not extend to the prospective financial information of Aris and should not be read to do so. The summary of these internal financial forecasts included below is not included to influence your decision whether to vote to approve the Merger Agreement Proposal, but instead because these internal financial forecasts were provided by Aris to certain parties in connection with the Mergers.

While presented with numerical specificity, these internal financial forecasts were based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions and additional matters specific to Aris’s business) that are inherently subjective and uncertain and are beyond the control of Aris’s management. Important factors that may affect actual results and cause these internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Aris’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” These internal financial forecasts also reflect numerous variables, expectations and assumptions available when prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.

Furthermore, these internal financial forecasts do not take into account any circumstances or events occurring after the date they were prepared. Aris can give no assurance that, had these internal financial forecasts been prepared as of the date of this proxy statement/prospectus or the date of the special meeting, similar estimates and assumptions would be used. Except as required by applicable securities laws, Aris does not intend to, and disclaims any obligation to, make publicly available any update or other revision to these internal financial forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown not to be appropriate, including with respect to the accounting treatment of the Mergers under GAAP, or to reflect changes in general economic or industry conditions. These internal financial forecasts do not take into account the possible financial and other effects on Aris of the Mergers, the effect on Aris of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Mergers. Further, these internal financial forecasts do not take into account the effect on Aris of any possible failure of the Mergers to occur. The inclusion of these internal financial forecasts herein should not be deemed an admission or representation by Aris, its affiliates or their respective officers, directors, advisors or other representatives or any other person that the forecasts are viewed as material information of Aris, particularly in light of the inherent risks and uncertainties associated with such forecasts.

None of Aris nor any of its affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any stockholder or other investor or to WES, in the Merger Agreement or otherwise, concerning these internal financial forecasts or regarding Aris’s ultimate performance compared to the information contained in these internal financial forecasts or that the forecasted results will be achieved. The below forecasts do not give effect to the Mergers.

In light of the foregoing, and considering that the special meeting will be held several months after these internal financial forecasts were prepared, and the uncertainties inherent in any forecasted information, Aris stockholders are cautioned not to place undue reliance on such information, and Aris urges all Aris stockholders to review its most recent SEC filings for a description of its reported financial results. See “Where You Can Find More Information.”

Subject to the foregoing qualifications, set forth below are prospective financial projections for Aris for the fiscal years ending December 31, 2025, through December 31, 2029, as prepared or directed by Aris’s management:

Fiscal year ending December 31 ($ in millions):

	2025E	2026E	2027E	2028E	2029E
Adjusted EBITDA (1)	$227	$247	$267	$290	$296
Revenue	484	512	549	587	602
Capital Expenditures	91	71	48	46	45

(1)

Aris defines Adjusted EBITDA as net income (loss) plus: interest expense; income taxes; depreciation, amortization and accretion expense; abandoned well costs, asset impairment and abandoned project charges; losses on the sale of assets; transaction costs; research and development expense; change in payables related to the Tax Receivable Agreement liability as a result of state tax rate changes; loss on debt modification; stock-based compensation expense; and other non-recurring or unusual expenses or charges (such as litigation expenses, severance costs and amortization expense related to the implementation costs of our new enterprise resource planning system), less any gains on the sale of assets. Adjusted EBITDA is a non-GAAP financial measure, and it should not be considered as a substitute for other measures prepared in accordance with GAAP.

Aris does not intend to update or otherwise revise these internal financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such forecasts are no longer appropriate, except as may be required by applicable law.

Opinion of Aris’s Financial Advisor

Aris has engaged Citi as financial advisor to Aris in connection with the proposed Mergers. As part of Citi’s engagement, the Aris board requested that Citi evaluate the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to the Merger Agreement by holders of Aris Class A Common Stock and Aris OpCo Units, collectively as a group and as a single class of economically equivalent securities (other than holders of Aris Class A Common Stock and/or Aris OpCo Units who are parties to the TRA

Amendment and the Support Agreements, the WES Parties, and their respective affiliates, and other than Aris, as to which no opinion was expressed). On August 6, 2025, at a meeting of the Aris board held to evaluate the proposed Mergers, Citi rendered an oral opinion, confirmed by delivery of a written opinion dated August 6, 2025, to the Aris board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, the Merger Consideration to be received pursuant to the Merger Agreement by the holders of Aris Class A Common Stock and Aris OpCo Units, collectively as a group and as a single class of economically equivalent securities, was fair, from a financial point of view, to such holders (other than holders of Aris Class A Common Stock and/or Aris OpCo Units who are parties to the TRA Amendment and the Support Agreements, the WES Parties, and their respective affiliates, and other than Aris, as to which no opinion was expressed). For purposes of Citi’s opinion, the term “Merger Consideration” means the Cash Election Consideration, the Common Unit Election Consideration and the Mixed Election Consideration, collectively.

The full text of Citi’s written opinion, dated August 6, 2025, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi, is attached as Annex D to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Aris board (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view and did not address any other terms, aspects or implications of the Mergers. Citi expressed no view as to, and its opinion did not address, the underlying business decision of the Aris Parties to effect or enter into the Mergers, the relative merits of the Mergers as compared to any alternative business strategies that might exist for the Aris Parties or the effect of any other transaction which the Aris Parties might engage in or consider. Citi’s opinion was not intended to be and did not constitute a recommendation as to how the Aris board should vote or act, and is not intended to be and does not constitute a recommendation to any securityholder as to any election made with respect to the Merger Consideration or how any securityholder should vote or act, on any matters relating to the proposed Mergers or otherwise.

In arriving at its opinion, Citi:

•	reviewed an execution version, provided to Citi on August 6, 2025, of the Merger Agreement;

•

held discussions with certain senior officers, directors and other representatives of Aris and certain senior officers and other representatives of WES concerning the businesses, operations and prospects of the Aris Parties and WES;

•

reviewed certain publicly available and other business and financial information relating to the Aris Parties and WES provided to or discussed with Citi by the managements of Aris and WES, including certain internal financial forecasts and other information and data relating to the Aris Parties and certain publicly available financial forecasts and other information and data relating to WES;

•

reviewed certain information and data provided to or discussed with Citi by the managements of Aris and WES relating to the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Aris and WES to result from the Mergers;

•

reviewed the financial terms of the Mergers as set forth in the Merger Agreement in relation to, among other things, current and historical market prices of Aris Class A Common Stock and WES Common Units, the financial condition and certain historical and projected financial and operating data of the Aris Parties and WES, and the capitalization of the Aris Parties and WES;

•

reviewed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations Citi considered relevant in evaluating those of the Aris Parties and WES;

•	reviewed, to the extent publicly available, financial terms of certain other transactions that Citi considered relevant in evaluating the Mergers;

•

reviewed certain potential pro forma financial effects of the Mergers relative to Aris on a standalone basis utilizing the financial forecasts and other information and data and potential strategic implications and financial and operational benefits anticipated by the managements of Aris and WES to result from the Mergers; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements and other representatives of Aris and WES that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts and other information and data relating to the Aris Parties that Citi was directed to utilize in its analyses, Citi was advised by the management of Aris and Citi assumed, with the consent of Aris, that such financial forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to, and were a reasonable basis upon which to evaluate, the future financial performance of the Aris Parties, associated tax attributes and the other matters covered thereby. As Aris was aware, Citi was not provided with internal financial forecasts or similar information and data relating to WES and, accordingly, with the consent of Aris, Citi utilized publicly available financial forecasts and other information and data relating to WES for purposes of its analyses and opinion. With respect to the publicly available financial forecasts and other information and data relating to WES utilized in its analyses, Citi assumed, with the consent of Aris, that such publicly available financial forecasts and other information and data were reasonably prepared and were an appropriate basis upon which to evaluate the future financial performance of WES and the other matters covered thereby and that, if internal financial forecasts relating to WES had been provided, such financial forecasts would not reflect any information that would be meaningful in any respect to Citi’s analyses or opinion. With respect to financial estimates and other information and data relating to the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Aris and WES to result from, and other potential pro forma financial effects of, the Mergers that Citi was directed to utilize in its analyses, Citi was advised and assumed, with the consent of Aris, that such financial estimates and other information and data were reasonably prepared reflecting the best currently available estimates and judgments of such managements as to such matters. Citi expressed no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which they are based) provided to or otherwise reviewed by or discussed with Citi and Citi assumed, with the consent of Aris, that the financial results, including with respect to the potential strategic implications and financial and operational benefits anticipated to result from the Mergers, reflected in such financial forecasts and other information and data would be realized in the amounts and at the times projected.

Citi relied, at the direction of Aris, upon the assessments of the managements of Aris and WES, as the case may be, as to, among other things, (i) the potential impact on the Aris Parties and WES of market, competitive, seasonal, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the water infrastructure and solutions industry, including with respect to the geographic regions and basins in which the Aris Parties and WES operate, environmental regulations, oil and gas development and related activities, and commodity pricing and supply and demand, which are subject to significant volatility and which, if different than as assumed, could have a material impact on Citi’s analyses or opinion, (ii) existing and future agreements and other arrangements involving, and the ability to attract, retain and/or replace, key employees, customers and other commercial relationships of the Aris Parties and WES, and (iii) the ability to integrate the operations of the Aris Parties and WES and to realize the potential strategic implications and financial and operational benefits anticipated by the managements of Aris and WES to result from the Mergers as contemplated. Citi assumed, with the consent of

Aris, that there would be no developments with respect to any such matters that would have an adverse effect on the Aris Parties, WES or the Mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi’s analyses or opinion. Citi also assumed, at the direction of Aris, that Aris Class A Common Stock and Aris OpCo Units (and corresponding Aris Class B Common Stock) are economically equivalent and should be treated as a single class of securities for purposes of Citi’s analyses and opinion and further assumed, with the consent of Aris, that the Merger Consideration to be received pursuant to the different election alternatives would not vary in any respect meaningful to Citi’s analyses or opinion.

Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of the Aris Parties, WES or any other entity and Citi did not make any physical inspection of the properties or assets of the Aris Parties, WES or any other entity. Citi did not evaluate the solvency or fair value of the Aris Parties, WES or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Citi expressed no view or opinion as to any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent decrees or other orders, audits or investigations or the potential impact thereof on the Aris Parties, WES or any other entity or the Mergers.

Citi assumed, with the consent of Aris, that the Mergers would be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Mergers or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, would be imposed or occur that would have an adverse effect on the Aris Parties, WES or the Mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi’s analyses or opinion. Citi also assumed that the Mergers would qualify for the intended tax treatment contemplated by the Merger Agreement. Representatives of Aris advised Citi, and Citi also assumed, that the final terms of the Merger Agreement would not vary materially from those set forth in the execution version reviewed by Citi. Citi did not express any view or opinion as to the actual value of WES Common Units when issued in connection with the Mergers or the prices at which WES Common Units, Aris Class A Common Stock, Aris OpCo Units or any other securities of WES or Aris may trade or otherwise be transferable at any time, including following the announcement or consummation of the Mergers. Citi did not express any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Mergers or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the Aris Parties, WES or the Mergers (including the contemplated benefits thereof), and Citi relied, with the consent of Aris, upon the assessments of representatives of Aris as to such matters. In connection with its engagement, Citi was not requested to, and it did not, solicit third-party indications of interest in a potential acquisition of all or a part of Aris.

Citi’s opinion addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Merger Consideration (to the extent expressly specified therein) to holders of Aris Class A Common Stock and Aris OpCo Units, collectively as a group and as a single class of economically equivalent securities, without regard to individual circumstances of specific holders (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities of the Aris Parties held by such holders, and Citi’s opinion did not in any way address proportionate allocation or relative fairness among such holders, holders of any other securities of the Aris Parties or otherwise. Citi’s opinion did not address any other terms, aspects or implications of the Mergers, including, without limitation, the form or structure of the Merger Consideration or the Mergers, or any terms, aspects or implications of any tax receivable agreement or related amendment or payment, any voting and support agreement or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Mergers or otherwise. Citi expressed no view as to, and its opinion did not address, the underlying business decision of the Aris Parties to effect or enter into the Mergers, the relative merits of the Mergers as compared to any alternative business strategies that might exist for the Aris Parties or the effect of any other transaction that the Aris Parties might engage in or consider. Citi also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors, employees or securityholders of any parties to the Mergers, or any class of such persons, relative to the Merger Consideration, any other consideration payable in connection with the Mergers or otherwise. Citi’s opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. Although subsequent developments may affect its opinion, Citi has no obligation to update, revise or reaffirm its opinion. As Aris was aware, the industries in which the Aris Parties, WES and their respective customers operate (including commodity prices affecting such industries) and the securities of Aris have experienced and may continue to experience volatility and disruptions, and Citi expressed no view or opinion as to any potential effects of such volatility or disruptions on the Aris Parties, WES or the Mergers (including the contemplated benefits thereof). The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Aris and WES. No company, business or transaction reviewed is identical or directly comparable to the Aris Parties, WES or the Mergers and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or the results from any particular analysis.

The estimates contained in Citi’s analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the Mergers. The type and amount of consideration payable in the Mergers were determined through negotiations between Aris and WES and the decision of Aris to enter into the Merger Agreement was solely that of the Aris board. Citi’s opinion and financial analyses were only one of many factors considered by the Aris board in its evaluation of the Mergers and should not be viewed as determinative of the views of the Aris board or management of Aris with respect to the Mergers or the Merger Consideration.

Financial Analyses

The summary of the financial analyses described below under this heading “—Financial Analyses” is a summary of the material financial analyses reviewed with the Aris board and performed by Citi in connection with Citi’s opinion, dated August 6, 2025. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material. For purposes of the analyses described below, the term “Adjusted EBITDA” generally refers to earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring items and before stock-based compensation expense (as applicable). Approximate implied per share equity value reference ranges derived from the financial analyses and certain additional information described below, other than historical trading prices and undiscounted price targets for Aris Class A Common Stock, were rounded to the nearest $0.05.

Aris Parties

Selected Public Companies Analysis. Citi reviewed publicly available financial and stock market information of Aris and the following six selected companies that Citi viewed as generally relevant for purposes of its analysis as publicly traded companies with operations deemed similar to those of the Aris Parties (collectively, the “Aris selected companies”):

•	Archrock, Inc.

•	Delek Logistics Partners, LP

•	Hess Midstream LP

•	Kinetik Holdings Inc.

•	Kodiak Gas Services, Inc.

•	Western Midstream Partners, LP

Citi reviewed, among other information, enterprise values, calculated as implied equity values based on closing stock prices on August 5, 2025 plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents and investments in unconsolidated affiliates (as applicable), as a multiple of calendar year 2025 estimated Adjusted EBITDA and calendar year 2026 estimated Adjusted EBITDA. Financial data of the Aris selected companies were based on publicly available Wall Street research analysts’ estimates and public filings. Financial data of the Aris Parties were based on public filings and certain financial information and data relating to the Aris Parties provided to or discussed with Citi by the management of Aris.

The overall low to high calendar year 2025 estimated Adjusted EBITDA and calendar year 2026 estimated Adjusted EBITDA multiples observed for the Aris selected companies were 7.6x to 10.0x (with a mean of 9.0x and a median of 9.2x) and 7.1x to 8.9x (with a mean of 8.3x and a median of 8.6x), respectively. Citi applied the observed range of calendar year 2025 estimated Adjusted EBITDA and calendar year 2026 estimated Adjusted EBITDA multiples derived from the Aris selected companies of 7.6x to 10.0x and 7.1x to 8.9x, respectively, to corresponding data of the Aris Parties.

This analysis indicated the following approximate implied per share/unit equity value reference ranges for the Aris Parties, as compared to the implied per share/unit value of the Merger Consideration based on the Mixed Election Consideration and the closing price of WES Common Units on August 5, 2025:

Implied Per Share/Unit Equity Value Reference Ranges		Implied Per Share/Unit Value of Mixed Election Consideration
Based on CY2025E Adjusted EBITDA	Based on CY2026E Adjusted EBITDA
$20.00 – $28.70	$20.60 – 27.60	$24.90

Selected Precedent Transactions Analysis. Using publicly available information, Citi reviewed financial data relating to the following five selected transactions that Citi viewed as generally relevant for purposes of its analysis involving publicly traded target entities in the midstream industry (collectively, the “selected transactions”):

Announcement Date	Acquiror	Target
November 2024	• ONEOK, Inc.	• EnLink Midstream, LLC (57% equity stake in limited partnership)

August 2024	• ONEOK, Inc.	• EnLink Midstream, LLC (general partner and 43% equity stake in limited partnership)

August 2023	• Energy Transfer LP	• Crestwood Equity Partners LP

October 2021	• Crestwood Equity Partners LP	• Oasis Midstream Partners LP

February 2021	• Energy Transfer LP	• Enable Midstream Partners LP

Citi reviewed, among other information, transaction values of the selected transactions, calculated as implied equity values for the target companies involved in the selected transactions based on the consideration paid in the selected transactions plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents and investments in unconsolidated affiliates (as applicable), as a multiple of the next 12 months estimated Adjusted EBITDA of such target companies based on publicly available information as of the applicable announcement date of such transactions. Financial data for the selected transactions were based on Wall Street research analysts’ estimates and public filings. Financial data for the Aris Parties were based on public filings and certain financial information and data relating to the Aris Parties provided to or discussed with Citi by the management of Aris.

The overall low to high next 12 months estimated Adjusted EBITDA multiples observed for the selected transactions was 7.6x to 9.7x (with a mean of 8.5x and a median of 8.3x). Citi applied the observed range of next 12 months estimated Adjusted EBITDA multiples derived from the selected transactions of 7.6x to 9.7x to the next 12 months (as of August 5, 2025) estimated Adjusted EBITDA of the Aris Parties.

This analysis indicated the following approximate implied per share/unit equity value reference range for the Aris Parties, as compared to the implied per share/unit value of the Merger Consideration based on the Mixed Election Consideration and the closing price of WES Common Units on August 5, 5025:

Implied Per Share/Unit Equity Value Reference Range	Implied Per Share/Unit Value of Mixed Election Consideration
$19.60 – $26.75	$24.90

Discounted Cash Flow Analysis. Citi performed a discounted cash flow analysis of the Aris Parties, based on certain financial information and data relating to the Aris Parties provided to or discussed with Citi by the management of Aris, by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that the Aris Parties were forecasted to generate during the second through fourth quarters of the fiscal year ending December 31, 2025 through the full fiscal year ending December 31, 2029, both with and without giving effect to an illustrative exchange of Aris OpCo Units for shares of Aris Class A Common Stock and the implied per share/unit step-up in value from potential cash tax savings resulting from such exchange. For purposes of this analysis, stock-based compensation was treated as a cash expense and net operating losses of the Aris Parties per the management of Aris were taken into account. Citi calculated implied terminal values for the Aris Parties by applying to the fiscal year 2029 estimated Adjusted EBITDA of the Aris Parties a selected range of Adjusted EBITDA multiples of 7.5x to 8.5x. The present values (as of March 31, 2025) of the cash flows and terminal values per the management of Aris were then calculated using a selected range of discount rates of 8.6% to 9.4%.

This analysis indicated the following approximate implied per share/unit equity value reference ranges for the Aris Parties both with and without giving effect to the implied tax step-up value from an illustrative exchange of Aris OpCo Units for shares of Aris Class A Common Stock, as compared to the implied per share/unit value of the Merger Consideration based on the Mixed Election Consideration and the closing price of WES Common Units on August 5, 2025:

Implied Per Share/Unit Equity Value Reference Ranges		Implied Per Share/ Unit Value of Mixed Election Consideration
With Illustrative Tax Step-Up	Without Illustrative Tax Step-Up
$24.35 – $28.50	$23.90 – 28.00	$24.90

WES

Selected Public Companies Analysis. Citi reviewed publicly available financial and stock market information of WES and the following five selected companies that Citi viewed as generally relevant for purposes of its analysis as publicly traded companies with operations deemed similar to those of WES (collectively, the “WES selected companies”):

•	Antero Midstream Corporation

•	DT Midstream, Inc.

•	Hess Midstream LP

•	Kinetik Holdings Inc

•	Targa Resources Corp.

Citi reviewed, among other information, enterprise values, calculated as implied equity values based on closing stock prices on August 5, 2025 plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents (as applicable) and investments in unconsolidated affiliates (as applicable), as a multiple of calendar year 2025 estimated Adjusted EBITDA and calendar year 2026 estimated Adjusted EBITDA. Financial data of the WES selected companies and WES were based on publicly available Wall Street research analysts’ estimates and public filings.

The overall low to high calendar year 2025 estimated Adjusted EBITDA and calendar year 2026 estimated Adjusted EBITDA multiples observed for the WES selected companies were 9.8x to 12.4x (with a mean and median of 10.8x) and 8.7x to 11.5x (with a mean of 9.9x and a median of 10.0x), respectively, as compared to the observed calendar year 2025 estimated Adjusted EBITDA and calendar year 2026 estimated Adjusted EBITDA multiples for WES of 9.3x and 8.9x, respectively.

Certain Additional Information

Citi also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the following:

Illustrative Has/Gets. Citi compared the closing price of Aris Class A Common Stock on August 5, 2025 of $20.18 per share with an illustrative approximate implied per share/unit equity value reference range derived for the Aris Parties on a pro forma basis utilizing financial forecasts and other information and data relating to the Aris Parties provided by the management of Aris and publicly available financial forecasts and other information and data relating to WES, assuming illustrative 2026 estimated Adjusted EBITDA multiples for the pro forma combined company of 8.7x (representing the observed 2026 estimated Adjusted EBITDA multiples for Aris and WES on a blended basis as of August 5, 2025, based on publicly available Wall Street research analysts’ estimates) to 8.9x (representing the observed 2026 estimated Adjusted EBITDA multiple for WES on a standalone basis as of August 5, 2025, based on publicly available Wall Street research analysts’ estimates) and after taking into account potential cost savings anticipated by the managements of Aris and WES to result from the Mergers. Citi observed that, based on the Mixed Election Consideration, the Mergers could result in a potential uplift in value for holders of Aris Class A Common Stock and Aris OpCo Units of approximately 22.9% to 25.4% relative to the closing price of Aris Class A Common Stock on August 5, 2025. Actual results may vary from forecasted results and variations may be material.

Other. Citi also observed the following:

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illustrative implied premiums paid or proposed to be paid in the selected transactions described above under “—Selected Precedent Transactions Analysis” based on unaffected closing stock prices of the target companies involved in such transactions; applying a range of implied premiums of 0% to 12.8% derived from the premiums observed from such transactions to the closing price of Aris Class A Common Stock on August 5, 2025, of $20.18 per share indicated an approximate implied equity value reference range for Aris Class A Common Stock of $20.20 per share to $22.75 per share;

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historical closing prices of Aris Class A Common Stock during the 52-week period ended August 5, 2025, which indicated low to high closing prices of Aris Class A Common Stock during such period of $14.25 per share to $33.53 per share;

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publicly available Wall Street research analysts’ one-year forward price targets for Aris Class A Common Stock, which implied overall low and high target prices for Aris Class A Common Stock of $23.00 per share and $32.00 per share, respectively, on an undiscounted basis, and approximately $20.85 per share and $29.00 per share, respectively, on a discounted basis (utilizing a discount rate of 10.3% based on a cost of equity calculation for the Aris Parties); and

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publicly available Wall Street research analysts’ one-year forward price targets for WES Common Units, which implied overall low and high target prices, on an undiscounted basis, for WES Common Units of $35.00 per unit and $45.00 per unit (with a mean of $40.11 per unit and a median of $41.00 per unit), respectively.

Miscellaneous

Aris has agreed to pay Citi for its services in connection with the proposed Mergers an aggregate fee of up to $20.0 million, of which a portion was payable upon delivery of Citi’s opinion and up to $18.0 million is payable contingent upon consummation of the Mergers with a portion payable at the discretion of Aris. In addition, Aris has agreed to reimburse Citi for certain expenses, including certain fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising from Citi’s engagement.

As the Aris board was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Aris and/

or certain of its affiliates unrelated to the proposed Mergers, for which services Citi and its affiliates have received and expect to receive compensation, including, during the past approximately two years, having acted or acting as (i) financial advisor in connection with certain potential merger and acquisition transactions, (ii) lead book-running manager for a debt securities offering and (iii) joint lead arranger for, and as a lender under, a credit facility. As the Aris board also was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to CPCo, which Citi was advised is a significant securityholder of Aris, and/or certain of its affiliates, for which services Citi and its affiliates have received and expect to receive compensation, including, during the past approximately two years, having acted or acting as (i) book-running manager for various debt securities offerings and (ii) joint lead arranger and book-running manager for, and as a lender under, certain credit facilities. As the Aris board further was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to WES and/or certain of its affiliates, for which services Citi and its affiliates have received and expect to receive compensation, including, during the past approximately two years, having acted or acting as (i) financial advisor on an acquisition transaction and (ii) joint lead arranger and book-running manager for, and as a lender under, certain credit facilities. As the Aris board additionally was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Occidental, which Citi was advised is a significant securityholder of WES, and/or certain of its affiliates, for which services Citi and its affiliates have received and expect to receive compensation, including, during the past approximately two years, having acted or acting as (i) book-running manager for various debt securities offerings and (ii) joint lead arranger for, and as a lender under, certain credit facilities. In the ordinary course of business, Citi and its affiliates actively trade or hold the securities or financial instruments (including loans and other obligations) of Aris, WES, CPCo, Occidental and their respective affiliates for Citi and its affiliates’ own account or for the account of customers and, accordingly, may at any time hold a long or short position or otherwise effect transactions in such securities or financial instruments. As of May 31, 2025, Citi and/or its affiliates held (i) with respect to Aris, shares of Aris Class A Common Stock having an aggregate value of approximately $1.3 million and debt securities of Aris having an aggregate value of approximately $200,000 as of such date, (ii) with respect to CPCo, equity securities of ConocoPhillips, CPCo’s parent company, having an aggregate value of approximately $154.0 million and a net short position in debt securities of ConocoPhillips having an aggregate value of approximately $109.5 million as of such date, (iii) with respect to WES, WES Common Units having an aggregate value of approximately $2.2 million and a net short position in debt securities of WES having an aggregate value of approximately $900,000 as of such date, and (iv) with respect to Occidental, equity securities of Occidental having an aggregate value of approximately $70.4 million and a net short position in debt securities of Occidental having an aggregate value of approximately $100.4 million as of such date. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Aris, WES, CPCo, Occidental and their respective affiliates.

Aris selected Citi to act as financial advisor to Aris in connection with the proposed Mergers based on Citi’s reputation, experience and familiarity with the Aris Parties, WES and their respective businesses and industries. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Support Agreements

Concurrently with the execution of the Merger Agreement, each of COG Operating LLC (a wholly owned subsidiary of ConocoPhillips), Yorktown Energy Partners XI, L.P., Solaris Energy Capital, LLC (an affiliate of William Zartler), William Zartler and Amanda Brock, beneficially owning in the aggregate approximately 42% of the outstanding shares of Aris Common Stock as of August 6, 2025, entered into the Support Agreements with Aris and WES pursuant to which the Supporting Stockholders have agreed, among other things, to (i) refrain from transferring, selling, pledging or otherwise disposing of any of their shares of Aris Common Stock or Aris

OpCo Units, subject to certain exceptions, and (ii) vote or cause to be voted all shares of Aris Common Stock beneficially owned by such stockholders (A) in favor of the Merger Agreement Proposal, (B) against (1) any agreement, transaction or proposal that relates to an Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to the Merger Agreement Proposal or in competition or inconsistent with the Mergers or matters contemplated by the Merger Agreement; (2) any action or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Aris or any of its subsidiaries contained in the Merger Agreement or of the Supporting Stockholders contained in the applicable Support Agreement; (3) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in the Merger Agreement not being fulfilled; and (4) any other action that would reasonably be expected to impede, interfere with, materially delay or materially adversely affect any of the transactions contemplated by the Merger Agreement, including the Mergers, or the applicable Support Agreement.

Notwithstanding anything in clause (ii) above, if at any time prior to receipt of Aris stockholder approval, a change of recommendation in compliance with Section 5.4 of the Merger Agreement occurs, the obligations of the Supporting Stockholders with respect to the Aris Common Stock and Aris OpCo Units held by such Supporting Stockholder under the Support Agreements will be modified such that such obligations shall only bind the Supporting Stockholders with respect to a number of shares of Aris Common Stock held by such Supporting Stockholder equal to the number of shares of Aris Common Stock that would, together with the shares of Aris Common Stock held by the other stockholders subject to the other Support Agreements, in the aggregate represent 35% of the aggregate voting power of the outstanding shares of Aris Common Stock entitled to vote on the Merger Agreement Proposal as of the applicable record date. Any reduction in the number of shares of Aris Common Stock of the Supporting Stockholder subject to the obligations under the applicable Support Agreement pursuant to the foregoing sentence (and such other Supporting Stockholders subject to other Support Agreements) will be made on a pro rata basis in proportion to the respective voting power of such Supporting Stockholder and such other Supporting Stockholders subject to the other Support Agreements as of the applicable record date.

The Support Agreements will terminate on the earliest to occur of (x) the termination of the Merger Agreement in accordance with its terms, (y) the Effective Time or (z) the date on which the Merger Agreement is amended in a manner that reduces the amount or changes the form of the Merger Consideration payable, imposes any material restrictions on or additional material conditions on the payment of the Merger Consideration, extends the End Date or otherwise adversely affects such Supporting Stockholder in any material respect, in each case, without the written consent of such Supporting Stockholder.

Tax Receivable Agreement Amendment

In connection with its initial public offering in 2021, Aris entered into the Tax Receivable Agreement with the TRA Holders, in which Aris agreed to make specified future payments to the TRA Holders relating to tax attributes generated to Aris’s benefit in the initial public offering and in future taxable exchanges of Aris OpCo Units by TRA Holders. The Tax Receivable Agreement generally provides for the payment by Aris to each TRA Holder of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that Aris actually realizes (computed using simplifying assumptions to address the impact of state and local taxes) or is deemed to realize in certain circumstances in periods after the initial public offering as a result of certain increases in tax basis and deemed interest deductions arising from these payments. The Tax Receivable Agreement generally provides that Aris will retain the remaining 15% of these cash savings.

Under the terms of the Tax Receivable Agreement, however, a Change of Control (as defined in the Tax Receivable Agreement, which includes certain mergers, asset sales and other forms of business combinations and change of control events, including the Mergers) would result in a lump-sum payment equal to the present value of hypothetical future payments that could be required to be paid under the Tax Receivable Agreement. It was estimated as of the execution date of the Merger Agreement, based on an analysis conducted by Aris’s third-party tax advisors consistent with the terms of the Tax Receivable Agreement, that the Early Termination Payment triggered by the consummation of the Mergers would be approximately $183.4 million in the aggregate.

Simultaneously with the execution of the Merger Agreement, Aris, WES and the Supporting Stockholders (with the Supporting Stockholders representing a majority in interest of the TRA Holders) entered into the TRA Amendment. Pursuant to the TRA Amendment, upon the Effective Time, the Tax Receivable Agreement will be terminated in its entirety and Aris, WES and their respective affiliates will not have any further obligations under the Tax Receivable Agreement other than those obligations set forth in the TRA Amendment. On the Closing Date and prior to the Effective Time, Aris will make aggregate payments of $80.0 million in cash to the TRA Holders.

The TRA Amendment will terminate and be of no force and effect upon (i) the termination of the Merger Agreement in accordance with its terms, (ii) an amendment to the Merger Agreement that changes the form or reduces the amount of the Merger Consideration or (iii) the occurrence of a Change of Control other than the one contemplated by the Merger Agreement.

WES’s Reasons for the Mergers

The Mergers between WES and Aris will complement WES’s established Delaware Basin presence by providing WES the opportunity to create a stronger and more diversified customer base, both geographically and by source of revenue.

In evaluating the Mergers, the WES GP board consulted with WES’s management and received information from WES’s outside legal counsel and financial advisors. The WES GP board determined the Mergers to be in the best interests of WES and the unitholders of WES based on, among other factors, its belief that the Mergers will provide WES with the following benefits:

Differentiate Services Provided. WES expects that the Mergers will create a differentiated Delaware Basin produced-water system, enhancing WES’s ability to compete for new business development opportunities.

Create Synergies. The combined infrastructure creates a fully integrated produced-water value chain through water gathering, disposal, recycle/reuse, beneficial reuse (including desalination and mineral extraction), industrial water, and long-haul transport via the Pathfinder pipeline.

Expand territory. WES expects the Mergers will expand WES’s New Mexico footprint unlocking new opportunities to be a “one-stop shop” for customers and to grow its natural-gas and crude-oil and NGLs gathering and processing businesses in the area.

Increase Customer Base. WES expects the Mergers will diversify WES’s customer base through Aris’s long-term contracts, acreage dedications, and minimum-volume commitments with investment grade counterparties.

New Surface Use Opportunities. The McNeill Ranch provides access to significant pore space and other surface use opportunities, adjacent to one of the fastest growing areas in the Permian Basin.

Ownership of WES After the Mergers

Following the Closing, Aris securityholders are expected to own approximately 7% of the outstanding WES Common Units, assuming maximum cash consideration resulting in approximately 72% of the total Merger Consideration being paid in the form of WES Common Units and approximately 28% of the total Merger Consideration being paid in cash. The exact equity stake of existing WES unitholders and Aris securityholders immediately following the Mergers will depend on the number of WES Common Units issued in connection with the Mergers.

Interests of Aris’s Directors and Executive Officers in the Mergers

In considering the recommendation of the Aris board with respect to the Merger Agreement Proposal, Aris stockholders should be aware that the directors and executive officers of Aris have interests in the Mergers that may be different from, or in addition to, the interests of Aris stockholders generally.

These interests include, but are not limited to, the treatment in the Mergers of outstanding equity awards of Aris, potential severance payments and benefits upon a qualifying termination of employment in connection with the Mergers, rights to ongoing indemnification and insurance coverage and the potential entitlement of Aris directors and executive officers, or their affiliates, who are TRA Holders to a portion of the TRA Termination Payments to be made by Aris to the TRA Holders pursuant to the TRA Amendment. These interests are described in more detail below, and certain of them are quantified in the narrative and tabular disclosure below.

The members of the Aris board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, in reaching their decision to approve the Merger Agreement and in determining to recommend that Aris stockholders approve the Merger Agreement Proposal.

TRA Amendment

Simultaneously with the execution of the Merger Agreement, Aris, WES and the Supporting Stockholders (with the Supporting Stockholders representing a majority in interest of the TRA Holders) entered into the TRA Amendment. Pursuant to the TRA Amendment, upon the Effective Time, the TRA will be terminated in its entirety and Aris, WES and their respective affiliates will not have any further obligations under the Tax Receivable Agreement other than those obligations set forth in the TRA Amendment. On the Closing Date and prior to the Effective Time, Aris will make aggregate payments of $80.0 million in cash to the TRA Holders. The TRA Termination Payments to an affiliate of ConocoPhillips, Yorktown, Mr. Zartler and his affiliates and Ms. Brock will be as follows: approximately $32.4 million will be paid to an affiliate of ConocoPhillips, approximately $24.9 million will be paid to Yorktown, approximately $3.3 million will be paid to Mr. Zartler and his affiliates and approximately $0.7 million will be paid to Ms. Brock. Mr. O’Brien is an affiliate of ConocoPhillips and Mr. Keenan is an affiliate of Yorktown. For further information, please see the section titled “—Tax Receivable Agreement Amendment.”

Treatment of Aris Equity Awards in the Mergers

Aris’s executive officers and directors hold one or more of the following equity-based awards granted under the Aris Water Solutions, Inc. 2021 Equity Incentive Plan, as amended: restricted stock units subject to solely time-based vesting and restricted stock units subject to time-based vesting and performance-based vesting. The Merger Agreement provides for the treatment set forth below with respect to the awards held by Aris’s non-employee directors and executive officers at the Effective Time, which treatment, with respect to Aris’s executive officers, is dictated based on whether the applicable executive officer will be a Continuing Employee or a Non-Continuing Employee.

Aris RSU Awards

Each Aris RSU Award that is outstanding immediately prior to the Effective Time and is held by a Non-Continuing Employee or a non-employee member of the Aris board will, at the Effective Time, automatically become vested and cancelled and converted into the right to receive a cash payment equal to the product of (i) the total number of shares of Aris Class A Common Stock subject to such Aris RSU Award multiplied by (ii) $25.00, plus an additional amount in cash equal to any accrued but unpaid cash-based dividend equivalents.

Each Aris RSU Award that is outstanding immediately prior to the Effective Time and is held by a Continuing Employee will, at the Effective Time, be converted, on the same terms and conditions (including time-based vesting and forfeiture conditions, and dividend equivalent rights) as were applicable to such award as of immediately prior to the Effective Time, into a time-based award covering a number of WES Common Units equal to the product of (i) the total number of shares of Aris Class A Common Stock subject to such Aris RSU Award as of immediately prior to the Effective Time multiplied by (ii) 0.625; provided that, in the event of a termination of the employment of the holder of any Assumed RSU Award on or within the 12-month period following the Effective Time without Cause or due to death or Disability (each, as defined in the Aris Incentive Plan) and with respect to the executives participating in the CIC Severance Plan, due to Good Reason (as defined in the CIC Severance Plan), such individual’s unvested Assumed RSU Award will immediately vest in full.

The following table sets forth, for each executive officer and non-employee director of Aris, the aggregate number of shares of Aris Class A Common Stock subject to unvested Aris RSU Awards held by such executive officers and non-employee directors as of August 22, 2025, and the estimated value of the Aris RSU Awards assuming that each Aris executive officer is a Non-Continuing Employee.

	Number of Shares Subject to Outstanding Aris RSU Awards (#)	Value of Outstanding Aris RSU Awards ($)
Executive Officers
Amanda M. Brock	324,532	8,113,300
William A. Zartler	202,837	5,070,925
Stephan E. Tompsett	111,381	2,784,525
D. Dylan Van Brunt	85,656	2,141,400
Nicholas A. Patterson	58,228	1,455,700
Robert W. Hunt Jr.	95,285	2,382,125
Non-Employee Directors
Joseph Colonnetta	4,426	110,650
Debra G. Coy	5,901	147,525
Jacinto Hernandez	5,901	147,525
W. Howard Keenan Jr.	4,426	110,650
Andrew O’Brien	—	—
Donald C. Templin	5,901	147,525
M. Max Yzaguirre	5,901	147,525

Aris PSU Awards

Each Aris PSU Award that is outstanding immediately prior to the Effective Time and is held by a Non-Continuing Employee will, at the Effective Time, automatically become vested and cancelled and converted into the right to receive a cash payment equal to the product of (i) the total number of shares of Aris Class A Common Stock subject to such Aris PSU Award (assuming that any performance-based vesting conditions applicable to such Aris PSU Award were achieved at the greater of (1) the target level performance and (2) the greater of actual performance as measured through (x) the date that is five business days following the execution of the Merger Agreement (August 13, 2025) and (y) the Effective Time) multiplied by (B) $25.00, plus an additional amount in cash equal to any accrued but unpaid cash-based dividend equivalents.

Each Aris PSU Award that is outstanding immediately prior to the Effective Time and is held by a Continuing Employee will, at the Effective Time, be converted, on the same terms and conditions (including time-based vesting and forfeiture conditions, and dividend equivalent rights, but excluding any continuing performance-based vesting conditions) as were applicable to such Aris PSU Award as of immediately prior to the Effective Time, into an Assumed RSU Award covering a number of WES Common Units equal to the product of (A) the total number of shares of Aris Class A Common Stock subject to such Aris PSU Award as of immediately prior to the Effective Time (with all performance-based vesting conditions applicable to such Aris PSU Award deemed to be earned based on the greater of (1) the target level performance and (2) the greater of actual performance as measured through (x) the date that is five business days following the execution of the Merger Agreement (August 13, 2025) and (y) the Effective Time) multiplied by (b) 0.625; provided that, in the event of a termination of the employment of the holder of any Assumed RSU Award on or within the 12-month period following the Effective Time without Cause or due to death or Disability (each, as defined in the Aris Incentive Plan) and with respect to the executives participating in the CIC Severance Plan, due to Good Reason (as defined in the CIC Severance Plan), such individual’s unvested Assumed RSU Award will immediately vest in full.

The following table sets forth, for each executive officer of Aris, the aggregate number of shares of Aris Class A Common Stock subject to unvested Aris PSU Awards with all applicable performance-based vesting conditions deemed to be earned based on actual performance, with a price per share of Aris Class A Common Stock of $25.00 (which, for purposes of this proxy statement/prospectus, is the assumed closing price per share of Aris Class A Common Stock at the Closing), in each case, held by such executive officers as of August 22, 2025. The estimated value of the Aris PSU Awards has been calculated assuming each Aris executive officer is a Non-Continuing Employee. None of Aris’s non-employee directors holds an Aris PSU Award as of the date hereof or is expected to hold an Aris PSU Award as of the Effective Time.

	Number of Shares Subject to Outstanding Aris PSU Awards (#)	Value of Outstanding Aris PSU Awards ($)
Executive Officers
Amanda M. Brock	565,623	14,140,575
William A. Zartler	362,576	9,064,400
Stephan E. Tompsett	179,976	4,499,400
D. Dylan Van Brunt	43,949	1,098,725
Nicholas A. Patterson	48,080	1,202,000
Robert W. Hunt Jr.	19,164	479,100

Change in Control Payments and Benefits

Aris maintains the Aris Water Solutions, Inc. Executive Change in Control Severance Plan, as amended. For purposes of the CIC Severance Plan, the completion of the Mergers will constitute a “change in control” as defined therein.

Each of Aris’s executive officers may become eligible to receive severance benefits under the CIC Severance Plan upon a qualifying termination of employment following the Mergers. Under the CIC Severance Plan, if an executive officer terminates his or her employment for “good reason” (as defined below) or if his or her employment is terminated by the surviving company without “cause” (as defined below) (each, a “qualifying termination” for purposes of the CIC Severance Plan), and such termination occurs during the period commencing 90 days prior to the Closing and ending on the date that is one year following the Closing, then such executive officer would be eligible to receive the following payments and benefits, subject to such executive officer’s timely execution and non-revocation of a full release of claims in favor of Aris and its affiliates and subsidiaries following the executive officer’s termination of employment, and continued compliance with restrictive covenants contained in the Aris RSU award agreements, including (i) non-competition and non-solicitation during employment and for 12 months following the employment termination date, (ii) perpetual non-disparagement, and (iii) perpetual confidentiality:

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for Ms. Brock, (i) a lump sum payment equal to three times the sum of (A) her annual base salary plus (B) the greater of (x) Ms. Brock’s target annual bonus for the year in which her termination of employment occurs or (y) Ms. Brock’s actual annual bonus for the fiscal year preceding the fiscal year in which her termination of employment occurs; (ii) a lump sum payment equal to a pro-rata portion of the greater of (x) Ms. Brock’s target annual bonus for the fiscal year in which her termination of employment occurs or (y) Ms. Brock’s actual annual bonus for the fiscal year preceding the fiscal year in which her termination of employment occurs, based on the number of days Ms. Brock is employed by Aris during such fiscal year; (iii) a lump sum payment equal to a multiplier of 24 multiplied by the monthly premium for Ms. Brock’s and her dependents’ participation in Aris’s group health plans pursuant to COBRA, less the amount of employee contributions that would apply to such participation if Ms. Brock were an active employee, determined as of the date on which Ms. Brock’s termination of employment occurs; and (iv) full vesting of all of Ms. Brock’s unvested equity incentive awards (with any performance-based goals or other vesting criteria deemed achieved at the greater of 100% of target or actual achievement through her termination date);

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for each of the other executive officers, (i) a lump sum payment equal to 2.5 times the sum of (A) the executive officer’s annual base salary plus (B) the greater of (x) the executive officer’s target annual bonus for the year in which their termination of employment occurs or (y) the executive officer’s actual annual bonus for the fiscal year preceding the fiscal year in which their termination of employment occurs (annualized if the executive officer was not employed by Aris for the entire preceding fiscal year); (ii) a lump sum payment equal to a pro-rata portion of the greater of (x) the executive officer’s target annual bonus for the fiscal year in which their termination of employment occurs or (y) the executive officer’s actual annual bonus for the fiscal year preceding the fiscal year in which their termination of employment occurs, based on the number of days the executive officer is employed by Aris during such fiscal year; (iii) a lump sum payment equal to a multiplier of 18 multiplied by the monthly premium for the executive officer’s and their dependents’ participation in Aris’s group health plans pursuant to COBRA, less the amount of employee contributions that would apply to such participation if the executive officer were an active employee, determined as of the date on which the executive officer’s termination of employment occurs; and (iv) full vesting of all of the executive officer’s unvested equity incentive awards (with any performance-based goals or other vesting criteria deemed achieved at the greater of 100% of target or actual achievement through their termination date);

•

“cause” has the meaning ascribed to such term in any written employment, offer, services or severance agreement or letter between the participant and Aris or any of its affiliates, or if there is no such agreement or no such term is defined in such agreement, means a participant’s (i) commission of an act of fraud, theft or embezzlement or being convicted of, or pleading guilty or nolo contendere to, any felony that (as to any such felony) would reasonably be expected to result in damage or injury to Aris or any of its affiliates, or to the reputation of any such party; (ii) commission of an act constituting gross negligence or willful misconduct that is materially harmful to Aris or any of its affiliates; (iii) engaging in any action that is a violation of a material covenant or agreement of the participant in favor of Aris or any of its affiliates that, if curable, is not cured within 15 days of receipt by the participant of written notice of such violation; (iv) material breach of any material covenant or agreement of the participant under any confidentiality, noncompetition, non-disparagement, non-solicitation or similar agreement; (v) engaging in habitual drug or alcohol abuse; (vi) failure or refusal to use good faith efforts to follow the reasonable directions of his or her supervisor; or (vii) poor performance, nonperformance, or neglect of the participant’s duties to Aris or any of its affiliates or insubordination; and

•

“good reason” has the meaning ascribed to any such term in any employment agreement between the participant and Aris, or if no such term is defined in such agreement, means (i) a material diminution in the participant’s duties, authority or responsibilities from those in effect immediately prior to a change in control; (ii) a material reduction in the participant’s base pay or target annual bonus opportunity in effect immediately prior to a change in control; or (iii) a relocation of the participant’s principal place of employment to a location that is more than 50 miles from his or her place of employment immediately prior to a change in control, provided that a relocation from a principal place of employment that is not one of the Company’s principal office locations to one of the Company’s principal office locations shall not constitute “good reason.” Any assertion by a participant of a termination of employment for “good reason” will not be effective unless all of the following conditions are satisfied: (i) the participant provides written notice to Aris of the condition claimed to constitute good reason within 90 days of the initial existence of such condition and during the CIC Protection Period and (ii) Aris fails to remedy such condition within 30 days of receiving such written notice thereof; provided, that in all events the termination of the participant’s employment with Aris will not be treated as a termination for “good reason” unless such termination occurs not more than 12 months following the initial existence of the condition claimed to constitute “good reason.”

The following table sets forth the estimated cash severance described above that would be payable to Aris’s named executive officers under the CIC Severance Plan upon a qualifying termination in connection with the Mergers, assuming (i) the completion of the Mergers occurs on November 15, 2025, (ii) each executive officer experiences a qualifying termination at such time, (iii) the executive officer’s base salary rate and annual target bonus remain unchanged from that in effect as of the date of this filing, and (iv) each executive officer has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive the payments and benefits.

	Severance Payment ($)	Pro-Rata Bonus ($)	COBRA Payment ($)	Total Cash Severance ($)
Amanda M. Brock	8,457,978	1,789,525	26,854	10,274,357
William A. Zartler	3,472,892	807,583	17,846	4,298,321
Stephan E. Tompsett	3,583,990	843,336	31,712	4,459,038
Dylan Van Brunt	2,744,720	609,935	23,342	3,377,997
Nicholas A. Patterson	2,124,375	405,086	29,813	2,559,275
Robert W. Hunt Jr.	2,785,200	613,599	29,813	3,428,612

Merger Expenses, Fees and Costs

Except as noted below, all fees, costs and expenses incurred by WES and Aris in connection with the Mergers will be paid by the party incurring those fees, costs or expenses, whether or not the Mergers are completed, except that (a) fees and expenses incurred in connection with the printing, filing and mailing of this document and the registration statement of which this document forms a part (including applicable SEC filing fees) and (b) filing fees payable under the HSR Act will be borne by WES.

In the event of a termination of the Merger Agreement under certain circumstances, Aris may be required to pay WES the Breakup Fee of $57.0 million. Additionally, in certain circumstances, upon termination of the Merger Agreement, Aris may be obligated to pay the WES Expenses related to the Mergers in an amount not to exceed $11,875,000. See “The Merger Agreement—Breakup Fee and WES Expenses.”

Expected Timing of the Mergers

WES and Aris currently expect to complete the Mergers in the fourth quarter of 2025, subject to the receipt of required Aris stockholder approval and regulatory approvals and the satisfaction or waiver of the other conditions to completion of the Mergers. Because many of the conditions to completion of the Mergers are beyond the control of WES and Aris, exact timing for completion of the Mergers cannot be predicted with any amount of certainty.

No WES Unitholder Approval

WES unitholders are not required to approve the Merger Agreement, the Mergers or the issuance of WES Common Units in the Mergers.

Appraisal Rights

Holders of Aris Common Stock who do not vote for the adoption of the Merger Agreement and who otherwise comply with the applicable statutory procedures of Section 262 of the DGCL will have the right to obtain an appraisal of the value of their shares of Aris Common Stock in connection with the Mergers. This means that stockholders are entitled to obtain the “fair value” of their Aris shares (exclusive of any element of value arising from the accomplishment or expectation of the Mergers) as determined by the Delaware Court of Chancery and entitled to receive payment based upon that valuation, together with a fair rate of interest, in lieu of any consideration to be received under the Merger Agreement. No dissenters’ or appraisal rights are available with respect to the Aris OpCo Units. Appraisal rights with respect to the Aris OpCo Stapled Units shall be limited to an appraisal, pursuant to Section 262 of the DGCL, solely of the fair value of the shares of Aris Class B Common Stock of such Aris OpCo Stapled Units.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect appraisal rights. This summary, however, is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached hereto as Annex E. The preservation and exercise of appraisal right requires strict and timely adherence to the applicable provisions of the DGCL. Failure to follow the requirements of Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. All references in this summary to a “stockholder” are to the record holder of Aris Common Stock on the record date for the special meeting unless otherwise indicated; “beneficial owner” means a person who is the beneficial owner of shares of Aris Common Stock either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex E hereto carefully and should consult your legal advisor since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL. All demands for appraisal must be received prior to the vote on the Merger Agreement and should be addressed to Aris Water Solutions, Inc., 9651 Katy Freeway, Suite 400, Houston, Texas, Attention: Legal Department, and should be executed by, or on behalf of, the record holder of the shares of Aris Common Stock. Holders of Aris Common Stock who desire to exercise their appraisal rights must not vote in favor of the Merger Agreement and must continuously hold their shares of Aris Common Stock through the Effective Time.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL or where such copy may be publicly accessed. This document constitutes such notice to the holders of Aris Common Stock and Section 262 of the DGCL is attached to this document as Annex E.

If you wish to exercise appraisal rights you must not vote for the adoption of the Merger Agreement and must deliver to Aris, before the vote on the Merger Agreement Proposal, a written demand for appraisal of your shares of Aris Common Stock (and in the case of beneficial owners of Aris Common Stock, reasonably identify the holder of record of the shares for which the demand is made, along with supporting documentation or evidence). If you sign and return a proxy card that does not contain voting instructions or submit a proxy by telephone or through the internet that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy will, unless the proxy is revoked, be voted for the adoption of the Merger Agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger Agreement, nor abstaining from voting or failing to vote on the Merger Agreement Proposal, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL.

A demand for appraisal will be sufficient if it reasonably informs Aris of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. If you wish to exercise appraisal rights, you must be the record holder of such shares of Aris Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares of record through the Effective Time. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of Aris Common Stock on the record date for the special meeting is entitled to assert appraisal rights for such shares of Aris Common Stock registered in that holder’s name. To be effective, a demand for appraisal by a stockholder must be made by, or on behalf of, such stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears, with respect to shares evidenced by certificates, on his or her stock certificate, or, with respect to book-entry shares, on the stock ledger. Notwithstanding the foregoing, a beneficial owner may, in such person’s name, demand an appraisal of such beneficial owner’s shares, provided that such beneficial owner continuously owns such shares through the effective date of the Mergers and the demand reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owners beneficial ownership of stock and a statement that such documentary evidence is true and correct, and provides a notice address for the beneficial owner. If shares of Aris Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary. If the shares of Aris Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of Aris Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Aris Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Aris Common Stock as to which appraisal is sought. Where no number of shares of Aris Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Aris Common Stock held in the name of the record owner.

If you hold your shares of Aris Common Stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If a stockholder who demands appraisal under Delaware law fails to perfect, or effectively withdraws or loses his or her rights to appraisal as provided under Delaware law, each share of Aris Class A Common Stock or Aris OpCo Stapled Unit held by such stockholder will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest thereon, less any withholding taxes. A stockholder may withdraw his or her demand for appraisal and agree to accept the Merger Consideration by delivering to Aris a written withdrawal of his or her demand for appraisal and acceptance of the Merger Consideration within 60 days after the effective date of the Mergers (or thereafter with the consent of the surviving entity). Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal action or joined that proceeding as a named party may withdraw his or her demand for appraisal and agree to accept the Merger Consideration offered within 60 days after the Effective Time.

Within 10 days after the effective date of the Mergers, the surviving entity will notify each stockholder who properly asserted appraisal rights under Section 262 of the DGCL and has not voted for the adoption of the Merger Agreement of the Effective Time. Within 120 days after the Effective Time, but not thereafter, either the surviving entity, or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Aris Common Stock held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Aris Common Stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving entity. Aris has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. Aris has no present intent to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the surviving entity will file such a petition or that it will initiate any negotiations with respect to the fair value of such shares of Aris Common Stock. Accordingly, stockholders who desire to have their shares of Aris Common Stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and made payable by the parties as the Court deems equitable. The Court also may order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal and not previously withdrawn.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Aris, it will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Aris Common Stock and with whom agreements as to the value of their shares of Aris Common Stock have not been reached by the surviving entity. After notice to dissenting stockholders who demanded appraisal of their shares of Aris Common Stock, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby.

Within 120 days after the Effective Time, any person that has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving entity a statement setting forth the aggregate number of shares of Aris Common Stock not voted in favor of the Mergers and with respect to which demands for appraisal have been timely received and the aggregate number of holders of those shares. These statements must be mailed to the person within 10 days after a written request by such person for the information has been received by the surviving entity, or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

After determination of the persons entitled to appraisal of their shares of Aris Common Stock, the Delaware Court of Chancery will appraise the shares of Aris Common Stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Mergers, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the persons entitled to receive the same, upon surrender by such persons of their certificates and book-entry shares.

In determining the fair value of the shares of Aris Common Stock, the Delaware Court of Chancery is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the shares of Aris Common Stock, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court

stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Aris may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the shares of Aris Common Stock is less than the Merger Consideration. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the Merger Consideration. It should be noted that the opinions of investment banking firms as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Mergers, are not opinions as to, and do not otherwise address, fair value under Section 262 of the DGCL.

Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In view of the complexity of Section 262 of the DGCL, persons who may wish to dissent from the Mergers and pursue appraisal rights should consult their legal advisors.

Any person who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Aris Common Stock as of a date prior to the Effective Time.

If you desire to exercise your appraisal rights, you must not vote for the adoption of the Merger Agreement and you must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

Accounting Treatment of the Transactions

In accordance with GAAP and in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 805—Business Combinations, WES will account for the Mergers as a business combination.

Regulatory Approvals

The following is a summary of the material regulatory requirements for completion of the transactions.

Antitrust. Under the HSR Act and related rules, certain transactions, including the Mergers, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied or terminated early. WES and Aris filed Notification and Report Forms with the Antitrust Division and the FTC on August 27, 2025. The applicable waiting period required under the HSR Act will expire at 11:59 p.m., Eastern Time, on September 26, 2025, unless early termination is granted, WES withdraws and refiles its notification and report form, or a Second Request is issued.

At any time before or after the Effective Time, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to prevent the Mergers, to rescind the Mergers or to conditionally approve the Mergers upon the divestiture of assets of WES or Aris or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the Mergers or permitting completion subject to the divestiture of assets of WES or Aris or subject to other remedies. Attorneys General may also require the payment of fees to terminate their opposition to the Mergers. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the Mergers on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

General. Pursuant to the terms of the Merger Agreement, WES and Aris have agreed to use their respective reasonable best efforts to take, or cause their respective subsidiaries to take, all actions necessary to obtain all regulatory approvals required to consummate the Mergers.

Pursuant to the Merger Agreement, WES has agreed to use reasonable best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to avoid or eliminate each and every impediment to consummation of the transactions contemplated by the Merger Agreement under Regulatory Laws (as defined in the Merger Agreement), including taking any action that limits the WES Parties’ freedom of action with respect to, or its ability to retain or hold, any of the businesses, assets, equity interests, product lines or properties of Aris or its subsidiaries, as may be required in order to obtain all approvals and other confirmations or to avoid the commencement of any action to prohibit the Mergers, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Mergers or delay the closing beyond the end date.

Aris Securityholders Making Elections

An election form and other appropriate and customary transmittal materials will be mailed no less than 30 days prior to the expected Closing Date (or on such other date as Aris and WES shall mutually agree) to each Aris securityholder as of the close of business on the third business day prior to the Mailing Date (or such other date as Aris and WES shall mutually agree). The election form will allow you to specify the number of shares of Aris Class A Common Stock or Aris OpCo Stapled Units with respect to which you elect to receive the Mixed Election Consideration, the number of shares or units with respect to which you elect to receive the Cash Election Consideration and the number of shares or units with respect to which you elect to receive the Common Unit Election Consideration. You must complete and return the election form on or before the Election Deadline. An election form will be deemed properly completed only if accompanied by one or more certificates (or book-entry notations) representing all the shares of Aris Class A Common Stock or Aris OpCo Stapled Units covered by such election form, together with duly executed transmittal materials included with the election form. Aris will make election forms available as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of shares of Aris Common Stock between the election form record date and the close of business on the business day prior to the Election Deadline. The election form is separate from the proxy card and should be completed in its entirety and sent to the appropriate addressee as directed in the instructions accompanying such materials. If you need to obtain an election form, please contact Georgeson LLC, 51 West 52nd Street, 6th Floor, New York, New York 10019 or toll free at 1-844-568-1859. If you fail to deliver a valid election or if an election is revoked and no subsequent election is made, and appraisal has not been demanded in accordance with Delaware law, in each case, prior to the Election Deadline, you will be deemed to have elected the Common Unit Election Consideration and will not be eligible to receive the Mixed Election Consideration or the Cash Election Consideration.

Exchange Agent and Information Agent

Computershare Trust Company, N.A. will serve as the exchange agent for purposes of effecting the election and proration procedures, and Georgeson LLC will serve as the information agent for the election.

Election Deadline

Unless otherwise designated on the election form, the Election Deadline will be 5:00 p.m., New York time, on the fifth business day prior to the anticipated Closing Date (or such other time and date as WES and Aris shall agree). Aris stockholders who hold their shares in “street name” may be subject to an earlier deadline. Therefore, you should carefully read any materials you receive from your bank, broker or other nominee.

Form of Election

The applicable form of election must be properly completed and signed and accompanied by the documents specified in the instructions accompanying the form of election.

In order to make an election to receive the Mixed Election Consideration or the Cash Election Consideration, the properly completed and signed form of election, together with the items described above, must be actually received by the Exchange Agent at or prior to the Election Deadline in accordance with the instructions accompanying the form of election.

Impact of Selling Shares as to which an Election has Already Been Made

Once you properly submit an election form and related documentation as required thereby, selecting the type of consideration you wish to receive in the Mergers in exchange for shares of Aris Class A Common Stock or Aris OpCo Stapled Units, any subsequent transfer of such shares or units shall (i) prior to the Election Deadline, automatically revoke such election or (ii) following the Election Deadline, not change the election made with respect to such shares or units as of the Election Deadline. In the event an election form is revoked prior to the Election Deadline, except to the extent a subsequent election is properly made prior to the Election Deadline, the shares of Aris Class A Common Stock or Aris OpCo Stapled Units will be deemed to have made an election to receive only the Common Unit Election Consideration.

Election Revocation and Changes

You may revoke or change your election by sending written notice of such revocation or change to the Exchange Agent, which notice must be received by the Exchange Agent prior to the Election Deadline. In the event an election is revoked prior to the Election Deadline, under the Merger Agreement, the shares of Aris Class A Common Stock or Aris OpCo Stapled Units represented by such election will be treated as shares or units, respectively, in respect of which no election has been made and, if appraisal has not been demanded in accordance with Delaware law, will be deemed to elect the Common Unit Election Consideration and will not be eligible to receive the Mixed Election Consideration or the Cash Election Consideration, except to the extent a subsequent election is properly made by the Aris securityholder by the Election Deadline.

Non-Electing Holders

Aris securityholders who fail to deliver a valid election or if an election is revoked and no subsequent election is made, and appraisal has not been demanded in accordance with Delaware law, in each case, prior to the Election Deadline, you will be deemed to have elected the Common Unit Election Consideration and will not be eligible to receive the Mixed Election Consideration or the Cash Election Consideration.

Neither WES nor Aris is making any recommendation as to whether Aris securityholders should make an election to receive the Mixed Election Consideration, the Cash Election Consideration, the Common Unit Election Consideration or no election in the Mergers. You must make your own decision with respect to such election.

Even if you make a valid election, you may not receive the exact form of Merger Consideration that you elect unless you elect to receive the Common Unit Election Consideration or the Mixed Election Consideration. If you make no valid election with respect to your shares of Aris Class A Common Stock or Aris OpCo Stapled Units, you will receive the Common Unit Election Consideration. The Cash Election Consideration is subject to proration to ensure that the aggregate amount of cash paid in the Mergers does not exceed $415.0 million. The ability to receive the Merger Consideration of your choice will depend on the elections of other Aris securityholders. If you elect to receive Cash Election Consideration, you may not receive the form of Merger Consideration that you elect in the Mergers, and you may instead receive a pro-rata amount of cash and WES Common Units. The forms and amounts of the Merger Consideration payable to Aris securityholders that elect the Cash Election Consideration in the Mergers will not be known until the Exchange Agent tallies the results of the elections made by Aris securityholders, which will not occur until near or after the Closing. See “The Merger Agreement—Merger Consideration.”

The U.S. federal income tax consequences of the Mergers and any related transactions to an Aris securityholder are complex and depend on such securityholder’s specific situation and factors not within the control of Aris or WES, including the type of consideration received in the Mergers. Please see the discussion set forth in the section entitled “Material U.S. Federal Income Tax Considerations” for a description of the material U.S. federal income tax consequences of the Mergers. You are strongly encouraged to consult with your own tax advisor as to the specific tax consequences to you of the Mergers and any related transactions in light of your particular circumstances, including the applicability and effect of any U.S. federal, state or local, non-U.S., or other tax laws and of potential changes in such laws.

Exchange of Shares

WES has appointed Computershare Trust Company, N.A. as exchange agent for the purpose of:

•	receiving election forms;

•

determining in accordance with the Merger Agreement (and the election form) the Merger Consideration to be received by each holder of shares of Aris Class A Common Stock and Aris OpCo Stapled Units; and

•

exchanging the applicable Merger Consideration for certificates formerly representing shares of Aris Class A Common Stock and Aris OpCo Stapled Units or for Aris shares represented by book-entry notations.

As soon as reasonably practicable after the Effective Time (and not later than the fifth business day following the Effective Time), the Exchange Agent will mail to each holder of shares of Aris Class A Common Stock (other than uncertificated shares of Class A Common Stock) and Aris OpCo Stapled Units which at the Closing were converted into the right to receive the Merger Consideration (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the shares of Aris Class A Common Stock and Aris OpCo Stapled Units in exchange for, as applicable, the cash Merger Consideration, certificates representing whole WES Common Units (or book-entry notations, if uncertificated WES Common Units will be issued) and cash in lieu of any fractional WES Common Units. Such holders will be paid the Merger Consideration to which they are entitled upon the surrender to the Exchange Agent of such shares of Aris Class A Common Stock and Aris OpCo Stapled Units and a duly completed and validly executed letter of transmittal and any other documents required by the Exchange Agent. No interest will be paid or will accrue on any cash amounts received as Merger Consideration or in lieu of any fractional WES Common Units.

No distributions with respect to WES Common Units with a record date after the Closing will be paid to the holder of any unsurrendered shares of Aris Class A Common Stock or Aris OpCo Stapled Units with respect to the WES Common Units represented thereby, and no cash payment in lieu of fractional WES Common Units will be paid to any such holder, until such shares or units have been surrendered in accordance with the terms of the Merger Agreement. Subject to applicable laws, following surrender of any such shares or units, the record holders of such shares or units will be paid, without interest, (i) promptly after such surrender, the number of whole WES Common Units to which such holder is entitled, payment by cash or check of the amount of cash Merger Consideration to which such holder is entitled, together with any cash payable in lieu of fractional WES Common Units to which such holder is entitled, and the amount of distributions with a record date after the

Closing theretofore paid with respect to such whole WES Common Units and (ii) at the appropriate payment date, the amount of distributions with a record date after the Closing and a payment date subsequent to such surrender payable with respect to such whole WES Common Units.

All Merger Consideration issued upon the surrender for exchange of shares of Aris Class A Common Stock or Aris OpCo Stapled Units in accordance with the terms of the Merger Agreement and any cash paid in lieu of fractional WES Common Units or as distributions pursuant to the Merger Agreement will be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to such shares or units. After the Closing, the stock transfer books of Aris will be closed, and there will be no further registration of transfers on the stock transfer books of Aris Class A Common Stock or Aris OpCo Stapled Units. If, after the Closing, Aris Class A Common Stock or Aris OpCo Stapled Units are presented to Aris or the Exchange Agent for any reason, they will be cancelled and exchanged as provided in the Merger Agreement. If any such shares or units have been lost, stolen or destroyed, the Exchange Agent will issue the Merger Consideration to be paid with respect to such shares or units, upon the making of an affidavit of the fact by the person claiming such shares or units to be lost, stolen or destroyed and, if required by WES, the posting of a bond, in such amount as WES determines, as indemnity against any claim that many be made against it with respect to such claimed lost stolen or destroyed shares or units.

Upon the Closing, WES and Aris will work with the Exchange Agent and The Depositary Trust Company to set up procedures for exchanging uncertificated shares of Aris Class A Common Stock held through DTC. The Exchange Agent will deliver the Merger Consideration, including any cash for fractional units and other entitled dividends or distributions, to DTC or its nominees as soon as reasonably practicable after the Closing, following DTC’s standard procedures. For holders of uncertificated shares not held through DTC, the Exchange Agent will issue the appropriate number of whole WES Common Units as of the Effective Time. Such holders will receive a check for any cash owed, including for fractional shares and any dividends or distributions, as well as materials explaining the Mergers’ effectiveness and the conversion of their shares pursuant to the Mergers.

Each of the WES Parties and the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable to any Aris securityholder, such amounts as are required to be deducted or withheld under the Code or any tax law with respect to the making of such payment (and to the extent such deduction or withholding is required in respect of the delivery of any number of whole WES Common Units, such deduction or withholding may be taken in such WES Common Units). To the extent that amounts are withheld and paid over to the applicable governmental entity, such withheld or deducted amounts will be treated as having been paid to the Aris securityholder, in respect of which such deduction and withholding were made. If withholding is taken in WES Common Units, the WES Parties or the Exchange Agent (as applicable) will be treated as having sold such WES Common Units (on behalf of the person in respect of whom such deduction and withholding was made) for an amount of cash equal to the fair market value of such WES Common Units at the time of such deemed sale.

One year after the Closing, any portion of the exchange fund that remains undistributed to former Aris securityholders will be delivered to WES and any Aris securityholders who have not surrendered such shares or units to the Exchange Agent in compliance with the Merger Agreement may thereafter look only to WES for payment of their claim for the applicable Merger Consideration, any cash in lieu of fractional WES Common Units, and any distributions payable pursuant to the Merger Agreement.

If Aris securityholders have questions about how to make an election for the Merger Consideration, or if Aris securityholders need additional copies of the election form that is being mailed to Aris securityholders, you should contact the Information Agent for the election, Georgeson LLC, at (844) 568-1859.

Listing of WES Common Units Issued in the Transactions; Delisting and Deregistration of Aris Common Stock After the Transactions

It is a condition to Aris’s obligation to complete the Mergers that the WES Common Units deliverable to Aris stockholders as contemplated by the Merger Agreement will have been approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE. Upon completion of the Mergers, the Aris Class A Common Stock will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

Litigation Related to the Mergers

Although WES and Aris are not aware of any pending or threatened lawsuits relating to the transactions contemplated by the Merger Agreement as of the date of this proxy statement/prospectus, lawsuits arising out of the transactions contemplated by the Merger Agreement could be filed in the future.

THE MERGER AGREEMENT

The following section summarizes material provisions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached as Annex A to this document and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this document. You are urged to read the Merger Agreement carefully and in its entirety before making any decisions regarding the Mergers.

The Merger Agreement summary is included in this document only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information about WES or Aris or their respective subsidiaries, affiliates or businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this document and in the documents incorporated by reference herein. See “Where You Can Find More Information.”

The representations, warranties and covenants contained in the Merger Agreement and described in this document were made only for purposes of the Merger Agreement and as of specific dates and may be subject to more recent developments, were made solely for the benefit of the other parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures which may modify, qualify or create exceptions to the representations and warranties, for the purposes of allocating risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the Merger Agreement do not survive the Effective Time. Moreover, information concerning the subject matter of the representations, warranties, covenants and agreements may change after the date of the Merger Agreement. WES and Aris will provide additional disclosure in their filings with the SEC, to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws.

The Mergers

The Merger Agreement by and among WES, OpCo Merger Sub, Arrakis Holdings, Unit Merger Sub, Cash Merger Sub, Aris and Aris OpCo, provides for (i) the merger of OpCo Merger Sub with and into Aris OpCo, (ii) the concurrent merger of Cash Merger Sub with and into Aris, followed immediately by (iii) the merger of Unit Merger Sub with and into Aris. Immediately prior to the Closing, WES will make a loan to Arrakis Holdings in an amount equal to the amount of cash sufficient to effect the delivery of the Merger Consideration to the holders of the Aris Class A Common Stock. The Aris Charter and Aris Bylaws in effect immediately prior to the Effective Time will be the Aris Charter and Aris Bylaws after the Mergers.

Mergers Closing and Effective Time

The Closing will be on the third business day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions to Closing, which are described in the section titled “—Conditions to the Mergers,” or at such other place, date and time as WES and ARIS may agree in writing. The Mergers will be effective at the time specified in the certificates of merger filed with the Secretary of State of the State of Delaware.

Directors and Officers

The directors of the Surviving Corporation will be appointed by Arrakis Holdings and will hold their respective positions until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Cash Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and will hold their respective positions until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Merger Consideration

Each issued and outstanding share of Aris Class A Common Stock and each Aris OpCo Stapled Unit shall, subject to certain exceptions as set forth in the Merger Agreement, have the right to elect to receive the following consideration from WES or Arrakis Holdings, as applicable: (i) $7.00 in cash (without interest) and 0.450 WES Common Units; (ii) $25.00 in cash (without interest); or (iii) 0.625 WES Common Units. The Cash Election Consideration is subject to proration to ensure that the total cash consideration payable in the Mergers will not exceed $415.0 million.

No fractional WES Common Units will be issued in the Mergers. Former Aris securityholders to whom fractional units would have otherwise been issued will be entitled to receive a cash payment equal to such stockholders’ proportionate interest, if any, in the proceeds from the sale of the aggregated fractional units that would have been issued in the Mergers.

Conditions to the Mergers

Conditions to Each Party’s Obligations

Each party’s obligation to complete the Mergers is subject to the fulfillment or waiver (to the extent permissible under applicable law) of the following conditions at or prior to the Effective Time:

•	the Merger Agreement must have been adopted by at least a majority of the outstanding shares of Aris Class A Common Stock and Aris Class B Common Stock, voting together as a single class;

•

the absence of (i) any injunction, order or decree by any court or governmental entity of competent jurisdiction, (ii) any law that has been adopted or become effective, and (iii) any agreement with any governmental entity, in each case, that prohibits the consummation of the Mergers;

•	any waiting period applicable to the Mergers or the other transactions contemplated by the Merger Agreement under the HSR Act must have expired or been terminated; and

•

the registration statement on Form S-4 (of which this document forms a part) must be declared effective by the SEC, and no stop order suspending the effectiveness of the registration statement on Form S-4 has been issued by the SEC and no proceeding for such purpose has been initiated or threatened by the SEC.

See the section titled “The Merger Agreement Proposal—Regulatory Approvals.”

Conditions to Aris’s Obligations

The obligation of Aris to effect the Mergers is further subject to the fulfillment (or waiver by WES, to the extent permissible under applicable law) at or prior to the Effective Time, of the following conditions:

•

the representations and warranties of the WES Parties in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made at the Closing Date except where the failure to be true and correct (without giving effect to any materiality, material adverse effect and similar qualifiers) would not, in the aggregate, reasonably be expected to have a material adverse effect on WES or its subsidiaries;

•

the representations and warranties of the WES Parties regarding the equity interests of WES and its subsidiaries must be true and correct in all material respects both as of the date of the Merger Agreement and as of the Closing Date as though made at the Closing Date, except for any de minimis inaccuracies;

•

the representations and warranties of the WES Parties regarding the organization and good standing of WES, the issuance of WES Common Units in the Mergers, the corporate power and authority of the WES Parties, the absence of any violation of the organizational documents of WES, the absence of any material adverse effect on the WES Parties since March 31, 2025, and the accuracy and availability of funds by WES to consummate the Mergers, must be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made at the Closing Date;

in each preceding case, provided that the representations and warranties that are made as of a particular date or period need only be true and correct as of such date or period;

•	WES must have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by WES prior to the Effective Time;

•	since the date of the Merger Agreement, there has been no material adverse effect on WES or its subsidiaries;

•	WES must have delivered to Aris a certificate, certifying to the effect that the foregoing conditions to Closing have been satisfied;

•	the WES Common Units to be issued in the Mergers must have been approved for listing on the NYSE, subject to official notice of issuance;

•

WES must have received a written opinion from Vinson & Elkins, counsel to WES (or, if Vinson & Elkins is unable or unwilling to issue such an opinion, from another nationally recognized law firm reasonably acceptable to WES), on the basis of the assumptions, representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that: (i) for U.S. federal income tax purposes, WES should not be treated as an investment company for purposes of Section 721(b) of the Code, (ii) for U.S. federal income tax purposes, at least 90% of the gross income of WES for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which necessary financial information is available constitutes qualifying income within the meaning of Section 7704(d) of the Code, and (iii) WES is treated as a partnership for U.S. federal income tax purposes (and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code); and

•

Aris must have received a written opinion from Gibson Dunn, counsel to Aris (or, if Gibson Dunn is unable or unwilling to issue such an opinion, from another nationally recognized law firm reasonably acceptable to the Company), on the basis of the assumptions, representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that, for U.S. federal income tax purposes, the exchange of (i) Aris OpCo Stapled Units for WES Common Units pursuant to the Mergers and (ii) Aris Class A Common Stock for WES Common Units pursuant to the Mergers, in each case, should qualify as part of an exchange to which Section 721(a) of the Code applies.

Conditions to WES’s Obligations

The obligation of WES to effect the Mergers is further subject to the fulfillment (or waiver by Aris, to the extent permissible under applicable Law) at or prior to the Effective Time, of the following conditions:

•

the representations and warranties of the Aris Parties in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made at the Closing Date except where the failure to be true and correct (without giving effect to any materiality, material adverse effect and similar qualifiers) would not, in the aggregate, reasonably be expected to have a material adverse effect on Aris or its subsidiaries;

•

the representations and warranties of the Aris Parties regarding the equity interests of Aris and its subsidiaries must be true and correct in all material respects both as of the date of the Merger Agreement and as of the Closing Date as though made at the Closing Date, except for any de minimis inaccuracies;

•

the representations and warranties of the Aris Parties regarding the organization and good standing of Aris, the corporate power and authority of the Aris Parties, the absence of any violation of the organizational documents of the Aris Parties, the absence of any material adverse effect on the Aris Parties since March 31, 2025, the brokers or finders entitled to a fee or commission in connection with the Mergers and certain representations regarding state takeover laws, must be true and correct as of the date of the Merger Agreement and as of the Closing Date as though made at the Closing Date;

•

the representations and warranties of the Aris Parties regarding the approval of the TRA Amendment must be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date as though made at the Closing Date;

in each preceding case, provided that the representations and warranties that are made as of a particular date or period need only be true and correct as of such date or period;

•	Aris must have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by Aris prior to the Effective Time;

•	since the date of the Merger Agreement, there has been no material adverse effect on Aris or its subsidiaries;

•	Aris must have delivered to WES a certificate, certifying to the effect that the foregoing conditions to Closing have been satisfied; and

•	the TRA Amendment must be in full force and effect.

Dissenting Shares

Shares of Aris Common Stock held by stockholders who are entitled to demand and have properly demanded appraisal rights under Section 262 of the DGCL will not be converted into or be exchangeable for the right to receive the Merger Consideration and will instead represent the right to receive the appraised value of such shares to the extent permitted by and in accordance with Section 262 of the DGCL. This value could be more than, the same as, or less than the value of the Merger Consideration. The relevant provision of the DGCL is included as Annex E to this document. You are encouraged to read the provision carefully and in its entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Aris stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. If an Aris stockholder fails to perfect or otherwise effectively waives, withdraws or loses the right to appraisal under the DGCL, whether before or after the Effective Time, then that Aris stockholder will not be paid the appraised value of their shares of Aris Common Stock in accordance with the DGCL, and the shares of Aris Common Stock held by such stockholder will be converted into the right to receive the Common Unit Election Consideration and cash in lieu of any fractional WES Common Units.

Representations and Warranties

The Merger Agreement contains general representations and warranties made by each of the WES Parties, on the one hand, and the Aris Parties on the other, to the other party, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the Mergers. These representations and warranties are in many respects subject to materiality, knowledge and other similar qualifications contained in the Merger Agreement and expire at the Effective Time. The representations and warranties of each of the WES Parties, on the one hand, and the Aris Parties on the other, were made solely for the benefit of the other party. In addition, those representations and warranties were intended not as statements of actual fact, but rather as a way of allocating risk between the parties, were modified by the disclosure schedules attached to the Merger Agreement, were subject to the materiality standard described in the Merger Agreement (which may differ from what may be viewed as material by you) and were made only as of the date of the Merger Agreement and the Closing Date or another date as is specified in the Merger Agreement. Information concerning the subject matter of these representations or warranties may have changed since the date of the Merger Agreement. WES and Aris will provide additional disclosure in their SEC reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws.

Aris

The Aris Parties made a number of representations and warranties to the WES Parties, including representations and warranties related to the following matters:

•	the organization, qualification to do business and good standing of Aris and its subsidiaries;

•	the equity interests and capital structure of the Aris Parties and their respective subsidiaries;

•

the authority of the Aris Parties, and the governmental and regulatory approvals necessary, to enter into the Merger Agreement, the Support Agreements and the TRA Amendment and consummate the transactions contemplated by the Merger Agreement, and the absence of any loss, or creation of any lien, or violation of the organizational documents of the Aris Parties or any applicable laws resulting from the consummation of the transactions contemplated by the Merger Agreement;

•	Aris’s and its subsidiaries’ SEC filings and the financial statements contained therein;

•	Aris’s internal controls over financial reporting and disclosure controls and procedures;

•	Aris’s and its subsidiaries’ undisclosed liabilities;

•	Aris’s and its subsidiaries’ compliance with laws and permits;

•	Aris’s and its subsidiaries’ environmental liabilities;

•	Aris’s and its subsidiaries’ employee benefit plans and other employee benefits matters;

•	the conduct of the Aris Parties’ and their respective subsidiaries’ business and the absence of certain adverse changes or events since March 31, 2025;

•	litigation, investigations, claims or judgments against Aris or its subsidiaries;

•	the accuracy of the information supplied by Aris for this document and the registration statement of which this document is a part;

•	Aris’s and its subsidiaries’ taxes, tax returns and other tax matters;

•	certain labor matters related to the Aris Parties;

•	Aris’s and its subsidiaries’ intellectual property;

•	Aris’s and its subsidiaries’ owned and leased real property and rights-of-way;

•	Aris’s and its subsidiaries’ title, sufficiency and condition of assets;

•	Aris’s and its subsidiaries’ insurance policies;

•	the receipt by the Aris board of an opinion from Aris’s financial advisor;

•	Aris’s and its subsidiaries’ largest customers during the twelve (12) months ended June 30, 2025;

•	Aris’s and its subsidiaries’ ongoing capital commitments and projects;

•	Aris’s and its subsidiaries’ material contracts and the absence of a material breach of such contracts;

•	investment banker, broker or finder fees in connection with the consummation of the Mergers;

•	the inapplicability of Delaware’s anti-takeover statute restrictions; and

•	the absence of any additional Aris Parties’ representations or warranties beyond those in the Merger Agreement.

WES

The WES Parties each also made a number of representations and warranties to Aris, including representations and warranties related to the following matters:

•	organization, qualification to do business and good standing of WES and its subsidiaries;

•	the equity interests and capital structure of WES and its subsidiaries;

•

the authority of the WES Parties, and governmental and regulatory approvals necessary, to enter into the Merger Agreement and consummate the transactions contemplated by the Merger Agreement, and the absence of any loss, or creation of any lien, or violation of the organizational documents of WES, or any applicable laws resulting from the consummation of the transactions contemplated by the Merger Agreement;

•	WES’s and its subsidiaries’ SEC filings and the financial statements contained therein;

•	WES’s internal controls over financial reporting and disclosure controls and procedures;

•	WES’s and its subsidiaries’ undisclosed liabilities;

•	WES’s and its subsidiaries’ compliance with laws and permits;

•	WES’s and its subsidiaries’ environmental liabilities;

•	the conduct of WES’s and its subsidiaries’ business and the absence of certain adverse changes or events since March 31, 2025;

•	litigation, investigations, claims or judgments against WES or its subsidiaries;

•	the accuracy of the information supplied by WES or its subsidiaries for this document and the registration statement of which this document is a part;

•	WES’s and its subsidiaries’ taxes and tax returns and other tax matters;

•	investment banker, broker or finder fees in connection with the consummation of the Mergers;

•	the availability of funds to consummate the Mergers and the other transactions contemplated by the Merger Agreement;

•	WES’s and its subsidiaries’ ownership of Aris Common Stock during the three years prior to the date of the Merger Agreement; and

•	the absence of any additional WES Parties’ representations or warranties beyond those in the Merger Agreement.

Definition of Material Adverse Effect

Many of the representations and warranties of the WES Parties and the Aris Parties are qualified by a material adverse effect standard. For purposes of the Merger Agreement, “material adverse effect,” with respect to either the WES Parties or the Aris Parties, is defined to mean an event, change, effect, development or occurrence that (i) prevents or materially delays the applicable party’s ability to consummate the transactions contemplated by the Merger Agreement or (ii) has a material adverse effect on the business, financial condition or continuing results of operations of either WES and its subsidiaries, taken as a whole, or Aris and its subsidiaries, taken as a whole, in either case, other than any event, change, effect, development or occurrence:

•

in or generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, or in inflation, interest or exchange rates or tariffs, in each case, in the United States or elsewhere in the world; or

•	resulting from or arising out of:

(A)	any changes or developments in the industries in which the applicable party or its subsidiaries conduct their business;

(B)	changes or developments in prices for oil, natural gas, refined products or other commodities;

(C)

the announcement, pendency or the existence of, or compliance with or performance under, the Merger Agreement or the transactions contemplated by the Merger Agreement (including its impact on the relationships, contractual or otherwise, of the applicable party and its subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Mergers or the other transactions contemplated by the Merger Agreement);

(D)	taking of any action (or not taking any action) at the written request of (i) the WES Parties, in the case of Aris or (ii) the Aris Parties, in the case of WES;

(E)

any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any national, regional, state or local governmental entity, or market administrator;

(F)	any changes in GAAP or accounting standards or interpretations thereof;

(G)

epidemics, pandemics, civil unrest, trade wars, earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, sabotage, civil disobedience, cyber attack, or any escalation or general worsening of the foregoing;

(H)

any failure by the applicable party to meet any projections or forecasts or estimates of revenues, earnings or other financial or operational metrics for any period (provided that this exception does not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure resulted in, or contributed to, a material adverse effect); or

(I)

any changes in the share price or trading volume of the equity interests of WES or Aris, as the case may be, or in their respective credit ratings (provided that this exception does not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure resulted in, or contributed to, a material adverse effect); and

except, in each case with respect to clause (i) and subclauses (A), (B), (E), (F) and (G) above, to the extent disproportionately affecting WES and its subsidiaries, taken as a whole, or Aris and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which such party and its subsidiaries operate.

Conduct of Business Pending the Merger

Aris

The Aris Parties have agreed that, until the earlier of the termination of the Merger Agreement or the Effective Time, except (i) as required by applicable law or the regulations or requirements of any applicable stock exchange or regulatory authority, (ii) as may be agreed in writing by WES (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by the Merger Agreement, or (iv) as set forth on Aris’s disclosure schedule to the Merger Agreement, the Aris Parties:

•	will conduct the business of Aris and its subsidiaries in the ordinary course of business in all material respects; and

•

will use commercially reasonable efforts to preserve substantially intact their present lines of business, maintain their rights, franchises, permits and preserve their relationships with significant customers and suppliers.

The Aris Parties have further agreed that, on behalf of themselves and their respective subsidiaries, until the earlier of the termination of the Merger Agreement or the Effective Time, except (i) as required by applicable law or the regulations or requirements of any applicable stock exchange or regulatory authority, (ii) as may be agreed in writing by WES (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by the Merger Agreement, or (iv) as set forth on Aris’s disclosure schedule, the Aris Parties:

•	will not adopt any amendment to the Aris Charter or the Aris Bylaws, and will not permit its subsidiaries to adopt any amendment to such subsidiary’s organizational documents;

•

will not, and will not permit any of its subsidiaries to split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except (i) for transactions by a wholly owned subsidiary of the Aris Parties which remains a wholly owned subsidiary after such transaction, (ii) for issuances of Aris Class A Common Stock in accordance with the organizational documents of the Aris Parties, or (iii) for issuances of Aris Class A Common Stock in connection with the settlement of Aris equity awards outstanding as of the date of the Merger Agreement;

•

will not, and not permit any of its subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock, except (i) dividends or distributions by a subsidiary to Aris or its subsidiaries, (ii) quarterly cash dividends by Aris not to exceed $0.14 per share and corresponding cash distributions by Aris OpCo, (iii) subject to certain limitations, tax distributions pursuant to Aris OpCo’s organizational documents to the extent such distributions are paid in manner consistent with the past practice of the Aris Parties, are not made prior to the applicable due date for the payment of taxes to which such distributions relate and are not in excess of the amounts necessary to allow Aris to satisfy tax liabilities and to make corresponding pro rata distributions to the holders of Aris OpCo Units (other than Aris), and (iv) distributions made to Aris (but not, for the avoidance of doubt, the holders of Aris OpCo Units other than Aris) pursuant to the Aris OpCo organizational documents to allow for Aris to satisfy its payment obligations in respect of the termination of the Tax Receivable Agreement pursuant to the TRA Amendment;

•

will not, and will not permit its material subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Mergers and other than any mergers, consolidations, restructurings or reorganizations solely among Aris and its wholly owned subsidiaries or among Aris OpCo and its wholly owned subsidiaries;

•

will not, and will not permit its subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person, except (i) of the category and nature contemplated by, and in an aggregate amount not exceeding the aggregate amount provided in, Aris’s fiscal 2025 budget and capital expenditure plan, (ii) as made in connection with any transaction among the Aris Parties and their respective wholly owned subsidiaries or among their wholly owned subsidiaries, or (iii) acquisitions, loans, advances, capital contributions or investments in the ordinary course of business that do not exceed $5.0 million in the aggregate; in each case, as would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Mergers;

•

will not, and will not permit its subsidiaries to, sell, lease, license, transfer, exchange or swap or otherwise dispose of any properties or non-cash assets, except (i) sales, transfers and dispositions of obsolete or worthless equipment, (ii) sales, transfers and dispositions of skim oil, recycled water, aggregate materials or other ground water in the ordinary course of business, (iii) sales, leases, transfers or other dispositions made in connection with any transaction among the Aris Parties and their respective wholly owned subsidiaries or among the Aris Parties’ wholly owned subsidiaries, (iv) leases or dispositions of any properties or assets by the Aris parties or any of their respective wholly owned subsidiaries to any of their wholly owned subsidiaries and (v) sales, leases, transfers or other dispositions in the ordinary course of business that do not to exceed $10.0 million in the aggregate;

•

will not, and will not permit its subsidiaries to, authorize any capital expenditures, except (i) of the category and nature contemplated by, and in an aggregate amount not exceeding 105% of the aggregate amount provided in, Aris’s fiscal 2025 budget and capital expenditure plan, (ii) those made in response to any emergency or (iii) expenditures in connection with any acquisition, loan, advance or capital contribution, or investment permitted by the Merger Agreement;

•

except as required by any Aris benefit plan as in effect on the date of the Merger Agreement (or as modified in compliance with the Merger Agreement), will not, and will not permit its subsidiaries to, (i) increase the compensation or other benefits payable or provided to Aris’s directors, officers, employees or other service providers, other than raises in the ordinary course for any employee with a target annual compensation opportunity of less than $150,000, (ii) enter into or amend any employment, change of control, severance or retention agreement with any director, officer or employee, except for agreements entered into with newly hired employees who are not officers, (iii) establish, adopt, enter into, terminate or amend any plan, policy, program or arrangement for the benefit of any current or former director, officer, employee or other service provider, except as permitted in clause (ii) above or routine amendments to health and welfare plans that do not materially increase the costs to the Aris Parties of maintaining such plan, (iv) enter into any material collective bargaining agreements, (v) hire or terminate without cause any director, officer or employee with a target annual compensation opportunity in excess of $150,000, other than the hiring or promotion in the ordinary course of business, or (vi) enter into or make any loans or advances to any of its officers, directors, employees, agents, or consultants (other than for travel or reasonable business expenses);

•

will not, and will not permit its subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable law;

•

will not, and will not permit its subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Aris or any of its subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Aris benefit plans (except as otherwise provided in the Merger Agreement or the terms of any unexercisable or unexercised options or warrants outstanding on the Merger Agreement date), other than (i) for transactions among the Aris Parties and their respective wholly owned subsidiaries or among the Aris Parties’ wholly owned subsidiaries, (ii) issuances of Aris Class A Common Stock in connection with an exchange of Aris OpCo Units (together with the same number of shares of Aris Class B Common Stock) in accordance with the Aris Parties’ organizational documents, or (iii) issuance of Aris Class A Common Stock upon the settlement of Aris equity awards outstanding as of the date of the Merger Agreement;

•

will not, and will not permit its subsidiaries to purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except for (i) transactions among Aris and its subsidiaries or among its subsidiaries, (ii) in connection with an exchange of Aris OpCo Units (together with the same number of shares of Aris Class B Common

Stock) for Aris Class A Common Stock in accordance with the Aris Parties’ organizational documents, or (iii) in connection with the settlement of Aris equity awards outstanding as of the date of the Merger Agreement or issued in accordance with the terms of the Merger Agreement;

•

will not, and will not permit its subsidiaries to incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except (i) for any indebtedness incurred under the Third Amended and Restated Credit Agreement, dated as of October 12, 2023, among Aris OpCo, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent and collateral agent in the ordinary course of business or to fund Aris’s payment obligations in respect of the termination of the Tax Receivable Agreement pursuant to the TRA Amendment, (ii) among the Aris Parties and their respective wholly owned subsidiaries or among the Aris Parties’ wholly owned subsidiaries, (iii) incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms, (iv) for any guarantees by Aris of indebtedness of its subsidiaries or guarantees by its subsidiaries of indebtedness of Aris or any Aris subsidiary, and (v) with respect to indebtedness not in accordance with clauses (i)-(iv), any indebtedness that does not exceed $5.0 million in aggregate principal amount outstanding at the time incurred; provided, however, that in each of clauses (i)-(v), such indebtedness does not impose or result in any additional restrictions or limitations that would be material to Aris and its subsidiaries, or, following the Closing of the Merger, WES and its subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which Aris or any subsidiary is subject as of the Merger Agreement date;

•

other than in the ordinary course of business, will not, and will not permit its subsidiaries to, modify, amend or terminate, or waive any rights under any Aris material contract or under any Aris permit, in a manner or with an effect that is materially adverse to Aris and its subsidiaries, taken as a whole;

•

will not, and will not permit its subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding in excess of (i) the amounts reserved with respect thereto on the balance sheet as of March 31, 2025, included in Aris’s SEC filings or (ii) if no such amounts are reserved, then $10.0 million in aggregate, in each case except to the extent such excess amount is covered by Aris’s or its subsidiaries’ insurance policies or indemnified by a third party;

•

other than in the ordinary course of business, will not (i) change its fiscal year or any material method of tax accounting, (ii) make, change or revoke any material tax election, (iii) enter into any closing agreement with respect to, or otherwise settle or compromise, any material liability for taxes, (iv) file any material amended tax return, or (v) surrender a claim for a material refund of taxes;

•

except as otherwise permitted by the Merger Agreement or for transactions between Aris and its subsidiaries or among its subsidiaries, will not, and will not permit its subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of Aris or any subsidiary, other than (i) at stated maturity, (ii) any required amortization payments and mandatory prepayments, and (iii) prepayments of borrowings under the Credit Agreement; and

•	will not, and will not permit any of its subsidiaries to, agree to take any of the foregoing actions.

WES

The WES Parties have agreed that, until the earlier of the termination of the Merger Agreement or the Effective Time, except (i) as required by applicable law or the regulations or requirements of any applicable stock exchange or regulatory authority, (ii) as may be agreed in writing by Aris (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by the Merger Agreement, or (iv) as set forth on WES’s disclosure schedule to the Merger Agreement, the WES Parties:

•	will conduct the business of WES and its subsidiaries in the ordinary course of business in all material respects; and

•

will use commercially reasonable efforts to preserve substantially intact their present lines of business, maintain their rights, franchises and permits and preserve their relationships with significant customers and suppliers.

The WES Parties have further agreed that, until the earlier of the termination of the Merger Agreement or the Effective Time, except (i) as required by law or the regulations or requirements of any applicable stock exchange or regulatory authority, (ii) as may be agreed in writing by Aris (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by the Merger Agreement, or (iv) as set forth on WES’s disclosure schedule, the WES Parties:

•	will not adopt any amendment to WES’s organizational documents in any manner that would be materially adverse to Aris or the holders of Aris Common Stock or Aris OpCo Units;

•

will not, and will not permit their subsidiaries to, split, combine or reclassify any of their equity interests or other ownership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except for any such transaction by subsidiary of WES (other than OpCo Merger Sub, Arrakis Holdings, Unit Merger Sub or Cash Merger Sub) which remains a subsidiary after such transaction;

•

will not, and will not permit its subsidiaries that are not wholly owned by WES or wholly owned subsidiaries of such subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding equity securities, except (i) dividends or distributions by any subsidiaries only to WES or any subsidiary of WES in the ordinary course of business, (ii) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of the Merger Agreement, and (iii) regular quarterly cash distributions with customary record and payment dates on the WES Common Units;

•

will not, and will not permit any of its material subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Mergers and other than any such transactions solely among WES and its subsidiaries or among WES’s subsidiaries (except for any such transaction involving OpCo Merger Sub, Arrakis Holdings, Unit Merger Sub or Cash Merger Sub);

•	take any action or fail to take any action that would reasonably be expected to cause WES to be treated, for U.S. federal income tax purposes, as a corporation;

•

will not, and will not permit any of its subsidiaries to, engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of WES for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code;

•

will not, and will not permit any of its subsidiaries to, make any acquisition of any other person or business or make loans, advance or capital contributions to, or investments in, or enter into any joint venture agreements with, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Mergers; and

•	will not, and will not permit any of its subsidiaries to, agree to take any of the foregoing actions.

Mutual Access

Until the Effective Time or the earlier termination of the Merger Agreement, the Aris Parties have agreed to afford the WES Parties and their representatives, upon advance written notice, reasonable access during normal business hours to their and their respective subsidiaries’ personnel and properties, contracts, commitments, books and records and any reports, schedules or documents filed or received by it pursuant to law, together with such other accounting, financing, operating, environmental and other information as the WES Parties may reasonably request. Notwithstanding the obligations described above, neither of the Aris Parties are required to afford such access if it would unreasonably disrupt their operations or the operations of its subsidiaries, would cause a violation of any agreement to which it or its subsidiaries is a party, would cause a risk of a loss of privilege to such party or its subsidiaries or would violate the law. No WES Party or any of their respective representatives are permitted to perform onsite procedures on the property of Aris or its subsidiaries without prior written consent. WES has agreed to indemnify, defend and hold Aris and its subsidiaries and their respective representatives harmless for any and all actual loss arising out of WES’s or its representatives’ actions taken in or on Aris’s or any of its subsidiaries’ properties. WES has agreed that it will not use any information obtained pursuant to the foregoing for any purpose unrelated to the consummation of the transactions contemplated by the Merger Agreement. Both the WES Parties and the Aris Parties are required to comply, and cause their respective subsidiaries and representatives to comply, with their respective obligations under the confidentiality agreement between WES and Aris.

Non-Solicitation by Aris

Non-Solicitation Obligations

Subject to certain exceptions summarized below, from the Merger Agreement date until the earlier of the Effective Time or the termination of the Merger Agreement, Aris has agreed that it will not, and will cause its subsidiaries and its and their respective directors and officers not to, and will use reasonable best efforts to cause its and their other representatives not to, directly or indirectly:

•

solicit, initiate, seek or knowingly encourage, knowingly induce or knowingly facilitate any proposal or offer or any inquiries regarding or the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•

furnish any non-public information regarding Aris or any of its subsidiaries, or afford access to the business, properties, books or records of Aris or any of its subsidiaries, to any person in connection with or in response to an Acquisition Proposal or any inquiries regarding an Acquisition Proposal;

•	engage or participate in or otherwise knowingly facilitate any discussions or negotiations with respect to an Acquisition Proposal;

•	approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any Acquisition Proposal;

•

enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or any other agreement providing for an Acquisition Proposal or requiring Aris to abandon, terminate or fail to consummate the Mergers or any other transaction contemplated by the Merger Agreement;

•

unless the Aris board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Aris board’s fiduciary duties to Aris stockholders:

•	amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any of Aris’s or its subsidiaries’ equity securities, or

•	take any action that would make Section 11.2 of the Aris Charter inapplicable to any Acquisition Proposal or Acquisition Transaction; or

•	resolve or agree to do any of the foregoing.

Exceptions to Non-Solicitation Provision

Notwithstanding its non-solicitation obligations described above, prior to obtaining Aris stockholder approval of the Merger Agreement, Aris may furnish non-public information regarding Aris or any of its subsidiaries, or afford access to the business, properties, assets, books or records of Aris or any of its subsidiaries, and engage and participate in discussions and negotiations in response to an unsolicited written Acquisition Proposal if the Aris board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Offer if (i) such Acquisition Proposal was received after the Merger Agreement date and did not result from a material breach of Aris’s non-solicitation obligations, (ii) Aris notifies WES in the manner required by the Merger Agreement and (iii) Aris furnishes any non-public information to the maker of the Acquisition Proposal only pursuant to a confidentiality agreement between Aris and such person that is no less favorable to Aris than the confidentiality agreement among Aris and WES and any such information not previously provided to WES will be provided to WES on a substantially concurrent timeline.

Aris’s non-solicitation obligations described above do not prohibit Aris from:

•	informing any person that Aris is a party to the Merger Agreement and of the non-solicitation restrictions therein; or

•

disclosing the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal or otherwise, to the extent Aris determines in good faith, after consultation with outside legal counsel, that such information is required to be disclosed under applicable law or that the failure to make such disclosure would reasonably be expected to be inconsistent with the Aris board’s fiduciary duties.

Aris is also permitted to seek clarifications of certain Acquisition Proposals. Aris has agreed to notify WES promptly (in no event later than 24 hours thereafter) upon the receipt of an Acquisition Proposal. Such notice must include the identity of the person making such Acquisition Proposal or request and, if in writing, a copy of such written Acquisition Proposal and any related draft agreements, or, if oral, a reasonably detailed summary thereof, in each case, including any modifications thereto. Thereafter, Aris must keep WES informed in all material respects on a prompt basis with respect to any change to the material terms of any such Acquisition Proposal (and no later than 24 hours following any such change).

Termination of Discussions

Immediately following the execution of the Merger Agreement, Aris agreed to, and agreed to cause its subsidiaries and its and their respective officers and directors and use reasonable best efforts to cause other representatives to, cease and terminate any discussions related to an Acquisition Proposal. Furthermore, Aris will request that each person that has executed a confidentiality agreement in connection with an Acquisition Proposal during the 12-month period preceding the date of the Merger Agreement return or destroy all confidential information furnished to such person or on behalf of Aris or any of its subsidiaries in accordance with the terms of such confidentiality agreement.

Obligation to Recommend and Maintain its Recommendation to Adopt the Merger Agreement

Aris, through the Aris board, has agreed, subject to its right to change its recommendation in the circumstances described below, to recommend the approval of the Merger Agreement to its stockholders and to use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the Merger Agreement and to take all other action reasonably necessary or advisable to secure the vote or consent of the Aris stockholders.

Except as permitted below, neither Aris nor the Aris board nor any committee thereof may (i) withhold, withdraw, amend, change, qualify or modify (or publicly propose to undertake the foregoing) its recommendation that Aris stockholders adopt the Merger Agreement in a manner adverse to WES, (ii) approve, adopt, endorse or recommend, or publicly propose to approve, adopt, endorse or recommend, any Acquisition Proposal, (iii) fail to, within 10 business days of receipt of a written request of WES following the receipt by Aris of any Acquisition Proposal, reaffirm its recommendation that Aris stockholders adopt the Merger Agreement, (iv) fail to publicly announce, within 10 business days after a tender offer or exchange offer for the shares of Aris common stock has been commenced, a statement disclosing that the Aris board recommends rejecting such tender offer or exchange offer and affirms Aris’s recommendation to its stockholders or (v) approve any transaction under, or any third party becoming, an “interested stockholder” under the Aris Charter (or similar concepts under any applicable takeover laws). No change of recommendation, whether or not in accordance with the terms of the Merger Agreement, will change the approval of the Merger Agreement for purposes of Section 251 of the DGCL or have the effect of causing any state (including Delaware) corporate takeover statute or similar statute to be applicable to the transactions contemplated by the Merger Agreement.

Notwithstanding the foregoing, Aris is permitted to withdraw or make a change of recommendation and/or terminate the Merger Agreement at any time prior to the receipt of the Aris stockholder approval if all of the following conditions are met:

•

Aris has received an unsolicited written Acquisition Proposal (that did not result from a material breach of the non-solicitation provision of the Merger Agreement) from a third party, the Aris board determines in good faith, after consultation with financial advisors and outside legal counsel, that the Acquisition Proposal constitutes a Superior Offer, and the Aris board determines, after consultation with outside legal counsel, that failure to make a change of recommendation or terminate the Merger Agreement would be reasonably likely to constitute a breach by the Aris board of its fiduciary duties under applicable law; and

•

Aris (i) provides WES with four business days’ prior written notice of its intention to take such action, (ii) after providing such notice and prior to making a change of recommendation, Aris negotiates in good faith with WES during such four business day period to make revisions to the terms of the Merger Agreement such that the Acquisition Proposal ceases to be a Superior Offer, and (iii) the Aris board considers in good faith any changes to the terms of the Merger Agreement proposed in writing by WES, and following such four business day period, have determined in good faith, after consultation with Aris’s financial advisors and outside legal counsel, that the Acquisition Proposal would continue to constitute a Superior Offer in spite of the proposed changes by WES; provided that, should the Acquisition Proposal be thereafter modified by the party making such Acquisition Proposal, Aris shall once again comply with the foregoing except that any references to four business days will be replaced with two business days.

Other than in connection with a Superior Offer, nothing in the Merger Agreement shall require Aris to make a change of recommendation, or prohibit or restrict the Aris board from making a change of recommendation, in each case, in response to an Intervening Event to the extent that (i) the Aris board determines in good faith, after consultation with outside legal counsel, that the failure of the Aris board to effect a change of recommendation would be reasonably likely to constitute a breach of its fiduciary duties to the Aris stockholders under applicable law and (ii) (A) the Aris board provides WES with four business days’ prior written notice of its intention to take such action, (B) after providing such notice and prior to making such change of recommendation, Aris negotiates in good faith with WES during such four business day period to make such revisions to the terms of the Merger Agreement as would obviate the need for the Aris board to make a change of recommendation, and (C) the Aris board considers in good faith any changes to the terms of the Merger Agreement proposed in writing by WES, and following such four business day period, have determined in good faith, after consultation with Aris’s financial advisors and outside legal counsel, that the failure to effect a change of recommendation with respect to an Intervening Event would be reasonably likely to constitute a breach of its fiduciary duties to the Aris stockholders under applicable law.

Definition of Acquisition Proposal, Acquisition Transaction, Intervening Event and Superior Offer

As used in this proxy statement/prospectus, an “Acquisition Proposal” means any bona fide offer or proposal, whether or not in writing, or any bona fide written indication of interest, received from or made public by a third party (other than an offer or proposal by any of the WES Parties or its respective subsidiaries) relating to any Acquisition Transaction.

An “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) pursuant to which any person, other than any WES Party or its respective subsidiaries, directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) assets of Aris and its subsidiaries equal to 25% or more of Aris’s consolidated assets (based on their fair market value thereof) or to which 25% or more of Aris’s revenues or earnings on a consolidated basis are attributable, and directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) beneficial ownership (within the meaning of Section 13 under the Exchange Act) 25% or more of any class of equity securities of Aris entitled to vote with respect to the adoption of the Merger Agreement.

An “Intervening Event” means a material event, fact, circumstance, development or occurrence that is not known or reasonably foreseeable (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable) to or by the Aris board as of the date of the Merger Agreement, which event, fact, circumstance, development, occurrence or material consequences becomes known to or by the Aris board prior to obtaining Aris stockholder approval; provided, however, that in no event shall the receipt, existence, potential for or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event and to the extent that the Intervening Event shall relate to an event, change, effect, development or occurrence involving WES or any of its subsidiaries, then such event, change, effect, development or occurrence shall not constitute an Intervening Event if such event, change, effect, development or occurrence is: generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, unless such event, change, effect, development or occurrence disproportionately affects WES and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which WES and its subsidiaries operate; or resulting from or arising out of any changes or developments in the industries in which WES or any of its subsidiaries conducts its business, any changes or developments in prices for oil, natural gas or other commodities, the announcement or the existence of, compliance with or performance under, the Merger Agreement or the transactions contemplated thereby (including the impact thereof on the relationships, contractual or otherwise, of WES or any of its subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Mergers or any of the other transactions contemplated by the Merger Agreement), any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any national, regional, state or local governmental entity, or market administrator, any failure by WES to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (d) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in an Intervening Event), or any changes in the unit price or trading volume of the WES Common Units or in the credit rating of WES or any of its subsidiaries (provided that the exception in this clause (e) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in an Intervening Event), except, in each case with respect to clauses (a), (b) and (d), to the extent disproportionately affecting WES and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which WES and its subsidiaries operate.

A “Superior Offer” means a written Acquisition Proposal in respect of an Acquisition Transaction (but substituting “50%” for all references to “25%” in the definition of such term), on terms that the Aris board determines in good faith, after consultation with Aris’s outside legal counsel and financial advisors, are more favorable to Aris stockholders from a financial point of view than the Mergers and the transactions contemplated by the Merger Agreement (taking into account at the time of determination any proposal by WES to amend or modify the terms of the Merger Agreement which are committed to in writing, after taking into account such factors deemed relevant by the Aris board, including the form of consideration, timing, likelihood of consummation, required approvals, conditions to consummation, and other factors that the Aris board may consider in the exercise of its fiduciary duties).

Aris Equity-Based Awards

Aris’s employees and directors hold one or more of the following equity-based awards granted under the Aris Incentive Plan: Aris RSU Awards and Aris PSU Awards. The Merger Agreement provides for the treatment set forth below with respect to the awards held by Aris’s non-employee directors and employees at the Effective Time, which treatment, with respect to Aris’s employees, is dictated based on whether the applicable employee will be a Continuing Employee or a Non-Continuing Employee.

Aris RSU Awards

Each Aris RSU Award that is outstanding under the Aris Incentive Plan immediately prior to the Effective Time and is held by an Aris employee who is a Non-Continuing Employee and each non-employee director will, at the Effective Time, automatically become vested and cancelled and converted into the right to receive a cash payment equal to the product of (i) the total number of shares of Aris Class A Common Stock subject to such Aris RSU Award multiplied by (ii) $25.00, plus an additional amount in cash equal to any accrued but unpaid cash-based dividend equivalents.

Each Aris RSU Award that is outstanding under the Aris Incentive Plan immediately prior to the Effective Time and is held by an Aris employee who is a Continuing Employee will, at the Effective Time, be converted, on the same terms and conditions (including time-based vesting and forfeiture conditions, and dividend equivalent rights) as were applicable to such award as of immediately prior to the Effective Time, into a time-based award covering a number of WES Common Units equal to the product of (i) the total number of shares of Aris Class A Common Stock subject to such Aris RSU Award as of immediately prior to the Effective Time multiplied by (ii) 0.625; provided that, in the event of a termination of the employment of the holder of any Assumed RSU Award on or within the 12-month period following the Effective Time without Cause or due to death or Disability (each, as defined in the Aris Incentive Plan) and with respect to the executives participating in the CIC Severance Plan, due to Good Reason (as defined in the CIC Severance Plan), such individual’s unvested Assumed RSU Award will immediately vest in full.

Aris PSU Awards

Each Aris PSU Award that is outstanding under the Aris Incentive Plan immediately prior to the Effective Time and is held by an Aris employee who is a Non-Continuing Employee will, at the Effective Time, automatically become vested and cancelled and converted into the right to receive a cash payment equal to the product of (i) the total number of shares of Aris Class A Common Stock subject to such Aris PSU Award (with all performance-based vesting conditions applicable to such Aris PSU Award deemed to be earned based on the greater of (1) the target level performance and (2) the greater of actual performance as measured through (x) the date that is five business days following the execution of the Merger Agreement (August 13, 2025) and (y) the Effective Time) multiplied by (B) $25.00, plus an additional amount in cash equal to any accrued but unpaid cash-based dividend equivalents.

Each Aris PSU Award that is outstanding under the Aris Incentive Plan immediately prior to the Effective Time and is held by an Aris employee who is a Continuing Employee will, at the Effective Time, be converted, on the same terms and conditions (including time-based vesting and forfeiture conditions, and dividend equivalent rights, but excluding any continuing performance-based vesting conditions) as were applicable to such Aris PSU Award as of immediately prior to the Effective Time, into an Assumed RSU Award covering a number of WES Common Units equal to the product of (A) the total number of shares of Aris Common Stock subject to such Aris PSU Award as of immediately prior to the Effective Time (with all performance-based vesting conditions applicable to such Aris PSU Award deemed to be earned based on the greater of (1) the target level performance and (2) the greater of actual performance as measured through (x) the date that is five business days following the execution of the Merger Agreement (August 13, 2025) and (y) the Effective Time) multiplied by (b) 0.625; provided that, in the event of a termination of the employment of the holder of any Assumed RSU Award on or within the 12-month period following the Effective Time without Cause or due to death or

Disability (each, as defined in the Aris Incentive Plan) and with respect to the executives participating in the CIC Severance Plan, due to Good Reason (as defined in the CIC Severance Plan), such individual’s unvested Assumed RSU Award will immediately vest in full.

Employee Matters

WES has agreed that it will, and will cause the Surviving Corporation and each of its subsidiaries, for one year after the Effective Time, to provide to each Continuing Employees (i) annual base salary or hourly wage rate, as applicable, and target short-term cash incentive compensation opportunities, in each case, that are no less favorable than as provided to the Continuing Employee immediately before the Effective Time, and (ii) employee benefits substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of WES and its subsidiaries. In addition, WES will provide, or will cause the Surviving Corporation or its applicable subsidiary to provide, each Continuing Employee whose employment is involuntarily terminated without Cause (as defined in the Aris Incentive Plan) during the one-year period following the Effective Time and each Non-Continuing Employee, in each case, with the applicable severance benefits set forth on the disclosure schedules to the Merger Agreement.

With respect to benefit plans maintained by WES or any of its subsidiaries, including the Surviving Corporation (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, WES will ensure that each Continuing Employee’s years of service with Aris or any of its subsidiaries and any predecessor entities, as reflected in Aris’s records, will be treated as service with WES or any of its subsidiaries, including the Surviving Corporation; provided that such service need not be recognized by WES to the extent that such recognition would result in any duplication of benefits for the same period of service.

For all Continuing Employees and Non-Continuing Employees who are not participants in Aris’s Executive CIC Severance Plan, if the Closing Date occurs in calendar year 2025, then WES will ensure, or will cause its subsidiaries (including the Surviving Corporation) to ensure, that each Continuing Employee and Non-Continuing Employee who, as of immediately prior to the Effective Time, is eligible to receive an annual bonus in respect of calendar year 2025 under the applicable bonus arrangements of Aris as approved by Aris’s compensation committee, receives a 2025 annual bonus in an amount calculated on the basis of (i) the greater of target level or actual attainment of the objective Aris performance metrics as set forth in such plan, measured through the Effective Time, and (ii) target level attainment of any individualized or subjective performance factors as set forth in such bonus plan.

WES will, or will cause its subsidiaries (including the Surviving Corporation) to, use commercially reasonable efforts to waive, or cause to be waived, any preexisting condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by WES or any of its subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Aris benefit plan immediately prior to the Effective Time. WES will, or will cause its subsidiaries (including the Surviving Corporation), to use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar out-of-pocket requirements and expenses incurred by each Continuing Employee (and his or her eligible dependents) during the portion of the plan year of any Aris benefit plan ending on the date such Continuing Employee’s participation in the comparable welfare benefit plans of WES and its subsidiaries commences for purposes of satisfying such year’s deductible, co-payment and other out-of-pocket limitations under such welfare benefit plans of WES and its subsidiaries.

If requested by WES in writing at least 10 days prior to the Closing Date, subject to the terms of any such Aris benefit plan and applicable law, Aris will both (i) terminate any Aris 401(k) plan, including through any required withdrawal, spin-off and termination of such Aris 401(k) plan with the sponsoring entity thereof, and

(ii) fully vest each participating Aris employee in his or her account balance in such Aris 401(k) plan, in each case, effective at least one day prior to the Closing Date. Prior to such termination, Aris shall provide WES with executed resolutions of Aris or, as applicable, its subsidiary’s board of directors authorizing such termination and amending any such Aris 401(k) plan commensurate with its termination to the extent necessary to comply with all applicable laws. In the event that the Aris 401(k) plan is terminated, no later than 30 days following the Closing Date, WES will use its reasonable best efforts to take any and all actions as may be reasonably required to (i) cause a WES 401(k) plan to accept any “direct rollover” contributions of the account balances of each Continuing Employee under the Aris 401(k) plan, including any participant loans, if such direct rollover is elected in accordance with applicable law by such Continuing Employee, and (ii) cause each applicable Continuing Employee to become a participant in the applicable WES 401(k) plan.

None of the foregoing will be construed as an amendment of, or undertaking to amend, any Aris benefit plan or to prevent the amendment or termination of any Aris benefit plan in accordance with its terms. Additionally, none of the foregoing limits the right of the Aris Parties, WES, or the Surviving Corporation or any of their subsidiaries to terminate the employment of any Continuing Employee at any time.

Regulatory Approvals and Efforts to Close the Mergers

Each of the WES Parties and the Aris Parties have agreed to use, and to cause their respective subsidiaries to use, reasonable best efforts to take promptly all actions and to do, or cause to be done, promptly and assist and cooperate with the other party in doing all things necessary, proper or advisable to complete the Mergers and the transactions contemplated by the Merger Agreement, including:

•

obtaining all necessary actions or nonactions, expiration of waiting periods, waivers, consents and approvals from governmental entities and making all necessary registrations, notifications and filings and any other steps necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any governmental entity, in each case as promptly as reasonably practicable;

•

obtaining all necessary consents, expirations or terminations of waiting periods, approvals or waivers from third parties other than any governmental entity, in each case as promptly as reasonably practical;

•	defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement;

•	executing and delivering any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement; and

•

in the event that any litigation, administrative or judicial action or other proceeding is commenced challenging the Mergers or any of the transactions contemplated by the Merger Agreement, cooperating with each other and using their respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgement, injunction or other order, that is in effect and prohibits, prevents or restricts consummation of the transaction contemplated by the Merger Agreement.

The WES Parties and Aris have also agreed to:

•	make their respective filings under the Hart-Scott-Rodino Antitrust Improvements Act within 15 business days of the Merger Agreement date and cooperate with each other in:

•

determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or governmental entities in connection with the Merger Agreement;

•	timely making all such filings and timely seeking all such consents, permits, authorizations or approvals;

•	assuring all such filings are in material compliance with the requirements of applicable regulatory laws;

•	making available to the other party information as the other party may reasonably request in order to respond to requests by any relevant governmental entity;

•

use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things advisable to consummate and make effective the transactions contemplated by the Merger Agreement; and

•

subject to applicable legal limitations and the instructions of any governmental entity, keep each other apprised of the status of such matters, including promptly furnishing the other with copies of notices or other communications, filings or correspondence between Aris or the WES Parties, or any of their respective subsidiaries, and any third party and/or any governmental entity with respect to such transactions.

The WES Parties and Aris have agreed that, prior to transmitting any substantive material to a governmental entity (or members of such entity’s staff), they will permit counsel for the other parties a reasonable opportunity to review and provide comments, and that neither party will participate in any meeting or discussion with any governmental entity in connection with the proposed transactions without prior consultation with the other party and, to the extent not prohibited by such governmental entity or by law, the opportunity for such other party to attend and participate. In addition, the WES Parties and Aris have agreed to use their respective best efforts to satisfy the conditions to each party’s obligations to close the Mergers, as described below.

The WES Parties have agreed to take, or cause to be taken, all steps and to make, or cause to be made, all undertakings necessary to avoid or eliminate every impediment to consummation of the transactions contemplated by the Merger Agreement under regulatory laws so as to enable the closing to occur no later than the End Date, including, (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of Aris or its subsidiaries, (ii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of Aris or its subsidiaries and (iii) otherwise taking or committing to take any action that after the closing would limit the WES Parties freedom of action with respect to, or their ability to retain or hold, one or more of Aris’s or its subsidiaries’ businesses, assets, equity interests, product lines or properties, in each case as may be required in order to obtain all approvals or to avoid the commencement of any action to prohibit the Merger, or to avoid the entry of, or to effect the dissolution of, any order in any action or proceeding seeking to prohibit the Mergers or delay the closing beyond the End Date.

Indemnification and Insurance

The WES Parties have agreed that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, existing as of the date of the Merger Agreement in favor of the current or former directors, officers or employees of Aris or its subsidiaries will survive the Mergers and continue in full force and effect. WES will cause the Surviving Corporation to, and the Surviving Corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless each current and former director, officer or employee of Aris or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of Aris or any of its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, arising out of, relating to or in connection with any action or omission by them in their capacities as such.

The parties have agreed that for six years from the Effective Time, (i) WES and the Surviving Corporation will maintain the exculpation, indemnification and advancement of expenses provisions of Aris’s and any of its subsidiary’s organization documents or in any indemnification agreements of Aris or its subsidiaries with any of their respective directors, officers or employees; however, all rights to indemnification in respect of any action pending or asserted or any claim made within such period will continue until the disposition of such action or resolution of such claim and (ii) WES will maintain the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date of the Merger Agreement by Aris and its subsidiaries, subject to certain limitations, but WES will not be required to pay annual premiums in excess of 300% of the last annual premium paid by Aris prior to the date of the Merger Agreement, or Aris may elect, prior to the Effective Time, to purchase a tail policy for such coverage, but the cost of such policy may not exceed six times the maximum amount WES would be required to pay in annual premiums as described above.

Financing Assistance

Aris has agreed it will, and will cause its subsidiaries and their respective representatives to, provide reasonable cooperation in connection with any financing by WES or any of its subsidiaries in connection with the Mergers or otherwise, in each case as may be reasonably requested by WES. Notwithstanding the foregoing, (i) Aris, its subsidiaries and their respective representatives will not be required to pay any commitment fee, provide any security or incur any liability in connection with any financing prior to the Effective Time, (ii) any requested cooperation shall not unreasonably interfere with the ongoing operations of Aris and its subsidiaries, (iii) Aris and its subsidiaries will not be required to deliver certain financial information not customarily prepared by Aris, (iv) Aris and its subsidiaries will not be required to enter into any agreement with respect to financing by WES that is not contingent on the Closing, and (v) persons who are on the board of directors or similar governing body of Aris and its subsidiaries shall not be required to pass resolutions approving the execution of such financing that is not contingent on the Closing.

Indebtedness Matters

Aris will use commercially reasonable efforts to (i) take all actions reasonably desirable to permit the discharge in full as of the Closing of the Credit Agreement, including obtaining customary payoff letters, lien terminations, releases of guaranties and other instruments of discharge to evidence that all such indebtedness shall have been paid in full, all commitments to lend terminated and all liens securing such indebtedness encumbering any of Aris’s or any of its subsidiaries’ assets shall have been released, together with duly executed recordable releases and terminations with respect to any and all such liens and (ii) cause its legal counsel to provide all reasonable and customary legal opinions required by that certain Indenture, dated as of March 25, 2025, among Aris OpCo, the guarantors party thereto and Computershare Trust Company, N.A., as trustee, solely to the extent required to consummate the Mergers. Without limiting the foregoing, Aris and WES shall (at WES’s sole expense) reasonably cooperate with each other with respect to customary actions for transactions of this type that are reasonably requested by WES to be taken by the Aris or its subsidiaries under the Credit Agreement in connection with the Mergers.

As of June 30, 2025, Aris had outstanding $500.0 million in aggregate principal amount of 7.250% Senior Notes due 2030. The consummation of the Mergers is not expected to provide the holders of the Aris Notes with any right of redemption or otherwise require Aris or WES to repurchase the Aris Notes. WES expects that the Aris Notes will remain outstanding following the closing of the Mergers and that the indenture governing the Aris Notes will be assumed by a subsidiary of WES.

Dividends

For record dates occurring after September 30, 2025, and until the Effective Time, Aris shall use commercially reasonable efforts to have the same record dates and payment dates for dividends on shares of Aris Class A Common Stock and corresponding cash distributions by Aris OpCo on the Aris OpCo Units as WES’s record dates and payment dates for distributions in respect of WES Common Units. Holders of shares of Aris Class A Common Stock and Aris OpCo Units will not receive, for any quarter, dividends both in respect of shares of Aris Class A Common Stock and corresponding cash distributions by Aris OpCo on the Aris OpCo

Units and also distributions in respect of WES Common Units that they receive in exchange therefor in the Mergers. Such holders will instead receive for any such quarter either: (i) only dividends in respect of shares of Aris Class A Common Stock and distributions in respect of Aris OpCo Units or (ii) only distributions in respect of WES Common Units that they receive in exchange therefor in the Mergers. If the Aris Parties have declared and set a record date for a dividend or distribution permitted by the Merger Agreement, and the Effective Time occurs after the record date for such dividend or distribution and prior to the payment date for such dividend or distribution, then (A) the Aris Parties will deposit the funds necessary to pay such dividend or distribution with an Exchange Agent (mutually acceptable to Aris and WES) prior to the Effective Time and (B) WES shall cause the Surviving Corporation or the OpCo Surviving Company to pay such dividend or distribution following the Closing on the scheduled payment date for such dividend or distribution.

Other Covenants and Agreements

The Merger Agreement contains additional agreements between the parties relating to the following matters, among other things:

•	taking such actions to render state takeover laws to be inapplicable to the Mergers and the other transactions contemplated by the Merger Agreement;

•	making certain public announcements regarding the terms of the Merger Agreement;

•

taking steps as may be required to cause any dispositions of Aris Common Stock or acquisitions of WES Common Units resulting from the Merger Agreement transactions to be exempt under Rule 16b-3 under the Exchange Act;

•	the listing on the NYSE of the WES Common Units to be issued as consideration in connection with the Mergers; and

•

Aris will give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the registration statement on Form S-4, of which this document forms a part, is declared effective under the Securities Act.

Termination of the Merger Agreement

The Merger Agreement may be terminated in accordance with its terms at any time prior to the Effective Time, whether before or after Aris stockholder approval:

•	by mutual written consent of WES and Aris;

•

by either WES or Aris, if the Mergers are not completed on or prior to February 6, 2026, provided, that if all of the conditions to Closing, other than legal prohibitions or regulatory approvals, have been satisfied or are capable of being satisfied at such time, the end date may be extended by WES or Aris by written notice to the other party to May 6, 2026; and provided, further, that such right to terminate the Merger Agreement will not be available to a party if the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the Merger Agreement caused the failure of the Closing to occur by the End Date;

•

by either WES or Aris, if an injunction or other law is entered, enacted or becomes effective permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers and such injunction or other law will have become final and non-appealable; provided that the party seeking to avail itself of such right to terminate will have used its reasonable best efforts to remove such injunction to the extent so required by the Merger Agreement; or

•	by either WES or Aris, if Aris’s stockholder meeting (including any adjournments or postponements thereof) has concluded without receiving the approval of the Merger Agreement.

Aris may also terminate the Merger Agreement:

•

if any of the WES Parties have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would result in a failure of a closing condition and (ii) by its nature, cannot be cured prior to the End Date or, if by its nature such breach or failure is capable of being cured by the End Date, WES does not cure such breach or failure within 30 days after receiving written notice from Aris describing such breach or failure in reasonable detail (provided that Aris is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement); or

•

prior to obtaining Aris stockholder approval (only if Aris has complied with its obligations not to solicit Acquisition Proposals or change its recommendation pursuant to the Merger Agreement) in order to enter into a definitive agreement with respect to a Superior Offer; provided that any such purported termination by Aris will be void and of no force or effect unless Aris pays WES the Breakup Fee summarized below.

WES may also terminate the Merger Agreement:

•

if the Aris Parties breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would result in a failure of a closing condition and (ii) by its nature, cannot be cured prior to the End Date or, if by its nature such breach or failure is capable of being cured by the End Date, Aris does not cure such breach or failure within 30 days after receiving written notice from WES describing such breach or failure in reasonable detail (provided that WES is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement); or

•

prior to obtaining Aris stockholder approval, (i) in the event of a change of recommendation (whether or not permitted by the Merger Agreement) or (ii) if Aris willfully or intentionally breaches any of its obligations not to solicit Acquisition Proposals.

Effect of Termination

If the Merger Agreement is validly terminated (other than any obligations to pay breakup fees or expenses, and certain other provisions of the Merger Agreement, including the enforcement of the terms of the Merger Agreement) there will be no liability on the part of the WES Parties and the Aris Parties to the other except as related to breakup fees and expenses, and except that no party will be relieved or released from any liabilities arising out of or the result of, fraud or willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation or warranty in the Merger Agreement.

Breakup Fee and WES Expenses

Aris has agreed to pay WES the $57.0 million Breakup Fee if:

•	Aris terminates the Merger Agreement in order to accept a Superior Offer;

•

WES terminates the Merger Agreement because (i) the Aris board has made a change of recommendation or (ii) Aris has willfully or intentionally breached any of its obligations not to solicit Acquisition Proposals;

•

WES or Aris terminates the Merger Agreement because the Aris stockholders do not adopt the Merger Agreement at the special meeting and within twelve months of such termination, Aris consummates or enters into an agreement to consummate an Acquisition Transaction; or

•

WES terminates the Merger Agreement because of Aris’s failure to call and hold the special meeting in breach of its obligations under the Merger Agreement, Aris does not cure such breach within 30 days of receiving notice of such breach, and:

•

the breach giving rise to the right to terminate the Merger Agreement was a result of Aris’s failure to call and hold a stockholders’ meeting in violation of its obligations under the Merger Agreement; and

•	Aris enters into an agreement providing for or consummates an Acquisition Transaction within 12 months after the termination of the Merger Agreement.

“Acquisition Transaction,” for purposes of this section regarding the Breakup Fee and WES Expenses, shall have the meaning ascribed thereto in “—Definition of Acquisition Proposal, Acquisition Transaction, Intervening Event and Superior Offer,” except all references to 25% shall be changed to 50%.

Aris has further agreed to reimburse the WES Parties for the WES Expenses incurred in connection with the Mergers, up to $11,875,000 if:

•	WES or Aris terminates the Merger Agreement because the Aris stockholders do not adopt the Merger Agreement at the special meeting;

•

WES terminates the Merger Agreement because of Aris’s failure to call and hold the special meeting in breach of its obligations under the Merger Agreement and Aris does not cure such breach within 30 days of receiving notice of such breach.

If WES receives the Breakup Fee, then WES will not be entitled to also receive reimbursement from Aris for its expenses. However, if Aris has reimbursed the WES Expenses (or is concurrently reimbursing the WES Expenses), and WES later becomes entitled to the Breakup Fee pursuant to a provision above, the expense reimbursement will be credited against the Breakup Fee.

Upon the payment of the Breakup Fee or WES Expenses pursuant to the Merger Agreement, the Aris Parties will have no further liability under the Merger Agreement to the WES Parties or their respective unitholders. Notwithstanding the foregoing, the payment of the Breakup Fee or WES Expenses will not release any party from liability arising out of or the result of fraud or a willful or intentional breach of the Merger Agreement. In no event will Aris be required to pay the Breakup Fee on more than one occasion. If Aris fails to pay promptly, the Breakup Fee or WES Expenses when due under the Merger Agreement, it will also pay to WES interest, accruing from the due date and the reasonable out-of-pocket expenses, including legal fees, in connection with any action taken to collect payment.

Other Fees and Expenses

Other than as provided in the provisions of the Merger Agreement summarized above, whether or not the Mergers are completed, all costs and expenses incurred in connection with the Mergers, the Merger Agreement and transaction contemplated therein will be paid by the party incurring or required to incur such expenses, except that the fees and expenses incurred in connection with the printing, filing and mailing of this document (including applicable SEC filing fees) and filing fees payable under the HSR Act will be borne by WES.

Amendment and Waiver

At any time prior to the Effective Time, any provision of the Merger Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Aris Parties and the WES Parties, or, in the case of a waiver, by the party against whom the waiver is to be effective; provided however, that after receipt of Aris stockholder approval, if any such amendment or waiver will by applicable law or in accordance with the rules and regulations of the NYSE require further approval of Aris stockholders, the effectiveness of such amendment or waiver will be subject to the approval of Aris stockholders. Notwithstanding the foregoing, no failure or delay by any party to the Merger Agreement in exercising any right under the Merger Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right under the Merger Agreement.

Governing Law

The Merger Agreement is governed by the laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of (i) the material U.S. federal income tax consequences of the Mergers to holders of Aris Class A Common Stock and Aris OpCo Stapled Units, (ii) additional U.S. federal income tax consequences relating to the receipt and ownership of WES Common Units issued pursuant to the Mergers, and (iii) the U.S. federal income tax considerations relating to the taxation of WES and the ownership and disposition of WES Common Units received by holders of Aris Class A Common Stock pursuant to the Mergers.

The following discussion is based on provisions of the Code, U.S. Treasury regulations promulgated thereunder, judicial interpretations thereof and published rulings and other positions of the IRS, each as in effect as of the date of this proxy statement/prospectus, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. The U.S. federal income tax laws are complex and subject to varying interpretation. Neither WES nor Aris has sought, nor intends to seek, any ruling from the IRS with respect to the statements made and the positions or conclusions described in the following summary, and there can be no assurance the IRS or a court will not take a contrary position. Further, statements contained in this proxy statement/prospectus that WES “believes,” “expects,” or “intends” or other similar phrases are not legal conclusions or opinions of counsel.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Aris Class A Common Stock or Aris OpCo Stapled Units or, after completion of the Mergers, WES Common Units, that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (iii) a trust if (a) the administration of which is subject to the primary supervision of a U.S. court and which has one more “United States person” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (b) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person; or (iv) an estate the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership (or an entity or an arrangement treated as a partnership for U.S. federal income tax purposes) holds Aris Class A Common Stock or Aris OpCo Stapled Units or, after completion of the Mergers, WES Common Units, as applicable, the tax treatment of a partner in the partnership generally will depend upon the status of the partner or the partnership, the activities of the partnership and certain determinations made at the partnership level. Accordingly, partnerships and partners in such a partnership should consult with their tax advisors about the tax consequences of the Mergers and the ownership and disposition of WES Common Units to them.

The following discussion applies only to holders of Aris Class A Common Stock or Aris OpCo Stapled Units or, after completion of the Mergers, WES Common Units, that hold such Aris Class A Common Stock or Aris OpCo Stapled Units or, after completion of the Mergers, such WES Common Units, as applicable, as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the U.S. federal income tax consequences of the Mergers and any related transactions, nor does it describe any tax consequences arising under the laws of any U.S. state or local or non-U.S. jurisdiction or under any U.S. federal laws other than those pertaining to U.S. federal income taxation. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual circumstances (including the impact of the Medicare surtax on certain net investment income) or to holders that are subject to special treatment under certain U.S. federal income tax laws, such as:

•	banks, insurance companies, or other financial institutions;

•	entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	tax-exempt or governmental organizations;

•	persons liable for the alternative minimum tax;

•	dealers in securities or traders in securities that elect to use a mark-to-market method of accounting;

•

persons that hold shares of Aris Class A Common Stock, Aris OpCo Stapled Units, or WES Common Units as part of a straddle, hedge, conversion transaction, or other integrated investment or risk reduction transaction;

•	persons that purchased or sell their shares of Aris Class A Common Stock, Aris OpCo Stapled Units, or WES Common Units, as applicable, as part of a wash sale;

•	certain former citizens or long-term residents of the United States or persons whose functional currency is other than the U.S. dollar;

•

persons who acquired or hold shares of Aris Class A Common Stock, Aris OpCo Stapled Units, or WES Common Units through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	persons who exercise dissenters’ or appraisal rights with respect to shares of Aris Common Stock;

•	persons who hold the shares of Aris Class A Common Stock, Aris OpCo Stapled Units, or WES Common Units as part of a hedge, straddle, constructive sale, or conversion transaction; and

•

persons who actually or constructively hold (or actually or constructively held at any time during the five-year period ending on the date of the Mergers) five percent or more (by vote or value) of any class of Aris Common Stock.

THE TAX CONSEQUENCES OF THE MERGERS AND ANY RELATED TRANSACTIONS TO A HOLDER OF ARIS CLASS A COMMON STOCK OR ARIS OPCO STAPLED UNITS ARE COMPLEX AND WILL DEPEND ON SUCH HOLDER’S SPECIFIC SITUATION AND FACTORS NOT WITHIN THE CONTROL OF ARIS OR WES.

ALL HOLDERS OF ARIS CLASS A COMMON STOCK OR ARIS OPCO STAPLED UNITS, AS APPLICABLE, ARE STRONGLY ENCOURAGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGERS AND ANY RELATED TRANSACTIONS TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE OR LOCAL, NON-U.S., OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN SUCH LAWS.

ALL HOLDERS OF WES COMMON UNITS RECEIVED PURSUANT TO THE MERGERS ARE STRONGLY ENCOURAGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF WES COMMON UNITS TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE OR LOCAL, NON-U.S., OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN SUCH LAWS.

Background

It is a condition to Aris’s obligation to effect the Mergers that (i) Aris receive an opinion from Gibson Dunn (or, if Gibson Dunn is unable or unwilling to issue such an opinion, from another nationally recognized law firm reasonably acceptable to Aris), on the basis of the assumptions, representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that, for U.S. federal income tax purposes, the exchange of (A) Aris OpCo Stapled Units for WES Common Units pursuant to the Mergers and (B) Aris Class A Common Stock for WES Common Units pursuant to the Mergers, in each case, should qualify as part of an exchange to which Section 721(a) of the Code applies (which opinion may rely on the opinions described in clauses (ii) below), and (ii) WES receive an opinion from Vinson & Elkins (or, if Vinson & Elkins is unable or unwilling to issue such an opinion, from another nationally recognized law firm reasonably acceptable to WES), on the basis of the assumptions, representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that (A) for U.S. federal income tax purposes, WES should not be treated as an investment company for purposes of Section 721(b) of the Code, (B) for U.S. federal income tax purposes, at least 90% of the gross income of WES for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which necessary financial information is available constitutes qualifying income within the meaning of Section 7704(d) of the Code and (C) WES is treated as a partnership for U.S. federal income tax purposes (and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code).

The opinions of counsel will assume that the Mergers will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement. In addition, these opinions will be based on assumptions and representations set forth or referred to in the opinions. An opinion of counsel is not binding on the IRS or the courts, and neither Aris nor WES intends to request a ruling from the IRS with respect to the U.S. federal income tax consequences of the Mergers, the treatment of WES as an investment company, or the treatment of WES as a partnership. Accordingly, there can be no assurance that the IRS will not disagree with any of the conclusions described herein, and there can be no assurances that the conclusions of those opinions would be sustained by a court if contested by the IRS. The following discussion assumes the receipt and accuracy of the above-described opinions.

Material U.S. Federal Income Tax Consequences of the Mergers

This section summarizes the material U.S. federal income tax consequences of the Mergers to U.S. holders of Aris Class A Common Stock and Aris OpCo Stapled Units that exchange such Aris Class A Common Stock or Aris OpCo Stapled Units pursuant to the Mergers. Unless otherwise noted in the following discussion, this section is the opinion of Gibson Dunn insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law.

The expected U.S. federal income tax consequences of the Mergers are dependent upon WES being treated as a partnership for U.S. federal income tax purposes at the time of the Mergers (and not as an association or publicly traded partnership taxable as a corporation under Section 7704 of the Code). If WES were treated as a corporation for U.S. federal income tax purposes, the Mergers would constitute a fully taxable transaction to the U.S. holders of Aris Class A Common Stock and to the U.S. holders of Aris OpCo Stapled Units.

The discussion assumes that WES will be classified as a partnership for U.S. federal income tax purpose at the time of the Mergers. As a result, Gibson Dunn is of the opinion that the exchange by a holder of Aris Class A Common Stock or Aris OpCo Stapled Units, as applicable, for WES Common Units should qualify as an exchange to which Section 721(a) of the Code applies.

Based on the foregoing, the material U.S. federal income tax consequences of the Mergers to U.S. holders of Aris Class A Common Stock and Aris OpCo Stapled Units are as follows:

U.S. Holders of Aris Class A Common Stock

A U.S. holder of Aris Class A Common Stock who receives solely cash in exchange for its shares of Aris Class A Common Stock pursuant to the Mergers will be treated as having sold its shares of Aris Class A Common Stock for cash. A U.S. holder of Aris Class A Common Stock who receives solely WES Common Units in exchange for its shares of Aris Class A Common Stock pursuant to the Mergers will be treated as having exchanged its shares of Aris Class A Common Stock for WES Common Units. It is uncertain whether a U.S. holder of Aris Class A Common Stock who receives a combination of cash and WES Common Units in exchange for its shares of Aris Class A Common Stock pursuant to the Mergers will be able to specifically identify the shares of Aris Class A Common Stock that are treated as sold for cash and the shares of Aris Class A Common Stock that are treated as transferred to WES in exchange for WES Common Units. If such specific identification is ineffective, such holder of Aris Class A Common Stock will be treated as having sold a single undivided portion of each share of Aris Class A Common Stock exchanged by such holder pursuant to the Mergers (equal to the percentage that the amount of the cash consideration received by such holder in exchange for its shares of Aris Class A Common Stock pursuant to the Mergers bears to the fair market value of the total consideration (that is, cash plus the fair market value of WES Common Units) received by such holder in exchange for its shares of Aris Class A Common Stock pursuant to the Mergers), and to have contributed the remaining single undivided portion of each share of Aris Class A Common Stock exchanged by such holder pursuant to the Mergers to WES in exchange for WES Common Units.

A U.S. holder of Aris Class A Common Stock that exchanges shares of Aris Class A Common Stock for cash pursuant to the Mergers generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received (including the amount of any cash received in lieu of a fractional WES Common Unit) and the stockholder’s adjusted basis in the shares of Aris Class A Common Stock (or single undivided portion thereof) treated as sold for cash in the transaction (as described above). Generally, any such gain or loss will be long-term capital gain or loss if the holder’s holding period for the shares of Aris Class A Common Stock exchanged is greater than one year as of the effective time of the Mergers. The deductibility of capital losses is subject to limitations.

A U.S. holder of Aris Class A Common Stock that exchanges shares of Aris Class A Common Stock for WES Common Units pursuant to the Mergers should not recognize gain or loss with respect to shares of Aris Class A Common Stock treated as contributed to WES in exchange for WES Common Units, except as described below under the heading “—Additional U.S. Federal Income Tax Considerations Relating to the Receipt and Ownership of WES Common Units Issued Pursuant to the Mergers.” The aggregate tax basis of the WES Common Units received by such U.S. holder of Aris Class A Common Stock pursuant to the Mergers will be the same as the aggregate tax basis of the shares of Aris Class A Common Stock (or single undivided portion thereof) exchanged therefor, increased by such holder’s share of nonrecourse liabilities of WES. The holding period of the WES Common Units received in exchange for Aris Class A Common Stock pursuant to the Mergers will include the holding period of the Aris Class A Common Stock surrendered in exchange therefor.

A U.S. holder who acquired different blocks of Aris Class A Common Stock at different times or different prices should consult its own tax advisor regarding the manner in which gain or loss should be determined in such holder’s particular circumstances and such holder’s holding period in WES Common Units received in exchange for Aris Class A Common Stock pursuant to the Mergers.

U.S. Holders of Aris OpCo Stapled Units

A U.S. holder of Aris OpCo Stapled Units who receives solely cash in exchange for its Aris OpCo Stapled Units pursuant to the Mergers will be treated as having sold its shares of Aris OpCo Stapled Units for cash. A U.S. holder of Aris OpCo Stapled Units who receives solely WES Common Units in exchange for its Aris OpCo Stapled Units pursuant to the Mergers will be treated as having exchanged its Aris OpCo Stapled Units for WES Common Units.

The IRS has ruled that a partner who owns equity interests in a partnership must maintain a single adjusted basis for all of its equity interests. Upon a sale or other disposition of those equity interests, a portion of that tax basis must be allocated to each interest using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold or otherwise disposed of equals an amount that bears the same relation to the partner’s tax basis in its entire interest as the value of the interest sold bears to the partner’s entire interest in the partnership. Applying that IRS ruling to the exchange of Aris OpCo Stapled Units for WES Common Units, a U.S. holder of Aris OpCo Stapled Units who exchanges its Aris OpCo Stapled Units for both cash and

WES Common Units will be treated as having sold a single undivided portion of each Aris OpCo Stapled Unit exchanged by such holder pursuant to the Mergers (equal to the percentage that the amount of the cash consideration received by such holder in exchange for its Aris OpCo Stapled Units pursuant to the Mergers bears to the fair market value of the total consideration (that is, cash plus the fair market value of WES Common Units) received by such holder in exchange for its Aris OpCo Stapled Units pursuant to the Mergers), and to have contributed the remaining single undivided portion of each Aris OpCo Stapled Unit exchanged by such holder pursuant to the Mergers to WES in exchange for WES Common Units.

A U.S. holder of Aris OpCo Stapled Units that exchanges Aris OpCo Stapled Units for cash pursuant to the Mergers generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received (including the amount of any cash received in lieu of a fractional WES Common Unit) and the stockholder’s adjusted basis in the Aris OpCo Stapled Units (or single undivided portion thereof) treated as sold for cash in the transaction (as described above).

Except as noted below, gain or loss recognized by a holder of Aris OpCo Stapled Units on the exchange of Aris OpCo Stapled Units for cash generally will be capital gain or loss. Capital gain recognized by an individual on an exchange of an Aris OpCo Stapled Unit held for more than twelve months generally will be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of the amount realized in the exchange, which amount may be substantial, will be separately computed and taxed as ordinary income under Section 751 of the Code to the extent attributable to (i) “unrealized receivables,” including potential recapture items such as depreciation, or (ii) “inventory items” that Aris owns. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable income realized upon the exchange and must be recognized even if there is a net taxable loss realized upon the exchange. Thus, a U.S. holder of an Aris OpCo Stapled Unit may recognize both ordinary income and a capital loss upon the exchange of such U.S. holder’s Aris OpCo Stapled Units for WES Common Units. Capital losses may offset capital gains and up to $3,000 of ordinary income in a taxable year, in the case of individuals, and may only offset capital gains in the case of corporations.

A U.S. holder of Aris OpCo Stapled Units that exchanges Aris OpCo Stapled Units for WES Common Units pursuant to the Mergers should not recognize gain or loss with respect to shares of Aris OpCo Stapled Units treated as contributed to WES in exchange for WES Common Units, except as described below under the heading “—Additional U.S. Federal Income Tax Considerations Relating to the Receipt and Ownership of WES Common Units Issued Pursuant to the Mergers.”

As a partner in Aris, a U.S. holder of Aris OpCo Stapled Units is entitled to include the nonrecourse liabilities of Aris attributable to its Aris OpCo Stapled Units in the tax basis of its Aris OpCo Stapled Units. As a partner in WES after the Mergers, a U.S. holder of WES Common Units will be entitled to include the nonrecourse liabilities of WES attributable to the WES Common Units received in the Mergers in the tax basis of such WES Common Units received. The nonrecourse liabilities of WES will include the nonrecourse liabilities of Aris after the Mergers. The amount of nonrecourse liabilities attributable to an Aris OpCo Stapled Unit or a WES Common Unit is determined under complex U.S. federal income tax regulations.

If the nonrecourse liabilities attributable to the WES Common Units received by a U.S. holder of Aris OpCo Stapled Units exceed the nonrecourse liabilities attributable to such U.S. holder’s tax basis in the Aris OpCo Stapled Units surrendered by such U.S. holder in the Mergers, such U.S. holder’s tax basis in the WES Common Units received will be correspondingly higher than such U.S. holder’s tax basis in the Aris OpCo Stapled Units surrendered. If the nonrecourse liabilities attributable to the WES Common Units received by a U.S. holder of Aris OpCo Stapled Units in the Mergers is less than the nonrecourse liabilities attributable to the Aris OpCo Stapled Units surrendered by such U.S. holder in the Mergers, such U.S. holder’s tax basis in the WES Common Units received will be correspondingly lower than such U.S. holder’s tax basis in the Aris OpCo Stapled Units surrendered.

Any reduction in a U.S. holder of Aris OpCo Stapled Units’ share of nonrecourse liabilities described in the preceding paragraph will be treated as a deemed cash distribution to such U.S. holder. If the amount of any deemed distribution of cash to a U.S. holder of Aris OpCo Stapled Units exceeds such U.S. holder’s tax basis in the Aris OpCo Stapled Units surrendered, such U.S. holder will recognize taxable gain in an amount equal to such excess. While there can be no assurance, Aris and WES expect that most U.S. holders of Aris OpCo Stapled Units that exchange Aris OpCo Stapled Units solely for WES Common Units will not recognize gain in this manner. However, the application of the rules governing the allocation of nonrecourse liabilities in the context of mergers is complex and subject to uncertainty. There can be no assurance that a U.S. holder of Aris OpCo Stapled Units that exchanges Aris OpCo Stapled Units for WES Common Units will not recognize gain as a result of a distribution deemed received by such U.S. holder as a result of a net decrease in the amount of nonrecourse liabilities allocable to such U.S. holder as a result of the Mergers.

The amount and effect of any gain that may be recognized by a U.S. holder of Aris OpCo Stapled Units will depend on such U.S. holder’s particular situation, including the ability of the affected U.S. holder to utilize any suspended passive losses. Depending on these factors, any particular affected U.S. holder may, or may not, be able to offset all or a portion of any gain recognized. Each U.S. holder of Aris OpCo Stapled Units should consult its own tax advisor in analyzing whether the Mergers cause such U.S. holder to recognize a deemed distribution in excess of the tax basis of its Aris OpCo Stapled Units surrendered.

A U.S. holder of Aris OpCo Stapled Units has an initial tax basis in its Aris OpCo Stapled Units which consists of the amount that such holder paid in cash for such Aris OpCo Stapled Units plus the adjusted tax basis of property contributed to Aris OpCo for such Aris OpCo Stapled Units plus such holder’s share of Aris OpCo’s nonrecourse liabilities. That initial tax basis has been and will be increased by such holder’s share of Aris OpCo’s income (including such holder’s share of income for the taxable period ending on the effective date of the Mergers) and by any increases in such holder’s share of Aris OpCo’s nonrecourse liabilities. That tax basis has been and will be decreased, but not below zero, by distributions to such holder from Aris OpCo, by such holder’s share of Aris OpCo’s losses (including such holder’s share of losses for the taxable period ending on the effective date of the Mergers), by decreases in such holder’s share of Aris OpCo’s nonrecourse liabilities and by such holder’s share of Aris OpCo’s expenditures that are not deductible in computing taxable income and are not required to be capitalized.

A holder of an Aris OpCo Stapled Unit who exchanges all or a portion of its Aris OpCo Stapled Units for WES Common Units will have an initial tax basis in the WES Common Units that such holder receives in the Mergers equal to such holder’s adjusted tax basis in the Aris OpCo Stapled Units exchanged for the WES Common Units, decreased by any basis attributable to such holder’s share of Aris OpCo’s nonrecourse liabilities, and increased by such holder’s share of WES’s nonrecourse liabilities immediately after the consummation of the Mergers.

A U.S. holder of Aris OpCo Stapled Units will have a holding period in the WES Common Units received in the Mergers which includes the holding period during which such holder held the Aris OpCo Stapled Units exchanged therefor.

Backup Withholding

Payments received in exchange for shares of Aris Class A Common Stock or Aris OpCo Stapled Units pursuant to the Mergers generally are subject to information reporting, and may be subject to backup withholding at the applicable rate (currently, 24%) if the holder of such shares or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures by properly completing IRS Form W-9 or otherwise establishing an exemption from backup withholding. Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of U.S. federal income taxes, a refund may be obtained, provided that the required information is furnished to the IRS in a timely manner.

Additional U.S. Federal Income Tax Considerations Relating to the Receipt and Ownership of WES Common Units Issued Pursuant to the Mergers

This section contains a discussion of additional material U.S. federal income tax consequences relating to the receipt and ownership of WES Common Units issued pursuant to the Mergers. Unless otherwise noted in the following discussion, this section is the opinion of Vinson & Elkins insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. For a general discussion of the tax consequences of the ownership and disposition of WES Common Units, see “—U.S. Federal Income Taxation of WES and its Unitholders.”

In general, as discussed above, Gibson Dunn is of the opinion that the exchange by a holder of Aris Class A Common Stock or Aris OpCo Stapled Units, as applicable, for WES Common Units should qualify as an exchange to which Section 721(a) of the Code applies. However, under certain circumstances, a holder of Aris Class A Common Stock or Aris OpCo Stapled Units, as applicable, may recognize gain upon such exchange. Specifically, the exchange of Aris Class A Common Stock or Aris OpCo Stapled Units, as applicable, for WES Common Units pursuant to the Mergers would not qualify as an exchange to which Section 721(a) of the Code applies if, immediately after the Mergers, WES were characterized, for U.S. federal income tax purposes, as (i) a partnership that would be treated as an “investment company” if the partnership were incorporated, or (ii) a publicly traded partnership treated as a corporation. In addition, holders of WES Common Units received pursuant to the Mergers may recognize income or gain upon the occurrence of certain subsequent events or transactions undertaken by WES.

Treatment of WES as an Investment Company

As discussed above, Aris and WES intend that the Mergers be treated as resulting in, for U.S. federal income tax purposes, as a contribution of Aris Class A Common Stock to WES that qualifies under Section 721(a) of the Code to the extent a holder of Aris Class A Common Stock receives WES Common Units as merger consideration. In order for the contribution to qualify under Section 721(a) of the Code, among other things, WES must not be treated as an investment company for purposes of Section 721(b) of the Code.

Section 721(b) of the Code provides that Section 721(a) of the Code will not apply to gain realized on a transfer of property to a partnership that would be treated as an investment company (within the meaning of Section 351 of the Code) if the partnership were incorporated. In general, Section 351(e) of the Code and the Treasury regulations promulgated thereunder define an investment company to mean any corporation more than 80% of the value of whose assets are held for investment and are stocks or securities as defined by the statute.

The determination of whether WES will be treated as an investment company for purposes of Section 721(b) of the Code will be based on the relative values of the assets held by WES and its ratable share of the assets of any subsidiary that WES is treated as owning, including as a result of the Mergers and the transactions undertaken in connection with the Mergers. Based on the value of WES’s existing assets and the expected value of the assets WES will be treated as owning following the completion of the Mergers and the transactions contemplated therewith, WES should not be an investment company for purposes of Section 721(b) of the Code immediately following the Mergers. Furthermore, it is a condition to Aris’s obligation to effect the Mergers that WES will receive an opinion from Vinson & Elkins (or, if Vinson & Elkins is unable or unwilling to issue such an opinion, from another nationally recognized law firm reasonably acceptable to WES) to the effect that WES should not be treated as an investment company for purposes of Section 721(b) of the Code.

Notwithstanding the opinion of counsel described above, if the IRS were to prevail with the assertion, or a court were to conclude, that WES was an investment company immediately following the Mergers, then Section 721(a) of the Code would not apply with respect to a holder of Aris Class A Common Stock or a holder of Aris OpCo Stapled Units, as applicable, that receives WES Common Units as merger consideration for part or all of their Aris Class A Common Stock or Aris OpCo Stapled Units and such holder of Aris Class A Common

Stock or Aris OpCo Stapled Units would be treated as having sold to WES, in a taxable transaction, such Aris Class A Common Stock or Aris OpCo Stapled Units, as applicable, for an amount equal to the value of the WES Common Units received. The discussion below is based on Vinson & Elkins opinion that WES should not be treated as an investment company for purposes of Section 721(b) of the Code.

Treatment of WES as a Partnership

Section 7704 of the Code generally provides that a publicly traded partnership will be treated as a corporation for U.S. federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for U.S. federal income tax purposes. Vinson & Elkins is of the opinion that WES will be treated as a partnership for U.S. federal income tax purposes. See discussion below under “U.S. Federal Income Taxation of WES and its Unitholders—Taxation of the Partnership—Partnership Status” for a discussion regarding the treatment of WES as a partnership for U.S. federal income tax purposes.

Notwithstanding the opinion of counsel described above, if the IRS were to prevail with the assertion, or a court were to conclude, that WES was as an association or publicly traded partnership taxable as a corporation under Section 7704 of the Code at the time of the Mergers, then Section 721(a) of the Code would not apply with respect to a holder of Aris Class A Common Stock or a holder of Aris OpCo Stapled Units, as applicable, that receives WES Common Units as merger consideration for part or all of their Aris Class A Common Stock or Aris OpCo Stapled Units and such holder of Aris Class A Common Stock or Aris OpCo Stapled Units would be treated as having sold to WES, in a taxable transaction, such Aris Class A Common Stock or Aris OpCo Stapled Units, as applicable, for an amount equal to the value of the WES Common Units received. The discussion below is based on Vinson & Elkins opinion that WES will be treated as a partnership for U.S. federal income tax purposes.

Additional Tax Consequences of Owning WES Common Units Received in the Mergers

For a general discussion of the tax consequences to a holder of Aris Class A Common Stock or Aris OpCo Stapled Units of owning WES Common Units received as merger consideration see “—U.S. Federal Income Taxation of WES and its Unitholders—Tax Consequences of Unit Ownership.” In addition to the tax consequences discussed therein, WES Common Units received pursuant to the Mergers will be subject to special rules that may result in the holders of such WES Common Units recognizing taxable income or gain.

Under Section 704(c)(1) of the Code, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but was not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”) if the partnership sells such property or property acquired in exchange for such property at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of “built-in gain” by the partnership. In addition, Section 737 of the Code may require the recognition of at least a contributing partner’s deferred “built-in gain” upon the distribution by the partnership to that contributing partner of other partnership property (other than money) within seven years of the contribution of the appreciated property to the partnership. If WES were subsequently to engage in a transaction described in either Section 704(c)(1) or Section 737 of the Code, a former holder of Aris Class A Common Stock or Aris OpCo Stapled Units treated as contributing all or a portion of its Aris Class A Common Stock or Aris OpCo Stapled Units, as applicable, to WES may be required to recognize such “built-in gain” with respect to such Aris Class A Common Stock, Aris Class B Common Stock, or Aris OpCo Units.

Section 707(a) of the Code and the Treasury regulations thereunder create a presumption that any distributions of cash or other property made to a partner that contributed property within two years of the distribution will be treated as a payment in consideration for the property otherwise treated as contributed to the partnership in exchange for a partnership interest (a “deemed sale transaction”), with certain limited exceptions, including an exception for “operating cash flow distributions.” For this purpose, an “operating cash flow distribution” is any distribution, including, but not limited to, a complete or partial redemption distribution, that does not exceed the product of the “net cash flow from operations” (as defined in the applicable Treasury regulations) of the partnership for the year multiplied by the lesser of the partner’s percentage interest in overall partnership profits for that year or the partner’s percentage interest in overall partnership profits for the life of the partnership. If WES makes a distribution within two years of the Mergers that does not qualify for one of the specific exceptions, WES will disclose that distribution to the IRS on behalf of the former holders of Aris Class A Common Stock or Aris OpCo Stapled Units and will bear the burden of demonstrating that facts and circumstances clearly establish that the distribution was not part of a deemed sale transaction. If such a disclosure is required with respect to a quarterly distribution made to all WES Common Unitholders, WES intends to take the position that the distribution is not a part of a sale for tax purposes. However, the IRS may disagree with this position. If a distribution to a former holder of Aris Class A Common Stock or Aris OpCo Stapled Units within two years of the Mergers is treated as part of a deemed sale transaction under Section 707(a) of the Code, such former stockholder or unitholder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of the property received and (ii) such person’s adjusted tax basis in the Aris Class A Common Stock or Aris OpCo Stapled Units, as applicable, deemed to have been sold. Such gain or loss will be recognized in the year of the Mergers, and, if the former holders of Aris Class A Common Stock or Aris OpCo Stapled Units, as applicable, have already filed a tax return for the taxable year that includes the Mergers, the former holder of Aris Class A Common Stock or Aris OpCo Stapled Units, as applicable, may be required to file an amended return. In such a case, the former holder of Aris Class A Common Stock or Aris OpCo Stapled Units, as applicable, may also be required to report some amount of imputed interest income.

Accordingly, even if the Mergers otherwise qualify as a tax-deferred contribution of all or a portion of a holder’s Aris Class A Common Stock or Aris OpCo Stapled Units to WES in exchange for WES Common Units under Section 721(a) of the Code, former holders of Aris Class A Common Stock or Aris OpCo Stapled Units could be required to recognize part or all of the “built-in gain” in their shares of Aris Class A Common Stock or Aris OpCo Stapled Units, as applicable, exchanged for WES Common Units pursuant to the Mergers in certain circumstances, including if (i) with respect to former holders of Aris Class A Common Stock, WES sells or otherwise disposes of, or is considered to sell or otherwise to dispose of, Aris Class A Common Stock at any time following the Mergers (including by reason of WES’s receipt of a distribution with respect to its shares in Aris or Arrakis Holdings, as applicable, that exceeds the current and accumulated earnings and profits of Aris or Arrakis Holdings, as applicable, and WES’s adjusted tax basis in the shares of Aris or Arrakis Holdings, as applicable), (ii) with respect to former holders of Aris OpCo Stapled Units, WES sells or otherwise disposes of, or is considered to sell or otherwise dispose of, assets held by Aris OpCo prior to the Mergers at any time following the Mergers, (iii) WES distributes, or is otherwise treated as distributing, any Aris Class A Common Stock, Aris Class B Common Stock, or Aris OpCo Units to another unitholder within seven years of the Mergers, (iv) WES distributes any property (other than money or Aris Class A Common Stock, Aris Class B Common Stock or Aris OpCo Units acquired from a former holder thereof) to such former holder within seven years of the Mergers, or (v) WES makes any distribution (other than an “operating cash flow distribution” or distribution otherwise qualifying for an exception to the deemed sale transaction rules) to a former holder of Aris Class A Common Stock or Aris OpCo Stapled Units, as applicable, within two years of the Mergers. No provision of the WES Partnership Agreement or the Merger Agreement prohibits any of these events from occurring, even if the event would result in a former holder of Aris Class A Common Stock or Aris OpCo Stapled Units recognizing part or all of the gain intended to be deferred pursuant to the Mergers.

If WES is unable to determine the correct tax basis of the Aris Class A Common Stock or Aris OpCo Stapled Units acquired from any former holder of Aris Class A Common Stock or Aris OpCo Stapled Units, as applicable, in exchange for WES Common Units in the Mergers, the amount of gain reported by WES to the IRS with respect to such stockholder or unitholder upon the occurrence of any of the transactions described above may be substantially greater than the correct amount.

U.S. Federal Income Taxation of WES and its Unitholders

This section summarizes the material U.S. federal income tax consequences that may be relevant to holders of WES Common Units that acquired such WES Common Units pursuant the Mergers and is subject to the limitations and qualifications described under “Material U.S. Federal Income Tax Considerations” and herein.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins and are based on the accuracy of representations made by WES to them for this purpose. However, this section does not address all U.S. federal income tax matters that may affect WES or its unitholders, such as the application of the alternative minimum tax. This section also does not address local taxes, state taxes, non-U.S. taxes, or other taxes that may be applicable, except to the limited extent that such tax considerations are addressed below under “—State, Local and Other Tax Considerations.” Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, who do not materially participate in the conduct of WES’s business activities, and who hold WES Common Units as capital assets (typically, property that is held for investment). This section has limited applicability to corporations (including other entities treated as corporations for U.S. federal income tax purposes), partnerships (including other entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens, U.S. expatriates and former citizens or long-term residents of the United States, and other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt entities, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts, or mutual funds.

Accordingly, each unitholder is encouraged to consult such unitholder’s tax advisor in analyzing the U.S. federal, state, local, and non-U.S. tax consequences that are particular to that unitholder resulting from the ownership or disposition of WES Common Units and potential changes in applicable tax laws.

WES is relying on the opinions and advice of Vinson & Elkins with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for WES Common Units and the prices at which WES Common Units trade. In addition, WES’s costs of any contest with the IRS will be borne indirectly by WES’s unitholders and WES’s general partner because the costs will reduce WES’s cash available for distribution. Furthermore, the tax consequences of an investment in WES may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins has not rendered an opinion with respect to the following U.S. federal income tax issues: (1) the treatment of a unitholder whose WES Common Units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Common Unit Ownership—Treatment of Securities Loans”); (2) whether WES’s monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”); and (3) whether WES’s method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Common Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of the Partnership

Partnership Status

WES is treated as a partnership for U.S. federal income tax purposes and, therefore, subject to the discussion below under “—Administrative Matters—Information Returns and Audit Procedures”, generally will not be liable for entity-level U.S. federal income taxes. Instead, as described below, each holder of WES Common Units will take into account its respective share of WES’s items of income, gain, loss and deduction in computing its U.S. federal income tax liability as if the unitholder had earned such income directly, even if WES makes no cash distributions to the unitholder. Distributions WES makes to a unitholder will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed exceeds the unitholder’s adjusted tax basis in its WES Common Units. (Please read “—Tax Consequences of Common Unit Ownership—Treatment of Distributions” and “—Disposition of Common Units”).

Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for U.S. federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for U.S. federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes (i) interest, (ii) dividends, (iii) real property rents within the meaning of Section 856(d) of the Code, as modified by Section 7704(d)(3) of the Code, (iv) gains from the sale or other disposition of real property, (v) income and gains derived from the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil, or products thereof) or the marketing of any “mineral or natural resource”, and (vi) gains from the sale or other disposition of capital assets (or property described in Section 1231(b) of the Code) held for the production of income that otherwise constitutes qualifying income. WES estimates that less than 4% of its current gross income is not qualifying income; however, this estimate could change from time to time.

No ruling has been or will be sought from the IRS with respect to WES’s classification as a partnership for U.S. federal income tax purposes or as to the classification of WES’s partnership and limited liability company operating subsidiaries.

It is a condition to Aris’s obligation to effect the Mergers that WES receive an opinion from Vinson & Elkins (or, if Vinson & Elkins is unable or unwilling to issue such an opinion, from another nationally recognized law firm reasonably acceptable to WES), on the basis of the assumptions, representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that, for U.S. federal income tax purposes, at least 90% of the gross income of WES for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which necessary financial information is available constitutes qualifying income within the meaning of Section 7704(d) of the Code and that WES is treated as a partnership for U.S. federal income tax purposes (and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code).

Based upon factual representations made by WES and its general partner, Vinson & Elkins is of the opinion that at least 90% of the gross income of WES for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which necessary financial information is available constitutes qualifying income and that WES will be treated as a partnership for U.S. federal income tax purposes. The opinion of Vinson & Elkins is based upon the Code, existing Treasury Regulations, published revenue rulings and court decisions and representations described below.

The representations made by WES and its general partner upon which Vinson & Elkins has relied in rendering its opinion include, without limitation:

a)	the factual statements and representations set forth in this proxy statement/prospectus were all true at the time they were made, and continue to be true in all respects;

b)

the Mergers and the other transactions contemplated in the Merger Agreement will be carried out in accordance with the terms of the Merger Agreement and as described in this proxy statement/prospectus, and none of the material terms and conditions in the Merger Agreement have been or will be waived or modified;

c)

neither WES nor any of its partnership or limited liability company operating subsidiaries, other than those that have been identified as corporations to Vinson & Elkins, has elected or will elect to be treated as a corporation for U.S. federal income tax purposes;

d)

for each taxable year since and including the year of WES’s initial public offering, more than 90% of WES’s gross income has been and will be income of a character that Vinson & Elkins has opined is “qualifying income” within the meaning of Section 7704(d) of the Code; and

e)

Each hedging transaction that WES treats as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to the applicable Treasury Regulations, and has been and will be associated with oil, natural gas or products thereof that are held or to be held by WES in activities that Vinson & Elkins has opined or will opine result in qualifying income.

WES believes that these representations are true and will continue to be true in the future.

If WES fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require WES to make adjustments with respect to its unitholders or pay other amounts), WES will be treated as transferring all of its assets, subject to all of its liabilities, to a newly formed corporation, on the first day of the year in which WES fails to meet the Qualifying Income Exception in return for stock in that corporation and then as distributing that stock to its unitholders in liquidation of their interests in WES. This deemed contribution and liquidation should not result in the recognition of taxable income (i) to WES (which would be allocated to WES’s unitholders) so long as the aggregate amount of WES’s liabilities do not exceed the adjusted tax basis of its assets or (ii) by WES’s unitholders so long as their respective shares of WES’s liabilities do not exceed their adjusted tax basis in their units. Thereafter, WES would be treated as an association taxable as a corporation for U.S. federal income tax purposes.

The present U.S. federal income tax treatment of publicly traded partnerships, including WES, or an investment in WES Common Units may be modified by administrative or legislative action or judicial interpretation at any time. From time to time, members of the U.S. Congress and certain presidential administrations have proposed and considered substantive changes to the existing U.S. federal income tax laws that would affect publicly traded partnerships. While the Qualifying Income Exception was expanded as part of the enactment of recent legislation, other recent proposals would have provided for the total elimination of the Qualifying Income Exception upon which WES relies for its partnership tax treatment.

It is possible that a change in law could affect WES and may be applied retroactively. Any such changes could negatively impact the value of an investment in WES Common Units. If for any reason WES is taxable as a corporation in any taxable year, WES’s items of income, gain, loss and deduction would be taken into account by WES in determining the amount of its liability for U.S. federal income tax, rather than being passed through to its unitholders.

At the state level, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise, or other forms of taxation. Imposition of a similar tax on WES in the jurisdictions in which it operates or in other jurisdictions to which it may expand could substantially reduce the amount of cash available for distribution to WES’s unitholders.

WES’s taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of WES Common Units. Any distribution made to a unitholder at a time when WES is treated as a corporation would be (i) a taxable dividend to the extent of WES’s current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s adjusted tax basis in its WES Common Units (determined separately for each WES Common Unit), and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins that WES will be treated as a partnership for U.S. federal income tax purposes.

Tax Consequences of Common Unit Ownership

Limited Partner Status

Unitholders of WES who are admitted as limited partners of WES will be treated as partners of WES for U.S. federal income tax purposes, and unitholders whose WES Common Units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their WES Common Units will be treated as partners of WES for U.S. federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Tax Consequences of Common Unit Ownership—Treatment of Securities Loans.” Unitholders who are not treated as partners in WES as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under their particular circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Tax Consequences of Common Unit Ownership—Entity-Level Collections of Unitholder Taxes” and “—Administrative Matters—Information Returns and Audit Procedures” with respect to payments WES may be required to make on behalf of its unitholders, WES will not pay any U.S. federal income tax. Rather, each unitholder will be required to report on its U.S. federal income tax return each year its share of WES’s income, gains, losses and deductions for WES’s taxable year or years ending with or within its taxable year without regard to whether WES makes cash distributions to its unitholders. Consequently, WES may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Common Units

As described above under the heading “Material U.S. Federal Income Tax Consequences of the Mergers,” (i) the initial tax basis in WES Common Units received by each holder of Aris Class A Common Stock will be the pro rata portion of the stockholder’s adjusted tax basis in its Aris Class A Common Stock not attributable to the receipt of cash by such stockholder from Arrakis Holdings at the closing of the Mergers plus its share of WES’s nonrecourse liabilities and (ii) the initial tax basis in WES Common Units received by each holder of Aris OpCo Stapled Units will be the pro rata portion of the unitholder’s adjusted tax basis in its Aris OpCo Stapled Units not attributable to the receipt of cash by such unitholder at the closing of the Mergers decreased by any basis attributable to the holder’s share of Aris OpCo’s nonrecourse liabilities and increased by its share of WES’s nonrecourse liabilities immediately after the consummation of the Mergers.

That basis generally will be (i) increased by the unitholder’s share of WES’s income and any increases in such unitholder’s share of WES’s liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of WES’s losses, any decreases in its share of WES’s liabilities, and the amount of any excess business interest allocated to the unitholder. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Treatment of Distributions

Distributions made by WES to a holder of WES Common Units generally will not be taxable to the unitholder, unless such distributions are of cash or marketable securities that are treated as cash and exceed the unitholder’s tax basis in its WES Common Units, in which case the unitholder generally will recognize gain taxable in the manner described below under “—Disposition of Common Units.”

Any reduction in a unitholder’s share of WES’s “nonrecourse liabilities” (liabilities for which no partner bears the economic risk of loss) will be treated as a distribution by WES of cash to that unitholder. A decrease in a unitholder’s percentage interest in WES because of WES’s issuance of additional WES Common Units may decrease such unitholder’s share of WES’s nonrecourse liabilities. For purposes of the foregoing, a unitholder’s share of WES’s nonrecourse liabilities generally will be based upon such unitholder’s share of the unrealized appreciation (or depreciation) in WES’s assets, to the extent thereof, with any excess nonrecourse liabilities allocated based on the unitholder’s share of WES’s profits. Please read “—Disposition of Common Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of WES’s nonrecourse liabilities described above) may cause a unitholder to recognize ordinary income if the distribution reduces the unitholder’s share of WES’s “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with WES in return for a portion of the non-pro rata distribution. This deemed exchange will generally result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (typically zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

A holder of WES Common Units may not be entitled to deduct the full amount of loss WES allocates to it because its share of WES’s losses will be limited to the lesser of (i) the unitholder’s adjusted tax basis in its WES Common Units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely held corporation, the amount for which the unitholder is considered to be “at risk” with respect to WES’s activities. A unitholder will be at risk to the extent of its adjusted tax basis in its WES Common Units, reduced by (1) any portion of that basis attributable to the unitholder’s share of WES’s nonrecourse liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement, and (3) any amount of money the unitholder borrows to acquire or hold its WES Common Units, if the lender of those borrowed funds owns an interest in WES, is related to another unitholder or can look only to the WES Common Units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s adjusted tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of WES Common Units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at risk limitations, passive activity loss limitations limit the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses WES generates will be available to offset only passive income generated by WES. Passive losses that exceed a unitholder’s share of the passive income WES generates may be deducted in full when a unitholder disposes of all of its WES Common Units in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.

For taxpayers other than corporations, an “excess business loss” limitation further limits the deductibility of losses by such taxpayers. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount for 2025 is equal to $313,000 or $626,000 (increased annually by the applicable inflation adjustment) for taxpayers filing a joint return. Disallowed excess business losses are treated as a net operating loss carryover to the following tax year. Any losses WES generates that are allocated to a unitholder and not otherwise limited by the basis, at risk, or passive loss limitations will be included in the determination of such unitholder’s aggregate trade or business deductions. Consequently, any losses WES generates that are not otherwise limited will only be available to offset a unitholder’s other trade or business income plus an amount of non-trade or business income equal to the applicable threshold amount. Thus, except to the extent of the threshold amount, WES’s losses that are not otherwise limited may not offset a unitholder’s non-trade or business income (such as salaries, fees, interest, dividends and capital gains). This excess business loss limitation will be applied after the passive activity loss limitation.

Limitations on Interest Deductions

In general, WES is entitled to a deduction for interest paid or accrued on indebtedness properly allocable to its trade or business during its taxable year. However, WES’s deduction for this “business interest” is limited to the sum of its business interest income and 30% of its “adjusted taxable income.” For the purposes of this limitation, WES’s adjusted taxable income is computed without regard to any business interest or business interest income. This limitation is first applied at the partnership level and any deduction for business interest is taken into account in determining WES’s non-separately stated taxable income or loss. Then, in applying this business interest limitation at the partner level, the adjusted taxable income of each of WES’s unitholders is determined without regard to such unitholder’s distributive share of any of WES’s items of income, gain, deduction, or loss and is increased by such unitholder’s distributive share of WES’s excess taxable income, which is generally equal to the excess of 30% of WES’s adjusted taxable income over the amount of WES’s deduction for business interest for a taxable year.

To the extent WES’s deduction for business interest is not limited, it will allocate the full amount of WES’s deduction for business interest among its unitholders in accordance with their percentage interests in WES. To the extent WES’s deduction for business interest is limited, the amount of any disallowed deduction for business interest will also be allocated to each unitholder in accordance with their percentage interest in WES, but such amount of “excess business interest” will not be currently deductible. Subject to certain limitations and adjustments to a unitholder’s basis in its WES Common Units, this excess business interest may be carried forward and deducted by a unitholder in a future taxable year. Further, a unitholder’s basis in his or her WES Common Units will generally be increased by the amount of any excess business interest upon a disposition of such WES Common Units.

In addition to this limitation on the deductibility of a partnership’s business interest, the deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness allocable to property held for investment

•	interest expense allocated against portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. Net investment income does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If WES is required or elects under applicable law to withhold and pay over to any taxing authority any amount resulting from the allocation of income to, or from a distribution to, any partner, the WES Partnership Agreement authorizes its general partner to treat the amount withheld as a distribution of cash in the amount of such withholding to the relevant partner. In addition, the WES Partnership Agreement authorizes its general partner to treat taxes paid by the partnership on behalf of all or less than all of its partners either as a distribution of cash to such partners or as a general expense of the partnership, as determined appropriate under the circumstances by its general partner. WES is authorized to amend the WES Partnership Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of WES Common Units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the WES Partnership Agreement is maintained as nearly as is practicable. Payments by WES as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Please read “—Administrative Matters—Information Returns and Audit Procedures”. Holders of WES Common Units are urged to consult their tax advisors to determine the consequences to them of any tax payment WES makes on their behalf.

Allocation of Income, Gain, Loss and Deduction

In general, WES’s items of income, gain, loss and deduction generally will be allocated amongst its unitholders and its general partner in accordance with their percentage interests in WES.

Specified items of WES’s income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the adjusted tax basis and fair market value of WES’s assets at the time such assets are contributed to WES and at the time of any subsequent offering of WES Common Units (a “Book-Tax Disparity”). As a result, the U.S. federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering will be borne by WES’s partners holding interests in WES prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible (subject to the limitations described above) to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

The shares of Aris Class A Common Stock and Aris Class B Common Stock and the assets held by Aris OpCo acquired by WES pursuant the Mergers in exchange for WES Common Units will also be subject to the Section 704(c) allocations described above. As a result, income, gain, loss and deductions attributable to such Aris Class A Common Stock and Aris Class B Common Stock and assets held by Aris OpCo will be allocated for U.S. federal income tax purposes in a manner such that the holders of Aris Class A Common Stock or holders of Aris OpCo Stapled Units receiving WES Common Units in the Mergers will be charged with, or benefit from, the unrealized gain or unrealized loss associated with such Aris Common Stock or interests in the assets of Aris OpCo at the time of the Mergers. The amount of unrealized gain or loss generally is equal to the Book-Tax Disparity. Pursuant to the Section 704(c) allocations, if the Aris Class A Common Stock or assets of Aris OpCo acquired by WES pursuant to the Mergers in exchange for WES Common Units are sold after the Mergers, gain equal to any Book-Tax Disparity remaining at the time of such sale must be allocated exclusively to the holders of Aris Class A Common Stock or holder of Aris OpCo Stapled Units who received WES Common Units in the Mergers. For additional discussion regarding the application of Section 704(c) of the Code to the Mergers see

“Additional U.S. Federal Income Tax Considerations Relating to the Receipt and Ownership of WES Common Units Issued Pursuant to the Mergers— Additional Tax Consequences of Owning WES Common Units Received in the Mergers.”

It may not be administratively feasible to make the relevant adjustments to “book” basis and the relevant Section 704(c) allocations separately each time WES issues units, particularly in the case of small or frequent unit issuances. If that is the case, WES may use simplifying conventions to make those adjustments and allocations, which may include the aggregation of certain issuances of units. Vinson & Elkins is unable to opine as to the validity of such conventions.

An allocation of items of WES’s income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will be given effect for U.S. federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a unitholder’s share of an item will be determined on the basis of the unitholder’s interest in WES, which will be determined by taking into account all the facts and circumstances, including (i) the unitholder’s relative contributions to WES, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins is of the opinion that, with the exception of the issues described in “—Tax Consequences of Common Unit Ownership—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations of income, gain, loss or deduction under the WES Partnership Agreement will be given effect for U.S. federal income tax purposes.

Treatment of Securities Loans

A unitholder whose WES Common Units are the subject of a securities loan (for example, a loan to a “short seller” to cover a short sale of WES Common Units) may be treated as having disposed of those WES Common Units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those WES Common Units during the period of the loan and may recognize gain or loss as a result of such deemed disposition. As a result, during this period (i) any of WES’s income, gain, loss or deduction allocated to those WES Common Units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the lending unitholder as to those WES Common Units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its WES Common Units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their WES Common Units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their WES Common Units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal U.S. federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 37% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of WES’s income and gain realized by a unitholder from a sale of WES Common Units (without taking into account the 20% deduction for qualified business income discussed below). In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

An individual unitholder is entitled to a deduction equal to 20% of his or her allocable share of WES’s “qualified business income,” subject to limitations. For purposes of this deduction, WES’s “qualified business income” is equal to the sum of:

•

the net amount of WES’s U.S. items of income, gain, deduction, and loss to the extent such items are included or allowed in the determination of taxable income for the year, excluding, however, certain specified types of passive investment income (such as capital gains and dividends) and certain payments made to the unitholder for services rendered to WES; and

•

any gain recognized upon a disposition of WES Common Units to the extent such gain is attributable to Section 751 Assets, such as depreciation recapture and WES’s “inventory items,” and is thus treated as ordinary income under Section 751 of the Code.

Section 754 Election

WES has made the election permitted by Section 754 of the Code that permits it to adjust the tax basis in each of its assets as to specific purchasers of WES Common Units under Section 743(b) of the Code to reflect the WES Common Unit purchase price upon subsequent purchases of WES Common Units and to adjust the tax basis in each of WES’s assets under Section 734(b) of the Code in the event of WES’s repurchase of its common units. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to a unitholder who purchases WES Common Units from another unitholder based upon the values and adjusted tax basis of each of WES’s assets at the time of the relevant unit purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases WES Common Units directly from WES. For purposes of this discussion, a unitholder’s basis in WES’s assets will be considered to have two components: (1) its share of the tax basis in WES’s assets as to all unitholders and (2) its Section 743(b) adjustment to that tax basis (which may be positive or negative).

Subject to certain limitations, a Section 743(b) adjustment may create additional depreciable basis that is eligible for bonus depreciation under Section 168(k) of the Code to the extent the adjustment is attributable to depreciable property and not to goodwill or real property. However, because WES may not be able to determine whether transfers of its units satisfy all of the eligibility requirements and due to other limitations regarding administrability, WES may elect out of the bonus depreciation provisions of Section 168(k) of the Code with respect to basis adjustments under Section 743(b) of the Code.

Under the WES Partnership Agreement, WES is authorized to take a position to preserve the uniformity of WES Common Units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a Section 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing WES Common Units from WES and unitholders purchasing from other unitholders. If WES has any such properties, WES intends to adopt methods employed by other publicly traded partnerships to preserve the uniformity of Common Units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins has not opined on the validity of this approach. Please read “—Uniformity of Common Units.”

The IRS may challenge the positions WES adopts with respect to depreciating or amortizing the Section 743(b) adjustment to preserve the uniformity of WES Common Units due to the lack of controlling authority. Because a unitholder’s adjusted tax basis in its WES Common Units is reduced by its share of WES’s items of deduction or loss, any position WES takes that understates deductions will overstate a unitholder’s tax basis in its WES Common Units, and may cause the unitholder to understate gain or overstate loss on any sale of such Common Units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of WES Common Units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and are made on the basis of assumptions as to the value of WES’s assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment WES allocated to its assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than WES’s tangible assets. WES cannot assure any unitholder that the determinations it makes will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in WES’s opinion, the expense of compliance exceed the benefit of the election, WES may seek permission from the IRS to revoke its Section 754 election. If permission is granted, a subsequent purchaser of WES Common Units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

WES uses the year ending December 31 as its taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in its tax return its share of WES’s income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its WES Common Units following the close of WES’s taxable year but before the close of its taxable year must include its share of WES’s income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than twelve months of WES’s income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of each of WES’s assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. There are multiple depreciation and cost recovery methods currently permitted by the Code, including accelerated depreciation, bonus depreciation and straight line depreciation. To the extent allowable and taking into account the taxable income profile of the WES and its partners, WES may use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service.

If WES disposes of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property WES owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in WES. Please read “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs WES incurs in offering and selling WES Common Units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon WES’s termination. While there are uncertainties regarding the classification of certain costs as organization expenses, which may be amortized by WES, and as syndication expenses, which may not be amortized by WES, the underwriting discounts and commissions WES incurs will be treated as syndication expenses. Please read “Disposition of Common Units—Recognition of Gain or Loss.”

WES is allowed a first-year bonus depreciation deduction equal to 100% of the adjusted basis of certain depreciable property acquired and placed in service after January 19, 2025. This depreciation deduction applies to both new and used property. However, use of the deduction with respect to used property is subject to certain anti-abuse restrictions, including the requirement that the property be acquired from an unrelated party. WES can elect to forgo the depreciation bonus and use the alternative depreciation system for any class of property for a taxable year.

Valuation and Tax Basis of Each of WES’s Properties

The U.S. federal income tax consequences of the ownership and disposition of WES Common Units will depend in part on WES’s estimates of the relative fair market values and the tax basis of each of its assets. Although WES may from time to time consult with professional appraisers regarding valuation matters, WES will make many of the relative fair market value estimates and determinations of tax basis itself. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of tax basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by holders of WES Common Units could change, and holders of WES Common Units could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale or exchange of a WES Common Unit equal to the difference, if any, between the unitholder’s amount realized and the adjusted tax basis in the WES Common Unit sold (taking into account any basis adjustments attributable to previously disallowed interest deductions). A holder of WES Common Unit’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of WES’s nonrecourse liabilities with respect to the WES Common Unit sold or exchanged. Because the amount realized includes a unitholder’s share of WES’s nonrecourse liabilities, the gain recognized on the sale or exchange of a WES Common Unit could result in a tax liability in excess of any cash received from such sale or exchange.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a WES Common Unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of WES Common Units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture and WES’s “inventory items,” regardless of whether such inventory item has substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale or exchange of a WES Common Unit and may be recognized even if there is a net taxable loss realized on the sale or exchange of a WES Common Unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale or exchange of a WES Common Unit. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For purposes of calculating gain or loss on the sale or exchange of a WES Common Unit, the unitholder’s adjusted tax basis will be adjusted by its allocable share of WES’s income or loss in respect of its WES Common Unit for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify WES Common Units transferred with an ascertainable holding period to elect to use the actual holding period of the WES Common Units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis Common Units to sell or exchange as would be the case with corporate stock, but, according to the Treasury Regulations, such unitholder may designate specific WES Common Units sold for purposes of determining the holding period of the WES Common Units transferred. A unitholder electing to use the actual holding period of any WES Common Unit transferred must consistently use that identification method for all subsequent sales or exchanges of WES Common Units. A unitholder considering the purchase of additional WES Common Units or a sale or exchange of WES Common Units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position. Please read “—Tax Consequences of Common Unit Ownership—Treatment of Securities Loans.”

Allocations Between Transferors and Transferees

In general, WES’s taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of WES Common Units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). Nevertheless, WES allocates certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service, and gain or loss realized on a sale or other disposition of its assets or, in the discretion of the WES’s general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring WES Common Units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, existing Treasury Regulations do not specifically authorize the use of the proration method WES has adopted. Accordingly, Vinson & Elkins is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If the IRS determines that this method is not allowed under the Treasury Regulations, WES’s taxable income or losses could be reallocated among its unitholders. Under the WES Partnership Agreement, WES is authorized to revise its method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under the Treasury Regulations.

A unitholder who disposes of WES Common Units prior to the record date set for a cash distribution for that quarter will be allocated items of WES’s income, gain, loss and deduction attributable to the month of disposition (and any other month during the quarter to which such cash distribution relates and the holder held WES Common Units on the first day of such month) but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or exchanges any of its WES Common Units is generally required to notify WES in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, WES is required to notify the IRS of the transaction and to furnish specified information to the transferor and transferee. Failure to notify WES of a transfer of WES Common Units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Uniformity of Common Units

Because WES cannot match transferors and transferees of WES Common Units and for other reasons, WES must maintain uniformity of the economic and tax characteristics of the WES Common Units to a purchaser of these WES Common Units. As a result of the need to preserve uniformity, WES may be unable to completely comply with a number of U.S. federal income tax requirements. Any non-uniformity could have a negative impact on the value of WES Common Units. Please read “—Tax Consequences of Common Unit Ownership—Section 754 Election.”

The WES Partnership Agreement permits its general partner to take positions in filing its tax returns that preserve the uniformity of WES Common Units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins is unable to opine as to the validity of such filing positions.

A unitholder’s adjusted tax basis in WES Common Units is reduced by its share of WES’s deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that WES takes that understates deductions will overstate the unitholder’s basis in its WES Common Units, and may cause the unitholder to understate gain or overstate loss on any sale of such WES Common Units. Please read “—Disposition of Common Units—Recognition of Gain or Loss” and “—Tax Consequences of Common Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions WES takes to preserve the uniformity of WES Common Units. If such a challenge were sustained, the uniformity of WES Common Units might be affected, and, under some circumstances, the gain from the sale of WES Common Units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of WES Common Units by employee benefit plans and other tax-exempt organizations, as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantial adverse tax consequences to them.

Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of WES’s income allocated to tax-exempt organizations will be unrelated business taxable income and will be taxable to a tax-exempt unitholder. Additionally, all or part of any gain recognized by a tax-exempt organization upon a sale or other disposition of WES Common Units may be unrelated business taxable income and may be taxable to them. Each prospective unitholder that is a tax-exempt entity or a Non-U.S. Unitholder should consult its tax advisors before investing in WES Common Units.

Non-U.S. Unitholders are taxed by the United States on income effectively connected with a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty. Each Non-U.S. Unitholder will be considered to be engaged in business in the United States because of their ownership of WES Common Units. Furthermore, Non-U.S. Unitholders will be deemed to conduct such activities through a permanent establishment in the United States within the meaning of an applicable tax treaty. Consequently, Non-U.S. Unitholders will be required to file U.S. federal tax returns to report their share of WES’s income, gain, loss or deduction and pay U.S. federal income tax on their share of WES’s net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. In addition, distributions to non-U.S. Unitholders will also be subject to a 10% withholding tax on the amount of any distribution in excess of WES’s cumulative net income. As WES does not compute its cumulative net income for such purposes due to the complexity of the calculation and lack of clarity in how it would apply to WES, WES intends to treat all of its distributions as being in excess of its cumulative net income for such purposes and subject to such additional 10% withholding tax. Accordingly, distributions to non-U.S. persons will be subject to a combined withholding tax rate equal to the sum of the highest applicable effective tax rate and 10%. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to WES’s transfer agent on a Form W-8BEN or W-8BEN-E (or other applicable or successor form) in order to obtain credit for these withholding taxes.

In addition, if a Non-U.S. Unitholder is classified as a non-U.S. corporation, it will be treated as engaged in a United States trade or business and may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of WES’s income and gain as adjusted for changes in the non-U.S. corporation’s “U.S. net equity” to the extent reflected in the corporation’s earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of a WES Common Unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that WES Common Unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Gain realized by a Non-U.S. Unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be “effectively connected” with a U.S. trade or business to the extent that gain that would be recognized upon a sale by the partnership of all of its assets would be “effectively connected” with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder’s gain from the sale or other disposition of WES Common Units would be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in WES and would be subject to U.S. federal income tax. As a result of the effectively connected income rules described above, the exclusion from U.S. taxation under the Foreign Investment in Real Property Tax Act for gain from the sale of partnership Common Units regularly traded on an established securities market will not prevent a Non-U.S. Unitholder from being subject to U.S. federal income tax on gain from the sale or disposition of its WES Common Units to the extent such gain is effectively connected with a U.S. trade or business. WES expects substantially all of the gain from the sale or disposition of WES Common Units to be treated as effectively connected with a U.S. trade or business.

Moreover, the transferee of an interest in a partnership that is engaged in a U.S. trade or business is generally required to withhold 10% of the amount realized by the transferor unless the transferor certifies that it is not a foreign person. While the determination of a partner’s “amount realized” generally includes any decrease of a partner’s share of the partnership’s liabilities, the Treasury Regulations provide that the “amount realized” on a transfer of an interest in a publicly traded partnership, such as WES Common Units, will generally be the amount of gross proceeds paid to the broker effecting the applicable transfer on behalf of the transferor, and thus will be determined without regard to any decrease in that partner’s share of a publicly traded partnership’s liabilities. For a transfer of interests in a publicly traded partnership that is effected through a broker, the obligation to withhold is imposed on the transferor’s broker. Non-U.S. Unitholders should consult their tax advisors regarding the impact of these rules on an investment in WES Common Units.

Administrative Matters

Information Returns and Audit Procedures

WES intends to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of income, gain, loss and deduction for WES’s preceding taxable year. In preparing this information, which will not be reviewed by counsel, WES will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. WES cannot assure holders of WES Common Units that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit WES’s U.S. federal income tax information returns. Neither WES nor Vinson & Elkins can assure prospective unitholders that the IRS will not successfully challenge the positions it adopts, and such a challenge could adversely affect the value of WES Common Units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to WES’s returns.

Publicly traded partnerships are treated as entities separate from their owners for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings for each of the partners. If the IRS makes audit adjustments to WES’s income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from WES, unless WES elects to have its general partner, unitholders and former unitholders take any audit adjustment into account in accordance with their interests in WES during the taxable year under audit. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which WES is a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity.

Generally, WES expects to elect to have its general partner, unitholders and former unitholders take any such audit adjustment into account in accordance with their interests in WES during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. If WES is unable or if it is not economical to have WES’s general partner, unitholders and former unitholders take such audit adjustment into account in accordance with their interests in WES during the taxable year under audit, then WES’s current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own WES Common Units during the taxable year under audit. If, as a result of any such audit adjustment, WES is required to make payments of taxes, penalties or interest, WES may require its unitholders and former unitholders to reimburse it for such taxes (including any applicable penalties or interest) or, if WES bears such payment directly, WES’s cash available for distribution to its unitholders might be substantially reduced.

WES is required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative has the sole authority to act on WES’s behalf for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS. If WES does not make such a designation, the IRS can select any person as the Partnership Representative. WES has designated its general partner as the Partnership Representative. Further, any actions taken by WES or by the Partnership Representative on WES’s behalf with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on WES and all of its unitholders.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on withholdable payments, including interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of any property of a type which could produce interest or dividends from sources within the United States (“Gross Proceeds”) on or after January 1, 2019, proposed Treasury Regulations provide that such payments of Gross Proceeds do not constitute withholdable payments. Taxpayers may rely generally on these proposed Treasury Regulations until they are revoked or final Treasury Regulations are issued. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

To the extent WES has FDAP Income that is not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors” above), a unitholder that is a foreign financial institution or certain other non-U.S. entity, or a person that holds its WES Common Units through such foreign entities, may be subject to withholding on distributions they receive from WES, or their distributive share of WES’s income, pursuant to the rules described above.

Each unitholder should consult its tax advisors regarding the potential application of these withholding provisions to its investment in WES Common Units.

Nominee Reporting

Persons who hold an interest in WES as a nominee for another person are required to furnish to WES:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	a statement regarding whether the beneficial owner is:

•	a non-US person;

•	a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of WES Common Units held, acquired or transferred for the beneficial owner; and

•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Each broker and financial institution is required to furnish additional information, including whether such broker or financial institution is a U.S. person and specific information on any WES Common Units such broker or financial institution acquires, holds or transfers for its own account. A penalty per failure, with a significant maximum penalty per calendar year, is imposed by the Code for failure to report that information to WES. The nominee is required to supply the beneficial owner of WES Common Units with the information furnished to WES.

Accuracy-Related Penalties

Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. WES does not anticipate that any accuracy-related penalties will be assessed against it.

State, Local and Other Tax Considerations

In addition to U.S. federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which WES conducts business or owns property now or in the future or in which the unitholder is a resident. WES conducts business or owns property in many states in the United States. Some of these states may impose an income tax on individuals, corporations and other entities. As WES makes acquisitions or expands its business, WES may own property or conduct business in additional states that impose a personal income tax. Although an analysis of those various taxes is not presented here, each unitholder should consider the potential impact of such taxes on its investment in WES.

A unitholder may be required to file income tax returns and pay income taxes in some or all of the jurisdictions in which WES does business or owns property, though such unitholder may not be required to file a return and pay taxes in certain jurisdictions because its income from such jurisdictions falls below the jurisdiction’s filing and payment requirement. Further, a unitholder may be subject to penalties for a failure to comply with any filing or payment requirement applicable to such unitholder. Some of the jurisdictions may require WES, or WES may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by WES. Please read “—Tax Consequences of Common Unit Ownership—Entity-Level Collections of Unitholder Taxes.”

IT IS THE RESPONSIBILITY OF EACH UNITHOLDER TO INVESTIGATE THE LEGAL AND TAX CONSEQUENCES, UNDER THE LAWS OF PERTINENT JURISDICTIONS, OF ITS INVESTMENT IN WES. EACH PROSPECTIVE UNITHOLDER IS STRONGLY ENCOURAGED TO CONSULT, AND DEPEND UPON, ITS TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THOSE MATTERS. FURTHER, IT IS THE RESPONSIBILITY OF EACH UNITHOLDER TO FILE ALL STATE, LOCAL AND NON-U.S., AS WELL AS U.S. FEDERAL TAX RETURNS THAT MAY BE REQUIRED OF IT. VINSON & ELKINS HAS NOT RENDERED AN OPINION ON THE STATE, LOCAL, ALTERNATIVE MINIMUM TAX OR NON-U.S. TAX CONSEQUENCES OF AN INVESTMENT IN WES.

DESCRIPTION OF WES COMMON UNITS

As of August 21, 2025, there were approximately 27 separate common unitholders, which includes WES Common Units held in street name. WES Common Units represent limited partner interests in WES that entitle the holders to the rights and privileges specified in the WES Partnership Agreement. We encourage you to read the WES Partnership Agreement and the applicable provisions of the DRULPA for additional information.

Common Units, General Partner Units and General Partner Interest

As of August 21, 2025, WES had 381,330,881 WES Common Units outstanding, of which 215,129,361 were held by the public, 520,058 were held by WES’s officers and directors, and 165,681,462 were held by affiliates of WES GP. The WES Common Units are listed for trading on the NYSE under the symbol “WES.”

As of August 21, 2025, WES had 9,060,641 general partner units outstanding, all of which were held by WES GP. There is no established public trading market for any such general partner units.

As of August 21, 2025, WES GP owned an approximate 2.3% general partner interest in WES and the holders of WES Common Units collectively owned an approximate 97.7% limited partner interest in WES.

Issuance of Additional Securities

We can issue an unlimited number of additional limited partner interests and other equity securities without the consent of our unitholders. Any issuance of additional WES Common Units or other equity interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, the WES Common Units then outstanding.

Under the WES Partnership Agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of the WES Partnership Agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units or other partnership securities to require registration of any of these units or other partnership securities and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years after it ceases to be our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts. Our general partner and its affiliates also may sell their units or other partnership interests in private transactions at any time, subject to compliance with applicable laws.

Voting Rights

Our general partner manages and operates us. Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business. Unitholders have no right to elect our general partner or its directors on an annual or continuing basis. Our general partner may be removed by a vote of the unitholders holding at least a majority of the outstanding WES Common Units, excluding any WES Common Units held by our general partner and its affiliates, voting as a single class.

Limited Call Right

If at any time our general partner and its affiliates own more than 95% of the outstanding WES Common Units, our general partner has the right, but not the obligation, to purchase all of the remaining WES Common Units at a price that is not less than the then-current market price of the WES Common Units.

Transfer Agent and Registrar

Duties

Computershare Trust Company, N.A. serves as the registrar and transfer agent for the WES Common Units. We pay all fees charged by the transfer agent for transfers of WES Common Units except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a unitholder; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of WES Common Units in accordance with the WES Partnership Agreement, each transferee of WES Common Units shall be admitted as a limited partner with respect to the WES Common Units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by the WES Partnership Agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, the WES Partnership Agreement; and

•	is deemed to have given the consents and approvals contained in the WES Partnership Agreement.

A transferee will become a substituted limited partner of our partnership for the transferred WES Common Units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a WES Common Unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

WES Common Units are securities that are transferable according to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred WES Common Units.

Until a WES Common Unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Amendments to the WES Partnership Agreement

General

Amendments to the WES Partnership Agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. To adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of our outstanding units.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected, or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion.

The provision of the WES Partnership Agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units (including units owned by our general partner and its affiliates).

No Unitholder Approval

Our general partner may generally make amendments to the WES Partnership Agreement without the approval of any limited partner or assignee to reflect:

(1)	a change in our name, the location of our principal place of business, our registered agent or its registered office;

(2)	the admission, substitution, withdrawal or removal of partners in accordance with the WES Partnership Agreement;

(3)

a change that our general partner determines is necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

(4)

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

(5)

an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership securities or rights to acquire partnership securities;

(6)	any amendment expressly permitted in the WES Partnership Agreement to be made by our general partner acting alone;

(7)	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the WES Partnership Agreement;

(8)

any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us, or our investment in, any corporation, partnership or other entity, as otherwise permitted by the WES Partnership Agreement;

(9)	a change in our fiscal year or taxable year and related changes;

(10)

a merger with or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance; or

(11)	any other amendments substantially similar to any of the matters described in (1) through (10) above.

In addition, our general partner may make any amendment to the WES Partnership Agreement without the approval of any limited partner or assignee that it determines:

(1)	does not adversely affect our limited partners (or any particular class of limited partners) in any material respect;

(2)

to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

(3)

to be necessary or appropriate to facilitate the trading of our limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which such limited partner interests are or will be listed for trading;

(4)	to be necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of the WES Partnership Agreement; or

(5)	is required to effect the intent of the provisions of the WES Partnership Agreement or are otherwise contemplated by the WES Partnership Agreement.

Opinion of Counsel and Unitholder Approval

Our general partner is not required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in WES Operating or our being treated as an entity for federal income tax purposes if one of the amendments described above under “—No Unitholder Approval” should occur. No other amendments to the WES Partnership Agreement will become effective without the approval of holders of at least 90% of the outstanding units, unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

The WES Partnership Agreement generally prohibits our general partner, without the prior approval of a majority of our outstanding units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of WES Operating and its subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

A merger, consolidation or conversion of us requires the prior consent of the general partner. In addition, the WES Partnership Agreement provides that, to the maximum extent permitted by law, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion of us and may decline to do so free of any fiduciary duty or obligation whatsoever to us, or any of our unitholders. Further, in declining to consent to a merger, consolidation or conversion, our general partner will not be required to act in good faith or pursuant to any other standard imposed by the WES Partnership Agreement, any other agreement, under the DRULPA or any other law, rule or regulation or at equity.

If conditions specified in the WES Partnership Agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. Our unitholders are not entitled to dissenters’ rights of appraisal under the WES Partnership Agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination or Dissolution

We will continue as a limited partnership until terminated under the WES Partnership Agreement. We will dissolve upon:

(1)

the election of our general partner to dissolve us, if approved by a majority of our outstanding units, provided, however, that in an action to dissolve the partnership at a time when the general partner is an affiliate of Occidental, the number of WES Common Units that Occidental and its affiliates may vote in favor of such action shall not exceed 45% (the “Dissolution Cap”) of the outstanding WES Common Units voting as a single class; provided, further, that if Occidental and its affiliates have owned less than 40% of the outstanding WES Common Units for at least 12 consecutive months at any time following the date hereof, then in an action to dissolve the partnership, Occidental and its affiliates shall not be subject to the Dissolution Cap when voting in such action;

(2)	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

(3)	the entry of a decree of judicial dissolution of us; or

(4)

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with the WES Partnership Agreement or withdrawal or removal of our general partner following approval and admission of a successor.

Upon a dissolution under clause (4) above, the holders of a majority of our outstanding units may also elect, within specific time limitations, to continue our business on the same terms and conditions described in the WES Partnership Agreement by appointing as a successor general partner an entity approved by the holders of a majority of the outstanding units, subject to our receipt of an opinion of counsel to the effect that:

(1)	the action would not result in the loss of limited liability of any limited partner; and

(2)

neither our partnership nor any of its subsidiaries (excluding WES Operating and its subsidiaries) would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the “Liquidator”) will, acting with all of the powers of our general partner that the Liquidator deems necessary or desirable in its judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of our creditors and the settlement of or creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in the respective capital accounts.

If the Liquidator determines that a sale would be impractical or would cause a loss to our partners, it may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

Our general partner may withdraw without unitholder approval upon 90 days’ notice to our limited partners.

Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding units, excluding units held by the withdrawing general partner and its affiliates, may elect a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding units, excluding units held by the withdrawing general partner and its affiliates, agree in writing to continue our business and to appoint a successor general partner.

Our general partner may not be removed unless that removal is approved by the vote of the holders of a majority of our outstanding units, excluding units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding WES Common Units, excluding units held by the general partner and its affiliates.

If the general partner is not an affiliate of Occidental, then in an action to (i) remove the general partner without cause or (ii) elect a successor general partner to replace a departing general partner that was removed without cause, the number of WES Common Units that Occidental and its affiliate may vote in favor of such action shall not exceed 45% (the “Cap”) of the outstanding WES Common Units (excluding any WES Common Units held by the general partner and its affiliates) voting as a single class; provided, however, that if Occidental and its affiliates have owned less than 40% of the outstanding WES Common Units for at least 12 consecutive months at any time following the date hereof, then in an action to remove the general partner without cause or elect a successor general partner to replace a departing general partner that was removed without cause, Occidental and its affiliates shall not be subject to the Cap when voting in such action.

In addition, we are required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Our general partner may transfer all or any of its general partner interest in us without obtaining approval of any unitholder. No transfer by the general partner of all or any part of its general partner interest to another person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the general partner under the WES Partnership Agreement and to be bound by the provisions of the WES Partnership Agreement and (ii) the partnership receives an opinion of counsel that such transfer would not result in the loss of limited liability of any limited partner under the DRULPA or cause the partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of units then outstanding, unitholders on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. WES Common Units that are owned by non-citizen assignees will be voted by our general partner on behalf of such non-citizen assignees, and our general partner will distribute the votes on those WES Common Units in the same ratios as the votes of limited partners on other units that are cast.

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units.

Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities” above for additional information. WES Common Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of WES Common Units under the WES Partnership Agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of WES Common Units in accordance with the WES Partnership Agreement, each transferee of WES Common Units shall be admitted as a limited partner with respect to the WES Common Units transferred when such transfer and admission is reflected in our books and records. Except as described under “—Limited Liability” below, the WES Common Units will be fully paid, and unitholders will not be required to make additional contributions.

Capital Contributions

Our unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the DRULPA and that he otherwise acts in conformity with the provisions of the WES Partnership Agreement, his liability under the DRULPA will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his WES Common Units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to the WES Partnership Agreement; or

•	to take other action under the WES Partnership Agreement;

constituted “participation in the control” of our business for the purposes of the DRULPA, then our limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the WES Partnership Agreement nor the DRULPA specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the DRULPA, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the DRULPA provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The DRULPA provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the DRULPA will be liable to the limited partnership for the amount of the distribution for three years. Under the DRULPA, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the WES Partnership Agreement.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If in the future, by our ownership in an operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to the WES Partnership Agreement, or to take other action under the WES Partnership Agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by the limited partner or assignee at their current market price. To avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

Under the WES Partnership Agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•

any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner or any departing general partner or any affiliate of our general partner or any departing general partner;

•

any person who is or was serving at the request of our general partner or any departing general partner or any affiliate of our general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person; or

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner is not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable it to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the WES Partnership Agreement.

Reimbursement of Expenses

The WES Partnership Agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal reporting and tax reporting purposes, our year ends on December 31 each year.

We furnish or make available to record holders of units, within 130 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we also furnish or make available summary financial information within 100 days after the close of each quarter.

We furnish each record holder of a unit with information reasonably required for tax reporting purposes within 100 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders depends on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

The WES Partnership Agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•

information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of the WES Partnership Agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

COMPARISON OF RIGHTS OF ARIS SECURITYHOLDERS AND WES UNITHOLDERS

In the Mergers, shares of Aris Class A Common Stock and Aris OpCo Stapled Units will be converted into the right to receive WES Common Units, cash or a combination of WES Common Units and cash. The rights of Aris stockholders are currently governed by the Aris Charter, Aris Bylaws and the DGCL. The rights of Aris OpCo unitholders are currently governed by the Aris OpCo LLCA and the DLLCA. The rights of holders of WES Common Units will be governed by the WES Partnership Agreement and the DRULPA.

Set forth below is a discussion of the material differences between the rights of Aris securityholders and WES unitholders. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to the DGCL, the DLLCA, the DRULPA and the constituent documents of Aris, Aris OpCo and WES, as applicable. For information on how copies of these documents may be obtained, please see “Where You Can Find More Information.”

Rights of Aris OpCo Unitholders

Each holder of shares of Aris Class B Common Stock holds an equal number of Aris OpCo Units, which are governed by the Aris OpCo LLCA and the DLLCA. In accordance with the terms of the Aris OpCo LLCA, each Aris OpCo unitholder (other than Aris) generally has the right to redeem his, her or its Aris OpCo Units, together with a corresponding number of shares of Aris Class B Common Stock, for, at Aris OpCo’s election (i) shares of Aris Class A Common Stock at an exchange ratio of one share of Aris Class A Common Stock for each Aris OpCo Stapled Unit redeemed (subject to conversion rate adjustments for stock splits, stock dividends and reclassifications) or (ii) an equivalent amount of cash.

Subject to the terms of the Aris OpCo LLCA, Aris OpCo is authorized to issue from time to time such number of Aris OpCo Units and other equity securities as Aris, the sole managing member of Aris OpCo, shall determine. Subject to certain exceptions, if at any time Aris issues Aris Class A Common Stock or any other equity security (other than shares of Aris Class B Common Stock), Aris OpCo is required to issue one Aris OpCo Unit (or such other equity security of Aris OpCo if Aris issues equity securities other than Aris Class A Common Stock) and the net proceeds received by Aris with respect to the corresponding share of Aris Class A Common Stock or other equity security, if any, is concurrently contributed to Aris OpCo. Aris may not redeem, repurchase or otherwise acquire any shares of Aris Class A Common Stock unless substantially simultaneously therewith, Aris OpCo redeems, repurchases or otherwise acquires from Aris an equal number of Aris OpCo Units for the same price per security.

No member of Aris OpCo has any voting right except with respect to matters specifically reserved for a member vote under the DLLCA and matters expressly requiring approval of members pursuant to the Aris OpCo LLCA.

Aris is the sole managing member of Aris OpCo. Except as otherwise required by law, (i) Aris has full and complete charge of all affairs of Aris OpCo, (ii) the management and control of all of Aris OpCo’s business, activities and operations rests exclusively with Aris and (iii) the members of Aris OpCo other than Aris do not participate in the control, management, direction or operation of the activities or affairs of Aris OpCo and have no power to act for or bind Aris OpCo. Under the Aris OpCo LLCA, Aris acknowledges that it owes to the members of Aris OpCo the same fiduciary duties it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such corporation and the members were stockholders of such corporation. Aris takes action through the Aris board, and, as discussed below, the members of the Aris board owe fiduciary duties to Aris stockholders.

Rights of Aris Stockholders

Aris	WES
Authorized Capital Stock / Units

Aris’s authorized shares consist of 600,000,000 shares of Aris Class A Common Stock, 180,000,000 shares of Aris Class B Common Stock and 50,000,000 shares of Aris preferred stock, par value $0.01 per share, all of which is “blank check” preferred stock. As such, the Aris board has the authority, without stockholder approval, to create one or more series of Aris Preferred Stock, to issue shares of Aris Preferred Stock in such series up to the maximum number of shares of the relevant series of Aris Preferred Stock authorized, and to determine the designation, powers, preferences, privileges and rights of each series, and the qualifications, limitations and restrictions of any such series. Such determination may include, without limitation, provisions with respect to voting rights, restrictions on issuance, redemption, dividends, convertibility, distribution and preference on dissolution or otherwise.

As of August 21, 2025, Aris had 32,710,743 shares of Aris Class A Common Stock issued and outstanding, 26,467,109 shares of Aris Class B Common Stock issued and outstanding and no shares of Aris Preferred Stock issued and outstanding.

Under the rules of the NYSE, subject to certain exceptions, Aris stockholders must approve the issuance of Aris Class A Common Stock equal to or in excess of 20% of the voting power outstanding or number of outstanding shares of common stock before the issuance.

The WES Partnership Agreement authorizes WES to issue an unlimited number of additional limited partner interests and other equity securities without the consent of its unitholders. Any issuance of additional WES Common Units or other equity interests would result in a corresponding decrease in the proportionate ownership interest in WES represented by, and could adversely affect the cash distributions to and market price of, the WES Common Units then outstanding.

As of August 21, 2025, WES had 381,330,881 WES Common Units outstanding, of which 215,129,361 were held by the public, 520,058 were held by WES’s officers and directors, and 165,681,462 were held by affiliates of WES GP. The WES Common Units are listed for trading on the NYSE under the symbol “WES.”

As a limited partnership, WES is exempt from the rule of the NYSE that would require equityholder approval for the issuance of equity equal to or in excess of 20% of the voting power outstanding or number of outstanding common equity units of a company. Therefore, approval of the WES unitholders is not required for such issuances under the rules of the NYSE.

Voting Rights
The DGCL provides that each stockholder must be entitled to one vote for each share of capital stock held by such stockholder, unless otherwise provided in a corporation’s certificate of incorporation. Pursuant to the Aris Charter, each holder of Aris Common Stock is entitled to one vote for each share of Aris Common Stock held of record upon all matters which Aris stockholders are entitled to vote. The holders of shares of Aris Common Stock will have the exclusive right to vote for the election of directors and on all other matters upon which the stockholders are entitled to vote, and the holders of Aris Preferred Stock will not be entitled to vote at or receive notice of any meeting of stockholders. Except as required by the Aris Charter or applicable law, each holder of Aris Common Stock	Under the WES Partnership Agreement, each record holder of a WES Common Unit has a vote according to such holder’s percentage interest in WES. The holders of a majority of the outstanding units, represented in person or by proxy, will constitute a quorum unless (i) any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage, or (ii) relates to the removal of the general partner or the election of a successor general partner, in which case the holders of a majority of the outstanding WES Common Units (excluding any outstanding WES Common Units held by the general partner and its affiliates) shall constitute a quorum. WES Common Units that are owned by non-citizen

Aris	WES

Voting Rights

(including Aris Class A Common Stock and Aris Class B Common Stock) will vote together as a single class on all matters. If any holders of Aris Preferred Stock are entitled to vote together with the holders of Aris Common Stock, the holders of Aris Common Stock and Aris Preferred Stock will vote together as a single class.

Except as otherwise required by applicable law, holders of Aris Common Stock will not be entitled to vote on any amendment to the Aris Charter that relates solely to the terms of one or more outstanding series of Aris Preferred Stock if the holders of such affected series are entitled, either separately or together as a single class with the holders of one or more other such series, to vote thereon pursuant to Aris Charter (including any Aris Preferred Stock designation) or pursuant to the DGCL.

assignees will be voted by the general partner on behalf of such non-citizen assignees, and the general partner will distribute the votes on those WES Common Units in the same ratios as the votes of partners on other units that are cast.

The approval of a majority of the outstanding WES Common Units is required to approve certain actions, including the approval of (i) certain amendments to the WES Partnership Agreement, (ii) in certain circumstances, the merger of WES or the sale of all or substantially all of its assets, (iii) the dissolution of the partnership and (iv) the reconstitution of the partnership upon dissolution.

In voting their WES Common Units, affiliates of the general partner will have no fiduciary duty or obligation whatsoever to WES or the limited partners, including any duty to act in good faith or in the best interests of WES or the limited partners.

Number of Directors; Classification

The Aris Charter and Aris Bylaws provide that the number of directors on the Aris board will be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized whether or not there exist any vacancies in previously authorized directorships. The Aris board currently consists of nine directors.

Aris entered into a director nomination agreement with affiliates of ConocoPhillips and Yorktown in connection with the closing of its initial public offering. The Aris Director Nomination Agreement provides such holders with the right, but not the obligation, to nominate directors for election to the Aris board as follows: (i) ConocoPhillips has the right to nominate one nominee for election to the Aris board for so long as ConocoPhillips and its affiliates beneficially own at least 12.5% of the voting power of the Aris Common Stock and such nominee will be a Class III director and (ii) Yorktown has the right to nominate one nominee for election to the Aris board for so long as Yorktown and its affiliates beneficially own at least 12.5% of the voting power of the Aris Common Stock and such nominee will be a Class I director. The rights of each of ConocoPhillips and Yorktown will terminate on the date when such holder ceases to beneficially own at least 12.5% of the voting power of the Aris Common Stock (or earlier upon written notice by such holder agreeing to terminate its rights under the Aris Director Nomination Agreement).

WES does not have a board of directors. Western Midstream Holdings, LLC is the general partner of WES and manages its operations and activities. Western Midstream Holdings, LLC has a board of directors consisting of eight directors.

Aris	WES

Number of Directors; Classification
The Aris Charter specifies that the Aris board consists of three classes of directors, as nearly equal in number as is reasonably possible, designated Class I, Class II and Class III. The current Class I, Class II and Class III directors were elected to serve through Aris’s annual meeting of stockholders in 2028, 2026 and 2027, respectively. Directors of each class are elected to hold office for a three-year term and until the election and qualification of their respective successors in office or until any such director’s earlier death, resignation, removal, retirement or disqualification.

Election and Appointment of Directors / General Partner
The Aris Bylaws provide that in all elections, directors will be elected by a plurality of the votes cast.	WES unitholders are not entitled to elect the directors of Western Midstream Holdings, LLC, or directly or indirectly participate in the management or operation of WES.

Removal of Directors / General Partner
The Aris Charter and Aris Bylaws provide that any Aris director or the entire Aris board may be removed only for cause and by the affirmative vote of at least 66 2/3% of the voting power of the Aris capital stock outstanding and entitled to vote on the removal.	WES GP may not be removed as the general partner of WES unless (i) that removal is approved by holders of at least a majority of the outstanding WES Common Units (excluding WES Common Units held by WES GP and its affiliates), (ii) WES receives an opinion of counsel regarding limited liability and tax matters, and (iii) in certain circumstances, a successor general partner is approved by a majority of outstanding WES Common Units (excluding WES Common Units held by WES GP and its affiliates).

Filling Vacancies on the Board of Directors

Pursuant to the Aris Charter and the Aris Bylaws, vacancies in the Aris board will be filled solely by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by the sole remaining director (and not by the stockholders). Any director so chosen will hold office until the next election of the class for which such director was chosen or until his or her successor has been duly elected and qualified.

Pursuant to the Aris Director Nomination Agreement, each of ConocoPhillips and Yorktown are entitled to designate the successor for its respective Aris board designee whose service terminates prior to the end of the director’s term.

Not applicable.

Aris	WES

Amendments to the Certificate of Incorporation and Bylaws / Partnership Agreement

Under the DGCL, an amendment to the Aris Charter can be proposed by adoption of a resolution setting forth the proposed amendment by the Aris board. The affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of Aris capital stock entitled to vote thereon, voting together as a single class, is required to amend, alter or repeal any provision of the Aris Charter. Notwithstanding the foregoing, the amendment, alteration or repeal of the section of the Aris Charter regarding Aris’s authorized shares will only require the affirmative vote of the holders of a majority in voting power of the outstanding shares of Aris capital stock entitled to vote thereon, voting together as a single class.

The Aris board is expressly authorized to adopt, amend or repeal the Aris Bylaws. Any adoption, amendment or repeal of the Aris Bylaws by the Aris board will require the approval of the majority of the total number of authorized directors of the Aris board. In addition to any vote of the holders of any class or series of Aris capital stock required by law or by the Aris Charter, the Aris Bylaws may be adopted, altered, amended or repealed by the affirmative vote of the holders of at least 66 2/3% of the voting power of Aris capital stock entitled to vote thereon, voting together as a single class.

The general partner, without the approval of any partner, may amend any provision of the WES Partnership Agreement to reflect:

•  a change in the name of the partnership, the location of the principal place of business of the partnership, the registered agent of the partnership or the registered office of the partnership;

•  the admission, substitution, withdrawal or removal of partners in accordance with the WES Partnership Agreement;

•  a change that the general partner determines to be necessary or appropriate to qualify or continue the qualification of the partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•  a change that the general partner determines (i) does not adversely affect the limited partners in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the DRULPA) or (B) facilitate the trading of partnership units (including the division of any class or classes of outstanding units into different classes to facilitate uniformity of tax consequences within such classes of units) or comply with any rule, regulation, guideline or requirement of any national securities exchange on which the units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with an action taken by the general partner pursuant to the terms of the WES Partnership Agreement or (iv) is required to effect the intent expressed in the registration statement or the intent of the provisions of the WES Partnership Agreement or is otherwise contemplated by the WES Partnership Agreement;

•  a change in the partnership’s fiscal year or taxable period and related changes;

Aris	WES

Amendments to the Certificate of Incorporation and Bylaws / Partnership Agreement

•  an amendment that is necessary, in the opinion of WES’s counsel, to prevent the partnership or general partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

•  an amendment that, in the discretion of the general partner, is necessary or appropriate in connection with the creation, authorization or issuance of any class or series of partnership interests and derivative instruments;

•  any amendment expressly permitted in the WES Partnership Agreement to be made by the general partner acting alone;

•  an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with the terms of the WES Partnership Agreement;

•  an amendment that the general partner determines to be necessary or appropriate to reflect and account for the formation by the partnership of, or investment by the partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the partnership of activities permitted by the terms of the WES Partnership Agreement;

•  a merger, conveyance or conversion pursuant to the terms of the WES Partnership Agreement; or

•  any other amendments substantially similar to the foregoing.

No amendment may be made to the WES Partnership Agreement that would:

•  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

Aris	WES

Amendments to the Certificate of Incorporation and Bylaws / Partnership Agreement

•  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the general partner or any of its affiliates without its consent, which may be given or withheld at its option.

The provision of the WES Partnership Agreement preventing the amendments having the effects described in the immediately preceding sentence can be amended upon the approval of the holders of at least 90% of the outstanding units.

Proposed amendments to the WES Partnership Agreement (other than those described above) must be approved by holders of a majority of WES’s outstanding units.

Any amendment to the WES Partnership Agreement that reduces or increases the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced or increased, as applicable, or the affirmative vote of partners whose aggregate percentage interests constitute not less than the voting requirement sought to be reduced or increased, as applicable. Further, any amendment to the WES Partnership Agreement that requires the approval of holders of at least 90% of the outstanding units will not become effective unless WES first obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of the limited partners.

Right to Call a Special Meeting of Stockholders / Unitholders
Under the Aris Charter and Aris Bylaws, special meetings of the stockholders may be called at any time only by (a) the Aris board pursuant to a resolution adopted by the affirmative vote of a majority of the total number of authorized directors of the Aris board or (b) the chairman of the Aris board. Subject to the rights of holders of any series of Aris Preferred Stock, the stockholders of Aris will not have the power to call or request a special meeting of the stockholders of Aris. The Aris board will fix the date, time and place, if any, of such special meeting. The Aris board may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Aris board.	Under the WES Partnership Agreement, meetings of the unitholders may be called by (i) the general partner, (ii) limited partners owning at least 20% of the outstanding units of the class or classes for which a meeting is proposed, or (iii) limited partners owning 20% or more of the outstanding WES Common Units (excluding any WES Common Units held by the general partner or its affiliates).

Aris	WES

Advance Notice Requirements for Stockholder / Unitholder Nominations and Other Proposals
The Aris Bylaws allow stockholders to propose business to be brought before an annual meeting by giving timely notice in writing to the secretary of Aris at the principal executive offices of Aris. A nomination proposed to be at an annual meeting shall be timely submitted, which generally means being submitted in writing to the secretary of Aris at the principal executive offices of Aris and received not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the prior year’s annual meeting of stockholders. However, if the date of the annual meeting is changed by more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, such written notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by Aris.

WES’s unitholders may not nominate directors for election to the Western Midstream Holdings, LLC’s board of directors.

Under the WES Partnership Agreement, special meetings may be called by (i) the general partner, (ii) limited partners owning at least 20% of the outstanding units of the class or classes for which a meeting is proposed, or (iii) limited partners owning 20% or more of the outstanding WES Common Units (excluding any WES Common Units held by the general partner or its affiliates). If called by the limited partners, such limited partners must deliver to the general partner one or more requests in writing stating that the signing limited partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of the request from limited partners or within such greater time as may be reasonably necessary for WES to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the general partner must send a notice of the meeting to the limited partners either directly or indirectly through the transfer agent. The meeting will be held at a time and place determined by the general partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited partners shall not vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the partnership so as to jeopardize the limited partners’ limited liability.

Conflicts of Interest of Directors or the General Partner

Under Delaware law, a director’s fiduciary duties require the director to avoid conflicts of interest. Under the DGCL, a transaction in which a director is interested will not be void or voidable due to the conflict or solely because the interested director participates in the board meeting or the vote authorizing the transaction if:

(i) the material facts as to the relationship or interest and as to the act or transaction, including any involvement in the initiation, negotiation, or approval of the act or transaction, are disclosed or are known to all members of the board of directors and the board in good faith and without gross negligence authorizes the act or transaction

The WES Partnership Agreement generally provides that transactions in which the general partner or any of its affiliates have a potential conflict of interest, are permitted and deemed approved by all of WES’s partners and do not constitute a breach of the WES Partnership Agreement or any related agreement or of any duty stated or implied at law or equity, so long as such transaction (i) is approved by a majority of the members of a special committee of the board of directors of the general partner, (ii) is approved by the vote of a majority of the WES Common Units (excluding WES Common Units owned by the general partner and its affiliates), (iii) is on terms no less favorable to WES than those generally being provided to or available from unrelated third parties,

Aris	WES

Conflicts of Interest of Directors or the General Partner

by the affirmative votes of a majority of the disinterested directors then serving on the board even though the disinterested directors are less than a quorum; provided that if a majority of the directors are not disinterested directors with respect to the act or transaction, such act or transaction will be approved (or recommended for approval) by a committee of the board of directors that consists of two or more directors, each of whom the board of directors has determined to be a disinterested director with respect to the act or transaction;

(ii)  the act or transaction is approved or ratified by an informed, uncoerced, affirmative vote of a majority of the votes cast by the disinterested stockholders; or

(iii)  the act or transaction is fair as to the corporation and the corporation’s stockholders.

or (iv) is fair to WES, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to WES).

Fiduciary Duties of Directors or the General Partner

Under Delaware law, a company’s directors are charged with fiduciary duties of care and loyalty. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the corporation and its stockholders.

A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of, among other matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

The WES Partnership Agreement contains provisions that waive or consent to conduct by the general partner and its affiliates and which reduce the obligations to which the general partner would otherwise be held by state-law fiduciary duty standards. Below are the material restrictions contained in the WES Partnership Agreement on the fiduciary duties owed by the general partner to the limited partners. The WES Partnership Agreement:

•  generally provides that affiliated transactions and resolutions of conflicts of interest not involving a required vote of unitholders must be “fair and reasonable” to WES and that, in determining whether a transaction or resolution is “fair and reasonable,” the general partner may consider the interests of all parties involved, including its own. Unless the general partner has acted in bad faith, the action taken by the general partner shall not constitute a breach of its fiduciary duty; and

•  provides that the general partner and its officers and directors will not be liable for monetary damages to WES, its limited partners or assignees for any acts or omissions if the general partner and those other persons acted in good faith.

Aris	WES

Merger, Sale or Other Disposition of Asset

In general, Section 203 of the DGCL, an anti-takeover provision, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an interested stockholder, or person or group owning 15% or more of the corporation’s voting stock, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in the manner prescribed by the DGCL.

The Aris Charter provides that Aris will not be subject to Section 203. However, the Aris Charter contains provisions that have generally the same effect as Section 203, except that Yorktown Energy Partners XI, L.P. and COG Operating LLC, and their respective successors and affiliates, as well as certain of their direct and indirect transferees, will not be deemed to be “interested stockholders,” regardless of the percentage of Aris voting stock owned by them, and accordingly will not be subject to such restrictions. The existence of this provision in the Aris Charter has an anti-takeover effect with respect to transactions not approved in advance by the Aris board, including discouraging attempts that might result in a premium over the market price for the shares of Aris Common Stock held by stockholders.

The WES Partnership Agreement generally prohibits our general partner, without the prior approval of a majority of our outstanding units, from causing WES to, among other things, sell, exchange or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on WES’s behalf the sale, exchange or other disposition of all or substantially all of the assets of WES Operating and its subsidiaries.

A merger, consolidation or conversion of WES requires the prior consent of the general partner. In addition, the WES Partnership Agreement provides that, to the maximum extent permitted by law, the general partner will have no duty or obligation to consent to any merger, consolidation or conversion of WES and may decline to do so free of any fiduciary duty or obligation whatsoever to WES, or any of its unitholders. Further, in declining to consent to a merger, consolidation or conversion, WES’s general partner will not be required to act in good faith or pursuant to any other standard imposed by the WES Partnership Agreement, any other agreement, under the DRULPA or any other law, rule or regulation or at equity.

If conditions specified in the WES Partnership Agreement are satisfied, the general partner may merge WES or any of its subsidiaries into, or convey some or all of its assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in WES’s legal form into another limited liability entity.

Preemptive Rights
Under the Aris Charter, no stockholder, by reason of the holding of shares of any class or series of capital stock of Aris, has any preemptive or preferential right to acquire or subscribe for any shares or securities of any class or series, which may at any time be issued, sold or offered for sale by Aris, unless specifically provided for in an Aris Preferred Stock designation.	WES’s limited partners do not have preemptive rights.

Redemption of Common Stock / Units
In accordance with the terms of the Aris Charter, shares of Aris Class B Common Stock (together with a corresponding number of Aris OpCo Units) are redeemable for shares of Aris Class A Common Stock on the terms and subject to the conditions set forth in	If WES is or becomes subject to federal, state or local laws or regulations that the general partner determines would create a substantial risk of cancellation or forfeiture of any property that WES has an interest in because of the nationality, citizenship or other related

Aris	WES

Redemption of Common Stock / Units
the Aris OpCo LLCA. Aris will at all times reserve and keep available out of its authorized but unissued shares of Aris Class A Common Stock, solely for the purpose of issuance upon redemption of the outstanding shares of Aris Class B Common Stock (together with a corresponding number of Aris OpCo Units) for Aris Class A Common Stock pursuant to the Aris OpCo LLCA, such number of shares of Aris Class A Common Stock that will be issuable upon any such redemption pursuant to the Aris OpCo LLCA; provided that nothing contained in the Aris Charter will be construed to preclude Aris from satisfying its obligations in respect of any such redemption of shares of Aris Class B Common Stock pursuant to the Aris OpCo LLCA by delivering to the holder of such shares of Aris Class B Common Stock upon such redemption, cash in lieu of shares of Aris Class A Common Stock in the amount permitted by and provided in the Aris OpCo LLCA or shares of Aris Class A Common Stock which are held in the treasury of Aris. All shares of Aris Class A Common Stock that will be issued upon any such redemption will, upon issuance in accordance with the Aris OpCo LLCA, be validly issued, fully paid and non-assessable.

status of a limited partner, WES may redeem the units held by the limited partner at their current market price.

If at any time the general partner and its affiliates hold more than 95% of the total limited partner interests of any class then outstanding, the general partner has the right to acquire all, but not less than all, of such limited partner interests of such class then outstanding held by unaffiliated persons as of a record date to be selected by the general partner.

Dividend Policy / Cash Distributions

Delaware law provides that the directors of every corporation, subject to any restrictions contained in the such corporation’s certificate of incorporation, may declare and pay dividends upon the shares of the corporation’s capital stock either: (1) out of such corporation’s surplus or (2) in the case there is not a surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Under the Aris Charter, subject to the prior rights and preferences, if any, applicable to shares of Aris Preferred Stock or any series thereof, the holders of shares of Aris Class A Common Stock are entitled to receive ratably in proportion to the number of shares of Aris Class A Common Stock held by them such dividends and distributions (payable in cash, stock or property), if, when and as may be declared thereon by the Aris board at any time and from time to time out of any funds of Aris legally available therefor. Dividends and other distributions will generally not be declared or paid on the Aris Class B Common Stock, subject to certain exceptions specified in the Aris Charter.

The WES Partnership Agreement requires that WES distribute, within 55 days after the end of each quarter, all of its available cash to its partners as of the applicable record date.

Available cash is defined in the WES Partnership Agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter, less the amount of cash reserves determined by the general partner to:

•  provide for the proper conduct of the business of the partnership subsequent to such quarter;

•  comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any member of the WES Partnership Agreement is a party or by which it is bound or its assets are subject;

•  permit Western Midstream Operating GP, LLC to make capital contributions to WES Operating to maintain its then current general partner interest in WES Operating upon the issuance of additional partnership interests by WES Operating; and

•  provide funds for distributions to unitholders and the general partner in respect of any one or more of the next four quarters.

Aris	WES

Action by Written Consent

The DGCL provides that, unless otherwise provided in a corporation’s certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of issued and outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Under the Aris Charter and Aris Bylaws, subject to the right of holders of any series of Aris Preferred Stock with respect to such series of Aris Preferred Stock, any action required or permitted to be taken by the stockholders of Aris must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

Under the WES Partnership Agreement, if authorized by the general partner, any action that may be taken at a meeting of the limited partners may be taken by written consent setting forth the action so taken and signed by the limited partners owning not less than the minimum percentage of the outstanding units (including units deemed owned by the general partner) that would be necessary to authorize or take such action at a meeting at which all the limited partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any national securities exchange on which the units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such national securities exchange shall govern).

Appraisal and Dissenters’ Rights

Under the DGCL, stockholders who dissent from a merger or consolidation of the corporation have the right to demand and receive payment of the fair value of their stock in cash as appraised by the Delaware Court of Chancery. The DGCL provides that appraisal rights are not available to any class of stock listed on a national securities exchange or held of record by over 2,000 stockholders, unless, in either case, such stockholders are required in the merger to accept in exchange for their shares anything other than (1) shares of the surviving corporation, (2) shares of stock of another corporation which is listed on a national securities exchange or held of record by over 2,000 stockholders, (3) cash in lieu of fractional shares of such corporations or (4) any combination of the above.

Neither the Aris Charter nor the Aris Bylaws address appraisal rights. For a discussion on appraisal rights or dissenters’ rights available (if any) to Aris stockholders with respect to the Mergers, please see “The Merger Agreement Proposal—Appraisal Rights.”

None.

Taxation of Entity
Aris is treated as a corporation for U.S. federal income tax purposes and, therefore, is subject to U.S. federal income taxes on its taxable income.	WES is treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level U.S. federal income taxes. However, taxable income derived by subsidiaries of WES that are treated as domestic corporations for U.S. federal income tax purposes generally will be subject to U.S. federal income tax on their taxable income.

Aris	WES

Taxation of Stockholders / Unitholders
Cash distributions to Aris stockholders are taxable to the stockholder to the extent distributed out of Aris’s current and accumulated “earnings and profits” (as determined under U.S. federal income tax principles). Cash distributions in excess of Aris’s current and accumulated earnings and profits are treated as a non-taxable return of capital, which reduce a stockholder’s adjusted tax basis in his Aris shares, and to the extent the cash distribution exceeds his adjusted tax basis, as gain from the sale or exchange of such shares.	Each WES unitholder will take into account its respective share of WES’s items of income, gain, loss and deduction in computing its U.S. federal income tax liability as if the unitholder had earned such income directly, even if WES make no cash distributions to such unitholder. Consequently, WES may allocate income to a WES unitholder even if that unitholder has not received a cash distribution. Distributions WES makes to its unitholders will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed exceeds the unitholder’s adjusted tax basis in its WES Common Units.

LEGAL MATTERS

The validity of the WES Common Units to be issued in connection with the Mergers and being offered by this document will be passed upon by Vinson & Elkins L.L.P., Houston, Texas. Certain U.S. federal income tax consequences relating to the Mergers will be passed upon for WES by Vinson & Elkins L.L.P., Houston, Texas, and for Aris by Gibson, Dunn & Crutcher LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Western Midstream Partners, LP as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024 have been incorporated by reference in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Aris Water Solutions, Inc. as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024 incorporated by reference in this proxy statement/prospectus and in the registration statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to Aris stockholders residing at the same address, unless stockholders have notified Aris whose shares they hold of their desire to receive multiple copies of this proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

Two or more stockholders sharing an address can request delivery of a single copy of Aris’s annual disclosure documents and this proxy statement/prospectus if they are receiving multiple copies by contacting Aris at its offices by calling (832) 304-7003 or by sending a written request to 9651 Katy Freeway, Suite 400, Houston, Texas 77024, Attention: Legal Department. In the same way, two or more shareholders sharing an address and receiving only a single copy of Aris’s annual disclosure documents and this proxy statement/prospectus can request to each receive a separate copy of the disclosure documents. If you hold your shares in street name, please contact your bank, broker or other record holder to request information concerning householding.

ARIS STOCKHOLDER PROPOSALS

If the Merger Agreement is not adopted by the requisite vote of the Aris stockholders or if the Mergers are not completed for any reason, Aris intends to hold an annual meeting of its stockholders in 2026.

For any proposal to be considered for inclusion in Aris’s proxy statement and form of proxy for submission to the stockholders at Aris’s 2026 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by Aris at its offices at 9651 Katy Freeway, Suite 400, Houston, Texas 77024 no later than December 10, 2025.

Director Nominations and Other Proposals

In addition, the Aris Bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting (but not for inclusion in the proxy statement). Notice of a nomination or proposal must be delivered to 9651 Katy Freeway, Suite 400, Houston, Texas 77024, Attention: Legal Department, no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day prior to, the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of Aris’s annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made by us. Accordingly, for Aris’s 2026 annual meeting of stockholders, notice of a nomination or proposal must be delivered to Aris no later than February 20, 2026, and no earlier than January 21, 2026. Nominations and proposals also must satisfy other requirements set forth in the Aris Bylaws. In addition, to comply with the universal proxy rules, if a stockholder intends to solicit proxies in support of nominees submitted under the advance notice provisions of the Aris Bylaws, then the stockholder must provide proper written notice that sets forth all information required under Rule 14a-19 of the Exchange Act no later than the close of business on March 22, 2026 (or, if Aris’s annual meeting of stockholders is called for a date that is more than 30 days before or more than 60 days after the anniversary of the prior year’s annual meeting, then notice must be provided by the later of 60 days prior to Aris’s annual meeting of stockholders or the 10th day following the date on which announcement of such annual meeting of stockholders was first made). The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under the Aris Bylaws as described above.

Proposals that do not comply with these notice provisions and with the other requirements set forth in the Aris Bylaws will not be considered at Aris’s 2026 annual meeting of stockholders. Therefore, Aris recommends that any stockholder desiring to make a nomination or submit a proposal for consideration at Aris’s 2026 annual meeting of stockholders obtain a copy of the Aris Bylaws, which may be obtained without charge from the secretary of Aris upon written request addressed to the secretary at Aris’s principal executive offices.

WHERE YOU CAN FIND MORE INFORMATION

WES has filed with the SEC a registration statement under the Securities Act of which this document forms a part, which registers the WES Common Units to be issued to Aris stockholders in connection with the Mergers. The registration statement, including the attached exhibits and schedules, contains additional relevant information about WES and the WES Common Units. The rules and regulations of the SEC allow WES and Aris to omit certain information that is included in the registration statement from this document.

WES and Aris file annual, quarterly and current reports and other information with the SEC. The SEC maintains an internet website that contains reports, proxy statements and other information about issuers, like WES and Aris, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by WES with the SEC are also available at WES’s website at www.westernmidstream.com. The reports and other information filed by Aris with the SEC are also available at Aris’s website at www.ariswater.com. The web addresses of the SEC, WES and Aris have been included as inactive textual references only. Except as specifically incorporated by reference into this document, information on those websites is not part of this document.

This document incorporates by reference the documents listed below that WES and Aris previously filed with the SEC. They contain important information about the companies, their respective financial condition and other matters. To the extent that any information contained in any Current Report on Form 8-K incorporated by referenced into this document (or any exhibit thereto) was furnished under Item 2.02 or 7.01 of Form 8-K, rather than filed, with the SEC, such information or exhibit is specifically not incorporated by reference into this document.

WES SEC Filings (File No. 001-35753)	Period or File Date
Annual Report on Form 10-K	Year Ended December 31, 2024

Quarterly Reports on Form 10-Q	Quarters Ended March 31, 2025, June 30, 2025

Current Reports on Form 8-K	Filed on February 18, 2025, April 9, 2025, August 6, 2025

Registration Statement on Form 8-A and amendments thereto	Filed on December 5, 2012

Aris SEC Filings (File No. 001-40955)	Period or File Date
Annual Report on Form 10-K (the “Aris Form 10-K”) Definitive Proxy Statement on Schedule 14A (to the extent incorporated into the Aris Form 10-K by reference)	Year Ended December 31, 2024 Filed on April 9, 2025

Quarterly Reports on Form 10-Q	Quarters Ended March 31, 2025, June 30, 2025

Current Reports on Form 8-K	Filed on March 11, 2025, March 12, 2025, March 25, 2025, May 28, 2025, July 31, 2025, August 6, 2025, August 7, 2025

WES and Aris also incorporate by reference additional documents that either company files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of the initial registration statement (of which this document forms a part) and prior to the effectiveness of the registration statement, as well as between the date of this document and the date on which the special meeting of Aris stockholders is held. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

WES has supplied all information contained or incorporated by reference into this document relating to WES, and Aris has supplied all information relating to Aris. WES and Aris have both contributed to the information related to the Mergers contained in this proxy statement/prospectus.

Documents incorporated by reference are available from WES and Aris without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Western Midstream Partners, LP 9950 Woodloch Forest Drive, Suite 2800 The Woodlands, Texas 77380 Attn: Western Midstream Investor Relations Telephone: (346) 786-5000	Aris Water Solutions, Inc. 9651 Katy Freeway, Suite 400 Houston, Texas 77024 Attn: Legal Department Telephone: (832) 304-7003

Aris stockholders requesting documents should do so by     , 2025, to receive them before the special meeting (which is five business days prior to the special meeting) and by five business days prior to the election deadline to receive them before the election deadline. You will not be charged for any of these documents that you request. If you request any document incorporated by reference into this document from WES, WES will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

Neither WES nor Aris has authorized anyone to give any information or make any representation about the Mergers or the respective companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated by reference into this document. Therefore, if anyone does give you information of that kind, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

WESTERN MIDSTREAM PARTNERS, LP,

ARRAKIS OPCO MERGER SUB LLC,

ARRAKIS HOLDINGS INC.,

ARRAKIS UNIT MERGER SUB LLC,

ARRAKIS CASH MERGER SUB LLC,

ARIS WATER SOLUTIONS, INC.,

and

ARIS WATER HOLDINGS, LLC

Dated as of August 6, 2025

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 6, 2025, is by and among Western Midstream Partners, LP, a Delaware limited partnership (“Parent”), Arrakis OpCo Merger Sub LLC, a Delaware limited liability company and direct subsidiary of Parent (“OpCo Merger Sub”), Arrakis Holdings Inc., a Delaware corporation and direct subsidiary of Parent (“Arrakis Holdings”), Arrakis Unit Merger Sub LLC, a Delaware limited liability company and direct subsidiary of Parent (“Unit Merger Sub”), Arrakis Cash Merger Sub LLC, a Delaware limited liability company and direct subsidiary of Arrakis Holdings (“Cash Merger Sub” and together with Parent, OpCo Merger Sub, Arrakis Holdings and Unit Merger Sub, the “Parent Parties”), Aris Water Solutions, Inc., a Delaware corporation (the “Company”), and Aris Water Holdings, LLC, a Delaware limited liability company (“Company OpCo” and, together with the Company, the “Company Parties”). Each of the Parent Parties and the Company Parties are referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, (a) OpCo Merger Sub shall merge with and into Company OpCo (the “OpCo Merger”), with Company OpCo surviving the OpCo Merger, pursuant to and in accordance with the provisions of the Delaware Limited Liability Company Act, as may be amended from time to time (the “DLLCA”), (b) concurrently with the OpCo Merger, Cash Merger Sub shall merge with and into the Company (the “Cash Merger” and, together with the OpCo Merger, the “Initial Mergers”), with the Company surviving the Cash Merger, pursuant to and in accordance with the provisions of the General Corporation Law of the State of Delaware, as may be amended from time to time (the “DGCL”) and the DLLCA, and (c) immediately following the Cash Merger, Unit Merger Sub shall merge with and into the Company (the “Unit Merger” and collectively with the Initial Mergers, the “Mergers”), with the Company surviving the Unit Merger, pursuant to and in accordance with the provisions of the DGCL and DLLCA;

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that it is in the best interests of the Company and its stockholders for the Company to enter into this Agreement, (b) approved and declared advisable this Agreement, the execution, delivery and performance hereof and the consummation of the transactions contemplated hereby, including the Mergers, (c) resolved, subject to Section 5.4, to recommend adoption of this Agreement by its stockholders, and (d) directed that this Agreement be submitted to a vote of its stockholders entitled to vote thereon;

WHEREAS, the Company, in its capacity as Managing Member (as defined in the Fourth Amended and Restated Limited Liability Company Agreement of Company OpCo (the “Company OpCo LLC Agreement”)) of Company OpCo and the holder of a majority of the outstanding Company OpCo Units of Company OpCo, has (i) determined that the OpCo Merger is fair to, and in the best interests of, Company OpCo, (ii) approved and declared advisable this Agreement and the OpCo Merger and any other transactions contemplated hereby, and (iii) approved the execution and delivery of this Agreement, the performance by Company OpCo of its covenants and other obligations contained herein and the consummation of the OpCo Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein;

WHEREAS, the Board of Directors of Western Midstream Holdings, LLC, a Delaware limited liability company and the general partner of Parent (“Parent GP”), has (a) determined that it is in the best interests of Parent and the unitholders of Parent, and declared it advisable, for Parent to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers and the Unit Issuance (as defined herein);

WHEREAS, (i) Parent, as the sole member of each of OpCo Merger Sub and Unit Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (ii) Arrakis Holdings, as the sole member of Cash Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers;

WHEREAS, the board of directors of Arrakis Holdings has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers;

WHEREAS, Parent, as the sole stockholder of Arrakis Holdings, has approved and adopted this Agreement and the consummation of the transactions contemplated hereby, including the Mergers;

WHEREAS, simultaneously with, and as a condition to, the execution of this Agreement, the Company, Parent and the Majority TRA Holders (as defined in the Tax Receivable Agreement, dated as of October 26, 2021 (the “Tax Receivable Agreement”)) are entering into the Tax Receivable Agreement Amendment, dated as of the date hereof (the “TRA Amendment”), which provides for the termination of the Tax Receivable Agreement on the terms and subject to the conditions set forth therein;

WHEREAS, simultaneously with, and as a condition to, the execution of this Agreement, certain stockholders of the Company and unitholders of Company OpCo are executing a support agreement with Parent and the Company, dated as of the date hereof (the “Support Agreements”), pursuant to which, among other things, such stockholders have agreed to vote the shares of Company Common Stock of which they are the record or beneficial owner in favor of the adoption and approval of this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Initial Mergers be treated as resulting in (A) a tax-deferred contribution of Company OpCo Stapled Units to Parent in exchange for Common Units pursuant to Section 721(a) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent that holders receive Common Units, and (B) if holders of Company OpCo Stapled Units receive cash in exchange for their Company OpCo Stapled Units, in part, as a “disguised sale” under Section 707 of the Code to the extent of such cash (the “Initial Mergers Intended Tax Treatment”), (ii) the Cash Merger be treated as resulting in a taxable sale of Company Class A Common Stock by the holders of Company Class A Common Stock (the “Cash Merger Intended Tax Treatment”), and (iii) the Unit Merger be treated as resulting in a tax-deferred contribution of Company Class A Common Stock to Parent in exchange for Common Units pursuant to Section 721(a) of the Code (the “Unit Merger Intended Tax Treatment” and together with the Initial Mergers Intended Tax Treatment and the Cash Merger Intended Tax Treatment, the “Intended Tax Treatment”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I.

THE MERGERS

Section 1.1 The Mergers and Parent Loan. (a) Immediately prior to the Closing, Parent will make a loan (the “Parent Loan”) to Arrakis Holdings, in an amount equal to the amount of cash sufficient to effect the delivery of the Company Merger Consideration to the holders of Company Class A Common Stock (other than Cancelled Shares, Subsidiary Shares and any Dissenting Shares) plus amounts necessary, as agreed by Parent and Arrakis Holdings, to pay certain transaction expenses and certain other applicable fees and expenses.

(b) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA, at the OpCo Merger Effective Time, OpCo Merger Sub shall be merged with and into Company OpCo. Following the OpCo Merger, the separate existence of OpCo Merger Sub shall cease, and Company OpCo shall continue as the surviving limited liability company (the “OpCo Surviving Company”), a direct, partially-owned Subsidiary of the Company and a direct, partially-owned Subsidiary of Parent (and, following the Unit Merger Effective Time, (i) a direct, partially-owned Subsidiary of the Surviving Corporation and a direct, partially-owned Subsidiary of Parent and (ii) an indirect wholly owned Subsidiary of Parent). Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the applicable Parties shall file a certificate of merger (the “OpCo Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DLLCA in connection with effecting the OpCo Merger. The OpCo Merger shall become effective at such time on the Closing Date as the Parties shall agree in writing and shall specify in the OpCo Certificate of Merger (the time the OpCo Merger becomes effective being the “OpCo Merger Effective Time”).

(c) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, at the Cash Merger Effective Time, concurrently with the OpCo Merger, Cash Merger Sub shall be merged with and into the Company. Following the Cash Merger, the separate existence of Cash Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”). Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date (and in any event substantially concurrently with the filing of the OpCo Certificate of Merger with the Delaware Secretary of State), the applicable Parties shall file a certificate of merger (the “Cash Certificate of Merger”) with the Delaware Secretary of State, executed in accordance with the relevant provisions of the DGCL and the DLLCA in connection with effecting the Cash Merger. The Cash Merger shall become effective simultaneously with the OpCo Merger Effective Time, which the Parties shall specify in the Cash Certificate of Merger (the time the Cash Merger becomes effective being the “Cash Merger Effective Time” or the “Effective Time”).

(d) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, at the Unit Merger Effective Time, immediately following the Cash Merger, Unit Merger Sub shall be merged with and into the Surviving Corporation. Following the Unit Merger, the separate existence of Unit Merger Sub shall cease, and the Surviving Corporation shall continue as the surviving corporation of the Unit Merger and an indirect wholly owned Subsidiary of Parent. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date (and in any event substantially concurrently with the filing of the Cash Certificate of Merger with the Delaware Secretary of State), the applicable Parties shall file a certificate of merger (the “Unit Certificate of Merger”) with the Delaware Secretary of State, executed in accordance with the relevant provisions of the DGCL and the DLLCA in connection with effecting the Unit Merger. The Unit Merger shall become effective one minute after the Cash Merger Effective Time as the Parties shall specify in the Unit Certificate of Merger (the time the Unit Merger becomes effective being the “Unit Merger Effective Time”).

Section 1.2 Closing. The closing of the Mergers (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 845 Texas Avenue, Suite 4700, Houston, Texas at 9:00 a.m., local time, on the third business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.” The Parties may complete the Closing on the Closing Date by electronic transfer of documents and signature pages to avoid the necessity of a physical Closing. None of the transactions described in Section 1.1 above shall be completed unless all of them are completed substantially concurrently in accordance with the terms of this Agreement.

Section 1.3 Effects of the Mergers. The effects of the Mergers shall be as provided in this Agreement and in the applicable provisions of the DLLCA and DGCL, as applicable. Without limiting the generality of the foregoing, and subject thereto, (a) at the OpCo Merger Effective Time, all the property, rights, privileges, powers and franchises of each of Company OpCo and OpCo Merger Sub shall vest in the OpCo Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Company OpCo and OpCo Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the OpCo Surviving Company, (b) at the Cash Merger Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Cash Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Cash Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and (c) at the Unit Merger Effective Time, all the property, rights, privileges, powers and franchises of each of the Surviving Corporation and Unit Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Surviving Corporation and Unit Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 1.4 Organizational Documents.

(a) At the OpCo Merger Effective Time, by virtue of the OpCo Merger and without any further action on the part of Parent, the Company, Company OpCo, OpCo Merger Sub or any other person, the certificate of formation of Company OpCo and the Company OpCo LLC Agreement shall continue in full force and effect, without any amendment thereto, and shall be the certificate of formation and limited liability company agreement, respectively, of the OpCo Surviving Company until thereafter amended in accordance with their respective terms and as provided by applicable Law.

(b) At the Cash Merger Effective Time, by virtue of the Cash Merger and without any further action on the part of Parent, the Company, Cash Merger Sub or any other person, (i) the Second Amended and Restated Certificate of Incorporation of the Company (as amended prior to the date hereof, the “Company Charter”) shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and Section 5.11 and as provided by applicable Law and (ii) the Amended and Restated Bylaws of the Company (the “Company Bylaws”) shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with their terms and Section 5.11 and the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

(c) At the Unit Merger Effective Time, by virtue of the Unit Merger and without any further action on the part of Parent, the Surviving Corporation, Unit Merger Sub or any other person, (i) the certificate of incorporation of the Surviving Corporation, as in effect immediately following the Cash Merger Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and Section 5.11 and as provided by applicable Law and (ii) the bylaws of the Surviving Corporation, as in effect immediately following the Cash Merger Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and Section 5.11 and the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.5 Directors. Subject to applicable Law, the directors of the Surviving Corporation shall be appointed by Arrakis Holdings in its capacity as the sole stockholder of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.6 Officers. The officers of Cash Merger Sub immediately prior to the Cash Merger Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II.

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Company OpCo Units and Company Class B Common Stock. (a) Subject in each case to the terms of this Section 2.1 and Section 2.6, at the Effective Time, by virtue of the Initial Mergers and without any action on the part of the Company, Company OpCo, OpCo Merger Sub, Cash Merger Sub or the holders of any securities of the foregoing, each Unit (as defined in the Company OpCo LLC Agreement) of Company OpCo (“Company OpCo Units”) and corresponding share of Class B common stock, par value $0.01 per share, of the Company (“Company Class B Common Stock” and together with the related Company OpCo Unit, a “Company OpCo Stapled Unit”) issued and outstanding immediately prior to the Effective Time (other than Excluded Company OpCo Units and Company OpCo Units held by a holder of shares of Company Class B Common Stock constituting Dissenting Shares (“Dissenting Stapled Units”)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration from Parent (collectively, the “OpCo Merger Consideration”):

(i) Mixed Election. Each Company OpCo Stapled Unit with respect to which an election to receive a combination of common units representing limited partner interests in Parent (“Common Units”) and cash (such election, a “Mixed Election”) has been effectively made and not revoked pursuant to Section 2.7 (each such Company OpCo Stapled Unit, a “Mixed Consideration Election OpCo Unit”) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Mixed Election Consideration”) of (A) $7.00 in cash without interest (the “Standard Cash Consideration”) and (B) 0.450 of validly issued, fully paid and nonassessable Common Units (the “Standard Common Unit Consideration”).

(ii) Cash Election. Each Company OpCo Stapled Unit with respect to which an election to receive cash (such election, a “Cash Election”) has been effectively made and not revoked pursuant to Section 2.7 (each such Company OpCo Stapled Unit, a “Cash Election OpCo Unit”) shall be converted into the right to receive $25.00 in cash without interest (the “Cash Election Consideration”); provided, however, that if the Cash Election Amount (as defined below) exceeds the Available Cash Election Amount (as defined below), then, instead of being converted into the right to receive the Cash Election Consideration, each Cash Election OpCo Unit shall be converted into the right to receive (A) an amount of cash (without interest) equal to the product of the Cash Election Consideration, multiplied by a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction, the “Cash Fraction”), and (B) a number of validly issued, fully paid and nonassessable Common Units equal to the product of the Common Unit Election Consideration, multiplied by a fraction equal to one (1) minus the Cash Fraction.

“Cash Election Amount” means the product of the number of Cash Election Securities (as defined below) multiplied by the Cash Election Consideration.

“Available Cash Election Amount” means the difference between (I) $415,000,000 minus (II) the product of the number of Mixed Consideration Election Securities (as defined below) multiplied by the Standard Cash Consideration.

(iii) Common Unit Election. Each Company OpCo Stapled Unit with respect to which an election to receive Common Units (such election, a “Common Unit Election”) is properly made and not revoked pursuant to Section 2.7 (each such Company OpCo Stapled Unit, a “Common Unit Election OpCo Unit”) shall be converted into the right to receive 0.625 validly issued, fully paid and nonassessable Common Units (such number of Common Units, the “Common Unit Election Consideration”).

(iv) No Election. Each Company OpCo Stapled Unit that is a No Election Security (as defined in Section 2.7(b)) shall be converted into the right to receive Common Unit Election Consideration.

(b) As of the Effective Time, the Company OpCo Stapled Units (other than the Excluded Company OpCo Units and Dissenting Stapled Units) issued and outstanding immediately prior to the Effective Time shall be deemed exchanged with Parent for the applicable OpCo Merger Consideration with Parent deemed to have received such Company OpCo Stapled Units (other than the Excluded Company OpCo Units and Dissenting Stapled Units). Each holder of Company OpCo Stapled Units (other than the Excluded Company OpCo Units and Dissenting Stapled Units) as of immediately prior to the Effective Time shall cease to have any rights with respect thereto, except for the right of such holder to receive the OpCo Merger Consideration, any cash in lieu of fractional Common Units pursuant to Section 2.4, and any distributions pursuant to Section 2.8(c).

(c) Each Company OpCo Unit owned, directly or indirectly, by the Company or Parent or any of their respective Subsidiaries immediately prior to the Effective Time (collectively, “Excluded Company OpCo Units”) shall remain outstanding and unaffected by the OpCo Merger. Each Dissenting Stapled Unit as of the Effective Time shall be cancelled and cease to have any rights with respect thereto, except for the right to seek appraisal with respect to the share of Company Class B Common Stock of such Dissenting Stapled Unit in accordance with Section 2.6.

(d) The interests of OpCo Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and automatically converted into a number of units of the OpCo Surviving Company equal to the number of Company OpCo Units (other than Excluded Company OpCo Units and Dissenting Stapled Units) issued and outstanding immediately prior to the Effective Time.

(e) The OpCo Merger Consideration payable in accordance with the terms of this Section 2.1 shall be in full satisfaction of all rights pertaining to the Company OpCo Stapled Units and any other equity interests of Company OpCo.

(f) Subject to Section 2.6, the OpCo Merger Consideration shall be delivered to the holders of Company OpCo Stapled Units as set forth on a schedule (the “Company OpCo Holder Schedule”), which shall be delivered by Company OpCo to Parent at least three business days prior to the Mailing Date (as defined below). The Company OpCo Holder Schedule may be updated by Company OpCo from time to time thereafter until the date that is three business days prior to the Closing Date to reflect transfers and exchanges in accordance with the Company OpCo LLC Agreement, with such updates to be concurrently delivered to Parent. The Parties agree that (A) Company OpCo shall be solely responsible for the preparation of the Company OpCo Holder Schedule, (B) Company OpCo shall prepare the Company OpCo Holder Schedule in accordance with and in compliance with all relevant terms of the Company OpCo LLC Agreement and applicable Law, (C) Parent shall have the right to conclusively rely on the Company OpCo Holder Schedule without investigation or verification of the accuracy of the contents thereof and (D) Parent and the OpCo Surviving Company shall not have any liability arising out of this Agreement to any person for any errors or inaccuracies in the Company OpCo Holder Schedule. The payment of the OpCo Merger Consideration by Parent, and the delivery thereof by the OpCo Surviving Company or the Exchange Agent, in accordance with the Company OpCo Holder Schedule and this Agreement shall constitute full satisfaction of their respective obligations with respect to the issuance of the OpCo Merger Consideration hereunder.

Section 2.2 Effect on Company Class A Common Stock. (a) Subject in each case to the terms of this Section 2.2 and Section 2.6, at the Unit Merger Effective Time, by virtue of the Cash Merger and Unit Merger and without any action on the part of the Company, the Surviving Corporation, Cash Merger Sub, Unit Merger Sub or the holders of any securities of the foregoing, each share of Class A common stock, par value $0.01 per share, of the Company (“Company Class A Common Stock” and, together with the Company Class B Common Stock, the “Company Common Stock”) issued and outstanding immediately prior to the Cash Merger Effective Time (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (collectively, the “Company Merger Consideration” and, together with the OpCo Merger Consideration, the “Merger Consideration”) with the Common Units included in such Company

Merger Consideration to be received from Parent and the cash included in such Company Merger Consideration to be received from Arrakis Holdings:

(i) Mixed Election. Each share of Company Class A Common Stock with respect to which a Mixed Election has been effectively made and not revoked pursuant to Section 2.7 (together with the Mixed Consideration Election OpCo Units, the “Mixed Consideration Election Securities”) shall be converted into the right to receive the Mixed Election Consideration.

(ii) Cash Election. Each share of Company Class A Common Stock with respect to which a Cash Election has been effectively made and not revoked pursuant to Section 2.7 (each such share, a “Cash Election Class A Share” and, together with the Cash Election OpCo Units, the “Cash Election Securities”) shall be converted into the right to receive the Cash Election Consideration; provided, however, that if the Cash Election Amount exceeds the Available Cash Election Amount, then, instead of being converted into the right to receive the Cash Election Consideration, each Cash Election Class A Share shall be converted into the right to receive (A) an amount of cash (without interest) equal to the product of the Cash Election Consideration, multiplied by the Cash Fraction, and (B) a number of validly issued, fully paid and nonassessable Common Units equal to the product of the Common Unit Election Consideration, multiplied by a fraction equal to one (1) minus the Cash Fraction.

(iii) Common Unit Election. Each share of Company Class A Common Stock with respect to which a Common Unit Election is properly made and not revoked pursuant to Section 2.7 (each such share, a “Common Unit Election Class A Share” and, together with the Common Unit Election OpCo Units, the “Common Unit Election Securities”) shall be converted into the right to receive the Common Unit Election Consideration.

(iv) No Election. Each share of Company Class A Common Stock that is a No Election Security shall be converted into the right to receive Common Unit Election Consideration.

(b) As of the Cash Merger Effective Time, the shares of Company Class A Common Stock (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) issued and outstanding immediately prior to the Cash Merger Effective Time shall be deemed exchanged with Parent and Arrakis Holdings, as applicable, with (i) the number of shares of Company Class A Common Stock deemed exchanged with Arrakis Holdings equal to the quotient of (A) the aggregate amount of the cash issued as Company Merger Consideration divided by (B) an amount equal to the Cash Election Consideration with such quotient rounded down to the nearest whole share and (ii) the number of shares of Company Class A Common Stock deemed exchanged with Parent equal to the remainder of (A) the total number of shares of Company Class A Common Stock (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) issued and outstanding immediately prior to the Cash Merger Effective Time less (B) the aggregate number of shares of Company Class A Common Stock deemed exchanged with Arrakis Holdings pursuant to Section 2.2(b)(i). Each holder of shares of Company Class A Common Stock (other than Cancelled Shares, Subsidiary Shares and Dissenting Shares) as of immediately prior to the Cash Merger Effective Time shall cease to have any rights with respect thereto, except for the right of such holder to receive the Company Merger Consideration, any cash in lieu of fractional Common Units pursuant to Section 2.4 and any distributions pursuant to Section 2.8(c).

(c) Each share of Company Class A Common Stock that is held directly by the Company in treasury or that is held directly by Parent or any other Parent Party immediately prior to the Cash Merger Effective Time (such shares, the “Cancelled Shares”) shall, by virtue of the Cash Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(d) Each share of Company Class A Common Stock that is held by any direct or indirect wholly owned Subsidiary of the Company or Company OpCo, any direct or indirect wholly owned Subsidiary of Parent (other than the other Parent Parties) or any direct or indirect wholly owned Subsidiary of the other Parent Parties immediately prior to the Cash Merger Effective Time (such shares, the “Subsidiary Shares”) shall, by virtue of the Cash Merger and without any action on the part of the holder thereof, be converted into such number of shares of common stock of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Unit Merger Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Cash Merger Effective Time.

Section 2.3 Conversion of Cash Merger Sub and Unit Merger Sub Common Stock.

(a) At the Cash Merger Effective Time, by virtue of the Cash Merger and without any action on the part of the holder thereof, each limited liability company interest of Cash Merger Sub issued and outstanding immediately prior to the Cash Merger Effective Time shall be cancelled and converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and, together with the shares of common stock of the Surviving Corporation issued in respect of the Subsidiary Shares as set forth in Section 2.2(d), shall constitute the only outstanding shares of capital stock of the Surviving Corporation following the Cash Merger with (i) Parent holding (A) a number of shares of Class B Common Stock of the Surviving Corporation equal to the number of shares of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) and (B) a number of shares of Class A Common Stock of the Surviving Corporation equal to the number of shares of Company Class A Common Stock deemed exchanged with Parent pursuant to Section 2.2(b) and (ii) Arrakis Holdings holding a number of shares of Class A common stock of the Surviving Corporation equal to the number of shares of Company Class A Common Stock deemed exchanged with Arrakis Holdings pursuant to Section 2.2(b). From and after the Cash Merger Effective Time, all certificates representing the capital stock of Cash Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) At the Unit Merger Sub Effective Time, by virtue of the Unit Merger and without any action on the part of the holder thereof, each limited liability company interest of Unit Merger Sub issued and outstanding immediately prior to the Unit Merger Effective Time shall be cancelled and converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and, together with the shares of common stock of the Surviving Corporation issued in respect of the Subsidiary Shares as set forth in Section 2.2(d), shall constitute the only outstanding shares of capital stock of the Surviving Corporation following the Unit Merger with such common stock of the Surviving Corporation held as described in Section 2.3(a). From and after the Unit Merger Effective Time, all certificates representing the capital stock of Unit Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.4 Fractional Units. No fractional Common Units shall be issued in the Mergers, but in lieu thereof each holder of shares of Class A Common Stock or Company OpCo Stapled Units otherwise entitled to a fractional Common Unit will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.4, a cash payment in lieu of such fractional Common Unit representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of Common Units equal to the excess of (i) the aggregate number of Common Units to be delivered to the Exchange Agent by Parent pursuant to Section 2.8(a) over (ii) the aggregate number of whole Common Units to be issued to the holders of shares of Class A Common Stock or Company OpCo Stapled Units pursuant to Section 2.8(b). No certificates or scrip representing fractional Common Units shall be issued in the Mergers. The Parties acknowledge that payment of the cash consideration in lieu of issuing fractional Common Units was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional Common Units. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Class A Common Stock or Company OpCo Stapled Units in lieu of any fractional Common Units, the Exchange Agent shall make available such amounts to such holders of shares of Class A Common Stock or Company OpCo Stapled Units, without interest, subject to and in accordance with Section 2.7.

Section 2.5 Adjustments. If at any time during the period between the date of this Agreement and the Closing, any change in the outstanding shares of Company Common Stock, outstanding Company OpCo Units or outstanding Common Units shall occur as a result of any reclassification, recapitalization, stock or unit split (including a reverse stock or unit split) or merger, combination, exchange or readjustment of shares or units, subdivision or any other similar transaction, or any stock or unit dividend or stock or unit distribution with a record date during such period, the Mixed Election Consideration (including the Standard Cash Consideration and the Standard Common Unit Consideration), the Cash Election Consideration and the Common Unit Election Consideration and any other similarly dependent items shall be equitably adjusted to provide to the Parent Parties and the holders of Company Common Stock and Company OpCo Units the same economic effect as contemplated by this Agreement prior to such action, and thereafter, all references in this Agreement to the Mixed Election Consideration (including the Standard Cash Consideration and the Standard Common Unit Consideration), the Cash Election Consideration and the Common Unit Election Consideration and any other similarly dependent items shall be references to the Mixed Election Consideration (including the Standard Cash Consideration and the Standard Common Unit Consideration), the Cash Election Consideration and the Common Unit Election Consideration and any other similarly dependent items as so adjusted; provided, however, that nothing in this Section 2.5 shall be deemed to permit or authorize any Party to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 2.6 Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Class A Common Stock and Company Class B Common Stock that are issued and outstanding immediately prior to the Cash Merger Effective Time and which are held by stockholders properly exercising appraisal rights available under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead shall be cancelled and shall represent the right to receive only the payment of the appraised value of the Dissenting Shares held by them to the extent permitted by and in accordance with Section 262 of the DGCL. If (a) a holder of shares of Company Class A Common Stock shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s shares of Company Class A Common Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Unit Merger Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration specified in Section 2.2(a)(iii); provided, in such circumstance, to the fullest extent permitted by Law, that Parent shall be entitled at its sole option to convert each such share into the right to receive the Merger Consideration specified in either Section 2.2(a)(i) or Section 2.2(a)(ii), and (b) a holder of shares of Company Class B Common Stock shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s shares of Company Class B Common Stock (and corresponding Company OpCo Units) shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration specified in Section 2.1(a)(iii); provided, in such circumstance, to the fullest extent permitted by Law, that Parent shall be entitled at its sole option to convert each such share into the right to receive the Merger Consideration specified in either Section 2.1(a)(i) or Section 2.1(a)(ii). For the avoidance of doubt, if a holder exercises appraisal rights with respect to shares of Company Class B Common Stock (“Dissenting Class B Shares”), such holder shall only be entitled to receive the appraised value of such Dissenting Class B Shares, and the Company OpCo Units associated with such Dissenting Class B Shares shall be cancelled for no consideration. The Company shall give Parent (a) prompt written notice of any demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL, and (b) the opportunity to participate in negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, neither the Company nor Parent shall, except with the prior written consent of the other Party, which will not be unreasonably withheld, delayed or conditioned, voluntarily make or agree to make any material payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands. For the avoidance of doubt, (a) no dissenters’ or appraisal rights shall be available with respect to the Company OpCo Units and (b) appraisal rights with respect to Company OpCo Stapled Units shall be limited to an appraisal, pursuant to Section 262 of the DGCL, solely of the fair value of the shares of Company Class B Common Stock of such Company OpCo Stapled Units.

Section 2.7 Election Procedures. (a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Company Common Stock or Company OpCo Units, as applicable, shall pass, only upon proper delivery of such Certificates to the Exchange Agent) in such form as the Company shall reasonably specify and as shall be reasonably acceptable to Parent (the “Election Form”) shall be mailed no less than 30 days prior to the anticipated Closing Date or on such other date as Parent and the Company shall mutually agree (the “Mailing Date”) to each holder of record of Company Common Stock and Company OpCo Units as of the close of business on the third business day prior to the Mailing Date or such other date as mutually agreed to by Parent and the Company (the “Election Form Record Date”).

(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of Dissenting Shares, to specify (i) the number of shares of such holder’s Company Class A Common Stock or Company OpCo Stapled Units, as applicable, with respect to which such holder makes a Mixed Election; (ii) the number of shares of such holder’s Company Class A Common Stock or Company OpCo Stapled Units, as applicable, with respect to which such holder makes a Cash Election; and (iii) the number of shares of such holder’s Company Class A Common Stock or Company OpCo Stapled Units, as applicable, with respect to which such holder makes a Common Unit Election. Any shares of Company Class A Common Stock or Company OpCo Stapled Units with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York time, on the fifth business day prior to the anticipated Closing Date (or such other time and date as Parent and the Company shall agree) (the “Election Deadline”) (other than Cancelled Shares and Subsidiary Shares or any shares of Company Common Stock that constitute Dissenting Shares at such time) shall be deemed to be “No Election Securities,” and the holders of such No Election Securities shall be deemed to have made a Common Unit Election with respect to such No Election Securities. Parent and the Company shall publicly announce the anticipated Election Deadline at least five business days prior to the Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(c) The Company shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of Company Class A Common Stock or Company OpCo Stapled Units between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and the Parties shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any election made pursuant to this Section 2.7 shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. After a Mixed Election, Cash Election or a Common Unit Election is validly made with respect to any shares of Company Class A Common Stock or Company OpCo Stapled Units, any subsequent transfer of such shares of Company Class A Common Stock or Company OpCo Stapled Units, as applicable, shall (1) prior to the Election Deadline, automatically revoke such election or (2) following the Election Deadline, not change the election made with respect to such shares of Company Class A Common Stock or Company OpCo Stapled Units as of the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Class A Common Stock and Company OpCo Stapled Units represented by such Election Form shall become No Election Securities, except to the extent a subsequent election is properly made with respect to any or all of such shares of Company Class A Common Stock or Company OpCo Stapled Units, as applicable, prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good-faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, the Company or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

Section 2.8 Exchange Mechanics.

(a) Exchange Agent. Prior to the Mailing Date, Parent shall appoint an exchange agent mutually acceptable to Parent and the Company (the “Exchange Agent”), and, not later than the OpCo Merger Effective Time, Parent shall enter into an agreement with the Exchange Agent reasonably acceptable to the Company, for the purpose of exchanging Certificates and Book-Entry Common Shares for Merger Consideration. Prior to the Effective Time, Parent or Arrakis Holdings, as applicable, shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of the shares Company Class A Common Stock (other than the Cancelled Shares, the Subsidiary Shares, and any Dissenting Shares) and Company OpCo Stapled Units (other than Excluded Company OpCo Units and Dissenting Stapled Units), a number of Common Units in book-entry form representing the Common Units issuable pursuant to Section 2.1(a) and Section 2.2(a), and an amount of cash sufficient to effect the delivery of the Merger Consideration to the holders of Company Class A Common Stock (other than Cancelled Shares, Subsidiary Shares and any Dissenting Shares) and Company OpCo Stapled Units (other than Excluded Company OpCo Units and Dissenting Stapled Units). Following the Unit Merger Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 2.8(c). All such certificates representing Common Units and cash deposited with the Exchange Agent from time to time is hereinafter referred to as the “Exchange Fund.”

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the fifth business day following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of shares of Company Class A Common Stock and Company OpCo Stapled Units (other than Book-Entry Common Shares), which at the Closing were converted into the right to receive the Merger Consideration pursuant to Section 2.1 or Section 2.2, as applicable, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the shares of Company Common Stock or Company OpCo Units shall pass, only upon delivery to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the certificates representing shares of Company Common Stock and Company OpCo Units (in each case, “Certificates”), if any, in exchange for, as applicable, cash Merger Consideration, certificates representing whole Common Units (or book-entry notations, if uncertificated Common Units will be issued), cash in lieu of any fractional Common Units pursuant to Section 2.4 and any distributions payable pursuant to Section 2.8(c). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares of Company Class A Common Stock and Company OpCo Stapled Units shall be entitled to receive in exchange therefor, as applicable, that number of whole Common Units (after taking into account all shares of Company Class A Common Stock and Company OpCo Stapled Units surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 or Section 2.2, as applicable, and payment by cash or check of that amount of cash Merger Consideration to which such holder is entitled pursuant to Section 2.1 or Section 2.2, as applicable, that amount of cash in lieu of fractional Common Units which such holder is entitled to receive pursuant to Section 2.4 and any distributions payable pursuant to Section 2.8(c) to which such holder is entitled, and the shares of Company Class A Common Stock and Company OpCo Stapled Units represented by the Certificates so surrendered shall forthwith be cancelled. If any cash payment is to be made to, or any Common Units constituting any part of the Merger Consideration is to be registered in the name of, a person other than the person in whose name the applicable surrendered shares of Company Class A Common Stock or Company OpCo Stapled Units is registered, it shall be a condition to the payment or registration thereof that the surrendered Certificate be in proper form for transfer and that the person requesting such payment or delivery of the Merger Consideration pay any transfer or other similar Taxes required as a result of such registration in the name of a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.8(b), each Certificate shall be deemed at any time after the Closing to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.4 or Section 2.8(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.4 or Section 2.8(c).

(c) Distributions with Respect to Unexchanged Shares. No distributions with respect to Common Units with a record date after the Closing shall be paid to the holder of any unsurrendered Certificates with respect to the Common Units represented thereby, and no cash payment in lieu of fractional Common Units shall be paid to any such holder pursuant to Section 2.4, until such Certificate has been surrendered in accordance with this Article II. Subject to applicable Laws, following surrender of any such Certificate, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, (A) the number of whole Common Units (after taking into account all shares of Company Class A Common Stock or Company OpCo Stapled Units surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 or Section 2.2, as applicable, (B) payment by cash or check of that amount of cash Merger Consideration to which such holder is entitled pursuant to Section 2.1 or Section 2.2, as applicable, (C) that amount of cash in lieu of fractional Common Units to which such holder is entitled pursuant to Section 2.4, and (D) the amount of distributions with a record date after the Closing theretofore paid with respect to such whole Common Units and (ii) at the appropriate payment date, the amount of distributions with a record date after the Closing and a payment date subsequent to such surrender payable with respect to such whole Common Units.

(d) No Further Ownership Rights in Company Common Stock or Company OpCo Units; Closing of Transfer Books. All Merger Consideration issued upon the surrender for exchange of Certificates representing shares Company Class A Common Stock or Company OpCo Stapled Units in accordance with the terms of this Article II and any cash paid pursuant to Section 2.4 or Section 2.8(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the shares Company Class A Common Stock or Company OpCo Stapled Units previously represented by such Certificates. After the Closing, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation or OpCo Surviving Company of the shares Company Class A Common Stock or Company OpCo Stapled Units, as applicable, that were outstanding immediately prior to the Cash Merger Effective Time or OpCo Merger Effective Time, as applicable. If, after the Closing, Certificates are presented to the Surviving Corporation, the OpCo Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Company Class A Common Stock or Company OpCo Stapled Units for one year after the Closing shall be delivered to Parent upon demand, and any holders of Company Class A Common Stock or Company OpCo Stapled Units who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any cash in lieu of fractional Common Units pursuant to Section 2.4 and any distributions pursuant to Section 2.8(c).

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Class A Common Stock or Company OpCo Stapled Units represented by such Certificate as contemplated by this Article II.

(g) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Company Parties, the Parent Parties, the Surviving Corporation, the OpCo Surviving Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Class A Common Stock or Company

OpCo Stapled Units for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.9 Book-Entry Common Shares.

(a) Subject to applicable provisions of Section 2.8, with respect to each uncertificated share of Company Class A Common Stock (each, a “Book-Entry Common Share”) held through The Depositary Trust Company (the “DTC”), Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of shares of Company Class A Common Stock held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration (including cash to be paid in lieu of any fractional Common Units in accordance with Section 2.4, if any) and any other dividends or distributions that DTC has the right to receive pursuant to this Article II.

(b) Subject to applicable provisions of Section 2.8, Parent, without any action on the part of any holder, will cause the Exchange Agent to (i) issue, as of the Effective Time, to each holder of Book-Entry Common Shares not held through DTC that number of book-entry whole Common Units that the holder is entitled to receive pursuant to this Article II and (ii) promptly following the Closing Date, mail to each such holder a check in the amount of any cash payable in respect of the holder’s Book-Entry Common Shares pursuant to this Article II, including any dividends or distributions such holder has the right to receive pursuant to this Article II. Parent will also cause the Exchange Agent to mail to each such holder materials (in a form to be reasonably agreed by Parent and the Company prior to the Effective Time) advising the holder of the effectiveness of the Mergers and the conversion of the holder’s Book-Entry Common Shares pursuant to the applicable Merger.

Section 2.10 Withholding. Each of the Parent Parties and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Parent Parties and the Exchange Agent are required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment (and to the extent deduction or withholding is required in respect of the delivery of any number of whole Common Units pursuant to this Agreement, such deduction or withholding may be taken in such Common Units). To the extent that amounts are so withheld and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. If withholding is taken in Common Units, the Parent Parties or the Exchange Agent (as applicable) shall be treated as having sold such Common Units (on behalf of the person in respect of whom such deduction and withholding was made) for an amount of cash equal to the fair market value of such Common Units at the time of such deemed sale.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except as disclosed in (a) the Company SEC Documents filed with or furnished to the SEC and publicly available on the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC (“EDGAR”) at least 24 hours prior to the date of this Agreement (excluding any disclosures set forth in any such Company SEC Document under the heading “Risk Factors” or in any section relating to forward-looking statements or any other statement or disclosure that is similarly predictive or forward-looking), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or (b) the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) (it being understood that clause (a) shall not apply to Section 3.1(a)(i), the last sentence of Section 3.1(c), Section 3.2(a), Section 3.2(b), Section 3.2(c) or Section 3.3), the Company Parties represent and warrant to the Parent Parties as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc. (a) (i) The Company is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (ii) each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, in each case, except where the failure to have such power or authority would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) As used in this Agreement, a “Company Material Adverse Effect” means an event, change, effect, development or occurrence that (1) prevents or materially delays the Company’s ability to consummate the transactions contemplated hereby or (2) has a material adverse effect on the business, financial condition or continuing results of operations of the Company and its Subsidiaries, taken as a whole, other than, when determining whether a Company Material Adverse Effect has occurred pursuant to this clause (2), any event, change, effect, development or occurrence: (i) in or generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, or in inflation, interest or exchange rates or tariffs, in each case, in the United States or elsewhere in the world, or (ii) resulting from or arising out of (A) any changes or developments in the industries in which the Company or any of its Subsidiaries conducts its business, (B) any changes or developments in prices for oil, natural gas, refined products or other commodities, (C) the announcement, pendency or the existence of, or compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Mergers or any of the other transactions contemplated by this Agreement); provided, that the exception set forth in this clause (C) with respect to the performance of this Agreement shall not apply in connection with any representation or warranty set forth in Section 3.3, or any condition insofar as it relates to any such representation or warranty, (D) any action taken (or not taken) at the written request of the Parent Parties, (E) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (F) any changes in GAAP or accounting standards or interpretations thereof, (G) epidemics, pandemics, civil unrest, trade wars, earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, sabotage, civil disobedience, cyber attack, or any escalation or general worsening of the foregoing, (H) any failure by the Company to meet any projections or forecasts or estimates of revenues, earnings or other financial or operational metrics for any period (provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect so long as it is not otherwise excluded by this definition), or (I) any changes in the share price or trading volume of the shares of Company Class A Common Stock or in the credit rating of the Company or any of its Subsidiaries (provided that the exception in this clause (I) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Company Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to clause (i) and subclauses (A)-(B) and (E)-(G) of this clause (ii), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

(c) The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company Charter, the Company Bylaws, the Company OpCo LLC Agreement, and the Certificate of Formation of Company OpCo, dated as of November 18, 2015 (as amended, the “Company OpCo Certificate” and collectively, the “Company Organizational Documents”), in each case, as amended through the date hereof, and promptly upon request by Parent, the Company will make available to Parent the articles of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents of each material Subsidiary of the Company and Company OpCo. The Company is in material compliance with the terms of each of the Company Organizational Documents.

Section 3.2 Equity Interests. (a) The authorized capital stock of the Company consists of 600,000,000 shares of Company Class A Common Stock, 180,000,000 shares of Company Class B Common Stock, and 50,000,000 shares of Preferred Stock, par value $0.01 per share (“Company Preferred Stock”). As of August 4, 2025 (the “Measurement Date”), (i) 32,682,577 shares of Company Class A Common Stock were issued and outstanding, (ii) 26,493,565 shares of Company Class B Common Stock were issued and outstanding, (iii) 993,473 shares of Company Class A Common Stock were held in treasury, (iv) no shares of Company Preferred Stock were issued or outstanding, (v) 32,682,577 Company OpCo Units were issued and outstanding and held by the Company and (vi) 26,493,565 Company OpCo Units were issued and outstanding and held by persons other than the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. All Company OpCo Units are duly authorized, validly issued, fully paid (to the extent required by the Company OpCo LLC Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the DLLCA) and free of preemptive rights. Section 3.2(a) of the Company Disclosure Schedules sets forth, as of the Measurement Date, a true and complete list of the name of each holder of Company OpCo Units and the number of Company OpCo Units held by such holder.

(b) As of the Measurement Date, there were 1,891,286 shares underlying Company RSUs and 1,567,214 shares underlying Company PSUs (assuming the satisfaction of any applicable performance criteria at the maximum payout levels). As of the Measurement Date, except as set forth on Section 3.2(b) of the Company Disclosure Schedule there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (i) obligating the Company or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock or Company OpCo Units, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. All grants of the Company RSUs and the Company PSUs (collectively, the “Company Equity Awards”) were validly made and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance in all material respects with all applicable Laws and the terms of the Company’s 2021 Equity Incentive Plan (the “LTIP”).

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders or unitholders of the Company or Company OpCo on any matter.

(d) Other than the Support Agreements, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) A true and complete list, as of the date hereof, of all of the Subsidiaries of the Company, together with the jurisdiction of incorporation, formation or organization, as applicable, of each Subsidiary of the Company and the percentage of the outstanding equity interests of each Subsidiary of the Company owned by the Company and each other Subsidiary of the Company and, in the case of Company OpCo, the percentage of the outstanding equity interests of Company OpCo owned by the Company, each other Subsidiary of the Company and each other member of Company OpCo who is a person other than the Company or any of its Subsidiaries (the “Other Company OpCo Members”), is set forth on Section 3.2(e) of the Company Disclosure Schedule, other than equity interests of direct or indirect wholly owned Subsidiaries of Company OpCo. There are no equity interests issued or outstanding in any Subsidiary of the Company (other than Company OpCo), except as set forth on Section 3.2(e) of the Company Disclosure Schedule. Other than the Company OpCo Units owned by the Other Company OpCo Members, the Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, free and clear of any Liens other than Company Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid (to the extent required by the organizational documents of such Subsidiary of the Company) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “DLPA”), Sections 18-607 and 18-804 of the DLLCA or other similar Laws in any jurisdiction in which such Subsidiary is organized) and free of preemptive rights (except as set forth in the organizational documents of such Subsidiary). Except for equity interests in the Company’s Subsidiaries, neither the Company nor its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person), or has any obligation to acquire any such equity interest, security, right, agreement or commitment or to provide a material amount of funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in, any person.

(f) As used in this Agreement, “Company Permitted Lien” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (iii) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) not created by the Company or its Subsidiaries that affect the underlying fee interest of a Company Leased Real Property, (v) that is disclosed on the most recent consolidated balance sheet of the Company included in the Company SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (vi) arising under or pursuant to the Company Organizational Documents or the organizational documents of any Subsidiary of the Company, (vii) created pursuant to the agreements set forth on Section 3.2(f) of the Company Disclosure Schedule, (viii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business, (ix) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which the Company or any of its Subsidiaries otherwise has access, between the parties thereto, (x) which an accurate up-to-date survey would show, (xi) resulting from any facts or circumstances relating to the Parent Parties or their respective affiliates, (xii) imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (xiii) discharged at or prior to the Effective Time, including Liens securing any indebtedness of the Company or its Subsidiaries that will be paid off in connection with the Closing (and any refinancings, replacements, amendments, restatements or modifications thereof), (xiv) nonexclusive licenses with respect to Company Intellectual Property in the ordinary course of business, (xv) transfer restrictions under applicable federal or state securities Laws, (xvi) with respect to any Company Leased Real Property, Liens and other rights reserved by or in favor of any landlord under a Company Real

Property Lease, or (xvii) that does not and would not reasonably be expected to materially impair the continued use of a Company Owned Real Property or a Company Leased Real Property as currently operated.

(g) As used in this Agreement, “Rights-of-Way” means easements, licenses, rights-of-way, permits, use agreements, concessions, servitudes, leasehold estates, instruments creating an interest in, right to use, or right to occupy real property, and other, similar real estate interests, in each instance whether pertaining to surface, subsurface, geological or mineral estates or rights.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of the Company and Company OpCo has the requisite limited liability company or corporate power and authority to enter into this Agreement and each other document to be entered into by the Company or Company OpCo in connection with the transactions contemplated hereby, including the Support Agreements and the TRA Amendment (together with this Agreement, the “Company Transaction Documents”) and, subject to adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Class A Common Stock and Company Class B Common Stock, voting together as a single class (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other Company Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by each of the Board of Directors of the Company and the Managing Member of Company OpCo and, except for the Company Stockholder Approval, no other corporate or limited liability company proceedings on the part of the Company or Company OpCo are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of the Company has unanimously resolved, subject to Section 5.4, to recommend that the Company’s stockholders adopt this Agreement (the “Company Recommendation”). Each of the Company Transaction Documents has been duly and validly executed and delivered by each applicable Company Party and, assuming each such Company Transaction Document constitutes the legal, valid and binding agreement of the other counterparties thereto, each of the Company Transaction Documents constitutes the legal, valid and binding agreement of each applicable Company Party and is enforceable against such Company Party in accordance with its terms, subject to the Remedies Exceptions (as defined below).

(b) Other than in connection with or in compliance with (i) the applicable provisions of the DGCL and DLLCA, (ii) the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iii) the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”), (iv) applicable state securities, takeover and “blue sky” laws, (v) the rules and regulations of the New York Stock Exchange (“NYSE”), (vi) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and (vii) the approvals set forth in Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of the Parent Parties in Section 4.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company Parties of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by each Company Party of this Agreement do not, and (assuming the Company Approvals are obtained and assuming the discharge in full as of the Closing of the Credit Agreement) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, Rights-of-Way, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party or beneficiary, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Company Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of (x) the Company Organizational Documents or (y) the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of any of the Company’s Subsidiaries other than Company OpCo or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i), (ii)(y) and (iii) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Section 3.3(d) of the Company Disclosure Schedule sets forth each party to the Tax Receivable Agreement as of the execution of the TRA Amendment. The TRA Amendment was entered into in compliance with the Tax Receivable Agreement. The Majority TRA Holders (as defined in the TRA Amendment) party to the TRA Amendment constitute the “Majority TRA Holders” as defined in the Tax Receivable Agreement. The audit committee of the Board of Directors has unanimously approved the TRA Amendment.

Section 3.4 Reports and Financial Statements. (a) The Company and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2023 (the “Lookback Date”) (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Company SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of its operations and its consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2024, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

Section 3.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets as of March 31, 2025 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, (c) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business, (d) liabilities and obligations that have been discharged or paid in full, and (e) liabilities incurred in connection with the transactions contemplated by this Agreement, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), other than those that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

Section 3.7 Compliance with Law; Permits. (a) Each of the Company and its Subsidiaries are in compliance with, and since the Lookback Date have been in compliance with, and are not in default under or in violation of, any applicable federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Since the Lookback Date, neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company Parties, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law or Company Permit, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, concessions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits or to have filed such tariffs, reports, notices or other documents would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in adverse modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is in compliance with the terms and requirements of all Company Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Environmental Laws and Regulations. (a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) there are no investigations, actions, suits or proceedings pending, or to the knowledge of the Company Parties, threatened or alleged against the Company or any of its Subsidiaries or any person whose liability the Company or any of its Subsidiaries has retained or assumed by contract, alleging non-compliance with or other liability under any Environmental Law, (ii) each of the Company and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since the Lookback Date have been, in compliance with all Environmental Laws, (iii) there has been no release of Hazardous Materials at any Company Owned Real Property or Company Leased Real Property or, to the knowledge of the Company Parties, at any real property formerly owned, leased or operated by the Company or any Subsidiary of the Company, in each case that has resulted in or would reasonably be expected to result in any liability under Environmental Laws for the Company or any of its Subsidiaries, (iv) neither the Company nor any of its Subsidiaries is party to any order, judgment or decree that imposes any outstanding obligations on the Company or any of its Subsidiaries under any Environmental Law, (v) there have been no leaks, seepage, ruptures or explosions in any Company Party’s Systems resulting in pending, or to the knowledge of the Company Parties, threatened or alleged, claims for personal injury, loss of life or property damage, except to the extent any claims related to such leaks, seepage, ruptures or explosions have been fully resolved, and (vi) to the knowledge of the Company, there are no defects, corrosion or other damage to the Systems of the Company or any of its Subsidiaries that would reasonably be expected to result in a pipeline integrity failure.

(b) As used in this Agreement:

(i) “Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials, in each case as in effect as of the date of this Agreement.

(ii) “Hazardous Materials” means all substances, materials and wastes defined, classified, regulated or otherwise characterized as hazardous or toxic, or as a pollutant or contaminant, under or pursuant to any Environmental Law, including petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, lead paint, and any radioactive material.

(iii) “Systems” means the produced water, refined petroleum product, crude oil, natural gas, liquified natural gas, natural gas liquid and other pipelines, gathering systems, lateral lines, pumps, pump stations, storage facilities, Disposal Wells, recycling facilities, terminals, processing plants and other related operations, assets, machinery and equipment that are owned by the Company or Parent or any of their respective Subsidiaries, as applicable, and used for the conduct of the business of the Company or Parent or any of their respective Subsidiaries as presently conducted.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and correct list of all material Company Benefit Plans, and separately identifies each PEO Plan. Complete and correct copies of each material Company Benefit Plan and any material amendments thereto have been made available to Parent together with, with respect to each material Non-PEO Plan, complete and correct copies of, to the extent applicable, (i) each material trust, insurance, annuity or other funding arrangement or amendment related thereto, (ii) the most recent summary plan description (and summaries of any material modifications prepared), (iii) the most recent audited financial statements and actuarial or other valuations prepared with respect thereto, (iv) the most recent determination or opinion letter from the IRS and (v) the most recent annual report on Form 5500 (or comparable form). No Company Benefit Plan provides benefits or compensation to any employees or other service providers who reside or provide services primarily outside of the United States.

(b) For purposes of this Agreement:

(i) “Company Benefit Plans” means each (x) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (y) employment, individual consulting, severance, change in control, transaction bonus, termination protection, retention or similar plan, agreement, arrangement, program or policy, or (z) other benefit or compensation plan, contract, policy or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-based compensation, stock purchase, employee stock ownership, vacation, holiday pay or other paid time off, relocation or expatriate benefit, perquisite, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans or fringe benefit plans, in each case, that is sponsored, maintained, administered, contributed to or entered into by the Company or its Subsidiaries for the current or future benefit of any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries, or under which the Company or any of its Subsidiaries would reasonably be expected to have any liability (contingent or otherwise).

(ii) “PEO Plan” means each Company Benefit Plan sponsored by a professional employer organization or co-employer organization.

(iii) “Non-PEO Plan” means each Company Benefit Plan that is not a PEO Plan.

(c) Each Non-PEO Plan and, to the knowledge of the Company Parties, each PEO Plan has been maintained and administered in material compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, and all contributions required to be made under the terms of any Non-PEO Plan and, to the knowledge of the Company Parties, each PEO Plan have been timely made in all material respects or, if not yet due, have been properly reflected in the Company’s financial statements in accordance with GAAP. Any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter or equivalent opinion letter from the Internal Revenue Service.

(d) Neither the Company nor any of its Subsidiaries maintains, contributes to or is required to contribute to or has any current or projected liability in respect of, any plan or arrangement which provides retiree medical or welfare benefits, except pursuant to the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code.

(e) (i) None of the Company, its Subsidiaries, or any other entity (whether or not incorporated) which is treated as a single employer together with the Company or any of its Subsidiaries within the meaning of Section 4001(b) of ERISA (each, an “ERISA Affiliate”) maintains, contributes to or is required to contribute to, or has in the past six years maintained, contributed to or been required to contribute to, any Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) none of the Company Benefit Plans is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), and (iii) none of the Company, its Subsidiaries, or any of their ERISA Affiliates has during the past six years maintained or contributed to, or been required to contribute to, or otherwise had any obligation or liability in connection with, such a multiple employer plan or multiemployer plan.

(f) Except as set forth in Section 5.6 of this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (including termination of employment), (i) entitle any current or former employee, consultant, officer or other service provider of the Company or any of its Subsidiaries to any material payment, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any current or former employee, consultant, officer or other service provider of the Company or any of its Subsidiaries, or (iii) trigger any payment or funding (through a grantor trust or otherwise) of any material compensation or benefits under any Company Benefit Plan.

(g) No amount or benefit that would be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee or other service provider of the Company or any of its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code would reasonably be expected to be characterized as an “excess parachute payment”

(as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. The Company has made available to Parent true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated by this Agreement.

(h) Each Non-PEO Plan and, to the knowledge of the Company Parties, each PEO Plan and any award thereunder that constitutes non-qualified deferred compensation under Section 409A of the Code (i) has been operated in good faith compliance in all material respects with Section 409A of the Code since January 1, 2020, and all applicable regulations and notices issued thereunder, and (ii) since January 1, 2015, has been in all material respects in documentary compliance with Section 409A of the Code. No director, officer, employee or service provider of the Company or any of its Subsidiaries is entitled to a gross-up, make-whole or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a material effect, there is no action, suit, charge, claim, proceeding, investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any participant or beneficiary pending, or to the knowledge of the Company Parties, threatened, relating to any Non-PEO Plan, or, to the knowledge of the Company Parties, any PEO Plan (other than routine claims for benefits).

Section 3.10 Absence of Certain Changes or Events. (a) From the Balance Sheet Date through the date of this Agreement, the businesses of each Company Party and their respective Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b) From the Balance Sheet Date through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.11 Investigations; Litigation. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) there is no, and since the Lookback Date there has been no, investigation or review pending (or, to the knowledge of the Company Parties, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no, and since the Lookback Date there have been no, actions, suits, charges, claims, arbitrations, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of the Company Parties, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against the Company or any of its Subsidiaries; provided, that to the extent any such representations or warranties in the foregoing clauses (a), (b) and (c) pertain to investigations, reviews, actions, suits, inquiries, proceedings, subpoenas, civil investigative demands, other requests, orders, judgements or decrees that relate to the execution, delivery, performance or consummation of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof.

Section 3.12 Information Supplied. None of the information provided in writing by the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Common Units in the Mergers (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the proxy statement/prospectus relating to the Stockholders’ Meeting (the “Proxy Statement/Prospectus”) will, at the date it is first mailed to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus and the Form S-4 (solely with respect to the portion thereof relating to the Stockholders’ Meeting but excluding any portion thereof based on information supplied by Parent for inclusion or incorporation by reference therein, with respect to which no representation is made by the Company or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not specifically supplied in writing by or on behalf of the Company.

Section 3.13 Tax Matters. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a) all Tax Returns that were required to be filed by the Company or any of its Subsidiaries have been duly and timely filed (taking into account valid extensions of time for filing), and all such Tax Returns are complete and accurate;

(b) all Taxes owed by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries is liable, that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the financial statements of the Company in accordance with GAAP;

(c) all Tax withholding and deposit requirements imposed on the Company or any of its Subsidiaries have been satisfied in full in all respects;

(d) there are no Liens (other than Company Permitted Liens) on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;

(e) there are no audits, examinations, investigations or other proceedings currently being conducted, pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries;

(f) there is no written claim against the Company or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of the Company or any of its Subsidiaries;

(g) no claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or such Subsidiary is or may be subject to taxation in that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return;

(h) there is not in force any waiver or agreement for any extension of time with respect to the due date for the filing of any Tax Return of the Company or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of the Company or any of its Subsidiaries (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(i) none of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or closing agreement with any Governmental Entity filed or made on or prior to the Closing Date, any prepaid amount received on or prior to the Closing Date or as a result of an intercompany transaction, installment sale or open transaction entered into on or prior to the Closing Date;

(j) none of the Company or any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement pursuant to which it will have any potential liability to any person after the Closing Date

(excluding (i) any agreement or arrangement solely among the members of a group the common parent of which is the Company, Company OpCo, or any of their respective Subsidiaries, and (ii) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements));

(k) none of the Company or any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law), other than the members of the consolidated group of which the Company is the common parent, or has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes);

(l) none of the Company or any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement, or as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;

(m) none of the Company or any of its Subsidiaries has participated, or is currently participating, in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(n) there are no limitations on the utilization of the net operating losses, tax credit carryovers or other tax attributes of the Company or any of its Subsidiaries under Section 382 through Section 384 of the Code (or any analogous or similar provisions of Law) or the separate return limitation year rules under the Treasury Regulations promulgated under Section 1502 of the Code (or any analogous or similar provisions of Law), other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement;

(o) each of the Company’s Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code;

(p) Company OpCo is, and has been since its formation, properly classified as a partnership or disregarded entity for U.S. federal (and applicable state and local) income tax purposes;

(q) the Company is, and has been since its formation, properly classified as a corporation for U.S. federal (and applicable state and local) income tax purposes;

(r) for U.S. federal (and applicable state and local) income tax purposes, (i) each Subsidiary of Company OpCo (except for Solaris Services Holdings, LLC and Solaris Water Midstream Services, LLC) is, and has been since its formation, properly classified as a disregarded entity, (ii) Solaris Services Holdings, LLC is, and has been since its formation, properly classified as a corporation, and (iii) Solaris Water Midstream Services, LLC is, and has been since its formation, properly classified as a partnership; and

(s) as of the date of this Agreement, neither the Company nor any of its Subsidiaries, after reasonable diligence, is aware of the existence of any fact or circumstance, or has taken or agreed to take any action, that could reasonably be expected to prevent or impede the issuance of either of the Closing Tax Opinions.

(t) As used in this Agreement, (i) “Taxes” means any and all U.S. federal, state or local or non-U.S. or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection or with respect thereto, and (ii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

Section 3.14 Employment and Labor Matters.

(a) No Company Party is, or has been, a party or subject to any collective bargaining agreement or any similar Contract with a labor union, trade union, works council, employee association, or similar representative. To the knowledge of the Company Parties, there are no, and since the Lookback Date there have been no, organizing activities by any labor union, trade union, works council, employee’s association, or similar representative, with respect to any employees of any Company Party. There is no, and during the past three years there has been no, strike, controversy, slowdown, work stoppage, picketing, lockout or other material labor dispute pending or, to the knowledge of the Company Parties, threatened against or affecting the Company or any of its Subsidiaries. There are no pending or, to the knowledge of the Company Parties, threatened union grievances or union representation questions involving employees of any Company Party.

(b) There is no material Action pending or, to the knowledge of the Company Parties, threatened by or with respect to any current or former employee or independent contractor of any Company Party. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company Parties are, and since the Lookback Date have been, in compliance with all applicable Laws respecting (i) terms and conditions of employment, (ii) and wages and hours, and (iii) labor and employment practices, including all such Laws regarding overtime pay, complete and timely payment of wages, classification of employees and contractors, meal and rest breaks, anti-discrimination, anti-retaliation, anti-harassment, employee leave, employee training, employee notices, recordkeeping, Tax withholding and reporting, immigration, and occupational health and safety. No Company Party has any unsatisfied liabilities or obligations under the Worker Adjustment and Retraining Notification Act of 1998 or any similar state or local Law as a result of any action taken by a Company Party.

Section 3.15 Intellectual Property. (a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than Company Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the “Company Intellectual Property”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the knowledge of the Company Parties, threatened claims by any person alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any intellectual property rights of any person, (ii) to the knowledge of the Company Parties, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person, (iii) none of the Company or any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of the Company’s or any its Subsidiaries’ rights to or in connection with the Company Intellectual Property, (iv) to the knowledge of the Company Parties, no person is infringing, misappropriating or otherwise violating any Company Intellectual Property, (v) the Company and each Subsidiary thereof has taken commercially reasonable steps to protect and maintain all Company Intellectual Property, including preserving the confidentiality of all trade secrets and confidential information therein, (vi) no trade secret, know-how, confidential or proprietary information has been disclosed by the Company or any Subsidiary thereof to any person other than pursuant to a non-disclosure agreement or other legal or professional obligation restricting the disclosure and use of such information, and (vii) all employees or independent contractors who were or are, as applicable, engaged in creating or developing any Company Intellectual Property for the Company or its Subsidiaries, have entered into a written Contract pursuant to which each such person has presently assigned to the Company or applicable Subsidiary all of such person’s rights, title, and interest in and to all proprietary rights, created or developed for the Company or applicable Subsidiary in the course of such person’s employment or retention thereby, and to the Company’s knowledge, no party thereto is in default or breach of any such Contract.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) the Company and its Subsidiaries have implemented (i) commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby); and (ii) commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices and (B) since the Lookback Date, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the IT Assets that has resulted or is reasonably likely to result in disruption or damage to the business of the Company or its Subsidiaries or give rise to liability under applicable data protection and privacy Laws.

(c) As used in this Agreement “IT Assets” means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment of the Company and its Subsidiaries that are required in connection with the operation of the business of the Company and its Subsidiaries.

Section 3.16 Real Property. (a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) either the Company or a Subsidiary of the Company has good and valid title to each material real property (and each real property at which material operations of the Company or any of its Subsidiaries are conducted) owned by the Company or any Subsidiary, other than Company Real Property Leases and Rights-of-Way (such owned property collectively, the “Company Owned Real Property”) and (ii) either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each material lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of the Company or any of its Subsidiaries are conducted) (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property,” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Company Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business (“Permitted Encumbrances”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Company Real Property Lease is valid, binding and in full force and effect, subject to the limitation of such enforcement by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”) and (B) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company Parties, the landlord thereunder, exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property or the Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or the Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among the Company and its Subsidiaries or among the Company’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company or its Subsidiaries in the operation of its business thereon, and (iii) neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Company Owned Real Property or Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has such Rights-of-Way that are necessary for the Company and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and each such Right-of-Way is valid and free and clear of all Liens (other than Company Permitted Liens); (ii) each of the Company and its Subsidiaries conduct their businesses in a manner that does not violate any of the Rights-of-Way; (iii) each of the Company and its Subsidiaries have fulfilled and performed all of their obligations with respect to such Rights-of-Way; and (iv) neither the Company nor any of its Subsidiaries has received written notice of, and, to the knowledge of the Company Parties, there does not exist, the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the limitation, revocation or termination of any Right-of-Way or would result in any impairment of the rights of the Company and its Subsidiaries in and to any such Rights-of-Way. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all Systems operated by the Company and its Subsidiaries are subject to all Rights-of-Way that are necessary for the Company and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in such Rights-of-Way that would prevent the Company and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated.

Section 3.17 Company Assets.

(a) Except as would not be material to the Company and its Subsidiaries, taken as a whole: (i) each of the Company and its Subsidiaries (including through Company Real Property Leases, Rights-of-Way, licenses, Contracts or other arrangements) has physical possession of and good and valid title to, a valid leasehold interest in or a valid license or other right to use all Systems, assets and properties that are used or held for use, in the aggregate, in the operation of its business, whether tangible or intangible, free and clear of all Liens, other than Company Permitted Liens (collectively, the “Company Assets”), (ii) the Company Assets are sufficient for carrying on the business of the Company and its Subsidiaries following the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company or its Subsidiaries as currently conducted, (iii) the Company Assets that are used or held for use in the operation of the business of the Company and its Subsidiaries are in good operating condition and repair (excluding normal wear and tear) and are usable in the ordinary course of business as currently conducted by the Company and its Subsidiaries., and (iv) all of the Company Assets (1) have been installed and maintained consistent with the installation and maintenance of a prudent operator and in accordance with prudent industry practice and all applicable Contracts and Laws, (2) comprise all of the assets and properties that were necessary to produce the results depicted in the Company’s consolidated financial statements, and (3) have not had any maintenance deferred.

(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole: (i) none of the Company Assets are produced water disposal or injection wells (“Disposal Wells”) that are (1) subject to any order from any Governmental Entity or written notice from any other third party requiring or otherwise seeking that such Disposal Wells be plugged and abandoned, (2) currently scheduled to be plugged and abandoned in accordance with the Company or its Subsidiaries existing internal well retirement schedule consistent with past practices or (3) subject to any restriction prohibiting the injection of produced water from the conduct of oil and gas development operations by any person other than the Company or its Subsidiaries, (ii) all of the Disposal Wells have been drilled and completed in compliance with all applicable Company Permits, Laws, Contracts, permits and other instruments governing the Company Assets, (iii) all wellbore diagrams, plats and surveys for each Disposal Well and all well files, integrity testing and step rate testing results and other records relating to the Disposal Wells that are in the possession or control of the Company or its Subsidiaries have been made available to Parent. To the knowledge of the Company: (A) the pore space and other geological characteristics of each Disposal Well’s injection zone(s) and plume area (as authorized by the Company Permits applicable to such Disposal Well) are sufficient to permit such Disposal Well to operate at the greater of (i) the designer’s nameplate-rated daily injection capacity for such Disposal Well, or (ii) the daily injection capacity under the applicable Company Permit for such Disposal Well, and (B) the collective injection capacity of the Disposal Wells is sufficient to permit the Company and its Subsidiaries to comply with all Top Customer Contracts as of the execution of this Agreement.

Section 3.18 Insurance. The Company and its Subsidiaries maintain insurance in such amounts and against such risks substantially as such Company Party believes to be customary for the industries in which it and its Subsidiaries operate. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice of any pending or, to the knowledge of the Company Parties, threatened cancellation or premium increase (retroactive or otherwise) with respect to any such insurance policy, and each of its Subsidiaries is in compliance with all conditions contained therein.

Section 3.19 Opinion of the Company’s Financial Advisor. The Board of Directors of the Company has received the opinion of Citigroup Global Markets Inc. to the effect that, as of the date of such opinion and based on and subject to various assumptions, qualification, limitations and other matters set forth in such opinion, the Merger Consideration to be received pursuant to this Agreement by holders of Company Class A Common Stock and holders of Company OpCo Units (to the extent and other than as set forth in such opinion), is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution of this Agreement by all Parties, furnish an accurate and complete copy of such opinion to Parent on a non-reliance basis and solely for informational purposes.

Section 3.20 Key Customers. Section 3.20 of the Company Disclosure Schedule sets forth a true, correct and complete list of the ten largest customers (other than the Company or its Subsidiaries) (showing the approximate dollar volume for each) based on revenue received in the 12 months ended June 30, 2025 per customer (each, a “Top Customer”).

Section 3.21 Outstanding Capital Commitments. Except as set forth on Section 3.21 of the Company Disclosure Schedule, as of the date hereof, there are no capital projects in process for which all of the activities anticipated for such project are not expected to be completed by the Closing Date, in each case that are binding on the Company Assets and could reasonably be expected to result in capital expenditures by Parent after the Closing Date in excess of $5,000,000.

Section 3.22 Material Contracts. (a) Except for this Agreement, the Company Benefit Plans and agreements filed as exhibits to the Company SEC Documents, and the Contracts set forth on Section 3.22 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that constitutes a produced water or hydrocarbon purchase or sale (including skim oil) or provides customers with any services involving gathering, transportation, treatment, disposal, recycling, marketing, processing, trucking, beneficial reuse, skim oil, injection, redelivery or supply services that provide, or would reasonably be expected to provide, revenues on an annual basis in excess of $15,000,000;

(iii) any interconnect agreements that bind or otherwise relate to the Company Assets;

(iv) any Contract for any acquisition or divestiture that is pending for aggregate consideration under such Contract in excess of $5,000,000;

(v) any Contract that materially limits the ability of the Company or its Subsidiaries to compete in any line of business or with any person or in any geographic area during any period of time, excluding customary third party license restrictions, confidentiality agreements and agreements that contain customary confidentiality clauses;

(vi) any Contract that obligates the Company or any of its Subsidiaries to make any future capital commitment or expenditure, or provides the Company the right or option to acquire any equipment or assets, involving annual payments in excess of $10,000,000;

(vii) any Contract between the Company or any of its Subsidiaries, on the one hand, and any of their respective officers, directors or principals (or any such person’s affiliates) or any person that holds or owns 5% or more of the shares of the Company’s capital stock (or any affiliates of any such person), on the other hand;

(viii) any Contract that (A) contains an exclusivity or “most favored nation” or similar clause that restricts the business of the Company or any of its Subsidiaries in a material manner, (B) contains a minimum volume commitment or exclusivity arrangement, or (C) contains a “take-or-pay” clause;

(ix) any Contract evidencing indebtedness for borrowed money or any guarantee of such indebtedness of the Company or any of its Subsidiaries in an amount in excess of $10,000,000;

(x) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its Subsidiaries or among any of the Company’s Subsidiaries;

(xi) any Contract pursuant to which the Company or any of its Subsidiaries owns, has a right to own, or use material intellectual property associated with the beneficial reuse, recycling, desalination, or treatment of produced water (except for licenses to generally commercially available software or technology licensed substantially on standard terms and conditions, standard employee invention and confidentiality agreements);

(xii) any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(xiii) any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by the Company or any of its Subsidiaries in excess of $5,000,000;

(xiv) any material lease or sublease with respect to a Company Leased Real Property;

(xv) any material Contract (other than easements or similar contractual rights) to which a Governmental Entity is party;

(xvi) any futures, hedge, swap, collar, put, call, floor, cap, option or other Contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities that binds any of the Company Assets or the Company or its Subsidiaries with respect to any of the Company Assets;

(xvii) any Contract providing for any call upon or option to purchase the Company Assets; and

(xviii) any Contract with a Top Customer (each, a “Top Customer Contract”).

All contracts of the types referred to in clauses (i) through (xviii) above are referred to herein as “Company Material Contracts.” True and complete copies of all Company Material Contracts have been made available to the Parent. As used herein, “Contract” shall mean any agreement, contract, obligation, promise, understanding or undertaking (whether written or oral) that is legally binding.

(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract, (ii) to the knowledge of the Company Parties, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and (iii) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company Parties, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 3.23 Finders or Brokers. Except for Citigroup Global Markets Inc. and Houlihan Lokey, Inc., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Mergers.

Section 3.24 State Takeover Statutes. (a) Assuming none of the Parent Parties is an “interested stockholder” under the Company Charter, the Company Stockholder Approval is the only vote of holders of securities of the Company which is required to approve this Agreement and the Mergers, (b) the action of the Board of Directors of the Company in approving this Agreement is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in the Company Charter) as set forth in the Company Charter and (c) no other Takeover Laws are applicable to the Mergers, this Agreement, or any of the transactions contemplated hereby and thereby. As used in this Agreement, “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations.

Section 3.25 No Additional Representations.

(a) Each Company Party acknowledges that the Parent Parties do not make any representation or warranty as to any matter whatsoever except as expressly set forth in Article IV or in any certificate delivered by Parent to the Company in accordance with the terms hereof (and each Company Party expressly waives reliance upon any representation or warranty of the Parent Parties except as expressly set forth in Article IV or in any certificate delivered by Parent to the Company in accordance with the terms hereof), and specifically (but without limiting the generality of the foregoing) that the Parent Parties do not make any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Company (or any of their respective affiliates, officers, directors, employees or other Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Parent Parties and their respective Subsidiaries or (b) the future business and operations of the Parent Parties and their respective Subsidiaries, and no Company Party has relied on such information or any other representation or warranty not set forth in Article IV.

(b) Each Company Party has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Parent Parties and their respective Subsidiaries and acknowledges that such Company Party has been provided access for such purposes. Except for the representations and warranties expressly set forth in Article IV or in any certificate delivered to the Company by the Parent Parties in accordance with the terms hereof, in entering into this Agreement, each Company Party has relied solely upon its independent investigation and analysis of the Parent Parties and their respective Subsidiaries, and each Company Party acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent, its Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or representatives that are not expressly set forth in Article IV or in any certificate delivered by Parent to the

Company, whether or not such representations, warranties or statements were made in writing or orally. Each Company Party acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any certificate delivered by Parent to the Company, (i) the Parent Parties do not make, or have not made, any representations or warranties relating to themselves or their businesses or otherwise in connection with the transactions contemplated hereby and no Company Party is relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by the Parent Parties to make any representation or warranty relating to themselves or their business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by any Company Party as having been authorized by such Party, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article IV.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as disclosed in (a) the Parent SEC Documents filed with or furnished to the SEC and publicly available on the EDGAR at least 24 hours prior to the date of this Agreement (excluding any disclosures set forth in any such Parent SEC Document under the heading “Risk Factors” or in any section relating to forward-looking statements or any other statement or disclosure that is similarly predictive or forward-looking), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or (b) the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) (it being understood that clause (a) shall not apply to Section 4.1(a)(i), the last sentence of Section 4.1(c), Section 4.2(a), Section 4.2(c) or Section 4.3), the Parent Parties represent and warrant to the Company Parties as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc.

(a) (i) Parent is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (ii) each of Parent’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, in each case, except where the failure to have such power or authority would not have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) As used in this Agreement, a “Parent Material Adverse Effect” means an event, change, effect, development or occurrence that (1) prevents or materially delays Parent’s ability to consummate the transactions contemplated hereby or (2) has a material adverse effect on the business, financial condition or continuing results of operations of Parent and its Subsidiaries, taken as a whole, other than, when determining whether a Parent Material Adverse Effect has occurred pursuant to this clause (2), any event, change, effect, development or occurrence: (i) in or generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, or in inflation, interest or exchange rates or tariffs, in each case, in the United States or elsewhere in the world, or (ii) resulting from or arising out of (A) any changes or developments in the industries in which Parent or any of its Subsidiaries conducts its business, (B) any changes or developments in prices for oil, natural gas, refined products or other commodities, (C) the announcement, pendency or the existence of, or compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Mergers or any of the other transactions contemplated by this Agreement); provided, that the exception set forth in this clause (C) with respect to the performance of this Agreement shall not apply in connection with any representation or warranty set forth in Section 4.3, or any condition insofar as it relates to any such representation or warranty, (D) any action taken (or not taken) at the written request of the Company Parties, (E) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (F) any changes in GAAP or accounting standards or interpretations thereof, (G) epidemics, pandemics, civil unrest, trade wars, earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, sabotage, civil disobedience, cyber attack, or any escalation or general worsening of the foregoing, (H) any failure by Parent to meet any projections or forecasts or estimates of revenues, earnings or other financial or operational metrics for any period (provided that the exception in this clause (H) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect so long as it is not otherwise excluded by this definition) or (I) any changes in the share price or trading volume of the Common Units or in the credit rating of Parent or any of its Subsidiaries (provided that the exception in this clause (I) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Parent Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to clause (i) and subclauses (A)-(B) and (E)-(G) of this clause (ii), to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate.

(c) Parent has made available to the Company prior to the date of this Agreement a true and complete copy of (i) the Certificate of Limited Partnership of Parent (the “Parent Certificate of Limited Partnership”), and (ii) the Second Amended and Restated Agreement of Limited Partnership of Parent (as amended, the “Parent Partnership Agreement” and together with the Parent Certificate of Limited Partnership, the “Parent Organizational Documents”), in each case, as amended through the date hereof, and promptly upon request, Parent will make available to the Company the certificate of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents of each material Subsidiary of Parent. Parent is in material compliance with the terms of each of the Parent Organizational Documents.

Section 4.2 Equity Interests.

(a) The authorized equity interests of Parent consist of Common Units representing limited partner interests in Parent, and a general partner interest in Parent (“General Partner Units”). As of the Measurement Date, the issued and outstanding limited partner interests and general partner interests of Parent consisted of (i) 381,328,604 Common Units, and (ii) 9,060,641 General Partner Units. All outstanding equity securities of Parent are duly authorized, validly issued, fully paid (to the extent required by the Parent Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DLPA) and free of preemptive rights (except as set forth in the Parent Partnership Agreement).

(b) As of the Measurement Date, except as set forth in Section 4.2(b) of the Parent Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party

(i) obligating Parent or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any Common Units or other equity interests of Parent or any of its Subsidiaries or securities convertible into or exchangeable for such partnership units or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such partnership units or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (E) make any payment to any person the value of which is derived from or calculated based on the value of Common Units or other equity interests of any Parent Party, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by Parent or its Subsidiaries.

(c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the unitholders of Parent on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of equity securities of Parent or any of its Subsidiaries.

(e) As of the date of this Agreement, the authorized capital stock of Arrakis Holdings consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding and held by Parent.

(f) As of the date of this Agreement, all of the issued and outstanding limited liability company interests of each of OpCo Merger Sub, Unit Merger Sub and Cash Merger Sub are directly or indirectly owned by Parent.

(g) None of OpCo Merger Sub, Arrakis Holdings, Unit Merger Sub or Cash Merger Sub has any outstanding option, warrant, right or any other agreement pursuant to which any person other than Parent may acquire any equity security of OpCo Merger Sub, Arrakis Holdings, Unit Merger Sub or Cash Merger Sub. None of OpCo Merger Sub, Arrakis Holdings, Unit Merger Sub or Cash Merger Sub has conducted any business prior to the date hereof and each has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and the other transactions contemplated by this Agreement.

(h) When issued pursuant to the terms hereof, all outstanding Common Units constituting any part of the Merger Consideration will be duly authorized, validly issued, fully paid (to the extent required under the Parent Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DLPA) and free of preemptive rights (except as set forth in the Parent Partnership Agreement).

(i) Except as set forth in Section 4.2(i) of the Parent Disclosure Schedule, Parent or a Subsidiary of Parent owns, directly or indirectly, all of the issued and outstanding equity interests of each Subsidiary of Parent, free and clear of any Liens other than Parent Permitted Liens, and all of such equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in Parent’s Subsidiaries, neither Parent nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person), or has any obligation to acquire any such equity interest, security, right, agreement or commitment or to provide a material amount of funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in, any person.

(j) As used in this Agreement, “Parent Permitted Lien” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (iii) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) not created by Parent or its Subsidiaries that affect the underlying fee interest of a Parent Leased Real Property, (v) that is disclosed on the most recent consolidated balance sheet of Parent included in the Parent SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (vi) arising under or pursuant to the Parent Organizational Documents or the organizational documents of any Parent Subsidiary, (vii) created pursuant to the agreements set forth on Section 4.2(j) of the Parent Disclosure Schedule, (viii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business, (ix) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which Parent or any of its Subsidiaries otherwise has access, between the parties thereto, (x) which an accurate up-to-date survey would show, (xi) resulting from any facts or circumstances relating to any Company Party or its affiliates, (xii) imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (xiii) nonexclusive licenses with respect to Company Intellectual Property in the ordinary course of business, (xiv) transfer restrictions under applicable federal or state securities Laws, (xv) with respect to any Parent Leased Real Property, Liens and other rights reserved by or in favor of any landlord under any lease with respect thereto, or (xvi) that does not and would not reasonably be expected to materially impair the continued use of a Parent Owned Real Property or a Parent Leased Real Property as currently operated.

Section 4.3 Partnership / Corporate Authority Relative to this Agreement; No Violation.

(a) Each of the Parent Parties has the requisite partnership, limited liability company or corporate power and authority to enter into this Agreement and each other document to be entered into by the Parent Parties in connection with the transactions contemplated hereby, including the Support Agreements and the TRA Amendment (together with this Agreement, the “Parent Transaction Documents”), and to consummate the transactions contemplated hereby. (i) The execution and delivery of this Agreement and the other Parent Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Parent and Parent GP; (ii) Parent, as the sole member of each of OpCo Merger Sub and Unit Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers; (iii) Arrakis Holdings, as the sole member of Cash Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers; (iv) the board of directors of Arrakis Holdings has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers; (v) Parent, as the sole stockholder of Arrakis Holdings, has approved and adopted this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (vi) no other entity or equity-holder proceedings on the part of the Parent Parties or their respective equity holders are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of Parent GP has approved the execution and delivery of this Agreement and the Parent Transaction Documents and the transactions contemplated hereby and thereby, including the Mergers and the issuance of Common Units in the Mergers (the “Unit Issuance”). No vote of holders of securities of any Parent Party is required to approve the Mergers or the Unit Issuance and no vote of the holders of any class of equity holders of any Parent Party is necessary to approve this Agreement or the transactions contemplated hereby, including the Mergers or the Unit Issuance, in each case, other than the approval of and action by Parent, and such approval of and action by Parent has been obtained. Each of the Parent Transaction Documents has been duly and validly executed and delivered by the Parent Parties, as applicable, and, assuming each such Parent Transaction Document constitutes the legal, valid and binding agreement of the other counterparties thereto, each of the Parent Transaction Documents constitutes the legal, valid and binding agreement of each of the applicable Parent Parties and is enforceable against such Parent Party in accordance with its terms, subject to the Remedies Exceptions.

(b) Other than in connection with or in compliance with (i) the applicable provisions of the DGCL and DLLCA, (ii) the Exchange Act, and the rules promulgated thereunder, (iii) the Securities Act, and the rules promulgated thereunder, (iv) applicable state securities, takeover and “blue sky” laws, (v) the rules and regulations of the NYSE, (vi) the HSR Act, and (vii), the approvals set forth in Section 4.3(b) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of the Company Parties in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Parent Parties of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by the Parent Parties of this Agreement do not, and (assuming the Parent Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, Rights-of-Way, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries, or to which Parent or any of its Subsidiaries is a party or beneficiary, or result in the creation of any Liens other than Parent Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of (x) the Parent Organizational Documents or (y) the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of Parent’s Subsidiaries or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i), (ii)(y) and (iii), for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Reports and Financial Statements.

(a) Parent and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since the Lookback Date (all such documents and reports filed or furnished by Parent or any of its Subsidiaries, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Parent SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2024, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent has disclosed to Parent’s auditors and the audit committee of the Board of Directors of Parent GP (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.

Section 4.6 No Undisclosed Liabilities. Except (a) as reflected or reserved against in Parent’s consolidated balance sheets as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, (c) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business, (d) liabilities and obligations that have been discharged or paid in full, and (e) liabilities incurred in connection with the transactions contemplated by this Agreement, neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), other than those that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7 Compliance with Law; Permits.

(a) Each of Parent and its Subsidiaries are in compliance with, and since the Lookback Date have been in compliance with, and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Parent Material Adverse Effect. Since the Lookback Date, neither Parent nor any of its Subsidiaries has received any written notice or, to the knowledge of the Parent Parties, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law or Parent Permit, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, concessions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits or to have filed such tariffs, reports, notices or other documents would not have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in adverse modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is in compliance with the terms and requirements of all Parent Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8 Environmental Laws and Regulations. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (i) there are no investigations, actions, suits or proceedings pending, or to the knowledge of the Parent Parties, threatened or alleged against Parent or any of its Subsidiaries or any person whose liability Parent or any of its Subsidiaries has retained or assumed by contract, alleging non-compliance with or other liability under any Environmental Law, (ii) each of Parent and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since the Lookback Date have been, in compliance with all Environmental Laws, (iii) there has been no release of Hazardous Materials at any Parent Owned Real Property or Parent Leased Real Property or, to the knowledge of the Parent Parties, at any real property formerly owned, leased or operated by Parent or any of its Subsidiaries, in each case that has resulted in or would reasonably be expected to result in any liability under Environmental Laws for any Parent Party or any of its Subsidiaries, (iv) no Parent Party is party to any order, judgment or decree that imposes any outstanding obligations on Parent or any of its Subsidiaries under any Environmental Law, (v) there have been no leaks, seepage, ruptures or explosions in any Parent Party’s Systems resulting in pending, or to the knowledge of the Parent Parties, threatened or alleged claims for personal injury, loss of life or property damage, except to the extent any claims related to such leaks, seepage, ruptures or explosions have been fully resolved and (vi) to the knowledge of the Parent Parties, there are no defects, corrosion or other damage to any of any Parent Party’s Systems that would reasonably be expected to result in a pipeline integrity failure.

Section 4.9 Absence of Certain Changes or Events.

(a) From the Balance Sheet Date through the date of this Agreement, the businesses of each of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b) From the Balance Sheet Date through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.10 Investigations; Litigation. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of the Parent Parties, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no actions, suits, charges, claims, arbitrations, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of the Parent Parties, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against Parent or any of its Subsidiaries; provided, that to the extent any such representations or warranties in the foregoing clauses (a), (b) and (c) pertain to investigations, reviews, actions, suits, inquiries, proceedings, subpoenas, civil investigative demands, other requests, orders, judgements or decrees that relate to the execution, delivery, performance or consummation of this Agreement or any of the transactions contemplated by this Agreement, such representations and warranties are made only as of the date hereof.

Section 4.11 Information Supplied. None of the information provided in writing by Parent or its Subsidiaries specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement/Prospectus will, at the date it is first mailed to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus and the Form S-4 (excluding any portion thereof based on information supplied by the Company for inclusion or incorporation by reference therein, with respect to which no representation is made by Parent or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 4.11, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not specifically supplied in writing by or on behalf of Parent.

Section 4.12 Tax Matters. Except as set forth on Section 4.12 of the Parent Disclosure Schedule or as would not have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) all Tax Returns that were required to be filed by Parent or any of its Subsidiaries have been duly and timely filed (taking into account valid extensions of time for filing), and all such Tax Returns are complete and accurate;

(b) all Taxes owed by Parent or any of its Subsidiaries, or for which Parent or any of its Subsidiaries is liable, that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the financial statements of Parent in accordance with GAAP;

(c) all Tax withholding and deposit requirements imposed on Parent or any of its Subsidiaries have been satisfied in full in all respects;

(d) there are no Liens (other than Parent Permitted Liens) on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax;

(e) there are no audits, examinations, investigations or other proceedings currently being conducted, pending or threatened in writing in respect of Taxes or Tax matters of Parent or any of its Subsidiaries;

(f) there is no written claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of Parent or any of its Subsidiaries;

(g) no claim has ever been made by a Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not file a Tax Return that Parent or such Subsidiary is or may be subject to taxation in that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return;

(h) there is not in force any waiver or agreement for any extension of time with respect to the due date for the filing of any Tax Return of Parent or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of Parent or any of its Subsidiaries (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(i) none of Parent or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or closing agreement with any Governmental Entity filed or made on or prior to the Closing Date, any prepaid amount received on or prior to the Closing Date or as a result of an intercompany transaction, installment sale or open transaction entered into on or prior to the Closing Date;

(j) none of Parent or any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement pursuant to which it will have any potential liability to any person after the Closing Date (excluding (i) any agreement or arrangement solely among the members of a group the common parent of which is Parent or any of its Subsidiaries, and (ii) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements));

(k) none of Parent or any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law), other than the members of the consolidated group of which Parent is the common parent, or has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes);

(l) none of Parent or any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the two (2) years prior to the date of this Agreement, or as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;

(m) none of Parent or any of its Subsidiaries has participated, or is currently participating, in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(n) each of Parent’s Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code;

(o) Parent is, and has been since its formation, properly classified as a partnership or disregarded entity for U.S. federal (and applicable state and local) income tax purposes and is not, and has never been, treated as a corporation, including under Section 7704 of the Code, or classified as an association taxable as a corporation, including under Treasury Regulations Section 301.7701-3;

(p) for each taxable year of the Parent ending after its initial public offering and for the current portion of Parent’s current taxable year, at least 90% of the gross income of Parent has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code; and

(q) as of the date this Agreement, Parent, after reasonable diligence, is not aware of the existence of any fact or circumstance, and has not taken or agreed to take any action, that could reasonably be expected to prevent or impede the issuance of either of the Closing Tax Opinions.

Section 4.13 Finders or Brokers. Except for BofA Securities, Inc., none of the Parent Parties has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Mergers.

Section 4.14 Availability of Funds. Assuming the satisfaction of the closing conditions set forth in Section 6.3 and the accuracy of the representations and warranties set forth in Section 3.2, then, Parent has, and as of the Closing, will have, immediately available to it cash and other sources of funds to consummate the Mergers and the other transactions contemplated hereby and required for the satisfaction of all of Parent’s payment obligations under this Agreement, including the payment of the full Merger Consideration in accordance with Section 2.1, and to pay all related fees and expenses of Parent and its Subsidiaries. Parent acknowledges and agrees that in no event is the receipt or availability of any funds or financing by any Parent Party a condition to the Closing.

Section 4.15 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries (including OpCo Merger Sub, Arrakis Holdings, Unit Merger Sub or Cash Merger Sub but excluding any pension or benefit plan sponsored, managed or advised by Parent, its Subsidiaries or their respective employees) owns or has owned at any time in the three years preceding the date of this Agreement any shares of Company Common Stock beneficially or of record.

Section 4.16 No Additional Representations.

(a) The Parent Parties acknowledge that the Company Parties do not make any representation or warranty as to any matter whatsoever except as expressly set forth in Article III or in any certificate delivered by the Company to the Parent Parties in accordance with the terms hereof (and each Parent Party expressly waives reliance upon any representation or warranty of the Company Parties except as expressly set forth in Article III or in any certificate delivered by the Company to the Parent Parties in accordance with the terms hereof), and specifically (but without limiting the generality of the foregoing) that the Company Parties make no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Parent Parties (or any of their respective affiliates, officers, directors, employees or other Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (b) the future business and operations of the Company and its Subsidiaries, and none of the Parent Parties has relied on such information or any other representations or warranties not set forth in Article III.

(b) The Parent Parties have conducted their own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledge that the Parent Parties have been provided access for such purposes. Except for the representations and warranties expressly set forth in Article III or in any certificate delivered to the Parent Parties by the Company Parties in accordance with the terms hereof, in entering into this Agreement, each of the Parent Parties have relied solely upon its independent investigation and analysis of the Company and the Company’s Subsidiaries, and the Parent Parties acknowledge and agree that they have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by the Company, its Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or representatives that are not expressly set forth in Article III or in any certificate delivered by Parent to the Company, whether or not such representations, warranties or statements were made in writing or orally. The Parent Parties acknowledge and agree that, except for the representations and warranties expressly set forth in Article III or in any certificate delivered by the Company Parties to the Parent Parties, (i) the Company Parties do not make, or have not made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated hereby and the Parent Parties are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Parent Parties as having been authorized by the Company, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Parent Parties or any of their representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information is the subject of any express representation or warranty set forth in Article III.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company Parties. (a) From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, each of the Company Parties covenants and agrees that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business in all material respects, and shall use commercially reasonable efforts to preserve substantially intact their present lines of business, maintain their rights, franchises and Company Permits and preserve their relationships with significant customers and suppliers; provided, however, that no action by the Company Parties or their Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Each of the Company Parties agrees with Parent, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company:

(A) shall not adopt any amendments to the Company Charter or the Company Bylaws, and shall not permit any of its Subsidiaries to adopt any amendments to its certificate of formation or limited liability company agreement or similar applicable organizational documents (including any amendment to the Company OpCo LLC Agreement);

(B) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except (1) for any such transaction by a wholly owned Subsidiary of the Company or Company OpCo which remains a wholly owned Subsidiary of the Company or Company OpCo, as applicable, after consummation of such transaction, (2) for issuances of Company Class A Common Stock in connection with an exchange of Company OpCo Units (together with the same number of shares of Company Class B Common Stock) in accordance with the Company Charter and the Company OpCo LLC Agreement to the extent required to comply with the Company OpCo LLC Agreement or (3) issuances of Company Class A Common Stock upon the settlement of Company Equity Awards outstanding as of the date of this Agreement or issued following the date of this Agreement in accordance with the terms hereof;

(C) shall not, and shall not permit any of its Subsidiaries that is not wholly owned by the Company or Company OpCo or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (1) dividends or distributions by any Subsidiaries only to the Company or to any Subsidiary of the Company, (2) quarterly cash dividends by the Company on the shares of Company Class A Common Stock not to exceed $0.14 per share and corresponding cash distributions by Company OpCo on the Company OpCo Units, in each case and subject to Section 5.19, with customary record and payment dates, (3) distributions pursuant to Section 6.2(i) of the Company OpCo LLC Agreement to the extent such distributions are (i) paid in a manner consistent with the past practice of the Company and Company OpCo, (ii) not made prior to the applicable due date for the payment of Taxes to which such distributions relate and (iii) not in excess of the amounts necessary to allow the Company to satisfy its U.S. federal, state and local and non-U.S. tax liabilities and to make corresponding pro rata distributions to the holders of Company OpCo Units (other than the Company), provided that, to the extent the taxable income of the Company is reasonably determined to be in excess of the estimated amounts of taxable income of the Company as set forth on Section 5.1(b)(C) of the Company Disclosure Schedule, the Company shall cooperate with Parent in good faith with respect to the determination of the amount and timing of any such additional distributions and (4) distributions to the Company (but not, for the avoidance of doubt, to holders of Company OpCo Units other than the Company) pursuant to Section 6.2(ii) of the Company OpCo LLC Agreement to allow the Company to satisfy its payment obligations in respect of the termination of the Tax Receivable Agreement pursuant to the terms of the TRA Amendment;

(D) shall not, and shall not permit any of its material Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Mergers and other than any mergers, consolidations, restructurings or reorganizations solely among the Company’s wholly owned Subsidiaries or among Company OpCo’s wholly owned Subsidiaries;

(E) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person, except (1) of the category and nature contemplated by, and in an aggregate amount not exceeding the aggregate amount provided in, with respect to the year ended December 31, 2025, the Company’s fiscal 2025 budget and capital expenditure plan, as set forth on Section 5.1(b)(E)(x) of the Company Disclosure Schedule (the “Company 2025 Budget”) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2025 fiscal year); provided, that, if the Closing has not occurred prior to January 1, 2026, the amounts set forth in the Company’s fiscal 2026 budget and capital expenditure plan, as set forth on Section 5.1(b)(E)(y) of the Company Disclosure Schedule (the “Company 2026 Budget”) shall be used for the year ended December 31, 2026, (2) as made in connection with any transaction among the Company or Company OpCo and their respective wholly owned Subsidiaries or among the Company’s or Company OpCo’s wholly owned Subsidiaries, (3) acquisitions, loans, advances, capital contributions or investments in the ordinary course of business that do not exceed $5,000,000 in the aggregate; provided, however, that the Company shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(F) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of any properties or non-cash assets, except (1) sales, transfers and dispositions of obsolete or worthless equipment, (2) sales, transfers and dispositions of skim oil, recycled water, aggregate materials or ground water in the ordinary course of business, (3) sales, leases, transfers or other dispositions made in connection with any transaction among the Company or Company OpCo and their respective wholly owned Subsidiaries or among the Company’s or Company OpCo’s wholly owned Subsidiaries, (4) leases or dispositions of any properties or assets by the Company or Company OpCo or any of their respective wholly owned Subsidiaries to any of their respective wholly owned Subsidiaries, and (5) sales, leases, transfers or other dispositions in the ordinary course of business that do not to exceed $10,000,000 in the aggregate;

(G) shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures, except for (1) expenditures of the category and nature contemplated by, and in an aggregate amount not exceeding 105% of the aggregate amount provided in, the Company 2025 Budget (whether or not such capital expenditure is made during the 2025 fiscal year); provided, that, if the Closing has not occurred prior to January 1, 2026, the amounts set forth in the Company 2026 Budget shall be used for the year ended December 31, 2026, (2) expenditures made in response to any emergency to protect life, the environment or property, whether caused by war, terrorism, weather events, public health events, environmental conditions, outages or otherwise, or (3) expenditures in connection with any action permitted by clause (E) above;

(H) except as required by any Company Benefit Plan as in effect on the date of this Agreement (or as modified in compliance with this Agreement), shall not, and shall not permit any of its Subsidiaries to, (1) increase the compensation or other benefits payable or provided to the Company’s directors, officers, employees or other service providers, except in connection with the Company’s ordinary course annual merit raise cycle, base salary or wage rate increases for any employee with a target annual compensation opportunity of less than $150,000, (2) enter into or amend any employment, change of control, severance or retention agreement with any director, officer or employee of the Company, except for agreements entered into with any newly hired employees who are not officers (so long as such agreements are on terms generally made available to similarly situated employees), (3) establish, adopt, enter into, terminate or amend any plan, policy, program or arrangement for the benefit of any current or former directors, officers, employees or other service providers of any Company Party, except (i) as permitted pursuant to clause (2) above or (ii) routine amendments to health and welfare plans that do not materially increase the costs to the Company Parties of maintaining the applicable plan, (4) enter into any material collective bargaining agreements or other Contracts with any labor unions, trade unions, works councils, employee associations, or other employee representatives, (5) hire or terminate without cause any director, officer or employee with a target annual compensation opportunity in excess of $150,000, other than the hiring or promotion in the ordinary course of business to fill vacancies or positions that are being recruited for as of the date of this Agreement on terms no less favorable in the aggregate to the Company Parties than the terms previously applicable to the individual whose position is being filled, or (6) enter into or make any loans or advances to any of its officers, directors, employees, agents, or consultants (other than loans or advances for travel or reasonable business expenses);

(I) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(J) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Company Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) for transactions among the Company or Company OpCo and their respective wholly owned Subsidiaries or among the Company’s or Company OpCo’s wholly owned Subsidiaries, (2) for issuances of Company Class A Common Stock in connection with an exchange of Company OpCo Units (together with the same number of shares of Company Class B Common Stock) in accordance with the Company Charter and the Company OpCo LLC Agreement or (3) issuances of Company Class A Common Stock upon the settlement of Company Equity Awards outstanding as of the date of this Agreement or issued following the date of this Agreement in accordance with the terms hereof;

(K) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares, except (1) for transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries, (2) in connection with an exchange of Company OpCo Units (together with the same number of shares of Company Class B Common Stock) for Company Class A Common Stock in accordance with the Company Charter and the Company OpCo LLC Agreement, or (3) in connection with the settlement of Company Equity Awards outstanding as of the date of this Agreement or issued following the date of this Agreement in accordance with the terms hereof;

(L) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except (1) for any indebtedness incurred under the Credit Agreement in the ordinary course of business or to fund the Company’s payment obligations in respect of the termination of the Tax Receivable Agreement pursuant to the terms of the TRA Amendment, (2) for any indebtedness among the Company or Company OpCo and their respective wholly owned Subsidiaries or among the Company’s or Company OpCo’s wholly owned Subsidiaries, (3) for any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms to the Company than such existing indebtedness, (4) for any guarantees by the Company of indebtedness of Subsidiaries of the Company or guarantees by the Company’s Subsidiaries of indebtedness of the Company or any Subsidiary of the Company, which indebtedness is incurred in compliance with this Section 5.1(b) and (5) with respect to any indebtedness not in accordance with clauses (1) through (4), for any indebtedness not to exceed $5,000,000 in aggregate principal amount outstanding at the time incurred by the Company or any of its Subsidiaries; provided, however, that in the case of each of clauses (1) through (5) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Company and its Subsidiaries, or, following the Closing, Parent and its Subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which the Company or any Subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof;

(M) other than in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries to, modify, amend or terminate, or waive any rights under any Company Material Contract or under any Company Permit, in a manner or with an effect that is materially adverse to the Company and its Subsidiaries, taken as a whole;

(N) shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any Action in amounts in excess of (1) the amounts reserved with respect thereto on the balance sheet as of the Balance Sheet Date included in the Company SEC Documents or (2) if no such amounts are reserved, then $10,000,000 in the aggregate, in each case except to the extent any such excess amount is covered by the Company’s or its Subsidiaries’ insurance policies or indemnified by a third party;

(O) shall not (except in the ordinary course of business) (1) change its fiscal year or any material method of Tax accounting, (2) make, change or revoke any material Tax election, (3) enter into any closing agreement with respect to, or otherwise settle or compromise, any material liability for Taxes, (4) file any material amended Tax Return or (5) or surrender a claim for a material refund of Taxes;

(P) except as otherwise permitted by this Agreement or for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of the Company or any Subsidiary, other than (1) at stated maturity, (2) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness or guarantees thereof may be entitled), in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof and (3) prepayments of borrowings under the Credit Agreement; and

(Q) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (P) of this Section 5.1(b).

Section 5.2 Conduct of Business by the Parent Parties. (a) From and after the date hereof until the earlier of the Effective Time and the Termination Date, and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.2(a) of the Parent Disclosure Schedule, each of the Parent Parties covenants and agrees with the Company that the business of Parent and its Subsidiaries shall be conducted, and that such entities shall not take any action, except in the ordinary course of business in all material respects, and shall use their commercially reasonable efforts to preserve substantially intact their present lines of business, maintain their rights, franchises and Parent Permits and preserve their relationships with significant customers and suppliers; provided, however, that no action by the Parent Parties or their Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Each of the Parent Parties agrees with the Company, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.2(b) of the Parent Disclosure Schedule, Parent:

(A) shall not adopt or propose any amendment to the Parent Organizational Documents in any manner that would be materially adverse to the Company or the holders of Company Common Stock or Company OpCo Units;

(B) shall not, and shall not permit any of their Subsidiaries to, split, combine or reclassify any of their equity interests or other ownership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except for any such transaction by a Subsidiary of Parent (other than OpCo Merger Sub, Arrakis Holdings, Unit Merger Sub or Cash Merger Sub) which remains a Subsidiary after consummation of such transaction;

(C) shall not, and shall not permit any of its Subsidiaries that is not wholly owned by Parent or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding equity securities (whether in cash, assets, partnership units, stock or other securities of Parent or its Subsidiaries), except (1) dividends or distributions by any Subsidiaries only to Parent or any Subsidiary of Parent in the ordinary course of business, (2) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement, and (3) regular quarterly cash distributions on the Common Units with customary record and payment dates;

(D) shall not, and shall not permit any of its material Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Mergers and other than any mergers, consolidations, restructurings or reorganizations solely among Parent and its Subsidiaries or among Parent’s Subsidiaries (except for any such transaction involving OpCo Merger Sub, Arrakis Holdings, Unit Merger Sub or Cash Merger Sub);

(E) shall not take any action or fail to take any action that would reasonably be expected to cause Parent to be treated, for U.S. federal income tax purposes, as a corporation;

(F) shall not, and shall not permit any of its Subsidiaries to, engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of Parent for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code;

(G) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, or enter into any joint venture agreements with, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Mergers; and

(H) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (A) through (G) of this Section 5.2(b).

Section 5.3 Access.

(a) Each Company Party shall afford the Parent Parties and the officers, employees, accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives (collectively, “Representatives”) of each Parent Party, upon advance written notice, reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional existing accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries, as Parent may reasonably request. Notwithstanding the foregoing, the Company Parties shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law. No Parent Party, nor any of its officers, employees or other Representatives, shall be permitted to perform any onsite procedures (including an onsite study, any Phase II environmental site assessment or other invasive or subsurface testing, sampling, monitoring or analysis) with respect to any property of the Company or any of the Company’s Subsidiaries without the Company’s prior written consent. Parent shall, and does hereby agree to, indemnify, defend and hold the Company and its Subsidiaries and their respective Representatives harmless from and against any and all actual loss arising out of Parent’s or its Representatives’ actions taken in or on the Company’s or any of its Subsidiaries’ properties. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.3(a) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3(a) shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

(b) The Parties hereby agree that all information provided to them or their respective officers, directors, employees or other Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the Mutual Confidentiality Agreement, dated as of May 12, 2025, between the Company and Parent (the “Confidentiality Agreement”).

Section 5.4 Non-Solicitation by the Company.

(a) Except as permitted by this Section 5.4, from the date hereof and prior to the earlier of the Effective Time and the Termination Date, the Company shall not, and the Company shall cause its Subsidiaries and its and their respective directors and officers not to, and shall use reasonable best efforts to cause its and their other Representatives not to, directly or indirectly: (i) solicit, initiate, seek or knowingly encourage, knowingly induce or knowingly facilitate (including by way of furnishing non-public information relating to the Company or its Subsidiaries in furtherance thereof) any proposal or offer or any inquiries regarding or the making or submission of any proposal or offer, including any proposal or offer to its stockholders, that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish any non-public information regarding the Company or any of its Subsidiaries or afford access to the business, properties, books or records of the Company or any of its Subsidiaries, to any person (other than any Parent Party or its respective directors, officers, employees, Subsidiaries or other Representatives) in connection with or in response to an Acquisition Proposal or any inquiries regarding an Acquisition Proposal, (iii) engage or participate in or otherwise knowingly facilitate any discussions or negotiations with a person (other than any Parent Party or its respective directors, officers, employees, Subsidiaries or other Representatives) with respect to an Acquisition Proposal, (iv) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any Acquisition Proposal, (v) enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or any other agreement (whether binding or not) providing for an Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the Mergers or any other transaction contemplated by this Agreement (other than a confidentiality agreement in accordance with this Section 5.4(a)), (vi) unless the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, (x) amend or grant any waiver, release or modification under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; provided, however, that, notwithstanding anything to the contrary in this Section 5.4(a), the Company may waive or fail to enforce any provision of such standstill or similar agreement of any person solely to permit such person to make and pursue an Acquisition Proposal on a confidential basis or otherwise privately communicate with the Board of Directors of the Company if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, or (y) take any action to make the provisions of Section 11.2 of the Company Charter inapplicable to any Acquisition Proposal or Acquisition Transaction or (vii) resolve or agree to do any of the foregoing. Notwithstanding the foregoing, the Company or any of its Representatives may, in response to an unsolicited inquiry or proposal from a third party, solely seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes a Superior Offer. Notwithstanding the first sentence of this Section 5.4(a), prior to obtaining the Company Stockholder Approval, the Company, or the Board of Directors of the Company, directly or indirectly through any officer, employee or other Representative, may (x) furnish non-public information regarding the Company or any of its Subsidiaries to, and afford access to the business, properties, assets, books or records of the Company and any of its Subsidiaries to, any person and (y) engage in any of the activities prohibited by Section 5.4(a)(iii), in each case, in response to an unsolicited written Acquisition Proposal if the Board of Directors of the Company, prior to taking any such particular action, determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Offer if (1) such Acquisition Proposal was received after the date of this Agreement and did not result from a material breach by the Company of this Section 5.4(a), (2) the Company provides to Parent the notice required by Section 5.4(b) with respect to such Acquisition Proposal, and

(3) the Company furnishes any non-public information provided to the maker of the Acquisition Proposal only pursuant to a confidentiality agreement between the Company and such person with provisions (other than standstill provisions) that are no less favorable to the Company than those contained in the Confidentiality Agreement, a copy of which shall be promptly provided to Parent for informational purposes only (it being agreed that such confidentiality agreement between the Company and such person shall permit such person to make any Acquisition Proposal to the Board of Directors of the Company), and to the extent non-public information that has not been made available to Parent is made available to the maker of the Acquisition Proposal, provide or make available such non-public information to Parent substantially concurrent with the time that it is provided to such other person. Nothing in this Section 5.4 shall prohibit the Company, or the Board of Directors of the Company, directly or indirectly through any officer, employee or other Representative, from (1) informing any person that the Company is party to this Agreement and informing such person of the restrictions that are set forth in this Section 5.4, or (2) disclosing the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement/Prospectus or otherwise; provided that, in the case of this clause (2), (x) the Company shall in good faith determine, after consultation with the Company’s outside legal counsel, that such information, facts, identity or terms is required to be disclosed under applicable Law or that failure to make such disclosure would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law, and (y) the Company complies with the obligations set forth in the proviso in Section 5.4(g).

(b) The Company shall promptly, and in no event later than 24 hours after a director or senior executive officer of the Company receives any Acquisition Proposal, advise Parent (orally and in writing) of such Acquisition Proposal (including providing the identity of the person making or submitting such Acquisition Proposal and, (x) if it is in writing, a copy of such Acquisition Proposal and any related draft agreements and (y) if oral, a reasonably detailed summary thereof), in each case including any modifications thereto. The Company shall keep Parent informed in all material respects on a prompt basis with respect to any change to the material terms of any such Acquisition Proposal (and in no event later than 24 hours following any such change).

(c) Immediately following the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective officers and directors and shall use its reasonable best efforts to cause its other Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or other Representatives and any person (other than any Parent Party or its respective officers, directors, employees or other Representatives) that relate to any Acquisition Proposal. Promptly following the date of this Agreement, the Company shall request that each person that has executed a confidentiality agreement within the 12-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such person or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such person that contains, reflects or analyzes that information), in accordance with the terms of such confidentiality agreements. The Company shall use its reasonable best efforts to secure all certifications of such return or destruction as promptly as practicable.

(d) Except as otherwise provided in Section 5.4(e) and Section 5.4(f), neither the Board of Directors of the Company nor any committee thereof may (i) withhold, withdraw, amend, change, qualify or modify, or publicly propose to withhold, withdraw, amend, change, qualify or modify, the Company Recommendation in a manner adverse to Parent, including by failing to include the Company Recommendation in the Proxy Statement/Prospectus; (ii) approve, adopt, endorse or recommend, or publicly propose to approve, adopt, endorse or recommend, any Acquisition Proposal; (iii) fail to reaffirm the Company Recommendation within ten business days of a request therefor by Parent following the date on which any Acquisition Proposal or material modification thereto is received by the Company or is published, sent or communicated to the Company’s stockholders; provided that if the Company Stockholders’ Meeting is scheduled to be held within three business days of such request, within one business day after such request and, in any event, prior to the date of the

Company Stockholders’ Meeting (provided, that Parent may not make any such request on more than two occasions with respect to each Acquisition Proposal, not including any substantive revision, amendment, update or supplement to such Acquisition Proposal); (iv) fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the securities of the Company shall have been commenced, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender offer or exchange offer and affirms the Company Recommendation; provided that if the Company Stockholders’ Meeting is scheduled to be held within five business days of the commencement of such tender offer or exchange offer, within three business days after such commencement and, in any event, prior to the date of the Company Stockholders’ Meeting or (v) approve any transaction under, or any third party becoming, an “interested stockholder” under the Company Charter (or similar concepts under any applicable Takeover Law) (any action described in this Section 5.4(d), a “Change of Recommendation”). No Change of Recommendation, whether or not in accordance with Section 5.4(e) or Section 5.4(f), shall change the approval of this Agreement for purposes of Section 251 of the DGCL, and no Change of Recommendation shall have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated by this Agreement (including the Mergers). Any determination or action by the Board of Directors or any committee thereof to the extent permitted by this Section 5.4 shall not be, and shall not be deemed to be, in and of itself a breach or violation of this Section 5.4 and shall not, unless a Change of Recommendation has occurred, give Parent a right to terminate this Agreement pursuant to Section 7.1(h)(i).

(e) Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the Board of Directors of the Company may at any time prior to receipt of the Company Stockholder Approval, be permitted to not make the Company Recommendation, or to make a Change of Recommendation and/or terminate this Agreement pursuant to Section 7.1(f), if (and only if): (i) (A) an unsolicited written Acquisition Proposal (that did not result from a material breach of Section 5.4(a) by the Company) is made by a third party after the date hereof, and such Acquisition Proposal is not withdrawn, (B) the Company’s Board of Directors determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer and (C) following consultation with outside legal counsel, the Board of Directors of the Company determines that the failure to make a Change of Recommendation or terminate this Agreement pursuant to Section 7.1(f) would be reasonably likely to constitute a breach by the Board of Directors of its fiduciary duties to the Company’s stockholders under applicable Law; and (ii) (A) the Company provides Parent four business days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Offer that is specified in Section 5.4(b), (B) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Offer or taking any action pursuant to Section 7.1(f) with respect to a Superior Offer, the Company shall negotiate in good faith with Parent during such four business day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement, such that the Acquisition Proposal ceases to constitute a Superior Offer, and (C) the Board of Directors of the Company shall have considered in good faith any changes to the terms of this Agreement proposed in writing by Parent in a manner that would form a binding contract if accepted by the Company Parties, and following such four business day period, shall have determined in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the Acquisition Proposal would continue to constitute a Superior Offer if such changes of this Agreement proposed in writing by Parent were to be given effect; provided that, in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 5.4(e), except that references in this Section 5.4(e) to “four business days” shall be deemed to be references to “two business days” and such two business day period shall expire at 11:59 p.m. (Eastern time) on the second business day immediately following the day on which the Company delivers a written notice to Parent pursuant to this proviso.

(f) Other than in connection with a Superior Offer (which shall be subject to Section 5.4(e) and shall not be subject to this Section 5.4(f)), nothing in this Agreement shall require that the Company make the Company Recommendation, or prohibit or restrict the Board of Directors of the Company from making a Change of Recommendation, in each case, in response to an Intervening Event to the extent that (i) the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to effect a Change of Recommendation would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Law, and (ii) (A) the Company provides Parent four business days’ prior written notice of its intention to take such action, which notice shall specify in reasonable detail the reasons therefor, (B) after providing such notice and prior to making such Change of Recommendation, the Company shall negotiate in good faith with Parent during such four business day period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as would obviate the need for the Board of Directors to make a Change of Recommendation pursuant to this Section 5.4(f), and (C) the Board of Directors of the Company shall have considered in good faith any changes to the terms of this Agreement proposed in writing by Parent in a manner that would form a binding contract if accepted by the Company Parties, and following such four business day period, shall have determined in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to effect a Change of Recommendation with respect to an Intervening Event would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Law.

(g) Nothing contained in this Section 5.4 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to its equityholders a position contemplated by Rule 14d-9 or 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from issuing a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Board of Directors of the Company with respect to this Agreement or an Acquisition Proposal shall be deemed to be a Change of Recommendation unless the Board of Directors of the Company in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Board of Directors of the Company.

(h) As used in this Agreement:

(i) “Acquisition Proposal” means any bona fide offer or proposal, whether or not in writing, or any bona fide written indication of interest, received from or made public by a third party (other than an offer or proposal by any Parent Party or its respective Subsidiaries) relating to any Acquisition Transaction;

(ii) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) pursuant to which any person, other than any Parent Party or its respective Subsidiaries, (A) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) assets of the Company and its Subsidiaries equal to 25% or more of the Company’s consolidated assets (based on their fair market value thereof) or to which 25% or more of the Company’s revenues or earnings on a consolidated basis are attributable, and (B) directly or indirectly acquires (whether in a single transaction or a series of related transactions, and whether through merger, tender offer, exchange offer, business combination, consolidation or otherwise) beneficial ownership (within the meaning of Section 13 under the Exchange Act) 25% or more of any class of equity securities of the Company entitled to vote with respect to the adoption of this Agreement; and

(iii) “Intervening Event” means a material event, fact, circumstance, development or occurrence that is not known or reasonably foreseeable (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable) to or by the Company’s Board of Directors as of the date of this Agreement, which event, fact, circumstance, development, occurrence or material consequences becomes known to or by the Company’s Board of Directors prior to obtaining the Company Stockholder Approval; provided, however, that (A) in no event shall the receipt, existence, potential for or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event and (B) to the extent that the Intervening Event shall relate to an event, change, effect, development or occurrence involving Parent or any of its Subsidiaries, then such event, change, effect, development or occurrence shall not constitute an Intervening Event if such event, change, effect, development or occurrence is: (i) generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, unless such event, change, effect, development or occurrence disproportionately affects Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate; or (ii) resulting from or arising out of (a) any changes or developments in the industries in which Parent or any of its Subsidiaries conducts its business, (b) any changes or developments in prices for oil, natural gas or other commodities, (c) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Mergers or any of the other transactions contemplated by this Agreement), (d) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (e) any failure by Parent to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (d) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in an Intervening Event), or (f) any changes in the unit price or trading volume of the Common Units or in the credit rating of Parent or any of its Subsidiaries (provided that the exception in this clause (e) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in an Intervening Event), except, in each case with respect to clauses (a), (b) and (d), to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate; and

(iv) “Superior Offer” means a written Acquisition Proposal in respect of an Acquisition Transaction (but substituting “50%” for all references to “25%” in the definition of such term), on terms that the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, are more favorable to the Company’s stockholders from a financial point of view than the Mergers and the transactions contemplated by this Agreement (taking into account at the time of determination any proposal by Parent to amend or modify the terms of this Agreement which are committed to in writing, after taking into account such factors deemed relevant by the Board of Directors of the Company, including the form of consideration, timing, likelihood of consummation, required approvals, conditions to consummation, and other factors that the Board of Directors may consider in the exercise of its fiduciary duties).

Section 5.5 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, the Form S-4, which will include the Proxy Statement/Prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Mergers and the other transactions contemplated hereby. The Company will cause the Proxy Statement/Prospectus to be mailed to the Company’s stockholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of Common Units in the Mergers, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement/Prospectus will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other Party a reasonable opportunity to review and comment thereon. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Common Units issuable in connection with the Mergers for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

(b) The Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to duly give notice of, convene and hold a meeting of its stockholders, to be held as promptly as practicable after the Form S-4 is declared effective under the Securities Act, to consider the adoption of this Agreement (the “Stockholders’ Meeting”). The Company will, except in the case of a Change of Recommendation, (1) through its Board of Directors, recommend that its stockholders adopt this Agreement and (2) use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Laws to obtain such approvals. In the case of a Change of Recommendation, the Company will continue to accept proxies from its stockholders, whether for or against the adoption of this Agreement. For the avoidance of doubt, unless this Agreement has been terminated pursuant to the terms hereof, no Change of Recommendation shall be deemed to relieve the Company of its obligations set forth in this Section 5.5, other than the Company’s obligation set forth in the second sentence of this Section 5.5(b).

(c) Notwithstanding anything in this Agreement to the contrary, the Company may, in consultation with Parent, postpone or adjourn the Company Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure which the Company has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of the Company prior to the Company Stockholders’ Meeting and (iv) if the Company has delivered any notice contemplated by Section 5.4(e) or Section 5.4(f) and the time periods contemplated by the Section under which such notice has been delivered have not expired.

Section 5.6 Equity-Based Awards.

(a) Treatment of Company RSUs and Company PSUs for Continuing Employees. At the Effective Time, each outstanding award of restricted stock units subject only to time-based vesting conditions (“Company RSUs”) and each outstanding award of restricted stock units subject to both time-based vesting and performance-based vesting conditions, (“Company PSUs”), in each case, granted pursuant to the LTIP and held by Continuing Employees shall be assumed by Parent and converted into a restricted unit award with respect to Common Units (each, an “Assumed RSU Award”). At the Effective Time, each Assumed RSU Award shall (i) relate to a number of whole Common Units (rounded to the nearest whole unit) equal to (x) the total number of shares of Company Class A Common Stock underlying such award of Company RSUs or Company PSUs, multiplied by (y) the Common Unit Election Consideration, (ii) with respect to any Company PSUs with performance periods that had not ended prior to the Effective Time, be deemed to be earned at the greater of (x) the target level of performance and (y) the greater of the actual level of performance through (1) the day that is five business days following the execution of this Agreement, and (2) the Effective Time, (iii) otherwise be subject to substantially the same terms and conditions (including as to time-based vesting, settlement and forfeiture events, and dividend equivalent rights, but excluding, for the avoidance of doubt, any performance-based vesting conditions) as were applicable to the corresponding Company RSU or Company PSU, as applicable, immediately prior to the Effective Time, except as to terms rendered inoperative by reason of the transactions contemplated by this Agreement, or any such immaterial administrative or ministerial changes as the Board of Directors of Parent may determine in good faith are appropriate to effectuate the administration of the Assumed RSU Award; provided, however, that, notwithstanding anything to the contrary in the LTIP, in the event of a termination of the employment of the holder of any Assumed RSU Award on or within a twelve (12) month period following the Closing Date without Cause (as defined under the LTIP) or as a result of the holder’s death or Disability (as defined under the LTIP), any unvested Assumed RSU Award shall immediately vest in full. If applicable, each Assumed RSU Award will include a right to receive payment of any cash amounts with respect to accrued but unpaid distribution equivalent rights that were associated with the prior Company RSU or Company PSU, as applicable, as of the Effective Time in accordance with and subject to the same vesting, forfeiture, payment timing and other provisions as applied to the corresponding Company RSU or Company PSU, as applicable.

(b) Treatment of Company RSUs and Company PSUs for Non-Continuing Employees. At the Effective Time, each Company RSU and Company PSU held by any individual who, as of immediately prior to the Effective Time, is an employee or individual service provider (excluding any director of the Company) of the Company or any of its Subsidiaries and who does not continue to be employed or engaged by the Surviving Corporation or any of its Subsidiaries from and after the Effective Time (each a “Non-Continuing Employee”), whether vested or unvested, shall automatically by virtue of the occurrence of the Mergers and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the total number of shares of Company Class A Common Stock underlying such award of Company RSUs or Company PSUs (assuming that any performance-based vesting conditions applicable to Company PSUs were achieved at the greater of (x) the target level of performance and (y) the greater of the actual level of performance through (1) the day that is five business days following the execution of this Agreement, and (2) the Effective Time), multiplied by (y) the Cash Election Consideration, plus an additional amount in cash equal to any accrued but unpaid cash-based dividend equivalents. Parent shall, or shall cause the Surviving Corporation or one of its Subsidiaries, as applicable, to pay to the Non-Continuing Employees who, at the Effective Time, are holders of Company RSUs and/or Company PSUs, the cash payments described in Section 5.6(b) through the payroll of the Surviving Corporation (or the relevant employer subsidiary) at or as promptly as reasonably practicable following the Effective Time.

(c) Treatment of Company RSUs for Non-Employee Directors. At the Effective Time, each Company RSU held by a non-employee member of the Board of Directors of the Company shall automatically by virtue of the occurrence of the Mergers and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the total number of shares of Company Class A Common Stock underlying such award of Company RSUs, multiplied by (y) the Cash Election Consideration. Parent shall, or shall cause the Surviving Corporation to, issue a check for such payment to each holder of such Company RSUs, which checks shall be sent by courier to such holders as promptly as reasonably practicable following the Effective Time.

(d) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the LTIP) shall take all actions necessary (including, for the avoidance of doubt, adopting any necessary amendments or obtaining any required consents) to effectuate the treatment of this Section 5.6.

(e) Parent shall take all actions that are necessary for the treatment of Company RSUs and Company PSUs pursuant to Section 5.6(b), including the reservation of a sufficient number of Common Units for delivery upon issuance of the Assumed RSU Awards in accordance therewith. As soon as reasonably practicable after the

Effective Time, Parent shall file a registration statement on Form S-8, or a post-effective amendment to a registration statement on Form S-8 previously filed under the Securities Act, with respect to the Common Units subject to Assumed RSU Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed RSU Awards remain outstanding.

Section 5.7 Employee Matters.

(a) Parent shall, and shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof (or, if sooner, through the date that the applicable Continuing Employee is no longer employed by the Surviving Corporation or any of its Subsidiaries), to provide to each of the individuals employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (the “Continuing Employees”) (i) annual base salary or hourly wage rate, as applicable, and target short-term cash incentive compensation opportunities, in each case, that are no less favorable than as provided to the Continuing Employee immediately before the Effective Time, and (ii) employee benefits (excluding any compensation items that are separately set forth within this Agreement or an applicable Company Disclosure Schedule) that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of Parent and its Subsidiaries. Parent shall provide, or shall cause the Surviving Corporation or its applicable Subsidiary to provide, each Continuing Employee whose employment is involuntarily terminated without Cause (as defined under the LTIP) during the 12 month period following the Effective Time and each Non-Continuing Employee, in each case, with the applicable severance benefits set forth on (a) of the Company Disclosure Schedule.

(b) With respect to benefit plans maintained by Parent or any of its Subsidiaries, including the Surviving Corporation (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, Parent shall ensure that each Continuing Employee’s years of service with the Company or any of its Subsidiaries and any predecessor entities, as reflected in the Company’s records, shall be treated as service with Parent or any of the Parent Subsidiaries, including the Surviving Corporation; provided that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

(c) For all Continuing Employees and Non-Continuing Employees who are not participants in the Company’s Executive Change in Control Severance Plan, if the Closing Date occurs in calendar year 2025, then Parent shall ensure, or shall cause its Subsidiaries (including the Surviving Corporation) to ensure, that each Continuing Employee and Non-Continuing Employee who, as of immediately prior to the Effective Time, is eligible to receive an annual bonus in respect of calendar year 2025 under the applicable bonus arrangements of the Company as approved by its Compensation Committee, receives a 2025 annual bonus in an amount calculated on the basis of (i) the greater of target level or actual attainment of the objective Company performance metrics as set forth in such plan, measured through the Effective Time, and (ii) target level attainment of any individualized or subjective performance factors as set forth in such bonus plan.

(d) Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation), to use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar out-of-pocket requirements and expenses incurred by each Continuing Employee (and his or her eligible dependents) during the portion of the plan year of any Company Benefit Plan ending on the date such Continuing

Employee’s participation in the comparable welfare benefit plans of Parent and its Subsidiaries commences for purposes of satisfying such year’s deductible, co-payment and other out-of-pocket limitations under such welfare benefit plans of Parent and its Subsidiaries.

(e) If requested by Parent in writing at least ten days prior to the Closing Date, subject to the terms of any such Company Benefit Plan and applicable Law, the Company shall both (i) terminate any Company Benefit Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement (a “Company 401(k) Plan”), including through any required withdrawal, spin-off and termination of such Company 401(k) Plan with the sponsoring entity thereof, and (ii) fully vest each Continuing Employee in his or her account balance in such Company 401(k) Plan, in each case, effective at least one day prior to the Closing Date (the “ERISA Effective Date”). Prior to the ERISA Effective Date, the Company shall provide Parent with executed resolutions of the Company’s or, as applicable, its Subsidiary’s Board of Directors authorizing such termination and amending any such Company 401(k) Plan commensurate with its termination to the extent necessary to comply with all applicable Laws. In the event that the Company 401(k) Plan is terminated as set forth in this Section 5.7(e), as soon as administratively practicable (and in no event later than 30 days) following the Closing Date, Parent shall use its reasonable best efforts to take any and all actions as may be reasonably required to (1) cause a defined contribution plan of Parent or any of its Subsidiaries that is intended to be qualified under Section 401(a) of the Code (each, a “Parent 401(k) Plan”) to accept any “direct rollover” contributions of the account balances of each Continuing Employee under the Company 401(k) Plan, including any participant loans, if such direct rollover is elected in accordance with applicable Law by such Continuing Employee, and (2) cause each applicable Continuing Employee to become a participant in the applicable Parent 401(k) Plan (giving effect to the service crediting provisions of Section 5.7(b)).

(f) Nothing in this Section 5.7 shall be construed as an amendment of, or undertaking to amend, any Company Benefit Plan or to prevent the amendment or termination of any Company Benefit Plan in accordance with its terms. Nothing in this Section 5.7 shall limit the right of any Company Party, Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Continuing Employee at any time. Without limiting the generality of Section 8.13, the provisions of this Section 5.7 are solely for the benefit of the Parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor of the Company or any of its Subsidiaries or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other compensation or benefit plan or arrangement (including any benefit plan of the Parent Parties or their Subsidiaries) for any purpose.

Section 5.8 Regulatory Approvals; Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use (and shall cause its Subsidiaries to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Mergers and the other transactions contemplated by this Agreement, including: (i) obtaining all necessary actions or nonactions, expirations of waiting periods, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations, notifications and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, in each case as promptly as reasonably practicable, (ii) obtaining all necessary consents, expirations or terminations of waiting periods, approvals or waivers from third parties other than any Governmental Entity, in each case as promptly as reasonably practicable, and (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. In the event that any litigation, administrative or judicial action or other proceeding is commenced challenging the

Mergers or any of the transactions contemplated by this Agreement, each of the Company Parties and the Parent Parties shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and the Parent Parties shall (i) as promptly as practicable (and in any event not more than fifteen business days) after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (C) assuring that all such filings are in material compliance with the requirements of applicable Regulatory Laws, and (D) making available to the other Party such information as the other Party may reasonably request in order to respond to information requests by any relevant Governmental Entity, (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things advisable to consummate and make effective the transactions contemplated hereby, and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other substantive communications, filings or correspondence (or memoranda setting forth the substance thereof) between the Company or the Parent Parties, or any of their respective Subsidiaries, and any third party and/or any Governmental Entity (or members of their respective staffs) with respect to such transactions. Prior to transmitting any substantive material to any Governmental Entity (or members of their respective staffs), the Company and the Parent Parties shall permit counsel for the other Parties a reasonable opportunity to review and provide comments thereon, and consider in good faith the views of the other Parties in connection with, any proposed written communication to any Governmental Entity (or members of their respective staffs) to the extent permitted by Law. Each of the Company and the Parent Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other Party in advance to the extent reasonably practicable and, to the extent not prohibited by such Governmental Entity or by Law, gives the other Parties the opportunity to attend and participate where appropriate and advisable under the circumstances.

(c) The Parent Parties agree to use reasonable best efforts to take, or cause to be taken (including by their Subsidiaries), any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve such objections, if any, that a Governmental Entity may assert under Regulatory Laws with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under Regulatory Laws that may be asserted by any Governmental Entity with respect to the Mergers so as to enable the Closing to occur no later than the End Date, provided that the Parent Parties’ obligation to use reasonable best efforts under this Section 5.8 shall include (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of the Company (or any of its Subsidiaries), (ii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of the Company or its Subsidiaries and (iii) otherwise taking or committing to take any action that after the Closing would limit the Parent Parties’ freedom of action with respect to, or their ability to retain or hold, one or more of the Company’s or its Subsidiaries’ businesses, assets, equity interests, product lines or properties, in each case as may be required in order to obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations or to avoid the commencement of any action to prohibit the Mergers, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Mergers or delay the Closing beyond the End Date, in the case of any of the foregoing clauses (i) through (iii), that would not be reasonably expected to, either individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Parent, the Company and their respective Subsidiaries, taken as a whole, provided, however, that for this purpose, Parent, the Company and their respective Subsidiaries, taken as a whole, shall be deemed a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement.

(d) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.8 shall limit a Party’s right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) so long as such Party has, prior to such termination, complied in all respects with its obligations under this Agreement, including this Section 5.8.

(e) As used in this Agreement, “Regulatory Law” means the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Robinson-Patman Act, as amended, the Communications Act of 1934, as amended, the HSR Act, the Federal Trade Commission Act, and other regulatory laws and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, price discrimination or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

Section 5.9 Takeover Statutes. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Mergers or any other transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby. From the date hereof until the Closing, without the prior written consent of the Company, except as expressly contemplated by this Agreement, Parent shall not, and shall cause its controlled affiliates not to, acquire, offer to acquire, agree to acquire, by purchase or otherwise, or provide financing for the acquisition of, any Company Class A Common Stock (including any rights, options or other derivative securities or contracts or instruments that derives its value from (in whole or in part, or by reference to) such securities (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combinations of the foregoing)).

Section 5.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release. Thereafter, each Party shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, all public communications, press releases or public statements with respect to the Mergers or the other transactions contemplated by this Agreement; provided, that the Company shall accept all reasonable comments received from Parent on such public communications, press releases or public statements with respect to the Mergers or the other transactions contemplated by this Agreement. Notwithstanding the foregoing, (a) without prior consultation, each Party may disseminate the information included in a press release or other document previously approved for external distribution by the other Parties and unmodified from the version so approved, and the restrictions set forth in this Section 5.10 shall not apply in connection with any dispute between the Parties regarding this Agreement or the transactions contemplated hereby, (b) each Party may disclose information regarding this Agreement and the transactions contemplated hereby if such disclosure is required by applicable Law or any listing agreement with or the rules of any securities exchange to which the disclosing party is subject and (c) no provision of this Agreement shall be deemed to restrict in any manner a Party’s ability to communicate with its employees in a manner that does not require public disclosure thereof. The Company shall not be required by any provision of this Agreement to consult with or obtain any approval from Parent with respect to a public announcement or press release issued in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or a Change of Recommendation, other than as set forth in and subject to compliance with Section 5.4.

Section 5.11 Indemnification and Insurance.

(a) The Parent Parties agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former, directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of incorporation or by-laws or other organization documents or in any agreement shall survive the Mergers and shall continue in full force and effect. For a period of six years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Corporation’s certificate of incorporation and bylaws in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 5.11 without limit as to time.

(b) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking consistent with the Company Organizational Documents to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before, at or after the Effective Time (including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof by the Company and its Subsidiaries with respect to matters existing or arising on or before the Effective Time; provided, however, that Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages (the “Maximum Amount”) required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. If the Company in its sole discretion elects, then the Company may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that in no event shall the cost of such policy exceed six (6) times the

Maximum Amount and, if such a “tail policy” is purchased, Parent shall have no further obligations under this Section 5.11(c), except that Parent shall cause the Surviving Corporation to maintain such policy in full force and effect and continue to honor its obligations thereunder.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.11.

(e) The rights of each Indemnified Party shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise.

(f) If Parent or the Surviving Corporation or any of their respective successors or assigns transfers or conveys all or substantially all of its assets to any other person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall assume the obligations of Parent or the Surviving Corporation, as applicable, set forth in this Section 5.11.

(g) The obligations of Parent and the Surviving Corporation under this Section 5.11 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.11 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 5.11 applies shall be third-party beneficiaries of this Section 5.11, and (ii) this Section 5.11 shall survive consummation of the Mergers and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent and the Surviving Corporation and their respective successors and assigns.

Section 5.12 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give the Parent Parties or the Company, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and the Parent Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.13 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) and acquisitions of Common Units (including derivative securities with respect to Common Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or who, as a result of their relationship with Parent as of or following the Effective Time, will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14 Intended Tax Treatment.

(a) The Parties to this Agreement agree to file all U.S. federal (and, to the extent applicable, state and local) income Tax Returns in a manner consistent with the Intended Tax Treatment; provided, that, if, pursuant to a “determination” (within the meaning of Section 1313(a) of the Code), the OpCo Merger is deemed to be treated as an “assets-over” partnership merger transaction under Treasury Regulations Section 1.708-1(c)(1) and 1.708-1(c)(3)(i), any Company OpCo Stapled Units exchanged for cash will be treated as the sale of a partnership interest consistent with Treasury Regulations Section 1.708-1(c)(4). Each of Parent and the Company shall (and shall cause each of their respective Subsidiaries and affiliates to) reasonably cooperate with one another and their respective Tax advisors and use reasonable best efforts in connection with the issuance to Parent or the Company of the Closing Tax Opinions and any Tax opinion required to be delivered in connection with the Proxy Statement/Prospectus or Form S-4, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of the Company or Parent, as applicable) containing such representations as shall be reasonably necessary or appropriate to enable such counsel to render any such Tax opinion. If any Tax opinion is required to be delivered in connection with the Proxy Statement/Prospectus or Form S-4 as it relates to the qualification of the Mergers for the Intended Tax Treatment, such Tax opinion shall be delivered by Gibson, Dunn & Crutcher LLP.

(b) Each of Parent and the Company will (and will cause each of its respective Subsidiaries and affiliates to) use its reasonable best efforts to cause the Mergers to properly be treated, and will not take or knowingly fail to take (and will cause each of its respective Subsidiaries and affiliates not to take or knowingly fail to take) any actions (whether or not otherwise permitted under this Agreement) that would reasonably be expected to prevent or impede the Mergers from being properly treated, in accordance with the Intended Tax Treatment. Each of Parent and the Company shall notify the other Party promptly after becoming aware of any fact or circumstance that could reasonably be expected to (i) cause the Mergers to fail to qualify for the Intended Tax Treatment or (ii) prevent or impede the receipt of any of the Closing Tax Opinions.

Section 5.15 NYSE Listing. Parent shall use reasonable best efforts to cause the Common Units to be issued in the Mergers and such other Common Units to be reserved for issuance in connection with the Mergers to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 5.16 Financing Assistance.

(a) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, provide such reasonable cooperation in connection with any financing by Parent or any of its Subsidiaries in connection with the Mergers or otherwise, in each case as may be reasonably requested by the Parent Parties or their Representatives.

(b) Notwithstanding anything in this Section 5.16 to the contrary, in fulfilling its obligations pursuant to this Section 5.16, (i) none of the Company, its Subsidiaries or its or their respective Representatives shall be required to pay any commitment or other fee, provide any security or incur any other liability in connection with any financing prior to the Effective Time, (ii) any requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (iii) except as expressly set forth in Section 5.17, nothing in this Agreement shall require the Company and its Subsidiaries to cause the delivery of (A) any legal opinions or any representation or reliance letters, (B) any solvency certificates, (C) any pro forma financials or (D) any other financial information in form or substance not customarily prepared by the Company with respect to any financial period, (iv) neither the Company nor any of its Subsidiaries shall be required to execute or enter into or perform any agreement with respect to any financing by Parent that is not contingent on the Closing or that would be effective prior to the Closing, and (v) persons who are on the board of directors or the board of managers (or similar governing body) of the Company or any of its Subsidiaries prior to the Closing in their capacity as such shall not be required to pass resolutions or consents to approve or authorize the execution of any such financing, in each case, that are not contingent on the Closing or that would be effective prior to the Closing. Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable and documented out-of-pocket fees and expenses of counsel) suffered or incurred by the Company or any of its Subsidiaries in connection with such cooperation and any information utilized in connection therewith. Parent shall indemnify and hold harmless the Company and its Subsidiaries from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such financing and any information (other than to the extent related to information provided by the Company, its Subsidiaries or their respective Representatives for use in connection with any financing) utilized in connection therewith (other than to the extent such losses or damages arise from the bad faith, gross negligence or willful misconduct of the Company, its Subsidiaries, or any of their respective affiliates). Nothing in this Agreement shall require any cooperation to the extent that it would require providing access to or disclosing information reasonably be expected to threaten the loss of any attorney-client privilege or other applicable legal privilege of the Company or any of its Subsidiaries.

(c) Notwithstanding anything to the contrary herein, the condition set forth in Section 6.3(b) as it applies to the Company’s obligations under this Section 5.16 shall be deemed satisfied unless (i) the Company has failed to satisfy its obligations under Section 5.16 in any material respect, (ii) Parent has notified the Company of such failure in writing a reasonably sufficient amount of time prior to the Closing Date to afford the Company with a reasonable opportunity to cure such failure and (iii) such failure has been a proximate cause of Parent’s failure to receive the proceeds of the related financing.

Section 5.17 Indebtedness Matters. The Company shall use commercially reasonable efforts to (i) take all actions reasonably desirable to permit the discharge in full as of the Closing of the Credit Agreement, including obtaining customary payoff letters, lien terminations, releases of guaranties and other instruments of discharge to evidence that all such indebtedness shall have been paid in full, all commitments to lend terminated and all liens securing such indebtedness encumbering any of the Company’s or any of its Subsidiaries’ assets shall have been released, together with duly executed recordable releases and terminations with respect to any and all such liens and (ii) cause its legal counsel to provide all reasonable and customary legal opinions required by that certain Indenture, dated as of March 25, 2025, among Company OpCo, the guarantors party thereto and Computershare Trust Company, N.A., as trustee, solely to the extent required to consummate the Mergers. Without limiting the foregoing, the Company and Parent shall (at Parent’s sole expense) reasonably cooperate with each other with respect to customary actions for transactions of this type that are reasonably requested by Parent to be taken by the Company or its Subsidiaries under the Credit Agreement in connection with the Mergers.

Section 5.18 Obligations of Parent. Parent shall take all action necessary to cause the other Parent Parties to perform their respective obligations under this Agreement.

Section 5.19 Dividends.

(a) For record dates occurring after September 30, 2025 and until the Effective Time, the Company shall use commercially reasonable efforts to have the same record dates and payment dates for dividends on shares of Company Class A Common Stock and corresponding cash distributions by Company OpCo on the Company OpCo Units as Parent’s record dates and payment dates for distributions in respect of Common Units, it being the agreement of the Parties that (notwithstanding anything to the contrary in Section 5.1(b)(C)) holders of shares of Company Class A Common Stock and Company OpCo Units shall not receive, for any quarter, dividends both in respect of shares of Company Class A Common Stock and corresponding cash distributions by Company OpCo on the Company OpCo Units and also distributions in respect of Common Units that they receive in exchange therefor in the Mergers, but that they shall receive for any such quarter either: (a) only dividends in respect of shares of Company Class A Common Stock and distributions in respect of Company OpCo Units or (b) only distributions in respect of Common Units that they receive in exchange therefor in the Mergers.

(b) If the Company and Company OpCo have declared and set a record date for a dividend or distribution permitted by this Agreement, and the Effective Time occurs after the record date for such dividend or distribution and prior to the payment date for such dividend or distribution, then (i) the Company and Company OpCo shall deposit the funds necessary to pay such dividend or distribution with the Exchange Agent prior to the Effective Time and (ii) Parent shall cause the Surviving Corporation or the OpCo Surviving Company to pay such dividend or distribution following the Closing on the scheduled payment date for such dividend or distribution.

ARTICLE VI.

CONDITIONS TO THE MERGERS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each Party to effect the Mergers shall be subject to the fulfillment (or waiver by all Parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No injunction, order or decree by any court or other Governmental Entity of competent jurisdiction shall have been entered and shall continue to be in effect, no Law shall have been adopted or be effective, and no agreement with any Governmental Entity shall be in effect, in each case that prohibits or prevents the consummation of the Mergers or the other transactions contemplated by this Agreement.

(c) Any waiting periods (and extensions thereof) applicable to the Mergers or the other transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(d) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 6.2 Conditions to Obligation of the Company to Effect the Mergers. The obligation of the Company to effect the Mergers is further subject to the fulfillment (or waiver by the Company, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Parent Parties set forth in (i) this Agreement (other than in Section 4.1(a)(i), Section 4.2(a), Section 4.2(b), Section 4.2(h), Section 4.3(a), Section 4.3(c)(ii)(x), Section 4.9(b) and Section 4.14) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Parent Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (ii) Section 4.2(a) and Section 4.2(b) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, and (iii) Section 4.1(a)(i), Section 4.2(h), Section 4.3(a), Section 4.3(c)(ii)(x), Section 4.9(b) and Section 4.14 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) only as of such date or period.

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Since the date of this Agreement, there shall not have occurred, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer of Parent GP, certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(e) The Common Units to be issued in the Mergers shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f) Parent shall have received a written opinion from Vinson & Elkins L.L.P. (or, if Vinson & Elkins L.L.P. is unable or unwilling to issue such an opinion, from another nationally recognized law firm reasonably acceptable to Parent), on the basis of the assumptions, representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, and upon which the Company and its counsel shall expressly be entitled to rely, to the effect that: (i) for U.S. federal income tax purposes, Parent should not be treated as an investment company for purposes of Section 721(b) of the Code, (ii) for U.S. federal income tax purposes, at least 90% of the gross income of Parent for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which necessary financial information is available constitutes qualifying income within the meaning of Section 7704(d) of the Code and (iii) Parent is treated as a partnership for U.S. federal income tax purposes (and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code) (such opinion, the “Parent Closing Tax Opinion”). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Parent Parties, the Company Parties or others reasonably requested by such counsel and such other information, assumptions, representations, warranties and covenants as such counsel reasonably deems relevant.

(g) The Company shall have received a written opinion from Gibson, Dunn & Crutcher LLP (or, if Gibson, Dunn & Crutcher LLP is unable or unwilling to issue such an opinion, from another nationally recognized law firm reasonably acceptable to the Company), on the basis of assumptions, representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that for U.S. federal income tax purposes, the exchange of (i) Company OpCo Stapled Units for Common Units pursuant to the Mergers and (ii) Company Class A Common Stock for Common Units pursuant to the Mergers, in each case, should qualify as part of an exchange to which Section 721(a) of the Code applies (such opinion, the “Company Closing Tax Opinion” and, together with the Parent Closing Tax Opinion, the “Closing Tax Opinions”), provided that, this condition shall not apply with respect to any exchange with respect to Dissenting Stapled Units or Dissenting Shares. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Parent Parties, the Company Parties or others reasonably requested by such counsel, the Parent Closing Tax Opinion and such other information, assumptions, representations, warranties and covenants as such counsel reasonably deems relevant.

Section 6.3 Conditions to Obligation of the Parent Parties to Effect the Mergers. The obligation of the Parent Parties to effect the Mergers is further subject to the fulfillment (or the waiver by Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Company set forth in (i) this Agreement (other than in Section 3.1(a)(i), Section 3.2(a), Section 3.2(b), Section 3.3(a), Section 3.3(c)(ii)(x), Section 3.3(d), Section 3.10(b), Section 3.23 and Section 3.24) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) Section 3.2(a) and Section 3.2(b) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, (iii) Section 3.1(a)(i), Section 3.3(a), Section 3.3(c)(ii)(x), Section 3.10(b), Section 3.23 and Section 3.24 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (iv) Section 3.3(d) shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii) or (iv), as applicable) only as of such date or period.

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Since the date of this Agreement, there shall not have occurred, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

(e) The TRA Amendment shall be in full force and effect.

Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Mergers or terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s willful or intentional breach of any provision of this Agreement.

ARTICLE VII.

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as provided in Section 7.1(f) or Section 7.1(h)):

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if the Mergers shall not have been consummated on or prior to February 6, 2026 (the “End Date”); provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 6.1(b) or Section 6.1(c), shall have been satisfied or shall be capable of being satisfied at such time, the End Date may be extended by either Parent or the Company by written notice to the other Parties to May 6, 2026, which date shall thereafter be deemed to be the End Date; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party if the failure of the Closing to occur by such date shall be due to the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;

(c) by either the Company or Parent, if an injunction or other Law shall have been entered, enacted or become effective permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers and such injunction or other Law has shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if such injunction was due to the failure of such Party to perform any of its obligations under this Agreement;

(d) by either the Company or Parent, if the Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded, at which a vote upon the adoption of this Agreement was taken, and the Company Stockholder Approval shall not have been obtained;

(e) by the Company, if any Parent Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, such Parent Party does not cure such breach or failure within 30 days after receiving written notice from the Company describing such breach or failure in reasonable detail (provided that the Company is not then in breach of any representation, warranty, covenant or other agreement contained herein that would give Parent the right to terminate this Agreement under Section 7.1(g));

(f) by the Company, prior to the receipt of the Company Stockholder Approval and if the Company has complied in all material respects with its obligations under Section 5.4, in order to enter into a definitive agreement with respect to a Superior Offer; provided that the Company shall have tendered payment to Parent of the Breakup Fee pursuant to Section 7.3(a);

(g) by Parent, if any Company Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, such Company Party does not cure such breach or failure within 30 days after receiving written notice from Parent describing such breach or failure in reasonable detail (provided that Parent is not then in breach of any representation, warranty, covenant or other agreement contained herein that would give the Company the right to terminate this Agreement under Section 7.1(e)); and

(h) by Parent, prior to the receipt of the Company Stockholder Approval (i) in the event of a Change of Recommendation, whether or not permitted by Section 5.4, or (ii) if there shall have been a willful or intentional breach by the Company of its obligations under Section 5.4.

Section 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the last two sentences of Section 5.3(a) and the provisions of Section 5.3(b), this Section 7.2, Section 7.3 and Article VIII), and there shall be no other liability on the part of the Company Parties or Parent Parties to the other except as provided in Section 7.3 and, subject to Section 7.3(h), liability arising out of or the result of, fraud or any willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation or warranty in this Agreement occurring prior to termination or as provided for in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Breakup Fee; Expenses.

(a) If this Agreement is terminated by the Company pursuant to Section 7.1(f), then the Company shall pay to Parent the Breakup Fee by wire transfer of same day federal funds to the account specified by Parent contemporaneously with the termination of this Agreement; provided, however, that if Parent fails or refuses to specify such account by the time this Agreement otherwise could have been terminated pursuant to Section 5.4 and Section 7.1(f), the Company shall pay the Breakup Fee promptly following the time Parent so specifies such account.

(b) If this Agreement is terminated by Parent pursuant to Section 7.1(h), then the Company shall pay to Parent, within three business days after the later of the date of termination and the date that Parent specifies the applicable account, the Breakup Fee by wire transfer of same day federal funds to the account specified by Parent.

(c) If this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) and Parent Expenses are not otherwise payable under Section 7.3(d), then the Company shall pay to Parent, within three business days after the later of the date of termination and the date that Parent specifies the applicable account, the Parent Expenses by wire transfer of same day federal funds to the account specified by Parent.

(d) If (i) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(d) and after the date of this Agreement and prior to the Company Stockholders’ Meeting, any person (other than any Parent Party or any of their respective Subsidiaries) shall have made an Acquisition Proposal, which shall have been publicly announced or publicly disclosed or otherwise publicly communicated to the Board of Directors of the Company and not have been withdrawn at least five business days prior to the Company Stockholders’ Meeting, then the Company shall pay to Parent the Parent Expenses, by wire transfer of same day federal funds to the account specified by Parent within three business days following the termination, and (ii) if within twelve months after such termination of this Agreement the Company shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve-month period), an Acquisition Transaction, then the Company shall pay to Parent an amount equal to the Breakup Fee, minus the Parent Expenses previously paid or reimbursed by the Company, by wire transfer of same day federal funds to the account specified by Parent, on the earlier of the public announcement of the Company’s entry into such agreement or the consummation of any such Acquisition Transaction; provided, however, that, in the case of either of the foregoing clause (i) or clause (ii), if Parent fails or refuses to specify such account by the time the Parent Expenses or the Breakup Fee, as applicable, is to be paid by the Company pursuant to this Section 7.3(d), the Company shall pay the Parent Expenses or the Breakup Fee, as applicable, promptly following the time Parent so specifies such account.

(e) If this Agreement is terminated by Parent pursuant to Section 7.1(g), so long as the breach giving rise to the right to terminate this Agreement pursuant to Section 7.1(g) was the Company’s failure to call and hold a Stockholders’ Meeting in violation of its obligations under Section 5.5(b) prior to such termination, and an Acquisition Proposal shall have been made for the Company on or prior to the Termination Date, whether or not publicly announced or publicly disclosed, then (i) the Company shall pay to Parent the Parent Expenses, by wire transfer of same day federal funds to the account specified by Parent within three business days following the termination, and (ii) if within twelve months after such termination of this Agreement, the Company shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve-month period), an Acquisition Transaction, then the Company shall pay to Parent an amount equal to the Breakup Fee less any Parent Expenses previously paid or reimbursed by the Company, by wire transfer of same day federal funds to the account specified by Parent, on the earlier of the public announcement of the Company’s entry into such agreement or the consummation of any such Acquisition Transaction; provided, however, that, in the case of either of the foregoing clause (i) or clause (ii), if Parent fails or refuses to specify such account by the time the Parent Expenses or the Breakup Fee, as applicable, is to be paid by the Company pursuant to this Section 7.3(e), the Company shall pay the Parent Expenses or the Breakup Fee, as applicable, promptly following the time Parent so specifies such account.

(f) Solely for purposes of this Section 7.3, “Acquisition Transaction” shall have the meaning ascribed thereto in Section 5.4, except that all references to 25% shall be changed to 50%.

(g) As used in this Agreement, “Parent Expenses” means the documented out-of-pocket expenses incurred and paid by or on behalf of the Parent Parties in connection with the Mergers and the other transactions contemplated by this Agreement, including any documented commitment, underwriting, extension, ticking, structuring, fronting, duration, upfront fees or similar fees required to be paid in connection with arranging financing for the transactions contemplated by this Agreement; provided that in no event shall the Parent Expenses exceed $11,875,000.

(h) As used in this Agreement, “Breakup Fee” means $57,000,000.

(i) Upon payment of the Breakup Fee and/or the Parent Expenses, as applicable, to Parent pursuant to Section 7.3(a), Section 7.3(b), Section 7.3(c), Section 7.3(d) or Section 7.3(e), no Parties shall have any further liability with respect to this Agreement or the transactions contemplated hereby to any of Company Parties, the Parent Parties or their respective equityholders, as applicable; provided that nothing herein shall release any Party from liability arising out of or the result of fraud or a willful or intentional breach of this Agreement, including pursuant to Section 8.13. The Parties acknowledge and agree that in no event shall the Company be required to pay the Breakup Fee or Parent Expenses, as applicable, on more than one occasion. In addition, the Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and are liquidated damages and not penalties, and that, without these agreements, neither Party would enter into this Agreement. Notwithstanding anything to the contrary contained in this Section 7.3, if Parent receives a Breakup Fee, then Parent will not be entitled to also receive a payment for the Parent Expenses and if the Breakup

Fee is payable at such time as Parent has already received payment or concurrently receives payment in respect of the Parent Expenses, the amount of the Parent Expenses received by (or on behalf of) Parent shall be deducted from the Breakup Fee. If the Company fails to pay promptly the amounts due pursuant to this Section 7.3, the Company will also pay to Parent interest on the unpaid amount under this Section 7.3, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal and the reasonable out-of-pocket expenses (including legal fees) in connection with any action taken to collect payment. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

(j) Each Party agrees that notwithstanding anything in this Agreement to the contrary (other than with respect to claims for, or arising out of or in connection with, fraud by the Company or a willful or intentional breach by the Company of its covenants or agreements hereunder), in the event that the Breakup Fee is paid to Parent in accordance with this Section 7.3, (i) the payment of the Breakup Fee (including, if any, the costs or expenses payable pursuant to Section 7.3(i)) shall be the sole and exclusive remedy of Parent, its Subsidiaries, unitholders, affiliates, officers, directors, employees and other Representatives against the Company or any of its Representatives or affiliates for, (ii) in no event will Parent or any other such person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clause (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Mergers to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (iii) upon payment of the Breakup Fee (including, if any, the costs or expenses payable pursuant to Section 7.3(i)) in accordance with this Section 7.3, neither the Company nor any of its affiliates or Representatives shall have any further liability or obligation to the Parent Parties relating to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Mergers, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2 Expenses. Except as set forth in Section 7.3, whether or not the Mergers are consummated, all costs and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses, except that (a) fees and expenses incurred in connection with the printing, filing and mailing of the Proxy Statement/Prospectus and Form S-4 (including applicable SEC filing fees) and (b) filing fees payable under the HSR Act shall be borne by Parent.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Specific Enforcement. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (a) in addition to any other remedy that may be available to it at law or in equity, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions or equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3, and (b) the alleged breaching Party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement and will not plead in defense thereto that there are adequate remedies at law, all in accordance with the terms of this Section 8.5. The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties irrevocably agrees that any legal action or proceeding relating to or arising out of this Agreement and the rights and obligations hereunder, or for recognition and enforcement of any judgment relating to or arising out of this Agreement and the rights and obligations hereunder brought by the other Parties or their respective successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the Party to be notified; (b) when received when sent by email by the Party to be notified, provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving Party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7; or (c) when delivered by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

To the Parent Parties:

Western Midstream Partners, LP

9950 Woodloch Forest Drive, Suite 2800

The Woodlands, Texas 77380

Attention: Jonathan A. Greenberg, Christopher B. Dial

Email: jonathan.greenberg@westernmidstream.com; chris.dial@westernmidstream.com with copies to:

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention: Lande A. Spottswood

Email: lspottswood@velaw.com

and

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3900

Dallas, Texas 75201

Attention: D. Alex Robertson

Email: arobertson@velaw.com

To the Company Parties:

Aris Water Solutions, Inc.

9651 Katy Freeway, Suite 400

Houston, Texas 77024

Attention: Robert Hunt

Email: bobby.hunt@ariswater.com

with copies to:

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Attention: Tull R. Florey; Hillary H. Holmes

E-mail: tflorey@gibsondunn.com;

    hholmes@gibsondunn.com

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties without the prior written consent of the other Parties; provided, however, that, by written notice to the Company, (a) each of OpCo Merger Sub, Arrakis Holdings, Unit Merger Sub and Cash Merger Sub may assign any of its rights and delegate any of its obligations hereunder to a direct or indirect Subsidiary of Parent without the prior written consent of the Company, but no such assignment shall relieve any of Parent, OpCo Merger Sub, Arrakis Holdings, Unit Merger Sub or Cash Merger Sub of any of its obligations hereunder and (b) Parent may assign any of its rights (but not assign any of its obligations) under this Agreement to one or more direct or indirect subsidiaries of Parent without the prior written consent of the Company; provided, however, that any such assignment shall not prevent or impede the receipt of the Closing Tax Opinions. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement, which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto, the Supports Agreements, the TRA Amendment and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the Parties.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company Parties and the Parent Parties or, in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 No Third-Party Beneficiaries. Each of the Parent Parties and the Company Parties agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, as applicable, in accordance with and subject to the terms of this Agreement, and (b) except for (i) the right of the holders of Company Class A Common Stock and Company OpCo Stapled Units to receive the Merger Consideration on the terms and conditions of this Agreement, (ii) the right of the Indemnified Parties to enforce the provisions of Section 5.11 but only from and after, and subject to the occurrence of, the Effective Time, and (iii) prior to the Effective Time, for the right of each of the Company Parties, on its own behalf and on behalf of and as agent for its stockholders or unitholders, to pursue specific performance as set forth in Section 8.5 or, if specific performance is not sought or granted as a remedy, damages (which shall not be limited to reimbursement of expenses or out-of-pocket costs and shall include, among other things, the benefit of the bargain lost by the stockholders or unitholders of the Company Parties, taking into consideration relevant matters, including other combination opportunities, the time value of money and “lost premium”) as a result of fraud or a willful or intentional breach by the Parent Parties of any covenant, agreement or obligation contained in this Agreement, it being agreed that in no event shall any such stockholder or unitholder be entitled to enforce any of their rights, or any of the Parent Parties’ obligations, under this Agreement in the event of any such breach, but rather the Company Parties shall have the sole and exclusive right, to the fullest extent permitted by Law, to do so as agent for such stockholders and unitholders, this Agreement is not intended to, and does not, confer upon any person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15 Definitions.

(a) General Definitions. References in this Agreement to “Subsidiaries” of any person means any corporation, partnership, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such person or (ii) such person or any Subsidiary of such person is a general partner (or equivalent) on the date hereof. References in this Agreement (except as specifically otherwise defined) to “affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (A) with respect to the Parent Parties and their Subsidiaries, the actual knowledge, after reasonable investigation, of the individuals listed in Section 8.15(a) of the Parent Disclosure Schedule and (B) with respect to the Company Parties and their Subsidiaries, the actual knowledge, after reasonable investigation, of the individuals listed on Section 8.15(a) of the Company Disclosure Schedule. As used in this Agreement, “business day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to remain closed. For the avoidance of doubt, Company OpCo, and any Subsidiary of Company OpCo, shall be considered a Subsidiary of the Company for purposes of this Agreement. As used in this Agreement, “made available” shall mean that such information, document or material was (i) included in the Company SEC Documents or the Parent SEC Documents, as applicable, and publicly available on the EDGAR database within 24 hours prior to the execution of this Agreement; (ii) made available for review by the Company within 24 hours prior to the execution of this

Agreement in the virtual “data room” maintained in connection with this Agreement; or (iii) provided by a Party via email to the other Party within 24 hours prior to the execution of this Agreement.

(b) Certain Specified Definitions. As used in this Agreement:

(i) “Credit Agreement” shall mean the Third Amended and Restated Credit Agreement, dated as of October 12, 2023, among Company OpCo, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent and collateral agent.

(ii) “Parent Leased Real Property” means property subject to a lease, sublease or other agreement under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (or real property at which material operations of Parent or any of its Subsidiaries are conducted).

(iii) “Parent Owned Real Property” means each material real property (and each real property at which material operations of Parent or any of its Subsidiaries are conducted) owned by Parent or any Subsidiary, other than Parent Leased Real Property and Rights-of-Way.

(iv) “willful or intentional breach” means a material breach or failure to perform that is the consequence of an intentional act or omission with the actual knowledge that the taking of, or failure to take, such act would (x) cause a material breach of this Agreement and (y) prevent or materially delay the Closing.

(c) Definitions Appearing Elsewhere. Each of the following terms is defined in the section of this Agreement set forth opposite such term:

Acquisition Proposal	Section 5.4(h)(i)
Acquisition Transaction	Section 5.4(h)(ii)
Action	Section 5.11(b)
affiliates	Section 8.15(a)
Agreement	Preamble
Arrakis Holdings	Preamble
Assumed RSU Award	Section 5.6(a)
Available Cash Election Amount	Section 2.1(a)(ii)
Balance Sheet Date	Section 3.6
Book-Entry Common Shares	Section 2.9
Breakup Fee	Section 7.3(h)
business day	Section 8.15(a)
Cancelled Shares	Section 2.2(c)
Cash Certificate of Merger	Section 1.1(c)
Cash Election	Section 2.1(a)(ii)
Cash Election Amount	Section 2.1(a)(ii)
Cash Election Class A Share	Section 2.2(a)(ii)
Cash Election Consideration	Section 2.2(a)(ii)
Cash Election OpCo Unit	Section 2.1(a)(ii)
Cash Election Securities	Section 2.2(a)(ii)
Cash Fraction	Section 2.1(a)(ii)(A)
Cash Merger	Recitals
Cash Merger Effective Time	Section 1.1(c)
Cash Merger Intended Tax Treatment	Recitals
Cash Merger Sub	Preamble
Certificates	Section 2.8(b)
Change of Recommendation	Section 5.4(d)
Closing	Section 1.2

Closing Date	Section 1.2
Closing Tax Opinions	Section 6.2(g)
Code	Recitals
Common Unit Election	Section 2.1(a)(iii)
Common Unit Election Class A Share	Section 2.2(a)
Common Unit Election Consideration	Section 2.1(a)(iii)
Common Unit Election OpCo Unit	Section 2.1(a)(iii)
Common Unit Election Securities	Section 2.2(a)(iii)
Common Units	Section 2.1(a)(i)
Company	Preamble
Company Assets	Section 3.17
Company 2025 Budget	Section 5.1(b)(iv)(E)
Company 2026 Budget	Section 5.1(b)(iv)(E)
Company 401(k) Plan	Section 5.7(e)
Company Approvals	Section 3.3(b)
Company Benefit Plans	Section 3.9(a)
Company Bylaws	Section 1.4(b)
Company Charter	Section 1.4(b)
Company Class A Common Stock	Section 2.2(a)
Company Class B Common Stock	Section 2.1(a)
Company Closing Tax Opinion	Section 6.2(g)
Company Common Stock	Section 2.2(a)
Company Disclosure Schedule	Article III
Company Equity Awards	Section 3.2(b)
Company Intellectual Property	Section 3.15(a)
Company Leased Real Property	Section 3.16(a)
Company Material Adverse Effect	Section 3.1(b)
Company Material Contracts	Section 3.22(a)
Company Merger Consideration	Section 2.2(a)
Company OpCo	Preamble
Company OpCo Certificate	Section 3.1(c)
Company OpCo Holder Schedule	Section 2.1(f)
Company OpCo LLC Agreement	Recitals
Company OpCo Stapled Unit	Section 2.1(a)
Company OpCo Units	Section 2.1(a)
Company Organizational Documents	Section 3.1(c)
Company Owned Real Property	Section 3.16(a)
Company Parties	Preamble
Company Permits	Section 3.7(b)
Company Permitted Lien	Section 3.2(f)
Company Preferred Stock	Section 3.2(a)
Company PSU	Section 5.6(a)
Company Real Property Leases	Section 3.16(a)
Company Recommendation	Section 3.3(a)
Company RSU	Section 5.6(a)
Company SEC Documents	Section 3.4(a)
Company Stockholder Approval	Section 3.3(a)
Company Transaction Documents	Section 3.3(a)
Confidentiality Agreement	Section 5.3(b)
Continuing Employee	Section 5.7(b)
Contract	Section 3.22(a)
control	Section 8.15(a)

controlled by	Section 8.15(a)
Credit Agreement	Section 8.15(b)
Delaware Secretary of State	Section 1.1(b)
DGCL	Recitals
Disposal Wells	Section 3.17(a)
Dissenting Class B Shares	Section 2.6
Dissenting Shares	Section 2.6
Dissenting Stapled Units	Section 2.1
DLLCA	Section 3.2(e)
DLPA	Section 3.2(e)
DTC	Section 2.9(a)
EDGAR	Article III
Effective Time	Section 1.1(d)
Election Deadline	Section 2.7(b)
Election Form	Section 2.7
Election Form Record Date	Section 2.7
End Date	Section 7.1(b)
Environmental Law	Section 3.8(b)(i)
ERISA Affiliate	Section 3.9(e)
ERISA Effective Date	Section 5.7(e)
Exchange Act	Section 3.3(b)
Exchange Agent	Section 2.8(a)
Exchange Fund	Section 2.8(a)
Excluded Company OpCo Units	Section 2.1(c)
Form S-4	Section 3.12
GAAP	Section 3.4(b)
General Partner Units	Section 4.2(a)
Governmental Entity	Section 3.3(b)
Hazardous Materials	Section 3.8(b)(ii)
HSR Act	Section 3.3(b)
Indemnified Party	Section 5.11(b)
Initial Mergers	Recitals
Initial Mergers Intended Tax Treatment	Recitals
Intended Tax Treatment	Recitals
Intervening Event	Section 5.4(h)(iii)
IT Assets	Section 3.15(c)
knowledge	Section 8.15(a)
Law	Section 3.7(a)
Laws	Section 3.7(a)
Lien	Section 3.3(c)
Lookback Date	Section 3.7
LTIP	Section 3.3(b)
Mailing Date	Section 2.7
Maximum Amount	Section 5.11(c)
Measurement Date	Section 3.2
Merger Consideration	Section 2.2(a)
Mergers	Recitals
Mixed Consideration Election OpCo Unit	Section 2.1(a)(i)
Mixed Consideration Election Securities	Section 2.1(a)(i)
Mixed Election	Section 2.1(a)(i)
Mixed Election Consideration	Section 2.1(a)(i)
No Election Securities	Section 2.7(b)

Non-Continuing Employee	Section 5.6(b)
Non-PEO Plan	Section 3.9(a)
NYSE	Section 3.3(b)
OpCo Certificate of Merger	Section 1.1(b)
OpCo Merger	Recitals
OpCo Merger Consideration	Section 2.1(a)
OpCo Merger Effective Time	Section 1.1(b)
OpCo Merger Sub	Preamble
Other Company OpCo Members	Section 3.2(e)
Parent	Preamble
Parent 401(k) Plan Parent Approvals	Section 5.7(e) Section 4.3(b)
Parent Certificate of Limited Partnership	Section 4.1(c)
Parent Closing Tax Opinion	Section 6.2(f)
Parent Disclosure Schedule	Article IV
Parent Expenses	Section 7.3(g)
Parent GP	Recitals
Parent Leased Real Property	Section 8.15(b)(ii)
Parent Loan	Section 1.1(a)
Parent Material Adverse Effect	Section 4.1(b)
Parent Organizational Documents	Section 4.1(c)
Parent Owned Real Property	Section 8.15(b)(iii)
Parent Parties	Preamble
Parent Partnership Agreement	Section 4.1(c)
Parent Permits	Section 4.7(b)
Parent Permitted Lien	Section 4.2(j)
Parent SEC Documents	Section 4.3(a)
Parent Transaction Documents	Section 4.3(a)
Party or Parties	Preamble
PEO Plan	Section 3.9(a)
Permitted Encumbrances	Section 3.16(a)
person	Section 8.15(a)
Proxy Statement/Prospectus	Section 3.12
Regulatory Law	Section 5.8(e)
Remedies Exceptions	Section 3.16(a)
Representatives	Section 5.3(a)
Rights-of-Way	Section 3.2(g)
Sarbanes-Oxley Act	Section 3.5
SEC	Section 3.4(a)
Securities Act	Section 3.3(b)
Standard Cash Consideration	Section 2.1(a)(i)
Standard Common Unit Consideration	Section 2.1(a)(i)
Stockholders’ Meeting	Section 5.5(b)
Subsidiaries	Section 8.15(a)
Subsidiary Shares	Section 2.2(d)
Superior Offer	Section 5.4(f)(iv)
Support Agreements	Recitals
Surviving Corporation	Section 1.1(c)
Systems	Section 3.8(b)(iii)
Takeover Laws	Section 3.24
Tax Receivable Agreement	Recitals
Tax Return	Section 3.13(t)(ii)

Taxes	Section 3.13(t)(i)
Termination Date	Section 5.1(a)
Top Customer	Section 3.20
Top Customer Contracts	Section 3.22(a)(xviii)
TRA Amendment	Recitals
Unit Certificate of Merger	Section 1.1(d)
Unit Issuance	Section 4.3
Unit Merger	Recitals
Unit Merger Effective Time	Section 1.1(d)
Unit Merger Intended Tax Treatment	Recitals
Unit Merger Sub	Preamble
willful or intentional breach	Section 8.15(b)(iv)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

WESTERN MIDSTREAM PARTNERS, LP

By: Western Midstream Holdings, LLC, its general partner

By:	/s/ Oscar K. Brown
Name: Oscar K. Brown
Title: President and Chief Executive Officer

ARRAKIS OPCO MERGER SUB LLC

By:	/s/ Oscar K. Brown
Name: Oscar K. Brown
Title: President and Chief Executive Officer

ARRAKIS HOLDINGS INC.

By:	/s/ Oscar K. Brown
Name: Oscar K. Brown
Title: President and Chief Executive Officer

ARRAKIS UNIT MERGER SUB LLC

By:	/s/ Oscar K. Brown
Name: Oscar K. Brown
Title: President and Chief Executive Officer

ARRAKIS CASH MERGER SUB LLC

By:	/s/ Oscar K. Brown
Name: Oscar K. Brown
Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

ARIS WATER SOLUTIONS, INC.

By:	/s/ Amanda Brock
Name: Amanda Brock
Title: President and Chief Executive Officer

ARIS WATER HOLDINGS, LLC

By:	/s/ Amanda Brock
Name: Amanda Brock
Title: President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Annex B

FORM OF VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT, dated as of August 6, 2025 (the “Agreement”), among Western Midstream Partners, LP, a Delaware limited partnership (“Parent”), Aris Water Solutions, Inc., a Delaware corporation (the “Company”), and the holder of the Securities (as defined below) set forth on Schedule A hereto (the “Holder”).

W I T N E S S E T H:

WHEREAS, Parent, Arrakis OpCo Merger Sub LLC, a Delaware limited liability company (“OpCo Merger Sub”), Arrakis Holdings Inc., a Delaware corporation and direct subsidiary of Parent (“Arrakis Holdings”), Arrakis Unit Merger Sub LLC, a Delaware limited liability company and direct subsidiary of Parent (“Unit Merger Sub”), Arrakis Cash Merger Sub LLC, a Delaware limited liability company and direct subsidiary of Arrakis Holdings (“Cash Merger Sub” and, together with Parent, OpCo Merger Sub, Arrakis Holdings and Unit Merger Sub, the “Parent Parties”), the Company, and Aris Water Holdings, LLC, a Delaware limited liability company (“Company OpCo” and, together with the Company, the “Company Parties”), are entering into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented from time to time, the “Merger Agreement”) providing for, among other things, (i) the merger of OpCo Merger Sub with and into Company OpCo (the “OpCo Merger”), as a result of which Company OpCo shall be the surviving entity pursuant to and in accordance with Delaware law, (ii) the merger of Cash Merger Sub with and into the Company, as a result of which the Company shall be the surviving entity pursuant to and in accordance with Delaware law (the “Cash Merger”) and (iii) the merger of Unit Merger Sub with and into the Company, as a result of which the Company shall be the surviving entity pursuant to and in accordance with Delaware law (the “Unit Merger” and, collectively with the OpCo Merger and the Cash Merger, the “Mergers”), on the terms and subject to the conditions of the Merger Agreement;

WHEREAS, the Holder is the Beneficial Owner (as defined below) of the number of (i) shares of Class A common stock, par value $0.01 per share, of the Company (the “Company Class A Common Stock”) and (ii) units of Company OpCo (the “Company OpCo Units”) and corresponding shares of Class B common stock, par value $0.01 per share, of the Company (the “Company Class B Common Stock” and, together with the Company OpCo Units, the “Company OpCo Stapled Units”), set forth opposite the Holder’s name on Schedule A hereto (collectively, the “Securities”);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and an inducement to Parent and the Company entering into the Merger Agreement, the Holder is entering into this Agreement with respect to the Securities; and

WHEREAS, Parent and the Company desire that the Holder agree, and the Holder is willing to agree, among other things, subject to the limitations herein, not to Transfer (as defined below) any of its Securities, and to vote its shares of Company Class A Common Stock and Company Class B Common Stock, as applicable (collectively, the “Company Shares”), in a manner so as to facilitate consummation of the Mergers and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

GENERAL

1.1 Definitions. This Agreement is one of the “Support Agreements” as defined in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Beneficial Owners” shall mean persons who Beneficially Own the referenced securities.

“Transfer” means (a) any direct or indirect sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other similar transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any Securities Beneficially Owned by Holder, including in each case through the Transfer of any person or any interest in any person or (b) in respect of any equity securities or interest in any equity securities, to enter into any swap or any other agreement, transaction or series of transactions that results in an amount of Securities subject to Article III that is less than the amount of Securities subject to Article III as of the date hereof; provided that Transfer shall not include (i) any indirect transfer of equity or other interests in the Holder by the equityholders of the Holder’s publicly-traded parent company, (ii) any direct or indirect transfer of equity or other interests in the Holder by the limited partners of private equity funds affiliated with the Holder, (iii) any indirect transfer of equity or other interests in the Holder by its equityholders or (iv) any Lien, in each case of clauses (i) through (iv), that would not reasonably be expected to impede, interfere with or delay the performance by Holder of its obligations under this Agreement; provided, however, that an assignment by the Holder pursuant to Section 6.15 shall not be deemed Transfer hereunder.

ARTICLE II

AGREEMENT TO RETAIN SECURITIES

2.1 Transfer and Encumbrance of Securities.

(a) From the date hereof until the Termination Date (as defined below), the Holder shall not, with respect to any Securities Beneficially Owned by the Holder, (i) Transfer any such Securities or (ii) deposit any such Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Securities or grant any proxy or power of attorney with respect thereto, in each case except as expressly provided for herein, in any duly authorized amendment hereto, or pursuant to an agreement entered into with, and for the benefit of, Parent.

(b) Notwithstanding Section 2.1(a), the Holder may: (i) Transfer Securities to one or more affiliates (A) who is a party to an agreement with Parent with substantially similar terms as this Agreement or (B) if, as a condition to such Transfer, the recipient agrees in writing to be bound by this Agreement and delivers a copy of such executed written agreement to Parent and the Company prior to the consummation of such transfer or (ii) Transfer Securities with the prior written consent of Parent; provided, that for the avoidance of doubt, from the date hereof until the Termination Date, Holder may not exchange any Company OpCo Stapled Units for shares of Company Class A Common Stock without Parent’s consent.

2.2 Additional Purchases; Adjustments. The Holder agrees that any additional equity securities of the Company or Company OpCo that the Holder purchases or otherwise acquires or with respect to which the Holder otherwise acquires voting power after the execution of this Agreement and prior to the Termination Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Securities as of the date hereof. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the equity securities of the Company or Company OpCo affecting the Securities, the terms of this Agreement shall apply to the resulting equity securities.

2.3 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Securities in violation of this Article II shall, to the fullest extent permitted by Law, be null and void ab initio and of no force and effect. In furtherance of the foregoing, the Holder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order to prevent any Transfer of any of the Securities in violation of this Agreement. If any involuntary Transfer of any of the Holder’s Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

ARTICLE III

VOTING

3.1 Agreement to Vote. Prior to the Termination Date, the Holder irrevocably and unconditionally agrees that it shall, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Company Shares to be counted as present thereat for the purpose of establishing a quorum and vote, or cause to be voted at such meeting, all Company Shares:

(a) in favor of adoption of the Merger Agreement and approving any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, including the Mergers (the “Transaction Matters”); and

(b) against (A) any agreement, transaction or proposal that relates to an Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Mergers or matters contemplated by the Merger Agreement; (B) any action or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its Subsidiaries contained in the Merger Agreement or of the Holder contained in this Agreement; (C) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Article VI of the Merger Agreement not being fulfilled; and (D) any other action that would reasonably be expected to impede, interfere with, materially delay or materially adversely affect any of the transactions contemplated by the Merger Agreement, including the Mergers, or this Agreement. Any attempt by the Holder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Company Shares in contravention of this Section 3.1 shall be null and void ab initio. If the Holder is the Beneficial Owner, but not the holder of record, of any Company Shares, the Holder agrees to take all actions necessary to cause the holder of record and any nominees to vote (or exercise a consent with respect to) all of such Company Shares in accordance with this Section 3.1.

Notwithstanding anything herein to the contrary in this Agreement, this Section 3.1 shall not require any Holder to be present (in person or by proxy) or vote (or cause to be voted), any of the Company Shares to amend, modify or waive any provision of the Merger Agreement in a manner that reduces the amount or changes the form of the Merger Consideration payable, imposes any material restrictions on or additional material conditions on the payment of the Merger Consideration, extends the End Date or otherwise adversely affects such Holder of the

Company (in its capacity as such) in any material respect. Notwithstanding anything to the contrary in this Agreement, each Holder shall remain free to vote (or execute consents or proxies with respect to) the Company Shares with respect to any matter other than as set forth in Section 3.1(a) and Section 3.1(b) in any manner such Holder deems appropriate, including in connection with the election of directors of the Company.

Notwithstanding anything in clause (a) or (b) above, if at any time prior to receipt of the Company Stockholder Approval, a Change of Recommendation in compliance with Section 5.4 of the Merger Agreement occurs, the obligations of the Holder with respect to the Securities held by the Holder under this Agreement shall be modified such that such obligations shall only bind the Holder with respect to a number of Company Shares held by the Holder equal to the number of Company Shares that would, together with the Company Common Stock held by the other holders subject to the other Support Agreements, in the aggregate represent 35% of the aggregate voting power of the outstanding shares of Company Common Stock entitled to vote on the adoption of the Merger Agreement as of the applicable record date (rounded down to the nearest whole share). Any reduction in the number of Company Shares of the Holder subject to the obligations under this Agreement pursuant to the foregoing sentence (and such other holders of Company Common Stock subject to other Support Agreements) shall be made on a pro rata basis in proportion to the respective voting power of the Holder and such other holders as of the applicable record date (in each case rounded down to the nearest whole share).

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Waiver of Appraisal Rights; Litigation. To the fullest extent permitted by law, the Holder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal (including under Section 262 of the DGCL) relating to the Mergers that the Holder may have by virtue of the ownership of any Securities. The Holder further agrees not to commence, join in, and agrees to take all actions reasonably necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent or the Company or any of their respective affiliates and each of their successors or directors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the negotiation and entry into this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing.

4.2 Further Assurances. The Holder agrees that from and after the date hereof and until the Termination Date, the Holder shall and shall cause the Holder’s controlled affiliates to take no action that would reasonably be expected to materially adversely affect or materially delay the ability to perform its respective covenants and agreements under this Agreement.

4.3 Fiduciary Duties. The Holder is entering into this Agreement solely in its capacity as the record or Beneficial Owner of the Securities and nothing herein is intended to or shall limit or affect any actions taken by the Holder or any of its designees serving in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company). The taking of any actions (or failures to act) by the Holder or any of its designees serving as a director or officer of the Company or a Subsidiary of the Company (in such capacity as a director or officer) shall not be deemed to constitute a breach of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HOLDER

5.1 Representations and Warranties. The Holder hereby represents and warrants as follows:

(a) Ownership. The Holder has, with respect to the Securities, and at all times during the term of this Agreement will continue to have, Beneficial Ownership of, good and valid title to and full and exclusive power to vote, issue instructions with respect to the matters set forth in Article III, agree to all of the matters set forth in this Agreement and to Transfer the Securities. The Securities constitute all of the shares of Company Common Stock or Company OpCo Units, as applicable, Beneficially Owned by the Holder as of the date hereof. Other than this Agreement or arising under or pursuant to the Company Organizational Documents, (i) there are no agreements or arrangements of any kind, contingent or otherwise, to which the Holder is a party obligating the Holder to Transfer or cause to be Transferred to any person any of the Securities and (ii) no person has any contractual or other right or obligation to purchase or otherwise acquire any of the Securities.

(b) Organization; Authority. If the Holder is an entity, the Holder is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. The Holder has full power, authority, and if an individual, full legal capacity, and is duly authorized to, make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Holder and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms, subject to the Remedies Exceptions (as defined in the Merger Agreement), and no other action is necessary to authorize the execution and delivery by the Holder or the performance of the Holder’s obligations hereunder.

(c) No Violation. The execution, delivery and performance by the Holder of this Agreement will not (i) violate any provision of any Law applicable to the Holder; (ii) violate any order, judgment or decree applicable to the Holder; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which the Holder is a party or any term or condition of its certificate of incorporation, bylaws, certificate of formation, limited liability company agreement, trust agreement, or comparable organizational documents, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on the Holder’s ability to satisfy its obligations hereunder.

(d) Consents and Approvals. The execution and delivery by the Holder of this Agreement, and the performance of the Holder’s obligations hereunder, does not require the Holder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or Governmental Entity, except such filings and authorizations as may be required under the Exchange Act.

(e) Absence of Litigation. To the knowledge of the Holder, as of the date hereof, there is no proceeding pending against, or threatened in writing against the Holder that would reasonably be expected to prevent the performance by the Holder of its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Merger Agreement, including the Mergers, on a timely basis.

(f) Absence of Other Voting Agreements. None of the Securities is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Agreement, except as disclosed in the Company SEC Documents and as contemplated by this Agreement. None of the Securities is subject to any pledge agreement pursuant to which the Holder does not retain sole and exclusive voting rights with respect to the Securities subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

ARTICLE VI

MISCELLANEOUS

6.1 No Solicitation. The Holder agrees that it will not, and will cause its controlled affiliates not to, and will use reasonable best efforts to cause its and their Representatives acting on its behalf not to, directly or indirectly, take any of the actions listed in clauses (i)—(vii) of Section 5.4(a) of the Merger Agreement (without giving effect to any amendment or modification of such clauses after the date hereof) to the extent that the Company or its Subsidiaries or their respective Representatives are prohibited from taking such action pursuant to Section 5.4 of the Merger Agreement. The Holder shall, and shall cause its controlled affiliates to, and shall use its reasonable best efforts to cause its and their Representatives acting on its behalf to, immediately cease and terminate any discussions as of the date of this Agreement with any person other than Parent that relate to any Acquisition Proposal. Notwithstanding the foregoing, to the extent the Company complies with its obligations under Section 5.4 of the Merger Agreement and participates in discussions or negotiations with a person regarding an Acquisition Proposal, Holder and/or any of such Holder’s controlled affiliates and/or its and their respective Representatives may engage in discussions or negotiations with such person to the extent that the Company can act under Section 5.4 of the Merger Agreement.

6.2 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the individuals or entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, affiliate, agent, attorney, advisor, consultant or Representative or affiliate of any of the foregoing (each, a “Holder Related Party”) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of or made under this Agreement or in respect of any oral representations made or alleged to have been made in connection herewith (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement. Parent and the Company acknowledge that no Holder nor any Holder Related Party has made, and neither Parent nor the Company has relied upon, any representation related to the matters contemplated by this Agreement, except as set forth in Article V.

6.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Securities. All rights, ownership and economic benefits of and relating to the Securities shall remain vested in and belong to the Holder, and Parent shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or Company OpCo or exercise any power or authority to direct the Holder in the voting or disposition of any Securities, except as otherwise expressly provided herein.

6.4 Disclosure. The Holder consents to and authorizes the publication and disclosure by the Company and Parent of the Holder’s identity and holding of Securities, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Form S-4, including the Proxy Statement/Prospectus, as applicable, and any other disclosure document required by applicable law to be filed with the SEC or other Governmental Entity in connection with the Merger Agreement, the Mergers and the transactions contemplated by the Merger Agreement.

6.5 Termination. This Agreement shall terminate at the earlier of (i) the date the Merger Agreement is validly terminated in accordance with its terms, (ii) the Effective Time or (iii) the date on which the Merger Agreement is amended in a manner that reduces the amount or changes the form of the Merger Consideration payable, imposes any material restrictions on or additional material conditions on the payment of the Merger Consideration, extends the End Date or otherwise adversely affects such Holder of the Company (in its capacity as such) in any material respect, in each case, without the written consent of the Holder (such date, the “Termination Date”). Neither the provisions of this Section 6.5 nor the termination of this Agreement shall relieve (x) any party hereto from any liability of such party to any other party incurred prior to such termination or (y) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement that occurred prior to such termination. Nothing in the Merger Agreement shall relieve the Holder from any liability arising out of or in connection with a breach of this Agreement that occurred prior to such termination.

6.6 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of Parent, the Company and the Holder or, in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

6.7 Reliance. The Holder understands and acknowledges that Parent and the Company are entering into the Merger Agreement in reliance upon such Holder’s execution and delivery of this Agreement.

6.8 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, whether or not the Mergers are consummated.

6.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email by the party to be notified, provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 6.9 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 6.9; or (c) when delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

if to the Holder, to the Holder’s address set forth on Schedule A

and

if to Parent, to:

Western Midstream Partners, LP

9950 Woodloch Forest Drive, Suite 2800

The Woodlands, Texas 77380

Attention: Jonathan A. Greenberg, Christopher B. Dial

Email: jonathan.greenberg@westernmidstream.com; chris.dial@westernmidstream.com

With a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

Texas Tower, Suite 4700

Houston, Texas 77002

Attention: Lande Spottswood

E-mail: lspottswood@velaw.com

and

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3900

Dallas, Texas 75201

Attention: D. Alex Robertson

Email: arobertson@velaw.com

if to the Company to:

Aris Water Solutions, Inc.

9651 Katy Freeway, Suite 400

Houston, Texas 77024

Attention: Robert Hunt

Email: bobby.hunt@ariswater.com

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

811 Main Street, Ste 3000

Houston, Texas 77002

Attention: Tull R. Florey, Hillary H. Holmes

E-mail: TFlorey@gibsondunn.com; HHolmes@gibsondunn.com

6.10 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. As used in this Agreement, the “knowledge” of the Holder means the actual knowledge, after reasonable investigation, of any officer of Holder. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York are authorized by law or executive order to remain closed, (b) the term “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors or assigns of such person, (c) “equity securities” means, with respect to a corporation or other entity, any securities, shares of capital stock, options, warrants, convertible notes, or other rights, agreements, or instruments that are directly or indirectly convertible into, or exercisable or exchangeable for, any such shares or interests, (d) an “affiliate” means as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person; provided, however, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary or affiliate of the Holder; provided, further, that, for the avoidance of doubt, any member of the Holder shall be deemed an affiliate the Holder; and provided, further, that an affiliate of the Holder shall include any investment fund, vehicle or holding company of which the Holder or an affiliate thereof serves as the general partner, managing member or discretionary manager or advisor; and provided, further, that, notwithstanding the foregoing, an affiliate of the Holder shall not include any portfolio company or other investment of the Holder or any affiliate of the Holder.

6.11 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each party and delivered (by telecopy, electronic delivery or otherwise) to the other party. Signatures to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of the document, will have the same effect as physical delivery of the paper document bearing the original signature.

6.12 No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the parties hereto or a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

6.13 Entire Agreement. This Agreement (together with the schedules hereto, the Confidentiality Agreement, the Merger Agreement and the TRA Amendment) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties hereto.

6.14 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(B) EACH OF THE PARTIES HERETO IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS HEREUNDER, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS HEREUNDER BROUGHT BY THE OTHER PARTIES HERETO OR THEIR RESPECTIVE SUCCESSORS OR ASSIGNS, SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS WITH REGARD TO ANY SUCH ACTION OR PROCEEDING FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, TO THE PERSONAL JURISDICTION OF THE AFORESAID COURTS AND AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN THE AFORESAID COURTS. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, (A) ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS, (B) ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (C) TO THE FULLEST EXTENT PERMITTED BY THE APPLICABLE LAW, ANY CLAIM THAT (I) THE SUIT, ACTION OR PROCEEDING IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (II) THE VENUE

OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER OR (III) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE SERVICE OF PROCESS IN ACCORDANCE WITH SECTION 6.9; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c) EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.15 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence and except as set forth in Article II, this Agreement will be binding upon, inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section shall be null and void.

6.16 Specific Performance. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Prior to the termination of this Agreement pursuant to Section 6.5, it is accordingly agreed that (a) in addition to any other remedy that may be available to it law or in equity, including monetary damages, the parties shall be entitled to an injunction or injunctions or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 6.16, and (b) the alleged breaching party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement and will not plead in defense thereto that there are adequate remedies at law, all in accordance with the terms of this Section 6.16. Each party further agrees that no other party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.16, and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

6.17 Severability. Any term or provision of this Agreement, which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

6.18 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Time.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

WESTERN MIDSTREAM PARTNERS, LP

By:
Name:
Title:

ARIS WATER SOLUTIONS, INC.

By:
Name:
Title:

[Signature Page to the Voting and Support Agreement]

[HOLDER]

By:
Name:
Title:

[Signature Page to the Voting and Support Agreement]

Schedule A

Name of Holder	Address and Notice Information	Class A Shares	Company OpCo Stapled Units

Schedule A

Annex C

Execution Version

TAX RECEIVABLE AGREEMENT AMENDMENT

This Tax Receivable Agreement Amendment (this “Agreement”) is entered into as of August 6, 2025, by and among Aris Water Solutions, Inc., a Delaware corporation (the “Company”), Western Midstream Partners, LP, a Delaware limited partnership (“Parent”), and certain TRA Holders (as defined herein) listed on Annex A hereto (such TRA Holders, the “Majority TRA Holders” and, together with the Company and Parent, the “Parties”).

RECITALS

WHEREAS, the Company and the TRA Holders entered into that certain Tax Receivable Agreement, dated as of October 26, 2021 (the “TRA”);

WHEREAS, the Company, Parent, Aris Water Holdings, LLC, a Delaware limited liability company (“OpCo”), Arrakis OpCo Merger Sub LLC, a Delaware limited liability company, Arrakis Holdings Inc., a Delaware corporation, Arrakis Unit Merger Sub LLC, a Delaware limited liability company, and Arrakis Cash Merger Sub LLC, a Delaware limited liability company, are concurrently entering into that certain Agreement and Plan of Merger, dated as of August 6, 2025 (as may be amended or modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, Article IV of the TRA provides for an Early Termination Payment in the event of a Change of Control, and Section 4.5(b) of the TRA provides the methodology for calculating such Early Termination Payment;

WHEREAS, Section 4.2 of the TRA contemplates that, in addition to the Early Termination Payment, certain other amounts may be required to be paid in connection with the termination of the TRA;

WHEREAS, in furtherance of the transactions contemplated by the Merger Agreement (the “Transactions”), the Majority TRA Holders and the Company have agreed to reduce the Early Termination Payment due under the TRA; and

WHEREAS, pursuant to Section 7.7 of the TRA, the Company and the Majority TRA Holders desire to amend the TRA pursuant to its terms to provide that (a) the aggregate amount of all Early Termination Payments (and any other payments that may be required to be paid in connection with the termination of the TRA) to the TRA Holders pursuant to the Transactions shall be revised and fixed as set forth herein, (b) such aggregate amount of the Early Termination Payments shall be allocated among the TRA Holders as set forth on Annex B hereto (as may be updated in accordance with the terms hereof, the “Payment Annex”) and paid in accordance with Paragraph 3 hereof and (c) the TRA will be terminated (and the Company, Parent and their respective Affiliates will be released from all further obligations thereunder other than those obligations set forth herein) effective at the Effective Time (as defined in the Merger Agreement).

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

1. Definitions; References. Unless otherwise specifically defined herein, each capitalized term used herein but not otherwise defined herein shall have the meaning assigned to such term in the TRA. This Agreement shall constitute an amendment of the TRA. To the extent there is a conflict or inconsistency between the terms of this Agreement and the terms of the TRA (prior to giving effect to this Agreement), this Agreement shall govern.

2. TRA Acceleration. The Parties agree that the consummation of the Transactions will give rise to a “Change of Control” as defined in the TRA (such Change of Control, the “MA Change of Control”). Furthermore, the Parties agree that, notwithstanding anything to the contrary contained in the TRA and without any further action on the part of any person (including, without limitation, the Parties), the TRA shall be terminated in its entirety upon the Effective Time, and thereafter neither the Company nor any person entitled to payment under the TRA (each such person, a “TRA Holder”) shall have any further obligations under the TRA other than those obligations set forth in this Agreement.

3. Termination Payment. The Parties agree that, on the Closing Date (as such term is defined in the Merger Agreement) and prior to the Effective Time, the Company shall make a payment to each TRA Holder (such payments, the “Termination Payments”). The Parties further agree that (i) the aggregate amount of all Termination Payments made to the TRA Holders shall be equal to $80,000,000 in cash (the “Aggregate Termination Payment Amount”) and (ii) the Aggregate Termination Payment Amount shall be allocated among the TRA Holders as set forth in the Payment Annex (the amount of the Termination Payment to each TRA Holder, the “Termination Payment Amount”). From time to time following the date of this Agreement until the third Business Day prior to the anticipated Closing Date (as defined in the Merger Agreement), the Company and the Majority TRA Holders may revise the Payment Annex to correct any errors with respect to the amounts set forth therein, provided that, reasonably in advance of the third Business Day prior to the anticipated Closing Date (as defined in the Merger Agreement), the Company shall deliver a copy of any such revisions to the Payment Annex, together with all supporting documentation and workpapers, to Parent for its review, comment, and approval. Notwithstanding anything herein to the contrary, in no event will the aggregate Termination Payments payable hereunder exceed the Aggregate Termination Payment Amount. Prior to the Closing Date, each TRA Holder shall provide to the Company the bank account information where payment of the Termination Payment Amount is to be made and any other documents and information as may be reasonably required by the Company for the purpose of effecting the Termination Payments. If a TRA Holder does not provide any such bank account and other information or documents prior to the Effective Time, the Company will make payment promptly following the date such TRA Holder provides it. Each TRA Holder hereby waives its right to receive any schedules, notices and documentation described in Article II or Article IV of the TRA relating to the calculation and payment of any Termination Payment. Upon receipt by a TRA Holder of its respective Termination Payment Amount, the Company shall have no further obligation under the TRA to such TRA Holder or any other person claiming through such TRA Holder on account of such TRA Holder’s interest in the TRA, and each TRA Holder hereby accepts such TRA Holder’s respective Termination Payment Amount in full satisfaction of all amounts to which such TRA Holder is or would be entitled under the TRA and releases, remises and forever discharges the Company, Parent and their respective Affiliates, successors, shareholders, directors, officers and employees from any obligation under the TRA, except for such TRA Holder’s right to receive its Termination Payment Amount.

4. Intended Tax Treatment. Consistent with the terms of the TRA, the Parties agree that (a) the part of any Termination Payment paid to a TRA Holder hereunder that is attributable to Units that were exchanged by the TRA Holder in an Exchange prior to the Closing Date is intended to be treated for all tax purposes as additional consideration to such TRA Holder from the Company for the prior acquisition by the Company of the relevant Units in the relevant Exchange, unless otherwise required by law, with a portion of such additional consideration treated as imputed interest to the extent required by law (as reasonably determined by the Company), and (b) the remainder of the Termination Payment paid to any TRA Holder is intended to be treated for all tax purposes as a payment by the Company in termination of such TRA Holder’s rights under the TRA, and none of the Company, Parent, any of their respective Affiliates or any of the Parties, will take a position for tax reporting purposes inconsistent therewith, except upon a final determination by an applicable taxing authority. In connection with the payment of the Termination Payment Amount to each TRA Holder, the Company will provide such TRA Holder with a statement, a form of which is attached as Annex C, setting forth the allocation of the Termination Payment Amount between (i) the portion of such Termination Payment Amount attributable to Units exchanged as described in clause (a) (which will be reflected opposite such TRA Holder’s name under the heading “Payments Attributable to Units Exchanged”) and (ii) the portion of such Termination Payment Amount attributable the payment in termination of such TRA Holder’s rights under the TRA as described in clause (b) (which will be reflected opposite such TRA Holder’s name on Annex C under the heading “Payments Attributable to Termination of TRA Rights”). The Company will provide the TRA Holders with such additional information and assistance as the TRA Holders may reasonably request in connection with tax reporting matters relating to the payments contemplated by this Agreement.

5. Agreement Termination. This Agreement, and the amendments to the TRA provided herein, shall terminate and be of no force and effect upon (a) the termination of the Merger Agreement pursuant to its terms, (b) an amendment to the Merger Agreement that changes the form or reduces the amount of the Merger Consideration (as such term is defined in the Merger Agreement) or (c) the occurrence of a Change of Control (other than the MA Change of Control). For the avoidance of doubt, the termination of this Agreement shall not by itself constitute a termination of the TRA.

6. No TRA Assignment. Notwithstanding anything to the contrary in Section 7.6 of the TRA, none of the TRA Holders may directly or indirectly assign all or any portion of such TRA Holder’s interest in the TRA or this Agreement. For the avoidance of doubt, nothing in this Agreement shall restrict any TRA Holder from exercising its rights under the Fourth Amended and Restated Limited Liability Company Agreement of OpCo, dated as of October 26, 2021 (as amended or modified from time to time (the “LLC Agreement”), including with respect to Redemptions (as defined in the LLC Agreement), prior to the Closing Date.

7. Amendments; Waivers. Except as expressly contemplated in Paragraph 3 with respect to the Payment Annex, this Agreement may not be amended or modified without the prior written consent of the Parties. No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

8. Representations and Warranties of the Company. The Company represents and warrants to the other Parties as follows (which representations and warranties shall survive until the expiration of the applicable statute of limitations):

(a) Authorization of Transaction. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.

(b) Non-contravention. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (i) conflict with or violate any provision of the organizational documents of the Company, (ii) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity, except as contemplated by the Merger Agreement, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

(c) No Additional Representations. The Company acknowledges that no person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the TRA Holders or Parent furnished or made available to the Company and its representatives, except as expressly set forth in this Agreement, the Merger Agreement or any Support Agreement (as such term is defined in the Merger Agreement).

9. Representations and Warranties of the TRA Holders listed on Annex A hereto. Each TRA Holder listed on Annex A hereto represents and warrants to the other Parties as follows (which representations and warranties shall survive until the expiration of the applicable statute of limitations):

(a) Authorization of Transaction. To the extent a Party is an entity, such Party has all requisite power and authority (corporate or otherwise) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by such Party of this Agreement and the performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby have been duly and validly authorized by all necessary action (corporate or otherwise) on the part of such Party. This Agreement has been duly and validly executed and delivered by such Party and constitutes a valid and binding obligation of such Party and each other person entitled to payment under the TRA, enforceable against such Party and each other person entitled to payment under the TRA in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally. The TRA Holders listed on Annex A hereto collectively constitute the “Majority TRA Holders” under the TRA within the meaning of Section 7.7 of the TRA, as of the date hereof.

(b) Non-contravention. Neither the execution and delivery by such Party of this Agreement, nor the consummation by such Party of the transactions contemplated hereby, will (i) to the extent such Party is an entity, conflict with or violate any provision of the organizational documents of such Party, (ii) require on the part of such Party any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Party or any of such Party’s properties or assets.

(c) No Additional Representations. Such Party acknowledges that no person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or Parent furnished or made available to such Party and such Party’s representatives, except as expressly set forth in this Agreement, the Merger Agreement or any Support Agreement (as such term is defined in the Merger Agreement).

10. Representations and Warranties of Parent. Parent represents and warrants to the other Parties as follows (which representations and warranties shall survive until the expiration of the applicable statute of limitations):

(a) Authorization of Transaction. Parent has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Parent of this Agreement and the performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary limited partnership action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.

(b) Non-contravention. Neither the execution and delivery by Parent of this Agreement, nor the consummation by Parent of the transactions contemplated hereby, will (i) conflict with or violate any provision of the organizational documents of Parent, (ii) require on the part of Parent any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity, except as contemplated by the Merger Agreement, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets.

(d) No Additional Representations. Parent acknowledges that no person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or the TRA Holders furnished or made available to Parent and its representatives, except as expressly set forth in this Agreement, the Merger Agreement or any Support Agreement (as such term is defined in the Merger Agreement).

11. No Third Party Beneficiaries; Assignment. This Agreement is for the sole benefit of the Parties and the TRA Holders and nothing herein expressed or implied will give or be construed to give to any Person, other than the Parties and the TRA Holders, any legal or equitable rights under this Agreement. None of the provisions of this Agreement, including the Payment Annex, may be amended, modified or otherwise adjusted, and this Agreement may not be terminated other than pursuant to Paragraph 5 or waived in any respect, by any Party without the prior written consent of the other Parties.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

13. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

14. Entire Agreement. The Merger Agreement, the TRA (as amended by this Agreement) and this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

15. Further Assurances. If any Party reasonably determines or is reasonably advised that any further instruments, actions, or things are necessary or desirable to carry out the terms of this Agreement, each Party shall execute and deliver such instruments, perform all such actions and provide all such things reasonably necessary and proper to carry out the terms of this Agreement.

[Signature Page Follows]

IN WITNESS THEREOF, the undersigned have executed this Agreement as of the day and year first above written.

COMPANY:

ARIS WATER SOLUTIONS, INC.

By:	/s/ Amanda Brock
Name:	Amanda Brock
Title:	President and Chief Executive Officer

[Signature Page to Tax Receivable Agreement Amendment]

PARENT:

WESTERN MIDSTREAM PARTNERS, LP

By: Western Midstream Holdings, LLC, its general partner

By:	/s/ Oscar K. Brown
Name:	Oscar K. Brown
Title:	President and Chief Executive Officer

[Signature Page to Tax Receivable Agreement Amendment]

TRA HOLDERS:

COG OPERATING LLC By: Concho Resources LLC, its sole member

By:	/s/ Philip M. Gresh III
Name:	Philip M. Gresh III
Title:	Vice President & Treasurer

[Signature Page to Tax Receivable Agreement Amendment]

YORKTOWN ENERGY PARTNERS XI, L.P. By: Yorktown XI Company, LP, its general partner By: Yorktown XI Associates LLC, its general partner

By:	/s/ W. Howard Keenan, Jr.
Name:	W. Howard Keenan, Jr.
Title:	Member

[Signature Page to Tax Receivable Agreement Amendment]

SOLARIS ENERGY CAPITAL, LLC

By:	/s/ William A. Zartler
Name:	William A. Zartler
Title:	Authorized Signatory

[Signature Page to Tax Receivable Agreement Amendment]

AMANDA BROCK

By:	/s/ Amanda Brock

[Signature Page to Tax Receivable Agreement Amendment]

WILLIAM A. ZARTLER

By:	/s/ William A. Zartler

[Signature Page to Tax Receivable Agreement Amendment]

Annex A

Majority TRA Holders

1.	COG Operating LLC

2.	Yorktown Energy Partners XI, L.P.

3.	Solaris Energy Capital, LLC

4.	William A. Zartler

5.	Amanda Brock

Annex B

Payment Annex

[Attached.]

Annex C

Form of Termination Payment Statement

TRA Holder	Payments Attributable to Units Exchanged	Payments Attributable to Termination of TRA Rights
[●]	[●]	[●]

Annex D

Opinion of Citigroup Global Markets Inc.

August 6, 2025

The Board of Directors

Aris Water Solutions, Inc.

9811 Katy Freeway, Suite 700

Houston, Texas 77024

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of Class A common stock of Aris Water Solutions, Inc. (“Aris”) and holders of units in Aris Water Holdings, LLC (“Aris Opco”), a majority-owned subsidiary of Aris, other than as specified herein, of the Merger Consideration (defined below) provided for pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Agreement”) proposed to be entered into among Western Midstream Partners, LP (“Western Midstream”), Arrakis OpCo Merger Sub LLC, a direct subsidiary of Western Midstream (“OpCo Merger Sub”), Arrakis Holdings Inc., a direct subsidiary of Western Midstream (“Arrakis Holdings”), Arrakis Unit Merger Sub LLC, a direct subsidiary of Western Midstream (“Unit Merger Sub”), and Arrakis Cash Merger Sub LLC, a direct subsidiary of Arrakis Holdings (“Cash Merger Sub” and, together with Western Midstream, OpCo Merger Sub, Arrakis Holdings and Unit Merger Sub, the “Western Midstream Entities”), Aris and Aris Opco (collectively, the “Aris Entities”).

The Agreement provides for, among other things, (a) the merger of Unit Merger Sub with and into Aris Opco, with Aris Opco continuing as the surviving entity in such merger (the “Opco Merger”), (b) concurrently with the Opco Merger, the merger of Cash Merger Sub with and into Aris, with Aris continuing as the surviving entity in such merger (the “Cash Merger” and, together with the Opco Merger, the “Initial Mergers”), and (c) immediately following the Cash Merger, the merger of Unit Merger Sub with and into Aris, with Aris continuing as the surviving entity in such merger (the “Unit Merger” and, collectively with the Initial Mergers, the “Mergers”). As more fully described in the Agreement, (i) by virtue of the Mergers and except as otherwise set forth in the Agreement, each outstanding unit of Aris Opco (“Aris Opco Units”) and corresponding share of Class B common stock, par value $0.01 per share, of Aris (“Aris Class B Common Stock”), and each outstanding share of Class A common stock, par value $0.01 per share, of Aris (“Aris Class A Common Stock” and, together with Aris Class B Common Stock, “Aris Common Stock”), will be converted into the right to receive, at the election of the holder thereof (and subject to certain proration and allocation procedures, as to which we express no opinion, as specified in the Agreement), the following: (x) mixed consideration of $7.00 in cash and 0.450 of a common unit representing limited partner interests in Western Midstream (a “Western Midstream Unit” and, such consideration, the “Mixed Consideration”) or (y) $25.00 in cash (such consideration, the “Cash Consideration”) or (z) 0.625 of a Western Midstream Unit (the “Unit Consideration” and, together with the Mixed Consideration and the Cash Consideration, the “Merger Consideration”). We have been advised that (i) holders of Aris Opco Units and holders of Aris Common Stock who make no election will receive the Unit Consideration and (ii) the total Cash Consideration and total cash portion of the Mixed Consideration payable in the Mergers will not exceed $415 million in the aggregate. The terms and conditions of the Mergers are more fully set forth in the Agreement.

In arriving at our opinion, we reviewed an execution version, provided to us on August 6, 2025, of the Agreement and held discussions with certain senior officers, directors and other representatives of Aris and certain senior officers and other representatives of Western Midstream concerning the businesses, operations and prospects of the Aris Entities and Western Midstream. We reviewed certain publicly available and other business

The Board of Directors

Aris Water Solutions, Inc.

August 6, 2025

and financial information relating to the Aris Entities and Western Midstream provided to or discussed with us by the managements of Aris and Western Midstream, including certain internal financial forecasts and other information and data relating to the Aris Entities and certain publicly available financial forecasts and other information and data relating to Western Midstream. We also reviewed certain information and data provided to or discussed with us by the managements of Aris and Western Midstream relating to the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Aris and Western Midstream to result from the Mergers. We reviewed the financial terms of the Mergers as set forth in the Agreement in relation to, among other things: current and historical market prices of Aris Class A Common Stock and Western Midstream Units; the financial condition and certain historical and projected financial and operating data of the Aris Entities and Western Midstream; and the capitalization of the Aris Entities and Western Midstream. We also reviewed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations we considered relevant in evaluating those of the Aris Entities and Western Midstream and we reviewed, to the extent publicly available, financial terms of certain other transactions which we considered relevant in evaluating the Mergers. We further reviewed certain potential pro forma financial effects of the Mergers relative to Aris on a standalone basis utilizing the financial forecasts and other information and data and potential strategic implications and financial and operational benefits referred to above. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements and other representatives of Aris and Western Midstream that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecasts and other information and data relating to the Aris Entities that we have been directed to utilize in our analyses, we have been advised by the management of Aris and we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to, and are a reasonable basis upon which to evaluate, the future financial performance of the Aris Entities, associated tax attributes and the other matters covered thereby. As you are aware, we have not been provided with internal financial forecasts or similar information and data relating to Western Midstream and, accordingly, with your consent, have utilized publicly available financial forecasts and other information and data relating to Western Midstream for purposes of our analyses and opinion. With respect to the publicly available financial forecasts and other information and data relating to Western Midstream utilized in our analyses, we have assumed, with your consent, that they have been reasonably prepared and are an appropriate basis upon which to evaluate the future financial performance of Western Midstream and the other matters covered thereby and that, if internal financial forecasts relating to Western Midstream had been provided, such financial forecasts would not reflect any information that would be meaningful in any respect to our analyses or opinion. With respect to financial estimates and other information and data relating to the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Aris and Western Midstream to result from, and other potential pro forma financial effects of, the Mergers that we have been directed to utilize in our analyses, we have been advised and we have assumed, with your consent, that they have been reasonably prepared reflecting the best currently available estimates and judgments of such managements as to such matters. We express no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which they are based) provided to or otherwise reviewed by or discussed with us and we have assumed, with your consent, that the financial results, including with respect to the potential strategic

The Board of Directors

Aris Water Solutions, Inc.

August 6, 2025

implications and financial and operational benefits anticipated to result from the Mergers, reflected in such financial forecasts and other information and data will be realized in the amounts and at the times projected.

We have relied, at your direction, upon the assessments of the managements of Aris and Western Midstream, as the case may be, as to, among other things, (i) the potential impact on the Aris Entities and Western Midstream of market, competitive, seasonal, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the water infrastructure and solutions industry, including with respect to the geographic regions and basins in which the Aris Entities and Western Midstream operate, environmental regulations, oil and gas development and related activities, and commodity pricing and supply and demand, which are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion, (ii) existing and future agreements and other arrangements involving, and the ability to attract, retain and/or replace, key employees, customers and other commercial relationships of the Aris Entities and Western Midstream, and (iii) the ability to integrate the operations of the Aris Entities and Western Midstream and to realize the potential strategic implications and financial and operational benefits anticipated by the managements of Aris and Western Midstream to result from the Mergers as contemplated. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on the Aris Entities, Western Midstream or the Mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed, at your direction, that Aris Class A Common Stock and Aris Opco Units (and corresponding Aris Class B Common Stock) are economically equivalent and should be treated as a single class of securities for purposes of our analyses and opinion and further have assumed, with your consent, that the Merger Consideration to be received pursuant to the different election alternatives will not vary in any respect meaningful to our analyses or opinion.

We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of the Aris Entities, Western Midstream or any other entity nor have we made any physical inspection of the properties or assets of the Aris Entities, Western Midstream or any other entity. We have not evaluated the solvency or fair value of the Aris Entities, Western Midstream or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We also express no view or opinion as to any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent decrees or other orders, audits or investigations or the potential impact thereof on the Aris Entities, Western Midstream or any other entity or the Mergers.

We have assumed, with your consent, that the Mergers will be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Mergers or otherwise, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, will be imposed or occur that would have an adverse effect on the Aris Entities, Western Midstream or the Mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed that the Mergers will qualify for the intended tax treatment contemplated by the Agreement. Representatives of Aris have advised us, and we further have assumed, that the final terms of the Agreement will not vary materially from those set forth in the execution version reviewed by us. We are not expressing any view or opinion as to the actual value of Western Midstream Units when issued in connection with the Mergers or the prices at which Western Midstream Units, Aris Common Stock, Aris Opco Units or any other securities of Western Midstream or Aris may trade or otherwise be transferable at any time, including following the announcement or consummation of the Mergers.

The Board of Directors

Aris Water Solutions, Inc.

August 6, 2025

We also are not expressing any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Mergers or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the Aris Entities, Western Midstream or the Mergers (including the contemplated benefits thereof), and we have relied, with your consent, upon the assessments of representatives of Aris as to such matters. In connection with our engagement, we were not requested to, and we did not, solicit third-party indications of interest in, a potential acquisition of all or a part of Aris.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration (to the extent expressly specified herein), to holders of Aris Class A Common Stock and Aris Opco Units, collectively as a group and as a single class of economically equivalent securities, without regard to individual circumstances of specific holders (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise) that may distinguish such holders or the securities of the Aris Entities held by such holders, and our opinion does not in any way address proportionate allocation or relative fairness among such holders, holders of any other securities of the Aris Entities or otherwise. Our opinion does not address any other terms, aspects or implications of the Mergers, including, without limitation, the form or structure of the Merger Consideration or the Mergers or any terms, aspects or implications of any tax receivable agreement (“TRA”) or related amendment or payment, any voting and support agreement or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Mergers or otherwise. We express no view as to, and our opinion does not address, the underlying business decision of the Aris Entities to effect or enter into the Mergers, the relative merits of the Mergers as compared to any alternative business strategies that might exist for the Aris Entities or the effect of any other transaction that the Aris Entities might engage in or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors, employees or securityholders of any parties to the Mergers, or any class of such persons, relative to the Merger Consideration, any other consideration payable in connection with the Mergers or otherwise. Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the industries in which the Aris Entities, Western Midstream and their respective customers operate (including commodity prices affecting such industries) and the securities of Aris have experienced and may continue to experience volatility and disruptions, and we express no view or opinion as to any potential effects of such volatility or disruptions on the Aris Entities, Western Midstream or the Mergers (including the contemplated benefits thereof).

Citigroup Global Markets Inc. has acted as financial advisor to Aris in connection with the proposed Mergers and will receive a fee for such services, of which a portion is payable upon the delivery of this opinion and the principal portion is contingent upon consummation of the Mergers. In addition, Aris has agreed to reimburse certain expenses and to indemnify us against certain liabilities arising from our engagement.

As you are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Aris and/or certain of its affiliates unrelated to the proposed Mergers, for which services we and our affiliates have received and expect to receive compensation, including, during the past approximately two years, having acted or acting as (i) financial advisor to Aris in connection with certain potential merger and acquisition transactions, (ii) lead book-running manager for a debt securities offering of Aris and (iii) joint lead arranger for, and as a lender under, a credit facility of Aris. As you also are aware, we and our affiliates in the past have provided, currently are providing

The Board of Directors

Aris Water Solutions, Inc.

August 6, 2025

and in the future may provide investment banking, commercial banking and other similar financial services to ConocoPhillips Company (“ConocoPhillips”), which we have been advised is a significant securityholder of Aris, and/or certain of its affiliates, for which services we and our affiliates have received and expect to receive compensation, including, during the past approximately two years, having acted or acting as (i) book-running manager for various debt securities offerings of ConocoPhillips and (ii) joint lead arranger and book-running manager for, and as a lender under, certain credit facilities of ConocoPhillips. As you further are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Western Midstream and/or certain of its affiliates, for which services we and our affiliates have received and expect to receive compensation, including, during the past approximately two years, having acted or acting as (i) financial advisor to Western Midstream on an acquisition transaction and (ii) joint lead arranger and book-running manager for, and as a lender under, certain credit facilities of Western Midstream. As you additionally are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Occidental Petroleum Corporation (“Occidental”), which we have been advised is a significant securityholder of Western Midstream, and/or certain of its affiliates, for which services we and our affiliates have received and expect to receive compensation, including, during the past approximately two years, having acted or acting as (i) book-running manager for various debt securities offerings of Occidental and (ii) joint lead arranger for, and as a lender under, certain credit facilities of Occidental. In the ordinary course of business, we and our affiliates actively trade or hold the securities or financial instruments (including loans and other obligations) of Aris, Western Midstream, ConocoPhillips, Occidental and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position or otherwise effect transactions in such securities or financial instruments. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Aris, Western Midstream, ConocoPhillips, Occidental and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Aris (in its capacity as such) in its evaluation of the proposed Mergers. Our opinion is not intended to be and does not constitute a recommendation as to any election made by any securityholder with respect to the Merger Consideration or how the Board of Directors of Aris or any securityholder should vote or act on any matters relating to the proposed Mergers or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received pursuant to the Agreement by holders of Aris Class A Common Stock and holders of Aris Opco Units, collectively as a group and as a single class of economically equivalent securities (other than holders of Aris Class A Common Stock and/or Aris Opco Units who are parties to the TRA amendment and voting and support agreements, the Western Midstream Entities, and their respective affiliates, and other than Aris, as to which no opinion is expressed), is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

Annex E

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Subject to any terms, conditions or restrictions set forth in WES’s Second Amended and Restated Agreement of Limited Partnership, as amended (the “WES Partnership Agreement”), Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. Under the WES Partnership Agreement, in most circumstances, WES will indemnify, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events, WES’s general partner; any departing general partner; any person who is or was an affiliate of a general partner or any departing general partner; any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding items; any person who is or was serving as a director, officer, member, employee, partner, manager, fiduciary or trustee of another person at the request of WES general partner or any departing general partner; and any person designated by WES’s general partner.

Any indemnification under these provisions will only be out of WES’s assets. Unless WES’s general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to WES to enable WES to effectuate, indemnification. WES may purchase insurance against liabilities asserted against WES and expenses incurred by persons for WES’s activities, regardless of whether WES would have the power to indemnify the person against liabilities under the WES Partnership Agreement.

WES’s general partner has purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

WES’s general partner has entered into indemnification agreements (each, an “Indemnification Agreement”) with each of its officers and directors (each, an “Indemnitee”). Each Indemnification Agreement provides that WES’s general partner will indemnify and hold harmless each Indemnitee against all expense, liability and loss (including attorney’s fees, judgments, fines or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by the Indemnitee in connection with serving in their capacity as officers and directors of WES’s general partner (or of any subsidiary of WES’s general partner) or in any capacity at the request of WES’s general partner or its board of directors to the fullest extent permitted by applicable law, including Section 18-108 of the Delaware Limited Liability Company Act in effect on the date of the agreement or as such laws may be amended to provide more advantageous rights to the Indemnitee. The Indemnification Agreements also provide that WES’s general partner must advance payment of certain expenses to the Indemnitee, including fees of counsel, in advance of final disposition of any proceeding subject to receipt of an undertaking from the Indemnitee to return such advance if it is ultimately determined that the Indemnitee is not entitled to indemnification.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits.

EXHIBIT INDEX

Exhibit Number.	Description

2.1 #	Agreement and Plan of Merger, dated as of August 6, 2025, by and among Western Midstream Partners, LP, Arrakis OpCo Merger Sub LLC, Arrakis Holdings Inc., Arrakis Unit Merger Sub LLC, Arrakis Cash Merger Sub LLC, Aris Water Solutions, Inc. and Aris Water Holdings, LLC (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed August 6, 2025, File No. 001-35753)

Exhibit Number.	Description

3.1	Certificate of Limited Partnership of Western Gas Equity Partners, LP (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 of Western Gas Equity Partners, LP filed on November 5, 2012, File No. 333-184763)

3.2	Certificate of Amendment to Certificate of Limited Partnership of Western Gas Equity Partners, LP, effective as of February 28, 2019 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 28, 2019, File No. 001-35753)

3.3	Second Amended and Restated Agreement of Limited Partnership of Western Midstream Partners, LP, dated as of December 31, 2019 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 6, 2020, File No. 001-35753)

3.4	Certificate of Formation of Western Gas Equity Holdings, LLC (incorporated by reference to Exhibit 3.3 to Western Gas Equity Partners, LP’s Registration Statement on Form S-1 filed on November 5, 2012, File No. 333-184763)

3.5	Certificate of Amendment to Certificate of Formation of Western Gas Equity Holdings, LLC, effective as of February 28, 2019 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on February 28, 2019, File No. 001-35753)

3.6	Second Amended and Restated Limited Liability Company Agreement of Western Midstream Holdings, LLC, dated as of February 28, 2019 (incorporated by reference to Exhibit 3.7 to the Registrant’s Current Report on Form 8-K filed on February 28, 2019, File No. 001-35753)

3.7	Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of Western Midstream Holdings, LLC, dated February 28, 2019 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 26, 2019, File No. 001-35753)

5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the issuance of the common units of Western Midstream Partners, LP

8.1*	Form of Opinion of Vinson & Elkins L.L.P. as to tax matters

8.2*	Form of Opinion of Gibson, Dunn & Crutcher LLP as to tax matters

10.1	Form of Voting and Support Agreement, dated as of August 6, 2025, by and among Western Midstream Partners, LP, Aris Water Solutions, Inc. and certain stockholders of Aris Water Solutions, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 6, 2025, File No. 001-35753)

10.2#	Tax Receivable Agreement Amendment, dated as of August 6, 2025, by and among Aris Water Solutions, Inc., Western Midstream Partners, LP and the other parties thereto (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on August 6, 2025, File No. 001-35753)

21.1	Subsidiaries of Western Midstream Partners, LP (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024 filed on February 26, 2025)

23.1*	Consent of KPMG LLP, independent registered public accounting firm of Western Midstream Partners, LP

23.2*	Consent of BDO USA, P.C., independent registered public accounting firm of Aris Water Solutions, Inc.

23.3*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

23.4*	Form of Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1)

23.5*	Form of Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 8.2)

Exhibit Number.	Description

24.1*	Power of Attorney (included on signature page contained in Part II of the registration statement)

99.1*	Consent of Citigroup Global Markets Inc.

99.2*	Form of Aris Proxy Card

107*	Filing Fee Table

#	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.
*	Filed herewith.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) That every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on August 28, 2025.

WESTERN MIDSTREAM PARTNERS, LP

By	Western Midstream Holdings, LLC,
its general partner

By:	/s/ Oscar K. Brown
Oscar K. Brown
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Oscar K. Brown and Christopher B. Dial, and each of them, his true and lawful attorney-in-fact and agents, with full power to act without the other, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto and any and all other documents in connection therewith, with the Securities and Exchange Commission and any national exchange or self-regulatory agency, and to do and perform any and all acts and things requisite and necessary to be done in connection with the foregoing as fully as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Oscar K. Brown Oscar K. Brown	President, Chief Executive Officer, and Director (Principal Executive Officer)	August 28, 2025

/s/ Kristen S. Shults Kristen S. Shults	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 28, 2025

/s/ Catherine A. Green Catherine A. Green	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	August 28, 2025

/s/ Peter J. Bennett Peter J. Bennett	Director	August 28, 2025

/s/ Nicole E. Clark Nicole E. Clark	Director	August 28, 2025

/s/ Frederick A. Forthuber Frederick A. Forthuber	Director	August 28, 2025

/s/ Kenneth F. Owen Kenneth F. Owen	Director	August 28, 2025

Signature	Title	Date

/s/ Robert G. Phillips Robert G. Phillips	Director	August 28, 2025

/s/ David J. Schulte David J. Schulte	Director	August 28, 2025

/s/ Lisa A. Stewart Lisa A. Stewart	Director	August 28, 2025